Exhibit 2.1

EXECUTION COPY

ASSET AND SECURITIES PURCHASE AGREEMENT

BY AND AMONG

DIMENSIONS CRAFTS LLC,
SIMPLICITY CREATIVE GROUP, INC.,
SIMPLICITY PATTERN CO. INC.,
WM. WRIGHT CO.,
WILTON ASIA LIMITED
LENDING TEXTILE CO., INC.,
WILTON PROPERTIES INC.,

STITCH ACQUISITION CORP.,
PAPER MAGIC GROUP (HONG KONG) LIMITED,
MCCALL PATTERN SERVICE PTY LIMITED,
MCCALL PATTERN COMPANY LIMITED
AND
CSS INDUSTRIES, INC.
(SOLELY FOR PURPOSES OF AND IN ACCORDANCE
WITH SECTION 7.4 AND ARTICLE 9)

DATED AS OF NOVEMBER 3, 2017

TABLE OF CONTENTS
Page

ARTICLE 1 DEFINITIONS		2
1.1	Definitions	2
1.2	Other Capitalized Terms	15
1.3	Interpretive Provisions	18
ARTICLE 2 CALCULATION OF PURCHASE PRICE AND PAYMENT		19
2.1	Purchase and Sale of the Purchased Assets and the Foreign Securities; Assumption of Liabilities	19
2.2	Transactions to be Effected at the Closing	25
2.3	Purchase Price Adjustment	27
2.4	Withholding	30
ARTICLE 3 THE CLOSING		31
3.1	Closing; Closing Date	31
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLER PARENT		31
4.1	Organization	31
4.2	Authority; Binding Obligation	31
4.3	No Defaults or Conflicts	32
4.4	No Authorization or Consents Required	32
4.5	Intentionally Omitted	32
4.6	Litigation	32
4.7	Brokers	33
4.8	Exclusivity of Representations	33
4.9	Shorewood Assets & Liabilities	33
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE SELLERS		33
5.1	Organization and Qualification	33
5.2	Intentionally Omitted	34
5.3	Company Subsidiaries	34
5.4	Authority; Binding Obligation	35
5.5	No Defaults or Conflicts	35
5.6	No Authorization or Consent Required	36
5.7	Financial Statements	36
5.8	Title to Assets	38
5.9	Absence of Certain Changes or Events	38
5.1	Material Contracts; Customers and Suppliers	40
5.11	Product Warranty	42
5.12	Litigation	42
5.13	Compliance with the Laws; Permits	42
5.14	Foreign Corrupt Practices Act and Certain Payments; Export and Import Controls; Sanctions; Anti-Money Laundering Laws	43
5.15	Intentionally Omitted	44

5.16	Taxes	44
5.17	Intellectual Property	46
5.18	Real Property	49
5.19	Employees and Employee Benefit Plans	50
5.20	Labor Relations	56
5.21	Environmental Compliance	57
5.22	Insurance	58
5.23	Affiliate Transactions	58
5.24	Brokers	58
5.25	Exclusivity of Representations	58
ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF THE BUYERS		59
6.1	Organization	59
6.2	Authority; Binding Obligation	59
6.3	No Defaults or Conflicts	59
6.4	No Authorization or Consents Required	59
6.5	Sufficient Funds.	60
6.6	Solvency	60
6.7	Litigation	60
6.8	Buyers’ Reliance	60
6.9	Brokers	61
6.1	Exclusivity of Representations	61
ARTICLE 7 COVENANTS		61
7.1	Access to Information; Confidentiality; Public Announcements	61
7.2	Officer and Director Indemnification and Insurance	62
7.3	Termination of Affiliate Liabilities	64
7.4	Waiver of Conflicts Regarding Representation	64
7.5	Employee Matters	65
7.6	Escrow Agreement	66
7.7	Tax Matters.	67
7.8	Non-Compete; Non-Solicitation	74
7.9	Use of Names	76
7.1	Further Assurances	77
7.11	Shared Contracts	79
7.12	Record Title of Registered Intellectual Property	79
7.13	Replacement and Support for Lease Guarantees	79
7.14	Replacement of Credit Support Obligations	79
7.15	Specified Litigation Matter Letter of Credit	80
ARTICLE 8 INDEMNIFICATION		82
8.1	Survival	82
8.2	Indemnification by the Seller; Indemnification by the Buyer	83
8.3	Limitations on Indemnification	84
8.4	Indemnification Claim Process	85

8.5	Indemnification Procedures for Non-Third Party Claims	86
8.6	Exclusive Remedy	87
8.7	Calculation of Losses; Limitations	87
8.8	Tax Treatment of Indemnity Payments	88
8.9	Subrogation	89
8.1	Escrow	89
ARTICLE 9 MISCELLANEOUS		90
9.1	Expenses	90
9.2	Amendment	90
9.3	Entire Agreement	90
9.4	Headings	90
9.5	Notices	91
9.6	Exhibits, Schedules, Seller Disclosure Schedules and Buyer Disclosure Schedules	92
9.7	Waiver	92
9.8	Binding Effect; Assignment	92
9.9	No Third Party Beneficiary	93
9.1	Counterparts; Facsimile Signatures	93
9.11	Governing Law and Jurisdiction	93
9.12	Consent to Jurisdiction and Service of Process	93
9.13	WAIVER OF JURY TRIAL	93
9.14	Conveyance Taxes	93
9.15	Bulk Sales Laws	94
9.16	Specific Performance	94
9.17	Severability	94
9.18	Interpretation	94
9.19	Release	95
9.20	Time of Essence	95
9.21	Buyer Parent Guarantee	95

EXHIBITS
Exhibit A    Form of Antioch Sublease Agreement
Exhibit B    Bill of Sale; Assignment and Assumption Agreement
Exhibit C    Current Assets and Current Liabilities
Exhibit D    Form of Shorewood Sublease Agreement
Exhibit E    Form of Transition Services Agreement
Exhibit F    Form of Escrow Agreement
Exhibit G    Seller Level Allocation
Exhibit H    Form of IP Assignment Agreements
Exhibit I    Form of India Share Transfer Agreement
Exhibit J    Form of Software License Agreement
Exhibit K    Form of Trademark License Agreement

ASSET AND SECURITIES PURCHASE AGREEMENT
THIS ASSET AND SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of November 3, 2017, is entered into by and among (a) Dimensions Crafts LLC, a Delaware limited liability company (“Dimensions Crafts”), Simplicity Creative Group, Inc., a Delaware corporation (“Simplicity Creative”), Simplicity Pattern Co. Inc., a Delaware corporation (“Simplicity Pattern”), Lending Textile Co., Inc., a Pennsylvania corporation (“Lending Textile”), Wilton Asia Limited, a company organized under the laws of Hong Kong (“Wilton Asia”), Wm. Wright Co., a Delaware corporation (“WM Wright” and, together with Dimensions Crafts, Simplicity Creative, Simplicity Pattern, Lending Textile and Wilton Asia, the “Sellers”), Wilton Properties Inc., a Delaware corporation (“Seller Parent” and, together with the Sellers, the “Seller Parties”), and (b) Paper Magic Group (Hong Kong) Limited, a Hong Kong limited company (“Paper Magic”), McCall Pattern Service Pty Limited, an Australia limited company and McCall Pattern Company Limited, a United Kingdom limited company (“McCall UK”) (collectively, the “Foreign Buyers”) and Stitch Acquisition Corp., a Delaware corporation (“US Buyer” and, together with the Foreign Buyers, the “Buyers”), and, solely for purposes of and in accordance with Section 7.4 and Article 9, CSS Industries, Inc., a Delaware corporation (“Buyer Parent”).
RECITALS
WHEREAS, as of the date hereof, Simplicity Pattern, Wilton Asia and Simplicity Creative (in such capacity, collectively, the “Equity Sellers”) are the beneficial and record owner, as applicable, of all of the issued and outstanding equity interests of each entity set forth opposite such Seller’s name on Schedule A-1 hereto (all such entities, together with their respective subsidiaries (other than Wilton Asia in the case of WM Wright, collectively, the “Foreign Subsidiaries”), which owned equity interests represent all of the issued and outstanding equity interests of the Foreign Subsidiaries (the “Foreign Securities”) (except, with respect to India Trimmings Private Limited, a company organized under the laws of India (“India Trimmings”), for one equity share of India Trimmings that is jointly held by British Trimmings Limited, a United Kingdom limited company (“British Trimmings”), and Simplicity Creative);
WHEREAS, the Sellers, together with their Subsidiaries, engage in the Business (as defined below);
WHEREAS, the Sellers wish to sell to the Buyers, and the Buyers wish to purchase from the Sellers, the Business (excluding the Retained Business (as defined below)) upon the terms and subject to the conditions set forth in this Agreement;
WHEREAS, in furtherance of such purchase described above, (a) the Foreign Buyers wish to purchase, and the Equity Sellers wish to sell, as applicable, all right, title and interest in and to the Foreign Securities from the Equity Sellers as specified on Schedule A-2 hereto, and (b) (i) US Buyer wishes to acquire, and the Sellers wish to sell, all right, title and interest in and to the Purchased Assets (as defined below) and (ii) US Buyer wishes to assume, as partial consideration for the Purchased Assets, the Assumed Liabilities (as defined below) from the Sellers; and
WHEREAS, certain employees of the Sellers are entering into the Employment Agreements (as defined below) concurrently with the execution and delivery of this Agreement to be effective only upon, and subject to, the Closing (as defined below).
NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:
Article 1

DEFINITIONS
1.1    Definitions. The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement.
“Action” means any action, claim, charge, complaint, demand, hearing, inquiry, audit, investigation, suit, arbitration, mediation or other proceeding, in each case before any Governmental Authority, whether civil, criminal, administrative or otherwise, in law or in equity.
“Adjustment Escrow Amount” means an amount equal to $250,000.00.
“Adjustment Time” means 11:59 p.m. (Eastern Time) on the date immediately preceding the Closing Date.
“Affiliate” means with respect to any other Person (a) any Person which, directly or indirectly, controls, is controlled by, or is under common control with such Person, and (b) any Person who is a director, officer, partner or principal of such Person or of any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by ownership of voting securities, by contract or otherwise.
“Antioch Sublease Agreement” means the Sublease Agreement regarding the facility in Antioch, Tennessee to be entered into at the Closing by US Buyer and WM Wright, substantially in the form attached hereto as Exhibit A.
“Asset Level Taxes” means those Taxes imposed with respect to the ownership of the Purchased Assets or the operation of the Business, and, for the avoidance of doubt, shall exclude all Taxes that constitute Income Taxes.

“Assumed Indebtedness” means all Indebtedness of the Sellers and the Company Subsidiaries existing as of immediately prior to the Closing that is not being repaid or released in full at the Closing.
“Base Amount” means an amount equal to $20,751,000.00.
“Benefit Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and each other stock purchase, stock option, equity or equity-type, phantom stock, severance, employment, consulting, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, profit sharing, pension (including defined benefit arrangements), retirement, salary continuation, welfare, medical, dental, disability, workers’ compensation, sick leave, vacation, cafeteria, employee loan, tuition reimbursement, scholarship or life assurance and each other employee benefit plan, agreement, arrangement, obligation, practice, program or policy, whether or not subject to ERISA or any Law outside of the United States, whether or not written, which provides for compensation or benefits to any Person.
“Bill of Sale; Assignment and Assumption Agreement” means the Bill of Sale; Assignment and Assumption Agreement in the form attached hereto as Exhibit B providing for the transfer of the Purchased Assets by the Sellers and the transfer of the Shorewood Assets & Liabilities by Seller Parent, in each case to US Buyer.
“Business” means the business of manufacturing, marketing or selling, in each case anywhere in the world where the Sellers or Company Subsidiaries operate, (i) sewing patterns, (ii) sewing tools, (iii) needlecraft products, (iv) quilting tools, (v) knitting tools, (vi)  tapes, trim and ribbon, (vii) tools for crocheting, (viii) kits relating to the clauses (i)—(vi), (ix) educational programs relating to clauses (i)—(viii), (x) paint by number kits, (xi) stamp and ink kits, (xii) craft beads and bead kits, (xiii) tie backs, tassels, fringe and cord used in the home decorating markets, (xiv) wedding and baby products sold by the Sellers and Foreign Subsidiaries as of the Closing Date and (xv) private label products primarily relating to the foregoing clauses (i) through (xiv) sold by the Sellers and the Foreign Subsidiaries as of the Closing Date.
“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or Chicago, Illinois are authorized or required by Law or executive order to close.
“Business Employees” means each individual employed by the Sellers or the Foreign Subsidiaries with respect to the Business and each other individual employed by the Foreign Subsidiaries.
“Chargeback” means any: (a) off-contract (i) customer deductions or markdowns or (ii) requests for fixture support, store service or free goods, or (b) fine or penalty unpaid and due and owing to a customer of the Business for failure by any Seller or Foreign Subsidiary to comply with such customer’s contractual terms and conditions applicable to such Seller or Foreign Subsidiary, as the case may be.
“Closing Cash” means all cash and cash equivalents (including bank account balances and marketable securities) of the Sellers and the Company Subsidiaries as of the Adjustment Time, determined in accordance with GAAP, including the amounts of any received but uncleared checks, drafts, overdrafts and wires issued prior to such time, less the amounts of any issued but uncleared checks, drafts, overdrafts and wires issued prior to such time, in each case, without giving effect to the Transactions.
“Closing Purchase Price” means, in each case as finally determined pursuant to Section 2.3, the result of:
(i)    $64,000,000.00;
(ii)    plus, the Final Working Capital Overage, if any;
(iii)    plus, the Final Closing Cash;
(iv)    plus, the full amount of any Security Deposits; and
(v)    minus, the sum of:
(A)    the Final Assumed Indebtedness;
(B)    the Final Working Capital Underage, if any;
(C)    the amount of Final Sellers’ Expenses;
(D)    the Indemnity Escrow Amount; and
(E)    the Adjustment Escrow Amount.
“Closing Working Capital” means the Working Capital as of the Adjustment Time.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, including rules and regulations adopted thereunder.
“Code” means the Internal Revenue Code of 1986.
“Credit Facilities” means: (i)  the ABL Credit Agreement, dated as of December 22, 2016, among Wilton Sub Holdings LLC, Wilton Brands LLC, a Delaware limited liability company (“Wilton Brands”) as borrower, certain subsidiaries of Wilton Brands from time to time party thereto from time to time, the lenders party thereto from time to time, and Wells Fargo Bank, National Association, as administrative agent and collateral agent, (ii) the First Lien Term Loan Agreement, dated as of May 15, 2017, among

Wilton Brands, as borrower, the guarantors party thereto from time to time, the lenders party thereto from time to time and HPS Investment Partners, LLC, as administrative agent and collateral agent and (iii) the Second Lien Term Loan Agreement dated as of May 15, 2017, among Wilton Brands, as borrower, the guarantors party thereto from time to time, the lenders party thereto from time to time, and U.S. Bank National Association as administrative agent and collateral agent.
“Current Assets” means the consolidated current assets of the Sellers and the Company Subsidiaries, which current assets shall include only the line items set forth on Exhibit C attached hereto under the heading “Current Assets” and no other assets.
“Current Liabilities” means the consolidated current liabilities of the Sellers and the Company Subsidiaries, which current liabilities shall include only the line items set forth on Exhibit C attached hereto under the heading “Current Liabilities” and no other liabilities.
“date hereof” and “date of this Agreement” means the date first written above.
“Dominion” means Dominion Simplicity Patterns Limited, a company organized under the laws of Ontario, Canada.
“Employment Agreements” means the employment agreements to be entered into at the Closing by US Buyer and each of the individuals set forth on Seller Disclosure Schedule 2.2(b)(v).
“Encumbrance” means any and all liens, encumbrances, charges, mortgages, pledges, security interests, hypothecations, easements, rights-of-way, encroachments or other similar encumbrances; provided, however, that, for the avoidance of doubt, the term “Encumbrance” shall not include any non-exclusive license of Intellectual Property granted in the ordinary course of business.
“Environment” means any environmental medium, including ambient air, indoor air, natural resources, wildlife, surface water, groundwater, drinking water, sediment, soil and subsurface strata.
“Environmental Claim” means any written claims, notice of alleged liability, noncompliance or violation or legal proceedings initiated by any Governmental Authority or other Person alleging any liability arising under or related to any Environmental Law.
“Environmental Law” means any applicable Law, order, judgment, or decree, including common law, relating to (i) pollution or protection of human health (as it relates to exposure to Hazardous Substances) or the Environment; (ii) the use, treatment, transportation, storage, disposal, Release or threatened Release of, or exposure to, any Hazardous Substance; or (iii) remediation or restoration of the Environment.
“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person that, together with any Seller or any Company Subsidiary is or was at any time treated as a single employer under Section 4001 of ERISA or Section 414 of the Code and any general partnership of which any Seller or any Company Subsidiary is or has been a general partner.
“Final Working Capital Overage” means the excess, if any, of the Final Working Capital over the Working Capital Estimate.
“Final Working Capital Underage” means the excess, if any, of the Working Capital Estimate over the Final Working Capital.
“Financial Statements” means (i) the unaudited consolidated statement of profit and loss and working capital of the Sellers and the Company Subsidiaries for the twelve (12) months ended December 31, 2016 and (ii) the unaudited consolidated statement of profit and loss and working capital of the Sellers and the Company Subsidiaries for the nine (9) months ended September 30, 2017.
“FLSA” means the Fair Labor Standards Act.
“Former Business Employees” means each individual who, immediately prior to his or her termination of employment, was employed by the Sellers or the Foreign Subsidiaries with respect to the Business and each other individual who was, at immediately prior to his or her termination of employment, employed by the Foreign Subsidiaries.
“Fraud” means, with respect to a party hereto, an actual and intentional fraud with respect to the making of any representation or warranty set forth in Article 4 (Representations and Warranties of Seller Parent), Article 5 (Representations and Warranties of the Sellers) or Article 6 (Representations and Warranties of the Buyers) (as applicable and as limited by Section 4.8 (Exclusivity of Representations), Section 5.25 (Exclusivity of Representations) and Section 6.10 (Exclusivity of Representations)); provided, however, that such actual and intentional fraud of such party shall only be deemed to exist if (a) with respect to any representation and warranty set forth in Article 4, a person listed on Seller Disclosure Schedule 1.1(a) under the heading “Seller Parent Knowledge Parties” had actual knowledge that the representations and warranties made by such party in Article 4 (Representations and Warranties of Seller Parent) were actually materially breached when made and with the express intention that the Buyers would rely thereon to their detriment, (b) with respect to any representation and warranty set forth in Article 5, a person listed on Seller Disclosure Schedule 1.1(b) under the heading “Seller Knowledge Parties” had actual knowledge that the representations and warranties made by such party in Article 5 (Representations and Warranties of the Sellers) were actually materially breached when made and with the express intention that the Buyers would rely thereon to their detriment, or (c) with respect to any representation and warranty set forth in Article 6, William Kiesling, John Roselli or Christopher Munyan had actual knowledge that the representations and warranties made by such party in Article 6 (Representations and Warranties of the Buyers)

were actually materially breached when made and with the express intention that Seller Parties would rely thereon to their detriment.
“Fundamental Representations” means the representations and warranties contained in Section 4.1 (Organization), Section 4.2 (Authority; Binding Obligation), Section 4.7 (Brokers), Section 5.1 (Organization and Qualification), Section 5.3(a)-(b) (Company Subsidiaries), Section 5.4 (Authority; Binding Obligation), Section 5.19 (Employees and Employee Benefit Plans), Section 5.20 (Labor Relations) and Section 5.24 (Brokers).
“GAAP” means United States generally accepted accounting principles, consistently applied.
“Governmental Authority” means any nation or government, any state, province or other political subdivision thereof exercising executive, legislative, judicial, regulatory or administration functions of or pertaining to government, or any government authority of the United States of America, any foreign government, any state of the United States of America, or any municipality or other political subdivision thereof, and any court or tribunal or arbitral body of competent jurisdiction.
“Hazardous Substance” means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, mold, lead or lead-containing materials, polychlorinated biphenyls and any other substance, material, waste or chemical that based upon its deleterious properties, is defined as hazardous, toxic, a contaminant or a pollutant by or regulated under Environmental Law including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., the Clean Water Act, 33 U.S.C. §1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Safe Drinking Water Act, 42 U.S.C. §300f et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §1801 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001 et seq., the Oil Pollution Act, 15 U.S.C. §2601 et seq., the Federal Insecticide, Fungicide and Rodenticide Act 7 U.S.C. § 136 et seq., the Occupational Safety & Health Act of 1970, 29 U.S.C. § 651 et seq., and any state or local equivalents thereof.
“Income Taxes” means Taxes imposed on or measured by reference to overall gross or net income or receipts, and franchise, net worth, capital and similar Taxes.
“Incremental Section 338 Liability” means the amount that, if added to the Closing Purchase Price, would result in the Seller Parties receiving the same after-tax cash amount as would be received by the Seller Parties if no Section 338(g) elections had been made.

“Indebtedness” means, with respect to any Person, without duplication, (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (ii) amounts owing as deferred purchase price for the acquisition of a business, including all seller notes and “earn‑out” payments, except trade accounts payable and accrued expenses arising in the ordinary course of business, (iii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (iv) obligations under any interest rate, currency or other hedging agreement, to the extent out of the money, (v) obligations under any performance bond, surety bond, letter of credit or similar instrument, but only to the extent drawn or called prior to the Closing Date, (vi) all lease obligations required to be capitalized under GAAP, (vii) indebtedness for borrowed money of any person secured by any Encumbrance (other than Permitted Encumbrances), (viii) guarantees with respect to any indebtedness of any other Person of a type described in clauses (i) through (vii) above, and (ix) for clauses (i) through (viii) above, all accrued interest thereon, if any, and any termination fees, prepayment penalties, “breakage” cost or similar payments associated with the repayments of such Indebtedness on the Closing Date to the extent paid on the Closing Date. Indebtedness when used with respect to the Sellers and the Company Subsidiaries shall not include (A) any Indebtedness included in the calculation of (x) Current Liabilities in the determination of Working Capital or (y) Sellers’ Expenses, (B) any indebtedness among the Company Subsidiaries, (C) any Indebtedness incurred by the Buyers and their Affiliates (and subsequently assumed by any Company Subsidiary) on the Closing Date, (D) any endorsement of negotiable instruments for collection in the ordinary course of business, (E) all liabilities under any contract, agreement or other arrangement between any Seller or Company Subsidiary, on the one hand, and the Buyers or any of their Affiliates, on the other hand or (F) indebtedness under the Credit Facilities.
“Indemnitor” means any party hereto from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.
“Indemnity Escrow Amount” means an amount equal to $640,000.00.
“Independent Accountant” means FTI Consulting, Inc. or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be mutually agreed upon by the Seller Parties and the Buyers in writing; provided that if the Seller Parties and the Buyers do not appoint an Independent Accountant within ten (10) days after either the Buyers or the Seller Parties gives notice to the other of such request, either of them may request the American Arbitration Association to appoint as the “Independent Accountant” a partner in the New York office of a nationally recognized independent public accounting firm based on its determination that the partner has had no material relationships with the parties or their respective Affiliates within the preceding two years and taking into account such firm’s material relationships during the preceding two years with the parties and their respective Affiliates, and such appointment shall be final, binding and conclusive on all parties.

“India Share Transfer Agreement” means that certain Share Purchase Agreement by and between Paper Magic, India Trimmings and Simplicity Creative.
“India Tax Liability” means (1) Indian Withholding Tax Liability, (2) Taxes resulting from the settlement of intercompany balances between India Trimmings, on the one hand, and British Trimmings and Simplicity Creative, on the other hand, in each case prior to the Closing Date, and (3) Taxes resulting from transfer pricing adjustments made under Section 92C of the (Indian) Income Tax Act, 1961 with respect to the purchase of raw materials and consumables and the sale of finished goods between India Trimmings, on the one hand, and Simplicity Creative, British Trimmings, WM Wright and Simplicity Pty Ltd, an Australia limited company, on the other hand, in each case occurring prior to the Closing Date.
“Indian Withholding Tax Liability” means any incremental withholding Tax liability assessed by the Indian Income Tax Authorities over the amount of Indian Income Tax withheld by the applicable Buyer under Section 195 of the (Indian) Income Tax Act, 1961 at the Closing with respect to the purchase of all of the Foreign Securities held by Simplicity Creative in the share capital of India Trimmings; provided, that, the “Indian Withholding Tax Liability” shall not include any amounts of Tax (1) resulting from the failure on the part of the Buyers to comply with the obligation to deduct Income Tax, deposit such Income Tax and file any forms or returns in relation thereto, or (2) to the extent that Buyers fail to adhere to the covenants regarding consistent Tax reporting set forth in Section 7.7(h).
“Intellectual Property” means all (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all provisionals, reissues, continuations, continuations-in-part, divisions, renewals, extensions and re-examinations thereof, and all industrial designs and registrations and applications therefor, (b) all trademarks, service marks, trade dress, design rights, industrial designs, logos, slogans, trade names, domain names, URLs, brand names, and corporate names, user names, screen names, social media identifiers (including social media names, “tags,” and “handles”) or other designations of source or origin, together with all goodwill associated with any of the foregoing, whether or not applied for or registered and all applications, registrations and renewals in connection therewith (collectively, “Trademarks”), (c) all copyrights and copyrightable works and all applications, registrations and renewals in connection therewith, (d) all trade secrets and confidential information (including the Confidential Information), know-how, formulas, compositions, manufacturing and production processes and techniques, methods, schematics, product road maps, technical data, designs, drawings, flowcharts, block diagrams and specifications), (e) all computer software (including data and related documentation) and databases, and any and all software implementations of algorithms, specifications, models and methodologies, whether in source code or object code, design documents, flow-charts, user manuals and training materials relating thereto, and (f) all other intellectual and proprietary rights anywhere in the world.

“International Plan” means a Benefit Plan that is not a US Plan which is for the benefit of any Business Employees or former employee of the Business outside of the United States which any Seller or Company Subsidiary sponsors, maintains or contributes to, or has any direct or contingent liability with respect to.
“IRS” means the United States Internal Revenue Service.
“knowledge of Seller Parent” or any similar phrase means the actual knowledge of the individuals identified on Seller Disclosure Schedule 1.1(a) under the heading “Seller Parent Knowledge Parties” (none of whom shall have any personal Liability regarding such knowledge).
“knowledge of the Sellers” or any similar phrase means the actual knowledge of the individuals identified on Seller Disclosure Schedule 1.1(b) under the heading “Seller Knowledge Parties” (none of whom shall have any personal Liability regarding such knowledge); provided, that, each such individual will be deemed to have knowledge of a fact or other matter that a reasonably prudent individual could be expected to have in the course of such individual’s duties with respect to the applicable Seller or Company Subsidiary, except with respect to Section 5.9(h), Section 5.10(c)(ii) and Section 5.14(b), in which cases the knowledge of the Sellers will only be the actual knowledge of such individuals identified on Seller Disclosure Schedule 1.1(b).
“Law” means any law, statute, regulation, code, ordinance, rule or other requirement of any Governmental Authority.
“Liability” means any debt, liability, commitment or obligation of any kind, character or nature whatsoever, including successor liability, whether known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured, accrued, fixed, absolute, contingent or otherwise, and whether due or to become due.
“Material Adverse Effect” means any change, event, occurrence, effect, development, condition, circumstance, matter or state of facts (each, an “Effect”) that, individually or in the aggregate, together with all other Effects, (i) is or would reasonably be expected to be materially adverse to the condition (financial or otherwise), business, results of operations, assets or Liabilities of the Sellers and the Company Subsidiaries, taken as a whole; or (ii) would reasonably be expected to prevent, materially delay or materially impede the performance by the Seller Parties of their respective obligations under the Transaction Documents or the consummation of the Transactions by the Seller Parties; provided, however, that “Material Adverse Effect” shall not include any Effect to the extent resulting from any of the following that occurs on or after the date of this Agreement: (a) Effects that generally affect the industries in which the Sellers and the Company Subsidiaries operate, (b) any regional, national or international economic, financial, social or political conditions (including changes therein), (c) Effects resulting from changes in the financial, banking or securities markets (including in each of clauses (a), (b) and (c) above, any Effects resulting from an outbreak or escalation of hostilities, disease, acts of terrorism, cyber-attacks targeted generally on a global, regional, national or industry scale, political instability or other national or international calamity, crisis or emergency, an act of God or any governmental or other response to any of the foregoing, in each case, whether or not involving the United States or any other region where any Seller or Company Subsidiary conducts business or operations), (d) Effects arising from changes in Laws or accounting principles, (e) other than for purposes of Section 5.5, Effects relating to the announcement of the execution of the Transaction Documents or the Transactions, (f) Effects resulting from compliance with the terms and conditions of this Agreement by the Seller Parties or the Company Subsidiaries or otherwise consented to in writing by the Buyers or (g) any breach of this Agreement by the Buyers; provided, further, that Effects set forth in the foregoing clauses (a) through (d) may be taken into account in determining whether there has been or is a Material Adverse Effect, to the extent that such Effects have a disproportionate adverse effect on the condition (financial or otherwise), business, results of operations, assets or Liabilities of the Sellers and the Company Subsidiaries, taken as a whole, compared to other companies of similar size operating in the same industry as the Sellers and the Company Subsidiaries.
“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Sellers and the Foreign Subsidiaries.
“Permitted Encumbrances” means, (i) Encumbrances securing the obligations of the Sellers and Company Subsidiaries pursuant to the Credit Facilities or other obligations to the extent terminated in connection with the Closing, (ii) Encumbrances disclosed in the Financial Statements, (iii) Encumbrances for Taxes, assessments and other government charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and, if required by GAAP, for which appropriate reserves have been established in the Financial Statements, (iv) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Encumbrances arising in the ordinary course of business of the Sellers and the Company Subsidiaries, (v) Encumbrances relating to the transferability of securities under applicable securities Laws, (vi) Encumbrances securing rental payments under capitalized leases, (vii) Encumbrances in favor of the lessors and licensors under leases and licenses, (viii) with respect to the Leased Real Property, any Encumbrance to which the fee simple interest (or any superior leasehold interest) is subject, (ix) Encumbrances that do not, individually or in the aggregate with respect to an asset or Real Property, materially detract from the use of such asset or Real Property (including easements, rights-of-way, restrictive covenants, encroachments and other minor irregularities in title), and (x) zoning, entitlement, building, and other land use regulations and codes imposed by any Governmental Authority having jurisdiction over the Real Property.
“Person” means any individual, corporation (including any not for profit corporation), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, entity or Governmental Authority.

“Post-Closing Taxable Periods” means taxable periods (or portions thereof) that are not Pre-Closing Taxable Periods.
“Pre-Closing Taxable Periods” means taxable periods (or portions thereof) ending on or before the Closing Date.
“R&W Insurance Policy” means that certain representation and warranty insurance policy issued and bound by the R&W Insurer and obtained or purchased by the Buyers as of the date hereof.
“R&W Insurer” means the insurance company issuing the R&W Insurance Policy.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, leaching, dumping, or disposing of a Hazardous Substance.
“Representatives” means, with respect to any Person, any director, manager, officer, agent, employee, general partner, member, stockholder, advisor or representative of such Person.
“Retained Business” means (i) EZ Image branded iron on transfers, (ii) Jolee’s Boutique branded dimensional embellishments and iron on alphabet letters, and/or (iii) baby and wedding products directly related to the activities of baking, cake decorating or sweet treat making.
“Seller Plan” means each US Plan and each International Plan.
“Sellers’ Expenses” means (i) all fees and expenses of the Seller Parties and any Foreign Subsidiary or any of their respective Affiliates related to the Transactions incurred prior to or concurrently with the Closing, including any fees and expenses of Sellers’ Counsel, (ii) fifty percent (50%) of any and all transfer fees payable to licensors and any computer software or hardware license transfer fees, in each case payable by the Seller Parties and any Foreign Subsidiary or any of their respective Affiliates at the Closing in connection with the Transactions (provided, that, for the avoidance of doubt, the Buyers shall be liable and responsible for the payment of fifty percent (50%) of any and all such transfers fees), (iii) any single-trigger change of control payment, transaction bonus, discretionary bonus, “stay-put” bonus and any substantially similar payments that are payable by the Seller Parties and any Foreign Subsidiary or any of their respective Affiliates related to the Transactions and solely as a result of the consummation of the Transactions (excluding, for the avoidance of doubt, payments arranged by Buyers or their Affiliates, or payments arising from the termination of employment or service of any Business Employee at and after the Closing Date) (together with the employer portion of any payroll taxes due in connection with any such payments), (iv) any broker’s, finder’s or similar fee or other commission or compensation, (v) fifty percent (50%) of the premium, underwriting fee, surplus lines taxes and fees and other out-of-pocket costs for the R&W Insurance Policy obtained by the Buyers up to $125,000.00 in the aggregate, and (vi) fifty percent (50%) of the premium, underwriting fee, surplus lines taxes and fees and other out-of-pocket costs for the D&O Run-Off Policy up to $25,000.00 in the aggregate (provided, that, for the avoidance of doubt, the Sellers shall be liable and responsible for the payment of any out-of-pocket costs for the D&O Run-Off Policy in excess of $25,000.00 pursuant to Section 7.2(d)) in each case, to the extent not paid prior to the Closing.
“Shared Contracts” means any contracts of the Sellers and their Affiliates that are not Purchased Assets and pursuant to which the Business receives or provides material goods or services, as set forth on Seller Disclosure Schedule 7.11.
“Shorewood Assets & Liabilities” means the Shorewood Lease and the equipment, racking, conveyors and other assets set forth on Seller Disclosure Schedule 4.9 under the heading “Shorewood Assets & Liabilities” and the Liabilities arising in connection with or related to such equipment or assets or the operations of the facility under the Shorewood Lease, including capital leases related thereto and the Shorewood Lease, except as expressly set forth in the Shorewood Sublease Agreement.
“Shorewood Landlord” means LIT Industrial Limited Partnership, a Delaware limited partnership.
“Shorewood Lease” means that certain Lease Agreement, dated January 31, 2012, by and between Wilton Industries and the Shorewood Landlord, as amended by that certain First Amendment to Lease Agreement, dated April 30, 2012, by and between Wilton Industries and the Shorewood Landlord.
“Shorewood Sublease Agreement” means the Sublease Agreement regarding the facility in Shorewood, Illinois to be entered into at the Closing by Wilton Industries and US Buyer, substantially in the form attached hereto as Exhibit D.
“Site” means any real properties currently or previously owned, leased, occupied or operated by: (i)  any Seller or Company Subsidiary; (ii) any predecessors of a Seller or Company Subsidiary; or (iii) any entities previously owned by a Seller or a Company Subsidiary, in each case, including all soil, subsoil, surface waters and groundwater thereat.
“Software License Agreement” means the Intellectual Property License Agreement to be entered into on or around the Closing Date by Wilton Brands and the US Buyer, substantially in the form attached hereto as Exhibit J.
“Subsidiary” means, with respect to a specified Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity of which the specified Person (either alone and/or through and/or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the voting stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body, of such legal entity or of which the specified Person controls the management.
“Tax” or “Taxes” means (i) any federal, state, local, foreign and other taxes, assessments, customs or other duties and similar charges, including income, gross receipts, capital gains, franchise, alternative or add-on minimum, estimated, sales, use, goods and services, transfer, registration, value added, excise, severance, stamp, occupation, premium, windfall profit, real property, special assessment, personal property, capital stock, social security, unemployment, employment, escheat, Environmental, disability, payroll, license, employee or other withholding, contributions, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, (ii) Liability for payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group and (iii) Liability for the payment of such amounts as a result of an express or implied obligation to indemnify any other Person with respect to the payment of any amounts described in clauses (i) and (ii).
“Tax Returns” means any report, declaration, return, information return, claim for refund, election, disclosure or statement supplied or required to be supplied to a Governmental Authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.
“Third Party Claim” means any claim or demand for which an Indemnitor may be liable to an Indemnitee hereunder which is asserted by a third party.
“Transaction Documents” means this Agreement, the Transition Services Agreement, the Escrow Agreement, the Bill of Sale; Assignment and Assumption Agreement, the Antioch Sublease Agreement, the Shorewood Sublease Agreement, the IP Assignment Agreements, the India Share Transfer Agreement and each other instrument, document or certificate delivered in connection with the foregoing.
“Transactions” means the transactions contemplated by the Transaction Documents and all transactions incidental to, or entered into in connection with, the Transaction Documents.
“Trademark License Agreement” means the Trademark License Agreement to be entered into on or around the Closing Date by Wilton Industries and the US Buyer, substantially in the form attached hereto as Exhibit K.
“Transition Services Agreement” means the Transition Services Agreement to be entered into at the Closing by Wilton Brands and the Buyers, substantially in the form attached hereto as Exhibit E.
“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“US Plan” means a Benefit Plan for the benefit of any Business Employees or former employee of the Business in the United States which any Seller or Company Subsidiary, or any of their respective Affiliates, sponsors, maintains or contributes to, or has any Liability with respect to.
“Wilton Companies” means Wilton Brands, Cupcake Holdings, LLC and their respective controlled Affiliates (which, for the avoidance of doubt, shall not include the Foreign Subsidiaries).
“Wilton Industries” means Wilton Industries, Inc., a Delaware corporation and wholly-owned Subsidiary of Seller Parent.
“Working Capital” means, at any date, all Current Assets minus all Current Liabilities as of such date, as determined in a manner consistent with GAAP.
“Working Capital Overage” means the excess, if any, of the Working Capital Estimate over the Base Amount.
“Working Capital Underage” means the excess, if any, of the Base Amount over the Working Capital Estimate.
1.2    Other Capitalized Terms. The following terms shall have the meanings specified in the indicated Section of this Agreement:
Term    Section
280G Stockholder Vote    7.7(o)
Adjustment Escrow Account    2.2(a)(ii)
Affiliate Liability    7.3
Agreement    Preamble
Anti-Money Laundering Laws    5.14(c)
Asset Allocation    7.7(h)(ii)
Assumed Liabilities    2.1(e)
Assumed Postretirement Welfare Liabilities    2.1(c)(ix)
Australian Tax Returns    7.7(a)(ii)
British Trimmings    Recitals
Buyer Adjustment Excess Amount    2.3(d)
Buyer Covenants    8.2(b)
Buyer Guaranteed Obligations    9.21(a)
Buyer Indemnitee    8.2(a)
Buyer Parent    Preamble
Buyer Plan    7.5(c)
Buyer Representations    8.1
Buyers    Preamble
Cap    8.3(a)
Claims Notice    8.4(b)

Closing    3.1
Closing Date    3.1
Company Subsidiaries    5.3
Company Subsidiary    5.3
Confidential Information    7.8(a)(iii)
Continuing Support Obligation    7.14
Cut-Off Date    8.1
D&O Run-Off Policy    7.2(d)
Data Protection Act    5.17(g)
Deductible    8.3(b)
Dimensions Crafts    Preamble
Director and Officer Losses    7.2(b)
Environmental Liability    8.2(a)
Equitable Exceptions    4.2
Equity Sellers    Recitals
Escrow Agent    7.6
Escrow Agreement    7.6
Estimated Assumed Indebtedness Amount    2.3(a)
Estimated Closing Cash    2.3(a)
Estimated Purchase Price    2.1(a)
Estimated Sellers’ Expenses    2.3(a)
Excluded Assets    2.1(d)
Excluded Liabilities    2.1(f)
Excluded Third Party Claim    8.4(d)
Final Adjustment Date    2.3(d)
Final Assumed Indebtedness    2.3(d)
Final Closing Cash    2.3(d)
Final Sellers’ Expenses    2.3(d)
Final Working Capital    2.3(d)
Foreign Buyer    Preamble
Foreign Corrupt Practices Act    5.14(a)
Foreign Securities    Recitals
Foreign Subsidiaries    Recitals
Indemnified Parties    7.2(a)
Indemnitee    8.2(b)
Indemnitees    8.2(b)
Indemnity Escrow Account    2.2(a)(ii)
India Buyer Representations    8.1
India Seller Representations    8.1
India Trimmings    Recitals
Insurance Policies    5.22
IP Assignment Agreements    2.2(b)(x)
IP Licenses    5.10(a)
LC Stated Maturity Date    7.15(a)

Leased Real Property    5.18(b)
Leases    5.18(b)
Lending Textile    Preamble
Letter of Credit    7.15(a)
Losses    8.2(a)
Material Contracts    5.10(a)
Material Customer    5.10(c)
Material Supplier    5.10(d)
McCall UK    Preamble
Nonassignable Assets    7.10(c)
Non-Cash Credit Support Obligations    7.14
Non-Company Affiliate    7.14
Notice of Disagreement    2.3(c)
OFAC    5.14(b)
OFAC SDN List    5.14(b)
Owned Real Property    5.18(a)
Paper Magic    Preamble
Permits    5.13(b)
Postretirement Welfare Plan    2.1(c)(ix)
Pre-Closing Tax Returns    7.7(a)(i)
Proceeds Cap    8.3(a)
Purchased Assets    2.1(c)
Real Property    5.18(b)
Registered IP    5.17(a)
Reserved Amount    8.10(a)
Section 338 Allocation    7.7(h)(iii)
Section 338(g) Elections    7.7(g)
Security Deposits    2.1(c)(vi)
Seller Covenants    8.2(a)
Seller Indemnitee    8.2(b)
Seller Level Allocation    7.7(h)(i)
Seller Marks    7.9(a)
Seller Parent    Preamble
Seller Parent Representations    8.1
Seller Parties    Preamble
Sellers    Preamble
Sellers Representations    8.1
Sellers’ Counsel    7.4
SERP    2.1(c)(ix)
Shared Contract    1.1(v)(E)
Simplicity Creative    Preamble
Simplicity Pattern    Preamble
Specified Litigation Matter    7.15(a)
Statement    2.3(b)

Straddle Period    7.7(c)
Straddle Returns    7.7(a)(i)
Tax Contest    7.7(j)(i)
Tax Indemnified Buyer    7.7(f)(i)
Tax Indemnified Seller    7.7(f)(ii)
Tax Refund    7.7(k)
Transferred Employee    7.5(b)
UK CT Returns    7.7(a)(ii)
US Buyer    Preamble
Wilton Asia    Preamble
Wilton Brands    1.1(v)(E)
Wilton Marks    7.9(b)
WM Wright    Preamble
Working Capital Estimate    2.3(a)

1.3    Interpretive Provisions. Unless the express context otherwise requires:
(a)    the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;
(b)    terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;
(c)    the terms “Dollars” and “$” mean United States Dollars;
(d)    references herein to a specific Section, Subsection, Recital, Schedule, Seller Disclosure Schedule, Buyer Disclosure Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules, Seller Disclosure Schedules, Buyer Disclosure Schedules or Exhibits of this Agreement;
(e)    wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;
(f)    references herein to any gender shall include each other gender;
(g)    the word “or” shall not be exclusive;
(h)    references to “written” or “in writing” include in electronic form;

(i)    references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (i) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;
(j)    references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;
(k)    any reference to “days” shall mean calendar days unless Business Days are expressly specified;
(l)    references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, restated, supplemented or modified from time to time in accordance with the terms thereof;
(m)    with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;
(n)    references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time;
(o)    references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder; and
(p)    any information or materials shall be deemed provided, made available or delivered to the Buyers if such information or materials have been delivered to the Buyers or uploaded to the electronic data room maintained by the Seller Parties and their financial advisors for purposes of the Transactions on or prior to the date hereof.
ARTICLE 2

CALCULATION OF PURCHASE PRICE AND PAYMENT
2.1    Purchase and Sale of the Purchased Assets and the Foreign Securities; Assumption of Liabilities.
(a)    The “Estimated Purchase Price” shall be equal to, without duplication:
(i)    $64,000,000.00;
(ii)    plus the Working Capital Overage, if any;
(iii)    plus the Estimated Closing Cash;

(iv)    plus the full amount of any Security Deposits; and
(v)    minus the sum of:
(A)    the Estimated Assumed Indebtedness Amount;
(B)    the Working Capital Underage, if any;
(C)    the amount of Sellers’ Expenses;
(D)    the Indemnity Escrow Amount; and
(E)    the Adjustment Escrow Amount.
The Estimated Purchase Price shall be subject to adjustment following the Closing pursuant to Section 2.3.
(b)    At the Closing, upon the terms and subject to the conditions of this Agreement, the Equity Sellers shall sell, transfer and deliver to the Foreign Buyers, and the Foreign Buyers shall purchase from the Equity Sellers, as applicable, all right, title and interest in and to the Foreign Securities owned by the Equity Sellers as set forth on Schedule A-2 hereto.
(c)    At the Closing, upon the terms and subject to the conditions of this Agreement, (x) the Sellers shall sell, transfer and deliver to US Buyer, and US Buyer shall purchase from the Sellers, all right, title and interest in and to all of the assets and properties of the Sellers which are primarily used or held for primary use in the Business, of every type and description, real, personal and mixed, tangible and intangible, owned and leased, excluding only the Excluded Assets (collectively, the “Purchased Assets”), wherever located and whether or not reflected on the books and records of the Sellers, as the same shall exist on the Closing Date, free and clear of all Encumbrances (other than Permitted Encumbrances and Encumbrances created by the Buyers or their Affiliates), and (y) Seller Parent shall sell, transfer and deliver to US Buyer, and US Buyer shall purchase from Seller Parent, all right, title and interest in and to the Shorewood Assets & Liabilities, free and clear of all Encumbrances (other than Permitted Encumbrances and Encumbrances created by the Buyers or their Affiliates). Notwithstanding the generality of the foregoing, the Purchased Assets sold, transferred and delivered by the Sellers to US Buyer shall include the following:
(i)    all contracts entered into by the Sellers for the sale of goods or services for the benefit of the Business;
(ii)    all of the quotes by the Sellers to prospective customers of the Business which remain open and valid (but not yet accepted) as of the Closing Date;

(iii)    all contracts entered into by the Sellers for the purchase of goods or services for the benefit of the Business;
(iv)    all unfilled purchase orders entered into or issued by the Sellers or the Wilton Companies for the purchase of goods or services for the benefit of the Business, in each case which remain open and valid as of the Closing Date and set forth on Schedule 2.1(c)(iv);
(v)    all personal property leases entered into by the Sellers for the benefit of the Business;
(vi)    all Leases, together with all security deposits (and any accrued interest thereon) paid or deposited in connection therewith (such security deposits which are secured by cash, and not, for the avoidance of doubt, letters of credit, the “Security Deposits”);
(vii)    all contracts relating to Intellectual Property (including IP Licenses) entered into by the Sellers for the benefit of the Business;
(viii)    all other contracts entered into by the Sellers for the benefit of the Business, including all Material Contracts, but specifically excluding the Shared Contracts;
(ix)    the Simplicity Holdings, Inc. Supplemental Executive Retirement Plan (the “SERP”) and the Liabilities set forth on Seller Disclosure Schedule 5.19(p) with respect solely to the individuals named thereon with respect to the Simplicity Pattern Company Postretirement Welfare Plan (the “Postretirement Welfare Plan”), solely to the extent that such Liabilities do not exceed the reimbursement amounts and limitations set forth in Section 5.19(p) (the “Assumed Postretirement Welfare Liabilities”) and all assets relating to the SERP and the Assumed Postretirement Welfare Liabilities;
(x)    all inventory held by or for the benefit of the Sellers with respect to the Business;
(xi)    all equipment, machinery, furniture, fixtures, vehicles, computers, office equipment, spare parts, dies, molds, tools, tooling and other items of tangible personal property owned or leased by the Sellers for the benefit of the Business;
(xii)    all of the assets of the Business set forth on Seller Disclosure Schedule 5.7(a);
(xiii)    all of the Owned Intellectual Property of the Sellers; provided, that to the extent any Trademark application included in such Owned Intellectual Property constitutes an “intent-to-use” application filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, for which an amendment to allege use or a statement of use has not been filed and accepted under Sections 1(c) and 1(d) of the Lanham Act, respectively, then such application shall not be deemed a Purchased Asset unless and until treatment as such will not cause such application to be invalidated, voided, canceled or abandoned;
(xiv)    all of the Sellers’ information relating to the Business, including all business records, books, models, prototypes, tracings, price sheets, films, slides, art work and printing plates, tool drawings, and the like in the possession of or used by the Sellers’ relating to the Business; Tax Returns of the Foreign Subsidiaries and copies of other Tax Returns reporting Asset Level Taxes relating to the Business; customer files, correspondence with customers and account histories, sales literature and promotional or other material pertaining to products designed, manufactured, distributed, marketed, sold or serviced by or for the Sellers that relate to the Business; material relating to the purchase of materials, supplies and services, research and commercial data relating to the Business; records relating to the Sellers’ current and former consultants and contractors relating to the Business; and credit information, catalogs, brochures and training and other manuals relating to the Business;
(xv)    all Permits held by the Sellers;
(xvi)    all of the Sellers’ rights, causes of action, vendor, supplier and similar claims, deposits, prepayments, refunds, judgments, claims and demands of whatever nature, known or unknown, relating to the Purchased Assets or the Assumed Liabilities;
(xvii)    all prepaid items and deferred items or credits and deposits of the Sellers that relate to the Business;
(xviii)    all bank accounts, lock boxes and safe deposit boxes of the Sellers that relate to the Business;
(xix)    all personnel records (including all personnel, human resources and other records) of the Sellers relating to the Transferred Employees;
(xx)    all rights of the Sellers under or pursuant to all warranties, indemnities, representations and guaranties made by suppliers, manufacturers and contractors to the extent relating to products sold, or services provided, to the Sellers for the benefit of the Business;
(xxi)    all rights of the Sellers under nondisclosure or confidentiality, noncompete, noninducement/recruitment, or nonsolicitation agreements with current and former employees, independent contractors or agents of the Sellers or with third parties to the extent primarily relating to the Business or the Purchased Assets (or any portion thereof), excluding any such agreements entered in connection with the exploration and evaluation of strategic alternatives with respect to the Business;

(xxii)    all goodwill relating to the Purchased Assets or the Business held by a Seller; and
(xxiii)    such other assets expressly listed on Schedule 2.1(c)(xxiii).
(d)    Notwithstanding the generality of the foregoing, nothing in this Agreement shall be deemed to sell, transfer, assign or convey any of the Excluded Assets to the Buyers, which the Sellers shall retain all right, title and interest in and to hereunder. For purposes of this Agreement, the “Excluded Assets” means each of the following assets:
(i)    the capital securities or other equity interests of each Seller and its respective Subsidiaries other than the Foreign Securities;
(ii)    the corporate minute books, corporate seal, stock registers and organizational documents of the Sellers and any portion of the books, records or documentation primarily related to the accounting and bookkeeping in respect of any Excluded Assets;
(iii)    the Tax Returns of the Sellers, including any Tax Returns reporting Asset Level Taxes relating to the Business for any Pre-Closing Taxable Period or Straddle Period that are filed prior to the Closing Date;
(iv)    all Tax deposits, refunds, prepayments that related to Taxes and any Tax deposits, refunds or prepayments for any Taxes imposed upon or with respect to the Business or the Purchased Assets for all Pre-Closing Taxable Periods;
(v)    the insurance policies of the Sellers;
(vi)    all communications, whether oral, written or electronic, including any communications between Sellers’ Counsel, on the one hand, and a Seller, on the other hand, relating to (x) the Transactions contemplated this Agreement, the Transaction Documents and any files, attorney notes, drafts or other documents relating to this Agreement and/or the Transaction Documents, (y) the initial acquisition of the Business and Purchased Assets and prior attempts of any Seller or Company Subsidiary to divest all or any portion of the Business or Purchased Assets, and (y) any communications described in Section 7.4;
(vii)    all of any Seller’s rights, claims or causes of action against third parties relating to the assets, properties, business or operations of any Seller with respect to the Business that might arise in connection with the discharge by the Sellers of the Excluded Liabilities;
(viii)    the rights of the Sellers and their Affiliates (excluding, after Closing, the Foreign Subsidiaries) under this Agreement or any other Transaction Document to which a Seller is a party entered into in connection with this Agreement;

(ix)    all Benefit Plans, other than the SERP, the Assumed Postretirement Welfare Liabilities and the International Plans;
(x)    all Shared Contracts; and
(xi)    the Excluded Assets set forth on Schedule 2.1(d)(xi).
(e)    At the Closing, upon the terms and subject to the conditions of this Agreement, the Buyers shall assume and agree to discharge all Liabilities of the Sellers and Company Subsidiaries relating to the conduct or operation of the Business or Purchased Assets, of every type and description, excluding only the Excluded Liabilities (collectively, the “Assumed Liabilities”), in each case wherever located and whether or not reflected on the books and records of the Sellers, as the same shall exist on the Closing Date, and in accordance with their respective terms and subject to the respective conditions thereof, including the following:
(i)    all Liabilities with respect to the Sellers that correspond to the line items designated as “Current Liabilities” on Exhibit C or specifically reflected as such in the Final Working Capital;
(ii)    all of the Liabilities of the Business set forth on Seller Disclosure Schedule 5.7(a);
(iii)    all Taxes and other amounts that are the responsibility of the Buyers pursuant to Section 9.14, and all Asset Level Taxes attributable to the Post-Closing Taxable Period;
(iv)    the Assumed Postretirement Welfare Liabilities and all Liabilities under the SERP;
(v)    except as expressly set forth in Section 2.1(f)(vi), all Liabilities relating to or arising out of the employment or service with any of the Sellers or their Affiliates, or termination of employment or service with any of the Sellers or their Affiliates, of any employee, individual consultant or individual contractor currently or formerly employed or retained by the Sellers or the Foreign Subsidiaries with respect to the Business, whether or not such Person becomes a Transferred Employee; and
(vi)    all other Liabilities relating to, resulting from, arising in connection with or to be paid or otherwise performed under the Purchased Assets and the conduct of the operation of the Business following the Closing.
(f)    Except for the Assumed Liabilities, US Buyer (and, for the avoidance of doubt, the Foreign Buyers) shall not assume, pay, or in any way be liable or responsible for any of the following Liabilities of the Sellers (collectively, the “Excluded Liabilities”), which Excluded Liabilities shall remain the sole responsibility and obligations of the Sellers and their Affiliates after the Closing:

(i)    any Liability of any Seller Party under the Transaction Documents;
(ii)    any Liability with respect to Sellers’ Expenses, to the extent not paid at Closing;
(iii)    all Liabilities for Taxes that are not Assumed Liabilities, including, but not limited to, (A) all Taxes of the Seller Parties or any Affiliate thereof (including for the avoidance of doubt, Taxes imposed or borne under Section 1.1502-6 of the Treasury Regulations (or any similar provision of U.S. state, local, or foreign Law), as a transferee or successor, by contract or otherwise), (B) all Taxes and other amounts that are the responsibility of the Sellers pursuant to Section 9.14, (C) all Asset Level Taxes attributable to the Pre-Closing Taxable Period and (D) all Taxes imposed on or with respect to the ownership or operation of the Excluded Assets or that are attributable to any asset or business of the Sellers that is not part of the Purchased Assets;
(iv)    without duplication of any Taxes set forth in clause 2.1(f)(iii), any Liability for any Taxes and any Taxes imposed on or with respect to the Business or the Purchased Assets for all Pre-Closing Taxable Periods (or portion thereof);
(v)    any Liability set forth on Schedule 2.1(f)(v);
(vi)    any Liability arising out of or relating to any Benefit Plan other than the Assumed Postretirement Welfare Liabilities, the SERP and the International Plans; and
(vii)    any Liability arising out of or relating to the Excluded Assets.
2.2    Transactions to be Effected at the Closing. At, and as a condition to the occurrence of, the Closing, the following transactions shall be effected:
(a)    The Buyers shall deliver or cause to be delivered:
(i)    to Seller Parent (on behalf of the Sellers) or its designee by wire transfer of immediately available funds to such bank account designated in writing by the Seller Parties (such designation to be made at least two (2) Business Days prior to the Closing Date) an amount sufficient to pay the Sellers’ Expenses;
(ii)    to the Escrow Agent, for deposit into two separate escrow accounts, the Indemnity Escrow Amount and the Adjustment Escrow Amount, respectively, to be held by the Escrow Agent in separate escrow accounts (the “Indemnity Escrow Account” and the “Adjustment Escrow Account”, respectively) and distributed by the Escrow Agent in accordance with the terms of the Escrow Agreement and the applicable provisions of this Agreement;

(iii)    to the Seller Parties by wire transfer of immediately available funds to such bank account or bank accounts designated in writing by the Seller Parties (such designation to be made at least two (2) Business Days prior to the Closing Date), an amount equal to the Estimated Purchase Price;
(iv)    to the Sellers an executed copy of the Transition Services Agreement, executed by the Buyers;
(v)    to the Sellers an executed copy of the Antioch Sublease Agreement, executed by US Buyer;
(vi)    to the Sellers an executed copy of the Shorewood Sublease Agreement, executed by US Buyer;
(vii)    to the Sellers an executed copy of the Bill of Sale; Assignment and Assumption Agreement, executed by US Buyer;
(viii)    to the Sellers an executed copy of the Escrow Agreement, executed by US Buyer;
(ix)    to the Sellers the R&W Insurance Policy, duly issued and bound by the R&W Insurer;
(x)    to the Sellers the India Share Transfer Agreement, executed by Paper Magic (and Paper Magic shall fulfill its obligations set forth in Clause 3 (Closing) of the India Share Transfer Agreement);
(xi)    executed copies of the Employment Agreements, executed by the applicable Buyer; and
(xii)    executed copies of each other Transaction Document to which a Buyer is a party, executed by the applicable Buyer.
(b)    The Seller Parties, as applicable, shall:
(i)    pay or cause to be paid from the amount received from the Buyers pursuant to Section 2.2(a) the Sellers’ Expenses;
(ii)    deliver or cause to be delivered to the Buyers certificates or similar instruments, as applicable, representing all of the Foreign Securities owned by the Equity Sellers, together with appropriate evidence of, and other documentation reasonably necessary in connection with, such transfer;
(iii)    deliver or cause to be delivered to the Buyers such resignations of members of the Board of Directors (or equivalent thereof) of the governing bodies of the Foreign Subsidiaries which have been requested in writing by the Buyers at least five (5) Business days prior to the Closing Date, such resignations to be effective concurrently with the Closing;
(iv)    deliver or cause to be delivered to the Buyers an executed copy of the Transition Services Agreement, executed by Wilton Brands;
(v)    deliver or cause to be delivered to the Buyers executed copies of the Employment Agreements, executed by each of the individuals set forth on Seller Disclosure Schedule 2.2(b)(v);
(vi)    deliver or caused to be delivered to the Buyers an executed copy of the Antioch Sublease Agreement, executed by WM Wright;
(vii)    deliver or caused to be delivered to the Buyers an executed copy of the Shorewood Sublease Agreement, executed by Wilton Industries;
(viii)    deliver or caused to be delivered to the Buyers an executed copy of Bill of Sale; Assignment and Assumption Agreement, executed by each Seller and Seller Parent;
(ix)    deliver or caused to be delivered to the Buyers an executed copy of the Escrow Agreement, executed by Seller Parent;
(x)    deliver or cause to be delivered to the Buyers executed copies of all documentation necessary for the assignment of the Purchased Assets, including short-form intellectual property assignment agreements substantially in the form of Exhibit H hereto (“IP Assignment Agreements”), and all documentation necessary for the assignment of the Leased Real Property lease agreements that are Purchased Assets;
(xi)    deliver or cause to be delivered to the Buyers the D&O Run-Off Policy;
(xii)    deliver or cause to be delivered to the Buyers the India Share Transfer Agreement, executed by Simplicity Creative and India Trimmings (and Simplicity Creative shall, and shall cause each of India Trimmings and British Trimmings to, fulfill their respective obligations set out in Clause 3 (Closing) of the India Share Transfer Agreement);
(xiii)    deliver or cause to be delivered to the Buyers the FIRPTA certificate(s) required pursuant to Section 7.7(l); and
(xiv)    deliver or cause to be delivered to the Buyers the other Transaction Documents to which a Seller Party or Affiliate thereof is a party, executed by the applicable Seller Party or Affiliate thereof.

2.3    Purchase Price Adjustment.
(a)    At least two (2) Business Days prior to the Closing Date, the Seller Parties have delivered to the Buyers a reasonable good faith estimate of (i) Closing Working Capital (the “Working Capital Estimate”) and the resulting Working Capital Overage or Working Capital Underage, (ii) the amount of Assumed Indebtedness (the “Estimated Assumed Indebtedness Amount”), (iii) the amount of Closing Cash (the “Estimated Closing Cash”) and (iv) the amount of Sellers’ Expenses (the “Estimated Sellers’ Expenses”), in each case, prepared in accordance with GAAP, if applicable.
(b)    Within ninety (90) days after the Closing Date, the Buyers shall deliver to the Seller Parties a statement of their calculation of the Closing Working Capital, the Assumed Indebtedness, the Closing Cash and the Sellers’ Expenses, in each case prepared in accordance with GAAP, if applicable, and this Agreement (the “Statement”). The Buyers shall not amend, supplement or modify the Statement following its delivery to the Seller Parties.
(c)    The Statement shall become final and binding upon the parties on the forty-fifth (45th) day following the date on which the Statement was delivered to the Seller Parties, unless the Seller Parties deliver written notice of its disagreement with the Statement (a “Notice of Disagreement”) to the Buyers prior to such date. If a Notice of Disagreement is received by the Buyers in a timely manner, then the Statement (as revised in accordance with this sentence) shall become final and binding upon the Seller Parties and the Buyers on the earlier of (i) the date the Seller Parties and the Buyers resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement and (ii) the date any disputed matters are finally resolved in writing by the Independent Accountant. During the fourteen (14)-day period following the delivery of a Notice of Disagreement, the Seller Parties and the Buyers shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. If at the end of such fourteen (14)-day period the Seller Parties and the Buyers have not resolved in writing the matters specified in the Notice of Disagreement, the Seller Parties and the Buyers shall submit to the Independent Accountant for resolution, acting as an expert and in accordance with the standards set forth in this Section 2.3, only matters that remain in dispute. The Seller Parties and the Buyers shall use reasonable efforts to cause the Independent Accountant to render a written decision resolving the matters submitted to the Independent Accountant within thirty (30) days of the receipt of such submission. The scope of the disputes to be resolved by the Independent Accountant shall be limited to fixing mathematical errors and determining whether the items disputed in the Notice of Disagreement were determined in accordance with GAAP, if applicable, and this Agreement, and the Independent Accountant is not to make any other determination, including any determination as to whether the Working Capital Estimate, the Estimated Assumed Indebtedness Amount, the Estimated Closing Cash or the Estimated Sellers’ Expenses are correct. The Independent Accountant’s decision shall be based solely on written submissions by the Seller Parties and the Buyers and their respective Representatives and not by independent review and shall be final and binding on all of the parties hereto. The Independent Accountant may not assign a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party. Judgment may be entered upon the determination of the Independent Accountant in any court having jurisdiction over the party against which such determination is to be enforced. The fees and expenses of the Independent Accountant and the American Arbitration Association, if applicable, incurred pursuant to this Section 2.3 shall be borne by the Seller Parties, on the one hand, and the Buyers, on the other hand, in proportion to the final allocation made by such Independent Accountant of the disputed items weighted in relation to the claims made by the Seller Parties and the Buyers, such that the prevailing party pays the lesser proportion of such fees, costs and expenses. For example, if the Seller Parties claim that the appropriate adjustments are $1,000 greater than the amount determined by the Buyers and if the Independent Accountant ultimately resolves the dispute by awarding to the Seller Parties or their designees $300 of the $1,000 contested, then the fees, costs and expenses of the Independent Accountant and the American Arbitration Association, if applicable, will be allocated 30% (i.e., 300 ÷ 1,000) to the Buyers and 70% (i.e., 700 ÷ 1,000) to the Seller Parties. In the event that, upon the submission of any items in dispute to the Independent Accountant pursuant to this Section 2.3(c), the undisputed items would result in a payment out of the Adjustment Escrow Account to the Seller Parties, such payment shall be made promptly following such submission, applying the provisions of Section 2.3(d) mutatis mutandis (including by executing and delivering joint written instructions to the Escrow Agent in respect of such payment of the undisputed amount due and owing to the Seller or its designees), and any such payment will be credited against any payment ultimately required to be paid to the Seller Parties or its designees pursuant to Section 2.3(d).
(d)    For the purposes of this Agreement, “Final Working Capital” means the Closing Working Capital, “Final Assumed Indebtedness” means the Assumed Indebtedness, “Final Closing Cash” means the Closing Cash and “Final Sellers’ Expenses” means the Sellers’ Expenses, in each case, as finally agreed or determined in accordance with Section 2.3(c). If the Closing Purchase Price exceeds the Estimated Purchase Price, (i) Seller Parent and US Buyer shall jointly instruct the Escrow Agent, within three (3) Business Days after the Final Working Capital, the Final Assumed Indebtedness, the Final Closing Cash and the Final Sellers’ Expenses are determined (the “Final Adjustment Date”), to distribute to the Seller Parties the entire Adjustment Escrow Amount to the account designated by Seller Parent, and (ii) the Buyers shall, within three (3) Business Days after the Final Adjustment Date, make payment to the Seller Parties by wire transfer of immediately available funds to the bank account designated by the Seller Parties in the amount of any such excess. If the Estimated Purchase Price exceeds the Closing Purchase Price, Seller Parent and US Buyer shall jointly instruct the Escrow Agent, within three (3) Business Days after the Final Adjustment Date, to make payment to the extent possible from the Adjustment Escrow Account by wire transfer of immediately available funds to the bank account designated by US Buyer in the aggregate amount of any such excess (such excess, the “Buyer Adjustment Excess Amount”), with the balance of the Adjustment Escrow Account after such payment is made to the Buyers, if any, distributed to the Seller Parties by wire transfer of immediately available funds to the bank account designated by Seller Parent. In the event that the Adjustment Escrow Amount is insufficient to satisfy payment of the Buyer Adjustment Excess Amount, then (x) pursuant to the Escrow Agreement, Seller Parent and US Buyer shall jointly instruct the Escrow Agent to promptly distribute to the Buyers the entire Adjustment Escrow Amount and (y) the Seller Parties shall pay to the Buyers by wire transfer of immediately available funds an amount equal to the excess of the Buyer Adjustment Excess Amount over the Adjustment Escrow Amount, in each case to a bank account designated by the Buyers.
(e)    No actions taken by the Buyers on their own behalf or on behalf of the Business or the Foreign Subsidiaries on or following the Closing Date shall be given effect for purposes of determining the Closing Working Capital, Assumed Indebtedness, the Closing Cash or the Sellers’ Expenses. During the period of time from and after the Closing Date through the final determination and payment of Final Closing Working Capital, Final Assumed Indebtedness, Final Closing Cash and Final Sellers’ Expenses in accordance with this Section 2.3, the Buyers shall afford, and shall cause the Foreign Subsidiaries to afford, to the Seller Parties and any accountants, counsel or other Representatives retained by the Seller Parties in connection with the review of Closing Working Capital, Assumed Indebtedness, Closing Cash and Sellers’ Expenses in accordance with this Section 2.3, reasonable access during normal business hours upon reasonable advance notice to all the properties, books, contracts, personnel, Representatives (including accountants) and records of the Business and the Foreign Subsidiaries and such Representatives (including work papers with respect to the Business) relevant to the review of the Statement and the calculation of Closing Working Capital, Assumed Indebtedness, Closing Cash and Sellers’ Expenses in accordance with this Section 2.3; provided, that any such access shall be conducted in a manner so as to not unreasonably interfere with the businesses or operations of the Business and the Foreign Subsidiaries.
2.4    Withholding. The Buyers or any of their Affiliates shall be entitled to deduct and withhold from the amounts otherwise payable by it pursuant to this Agreement and the India Share Transfer Agreement to any Person such amounts that are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of U.S. state, local or foreign Tax Law, and shall remit or cause to be remitted any amounts so deducted and withheld to the appropriate Governmental Authority. In the event that any amount so deducted and withheld in accordance with the prior sentence is paid over to the appropriate Governmental Authority, such amount shall be treated for all purposes of this Agreement as having been paid to the Person to whom the payment from which such amounts were withheld was made. The Buyers shall remit or cause to be remitted any amounts deducted and withheld pursuant to this Section 2.4 to the appropriate Governmental Authority. Schedule 2.4 sets forth each withholding obligation arising with respect to the Transactions. If the Buyers or any of their Affiliates become aware of any withholding obligations other than with respect to any failure to deliver the FIRPTA certificate(s) as required pursuant to Section 7.7(l) or the payment of wages for applicable Tax purposes, the applicable Buyer or the applicable Affiliate, as the case may be, provide commercially reasonable notice to the Person with respect to which such withholding obligation applies, and shall reasonably cooperate with such Person to obtain any available reduction of, or relief from, such deduction or withholding; provided, that, the amount of any such withholding obligations other than the withholding obligations described on, and in the amounts set forth on, Schedule 2.4, shall, to the extent that such obligations represent withholding taxes on amounts paid to the Sellers, be the responsibility of the Sellers; provided, further that any costs incremental to the original amount of the withholding tax, such as penalties or interest, shall be the responsibility of the Buyers.
ARTICLE 3

THE CLOSING
3.1    Closing; Closing Date. The closing of the sale and purchase of the Foreign Securities, the sale and purchase of the Purchased Assets, and the assumption of the Assumed Liabilities, in each case as contemplated hereby (the “Closing”), shall take place by teleconference and/or through the electronic exchange of transaction documents in portable document format by facsimile and/or email at 10:00 a.m. local time in New York, New York on the date hereof. The date upon which the Closing occurs is referred to herein as the “Closing Date.” Except as otherwise requested in writing by a party hereto, all Closing transactions shall be effectuated by electronic delivery of the closing items specified in Section 2.2 hereof, signed by a duly authorized officer on behalf of the applicable party as provided for in the applicable document(s) being signed by each such party. Closing with respect to the India Share Transfer Agreement shall occur in accordance with the terms and subject to the conditions set forth therein, which the parties acknowledge and agree is concurrent with the Closing hereunder.
ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER PARENT
Except as set forth in the disclosure schedules delivered by or on behalf of Seller Parent to the Buyers on the date hereof concurrently with the execution of this Agreement (together with the disclosure schedules delivered by or on behalf of the Sellers to the Buyers on the date hereof concurrently with the execution of this Agreement, the “Seller Disclosure Schedules”), Seller Parent hereby represents and warrants to the Buyers as follows:
4.1    Organization. Each of Seller Parent and Wilton Brands is duly organized, validly existing and in good standing under the laws of Delaware, and has the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as conducted on the date hereof.
4.2    Authority; Binding Obligation. Each of Seller Parent and Wilton Brands has full requisite organizational authority and power to execute and deliver each

Transaction Document to be executed and delivered by it hereunder and to perform its obligations thereunder, including the consummation of the Transactions. The execution and delivery by each of Seller Parent and Wilton Brands of such Transaction Documents and the consummation of the Transactions have been duly and validly authorized by all required action on the part of each of Seller Parent and Wilton Brands and no other proceedings on the part of each of Seller Parent or Wilton Brands are required to authorize the Transaction Documents or the consummation of the Transactions. Each such Transaction Document has been duly executed and delivered by each of Seller Parent or Wilton Brands, as applicable, and assuming that each such Transaction Document, as applicable, constitutes the legal, valid and binding obligation of the other parties thereto, constitutes the legal, valid and binding obligation of each of Seller Parent or Wilton Brands, as applicable, enforceable against Seller Parent or Wilton Brands, as applicable, in accordance with its terms, except to the extent that the enforceability thereof may be limited by: (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (b) general principles of equity (collectively, the “Equitable Exceptions”).
4.3    No Defaults or Conflicts. Except as set forth on Seller Disclosure Schedule 4.3, the execution and delivery of the Transaction Documents to be executed and delivered by each of Seller Parent and Wilton Brands and the consummation of the Transactions by each of Seller Parent and Wilton Brands, as applicable, and performance by each of Seller Parent and Wilton Brands of its respective obligations under the Transaction Documents (a) do not conflict with or result in any violation of its applicable organizational documents, (b) do not conflict in any material respect with, or result in a material breach of any of the terms or provisions of, or constitute a material default (with or without notice or lapse of time or both) under any material agreement or instrument to which Seller Parent or Wilton Brands, as applicable, is a party or by which it is bound or to which its properties are subject, and (c) do not violate in any material respect any material existing applicable Law, judgment, order or decree of any Governmental Authority having jurisdiction over Seller Parent or any of its properties; provided, however, that no representation or warranty is made in the foregoing clauses (b) and (c) with respect to matters that, individually or in the aggregate, would not reasonably be expected to materially impair or delay Seller Parent’s or Wilton Brands’s ability to consummate the Transactions.
4.4    No Authorization or Consents Required. No material authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required to be obtained or made by Seller Parent or Wilton Brands in connection with the due execution, delivery and performance of the Transaction Documents by Seller Parent and Wilton Brands, as applicable, and the consummation by Seller Parent and Wilton Brand, as applicable, of the Transactions; provided, however, that no representation or warranty is made with respect to authorizations, approvals, notices or filings with any Governmental Authority that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to materially impair or delay Seller Parent’s or Wilton Brands’s ability to consummate the Transactions.

4.5    Intentionally Omitted.
4.6    Litigation. As of the date hereof, there is no Action pending or, to the knowledge of Seller Parent, threatened against Seller Parent, or any portion of its properties or assets, before any Governmental Authority which questions the validity or legality of the Transaction Documents or the Transactions or which seeks to prevent Seller Parent from consummating the Transactions or otherwise would reasonably be expected, individually or in the aggregate, to materially impair or delay Seller Parent’s ability to effect the Transactions.
4.7    Brokers. Except as set forth on Seller Disclosure Schedule 4.7, no broker, finder or similar intermediary has acted for or on behalf of Seller Parent or any of its Affiliates in connection with the Transaction Documents or the Transactions, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission or compensation in connection therewith based on any agreement or arrangement with Seller Parent or any of its Affiliates or any action taken by any of them. All fees payable to the Person(s) set forth on Seller Disclosure Schedule 4.7 in connection with the Transaction Documents or the Transactions shall be treated as Sellers’ Expenses for the purposes of this Agreement.
4.8    Exclusivity of Representations. (a) The representations and warranties made by Seller Parent in this Agreement (as modified by the Seller Disclosure Schedules with respect to such representations and warranties) are the exclusive representations and warranties made by Seller Parent; (b) Seller Parent hereby disclaims any other express or implied representations or warranties; and (c) Seller Parent is not, directly or indirectly, making any representations or warranties regarding pro-forma financial information, financial projections or other forward-looking statements of the Seller Parties or the Company Subsidiaries.
4.9    Shorewood Assets & Liabilities. Seller Parent has good and valid title to, or has a valid and binding leasehold, license or similar interest in, all of the Shorewood Assets & Liabilities, free and clear of all Encumbrances (other than Permitted Encumbrances and Encumbrances created by Buyers’ or their Affiliates’ acts).
ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Except as set forth in the Seller Disclosure Schedules, the Sellers hereby represent and warrant to the Buyers as follows:
5.1    Organization and Qualification. Each Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware or the state of Pennsylvania, as applicable, and each Company Subsidiary is duly incorporated or organized, as applicable, validly existing and in good standing (or the equivalent thereof)

under the laws of the place of its organization. Each Seller and Company Subsidiary has all requisite organizational power and authority to own, lease and operate their respective properties and carry on their business as presently owned or conducted. Each Seller and Company Subsidiary has been qualified, licensed or registered to transact business as a foreign corporation or limited liability company, as applicable, and is in good standing (or the equivalent thereof) in each jurisdiction in which the ownership or lease of property or the conduct of their business requires such qualification, license or registration, except where the failure to be so qualified, licensed or registered or in good standing (or the equivalent thereof) would not, individually or in the aggregate, reasonably be expected to adversely affect in any material respect the Sellers and the Company Subsidiaries, taken as a whole, or reasonably be expected to materially impair or delay the Sellers’ or the Company Subsidiaries’ ability to consummate the Transactions. The Sellers have made available to the Buyers true and correct copies of the charter and by-laws, or equivalent organizational documents, for the Sellers and the Company Subsidiaries, and no amendments thereto are pending.
5.2    Intentionally Omitted.
5.3    Company Subsidiaries.
(a) Seller Disclosure Schedule 5.3(a) sets forth a complete and accurate list of the name and jurisdiction of each Seller’s direct or indirect Subsidiaries, including the Foreign Subsidiaries other than Wilton Asia (each a “Company Subsidiary,” and collectively, the “Company Subsidiaries”) and the authorized, issued and outstanding capital stock or other equity interests, as applicable, of each Foreign Subsidiary. Each of the issued and outstanding shares of capital stock or other equity interests, as applicable, of each Foreign Subsidiary is duly authorized, validly issued, fully paid and non-assessable and is one hundred percent (100%) directly owned beneficially and of record by the applicable Seller or Company Subsidiary, free and clear of all Encumbrances, other than (i) Permitted Encumbrances, (ii) Encumbrances relating to the transferability of securities under applicable securities Laws (except as a result of a violation of the applicable securities Laws by the applicable Seller) and (iii) Encumbrances created by the Buyers’ or their Affiliates’ acts. There is no other capital stock or equity or voting securities or interests of any Foreign Subsidiary authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), stock appreciation rights, calls, puts other analogous rights, interests, agreements, arrangements or commitments to which any Foreign Subsidiary is a party or may be bound requiring the issuance, delivery or sale or the acquisition, repurchase or redemption of shares of capital stock of, or other equity or voting interest in, any Foreign Subsidiary. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of, or other equity or voting interest in, any Foreign Subsidiary to which a Foreign Subsidiary is bound. No Foreign Subsidiary has any authorized or outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the equity holders of such Foreign Subsidiary on any matter. Assuming the Foreign Buyers have the requisite power and authority to be the lawful owner of the Foreign Securities, upon delivery to the Foreign Buyers, as applicable, at the Closing of evidence of transfer of the Foreign Securities (or, in the case of India Trimmings, upon completion of the closing actions set forth in the India Share Transfer Agreement) and upon receipt of the portion of the Estimated Purchase Price payable to the Sellers pursuant to Section 2.2, good and valid title to the applicable Foreign Securities will pass to the applicable Foreign Buyer as set forth on Schedule A-2 hereto, free and clear of all Encumbrances, other than those arising from acts of the Buyers or their Affiliates and Encumbrances relating to the transferability of securities under applicable securities Laws (except as a result of a violation of the applicable securities Laws by the applicable Seller).
(b)    Except as set forth under the Credit Facilities and other Credit Documents (as defined in the Credit Facilities), there are no contracts, arrangements or understandings to which any Seller or Foreign Subsidiary is a party or by which any Seller or Foreign Subsidiary is bound to (i) repurchase, redeem or otherwise acquire any shares of the capital stock of, or other equity or voting interest in, any Foreign Subsidiary or (ii) vote or dispose of any shares of the capital stock of, or other equity or voting interest in, any Foreign Subsidiary. Except as set forth under the Credit Facilities and other Credit Documents (as defined in the Credit Facilities), there are no irrevocable proxies and no voting agreements, voting trusts, rights of first refusal, rights of first offer or Encumbrances with respect to any shares of the capital stock of, or other equity or voting interest in, any Foreign Subsidiary.
(c)    No Seller or Foreign Subsidiary owns, directly or indirectly, any capital stock of, or equity ownership or voting interest in, any Person (other than a Foreign Subsidiary).
5.4    Authority; Binding Obligation. Each Seller has full requisite corporate (or equivalent) authority and power to execute and deliver each Transaction Document to be executed and delivered by it hereunder and to perform its obligations thereunder, including the consummation of the Transactions. The execution and delivery by each Seller of such Transaction Documents and the consummation of the Transactions have been duly and validly authorized by all required corporate (or equivalent) action on the part of such Seller, and no other corporate or similar proceedings on the part of such Seller are required to authorize the Transaction Documents or the consummation of the Transactions. Each such Transaction Document has been duly executed and delivered by each Seller and assuming that each such Transaction Document, as applicable, constitutes the legal, valid and binding obligation of the other parties thereto, constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions.
5.5    No Defaults or Conflicts. The execution and delivery of the Transaction Documents to be executed and delivered by each Seller and the consummation of the Transactions by such seller and performance by such Seller of its obligations under the Transaction Documents (a) do not conflict with or result in any violation of or constitute a default under the charter or by‑laws, or equivalent organizational documents, of the Seller or any Foreign Subsidiary, (b) do not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default (whether after the giving of notice, lapse of time or both) under, or give rise to a right of termination of, any Material Contract, Permit or obligation (other than Leases or the agreements set forth in Seller Disclosure Schedule 5.5), to which such Seller or any of the Foreign Subsidiaries is a party or by which the assets of such Seller or any of the Foreign Subsidiaries is bound, (c) do not violate in any respect any existing applicable Law, judgment, order, authorization or decree of any Governmental Authority having jurisdiction over such Seller, any Foreign Subsidiary, or any of their respective properties, and (d) do not result in the creation of any Encumbrance on any of the assets or properties of such Seller or any Foreign Subsidiary, other than (i) Encumbrances relating to the transferability of securities under applicable securities Laws (except as a result of a violation of the applicable securities Laws by the applicable Seller) and (ii) Encumbrances created by the Buyers’ or their Affiliate’s acts; provided, however, that no representation or warranty is made in the foregoing clauses (b), (c) or (d) with respect to matters that would not, individually or in the aggregate, reasonably be expected to be material to the Sellers and the Company Subsidiaries, taken as a whole, or materially impair or delay any Seller’s or Company Subsidiary’s ability to consummate the Transactions.
5.6    No Authorization or Consent Required. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required to be obtained or made by a Seller in connection with the due execution, delivery and performance by the Sellers of the Transaction Documents and the consummation by the Sellers of the Transactions; provided, however, that no representation or warranty is made with respect to authorizations, approvals, notices or filings with any Governmental Authority that if not obtained or made, would not, individually or in the aggregate, reasonably be expected to be material to the Sellers and the Company Subsidiaries, taken as a whole, or materially impair or delay a Seller’s ability to consummate the Transactions.
5.7    Financial Statements.
(a)    The consolidated profit and loss and working capital included in the Financial Statements fairly present, in all material respects, the consolidated profit and loss and working capital position of the Sellers and each Company Subsidiary for the periods indicated, in each case in accordance with GAAP, with only such deviations from GAAP and/or their consistent application as described in the notes to the Financial Statements and subject to normal year-end audit adjustments and the absence of related footnote disclosures (none of which, individually or in the aggregate, are material). The Financial Statements, including the footnotes thereto, have been prepared from the books and records of the Sellers and the Company Subsidiaries and have been prepared in accordance with GAAP except as noted therein. Seller Disclosure Schedule 5.7(a) sets forth certain unaudited trial balance identifiable accounts allocated to the Business, with support and applicable methodology and allocation principles for the preparation of such accounts and, as applicable, allocation of such accounts to the Business in accordance with the methodology set forth thereon, for the period from January 1, 2017 through September 30, 2017, which accounts fairly present, in all material respects, the trial balances of the Sellers and each Company Subsidiary identified therein for the Business and for the period indicated, in each case prepared in accordance with GAAP with only such deviations from GAAP and/or their consistent application as described therein and subject to normal year-end audit adjustments and the absence of related footnote disclosures (none of which, individually or in the aggregate, are material).
(b)    Except as set forth in Seller Disclosure Schedule 5.7(b), as of the date hereof, the Sellers and the Foreign Subsidiaries do not have any Liabilities of any kind of a type that are required by GAAP to be reflected or reserved against in a consolidated balance sheet of the Sellers and the Foreign Subsidiaries, except (i) as reflected or reserved against in the Financial Statements or the trial balance accounts allocated to the Business as set forth on, and determined in accordance with, Seller Disclosure Schedule 5.7(a), or (ii) for Liabilities incurred in the ordinary course of business of the Sellers and the Foreign Subsidiaries, consistent with past practice, since September 30, 2017 that are not, individually or in the aggregate, material to the Sellers and the Foreign Subsidiaries, taken as a whole. Since September 30, 2017, neither the Sellers nor any Foreign Subsidiary has materially reduced or released any reserves reflected in the Financial Statements or the trial balance accounts allocated to the Business as set forth on, and determined in accordance with, Seller Disclosure Schedule 5.7(a), except to the extent of the satisfaction of Liability underlying such reserve.
(c)    All applique inventory of the Sellers and Foreign Subsidiaries are currently sold by the applicable Seller or Foreign Subsidiary in active, in-line customer programs or are noted as discontinued on the books and records of the Sellers and with respect to which appropriate financial reserves for expected cost recovery have been made. All inventory of the Sellers and Foreign Subsidiaries consist of a quality and quantity usable and/or saleable in the ordinary course of the business conducted by the Sellers and Foreign Subsidiaries consistent with past practices, and to the extent inventory contains any material obsolete or damaged or defective items or materials, they are adequately reserved for in the Financial Statements, and the Sellers and Foreign Subsidiaries are not under any Liability with respect to the return of inventory or merchandise in the possession of wholesalers, retailers or other customers, other than in the ordinary course of the Sellers’ and Foreign Subsidiaries’ businesses in accordance with the Sellers’ and Foreign Subsidiaries’ return policy.
(d)    The accounts receivable and offsetting customer program Liabilities reflected on the unaudited trial balance accounts reflected on Seller Disclosure Schedule 5.7(a) and the accounts receivable arising after the date thereof and through the Closing Date have arisen from bona fide transactions entered into by the Sellers or Foreign Subsidiaries involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice. The accounts receivable and offsetting customer program Liabilities reflected on the unaudited trial balance accounts reflected on Seller Disclosure Schedule 5.7(a) constitute only valid and, to the knowledge of the Sellers, undisputed claims of the Sellers or Foreign Subsidiaries not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice or as required under contract subject to a reserve for bad debts shown on the trial balance accounts reflected on Seller Disclosure Schedule 5.7(a) (determined in accordance with GAAP). The accounts receivable, offsetting customer program Liabilities, and accounts payable reflected on the most recent Financial Statements or unaudited trial balance accounts reflected on Seller Disclosure Schedule 5.7(a) have been recorded in the books and records of the Sellers and Company Subsidiaries in accordance with GAAP. To the knowledge of the Sellers, (i) there are no pending and unresolved Chargebacks with respect to customer accounts of the Business which are not reserved for on the most recent Financial Statements, and (ii) there are no unresolved claims for Chargebacks with respect to customer accounts of the Business pending or threatened in writing against any Seller or Foreign Subsidiary which would, individually or in the aggregate, be material to the operation of the Business of the Sellers and Foreign Subsidiaries, taken as a whole.
(e)    Except as set forth in the Financial Statements, no Seller or Foreign Subsidiary maintains any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities and Exchange Commission.
5.8    Title to Assets. The Sellers, as applicable, have good and valid title to, or have a valid and binding leasehold, license or similar interest in, all of the Purchased Assets (except for such as may have been disposed of in the ordinary course of business since the date of the most recent Financial Statements), free and clear of all Encumbrances (other than Permitted Encumbrances and Encumbrances created by Buyers’ or their Affiliates’ acts). Except for the Excluded Assets, the Purchased Assets, together with the assets held by the Foreign Subsidiaries and the services to be provided to the Buyers or their Affiliates following Closing pursuant to the Transition Services Agreement, the Software License Agreement and the Trademark License Agreement, constitute all of the material assets, properties, rights and interests necessary to operate the Business as operated for the twelve (12) months prior to the date hereof (except for such assets as may have been disposed of in the ordinary course of business).
5.9    Absence of Certain Changes or Events. Except as otherwise contemplated by this Agreement, during the period from December 31, 2016 to the date of this Agreement, the Sellers and the Foreign Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice and there has not been:
(a)    any change, condition, circumstance, event or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)    with respect to any Foreign Subsidiary or the Sellers in respect of the ownership of the Purchased Assets or the operation of the Business: any change in material accounting or Tax accounting method, any adoption or change of any Tax election, any settlement or compromise of any claim, notice, audit report or assessment in respect of material Taxes, any filing of any amended Tax Return or other Tax Return, any entry into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to Taxes, or any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;
(c)    any adoption, modification or proposal of any change in the articles of incorporation, bylaws or other organizational documents of any Seller or Foreign Subsidiary;
(d)    any (i) acquisition by any Seller or Foreign Subsidiary (by merger, consolidation or acquisition of equity interests or assets or otherwise) of any corporation, limited liability company, partnership or other Person or division thereof, (ii) any investment by any Seller or Foreign Subsidiary in any other Person, or (iii) sale, lease, license, encumbrance or other disposition of assets, properties, securities, rights or interests of the Sellers or any Foreign Subsidiary, or any expiration or lapse of any Owned Intellectual Property, except as in the ordinary course of business;
(e)    except in connection with the execution and delivery of the Credit Facilities, any merger or consolidation of any Seller or Foreign Subsidiary with any other Person, adoption of a plan of complete or partial liquidation of the Sellers or any Foreign Subsidiary, or authorization or undertaking of a dissolution, consolidation, restructuring, recapitalization or other reorganization of any Seller or Foreign Subsidiary;
(f)    any loans, or advances made by any Seller or Foreign Subsidiary to any other Person, other than extensions of credit to customers in the ordinary course of business;
(g)    any capital expenditures by any Seller or Foreign Subsidiary in excess of $150,000.00;
(h)    to the actual knowledge of the Sellers, any amendment or modification in any material respect, or any termination or cancellation of, any Material Contract, or entrance into any contract that would constitute a Material Contract (other than (x) bidding for and entering into Material Contracts with customers or suppliers in the ordinary course of business consistent with past practice, (y) terminations of Material Contracts as a result of the expiration of the term of such Material Contracts and (z) renewals of Material Contracts in the ordinary course of business consistent with past practice);
(i)    except in the ordinary course of business consistent with past practice or as required by applicable Law or the terms of any Benefit Plan, any (i) increase, acceleration of or provision for additional compensation, benefits (fringe or otherwise) or other rights to any employee, (ii) payment by any Seller or Foreign Subsidiary to any Person of any bonus, success fee or other similar payment in connection with the sale of the Shares or the other Transactions, except as would be a Sellers’ Expense hereunder, (iii) grant, or amendment or modification of any grant or agreement to grant, any severance, termination, retention or similar payment to any employee, (iv) loan or advance of any money or other property to any employee, (v) grant by any Seller or Foreign Subsidiary or any of their Affiliates of any equity or equity-based awards, or (vi) establishment, adoption, entry into, amendment or termination of any Benefit Plan, collective bargaining agreement or other labor agreement or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Benefit Plan if it were in existence as of the date hereof;
(j)    any hiring, or engagement of, by any Seller or Foreign Subsidiary, or offer of employment or engagement made by any Seller or Foreign Subsidiary to, any Person whose total annual compensation exceeds or is expected to exceed $200,000, or termination of the employment other than for cause of any employee who is an officer or key employee;
(k)    acceleration or alteration in any material respect any of the Seller’s or any Foreign Subsidiary’s practices and policies relating to the rate of collection of accounts receivable or payment of accounts payable, or the failure by any Seller or Foreign Subsidiary to pay or satisfy any Liabilities when due and payable, except for such Liabilities being contested in good faith by the applicable Seller or Foreign Subsidiary as of the date hereof; or
(l)    agreement or commitment to do any of the foregoing.
5.10    Material Contracts; Customers and Suppliers.
(a)    Seller Disclosure Schedule 5.10(a) lists, as of the date hereof, all contracts, agreements, understandings and instruments (other than Seller Plans, Leases and purchase orders), whether written or oral, to which any Seller or Foreign Subsidiary is a party or to which their respective assets, property or business are bound or subject as of the date hereof: (i) pursuant to which any Seller or Foreign Subsidiary has made payments during the period of the twelve (12) calendar months ended December 31, 2016 of more than $150,000, or any Seller or Foreign Subsidiary has received payments during such period of more than $150,000, in each case, except for any contract, agreement or instrument that may be cancelled without penalty or termination payments by the applicable Seller or Foreign Subsidiary upon notice of 60 days or less; (ii) that are contracts relating to Indebtedness (other than any Indebtedness to be paid at Closing under Section 2.2); (iii) that are partnership, joint venture or similar agreements; (iv) that restrict any Seller or Foreign Subsidiary now or in the future from engaging in any material aspect of its business or competing in any way with any other Person (other than pursuant to nondisclosure agreements entered into by any Seller or Foreign Subsidiary in connection with any actual or potential acquisition of the business or assets of any Person, or otherwise in the ordinary course of business); (v) that contain a right of first refusal, first offer or first negotiation or a “most favored nation” provision for the benefit of any Person; (vi) that contain minimum volume, exclusivity or similar provisions for the benefit of any Person; (vii) pursuant to which any Seller or Foreign Subsidiary has granted any exclusive marketing, sales representative relationship, franchising consignment, distribution or any other similar right to any third party; (viii) to which any Governmental Authority is a party (other than any obligation, undertaking, commitment or other arrangement required by Law); (ix) which provide for the employment of an individual on a full-time, part-time, or other basis or for consultancy with an individual which provides for salaries, compensation, remuneration, bonuses or benefits of any kind in excess of $150,000.00 per year (other than benefits provided under a Company Plan or International Plan); (x) which constitute material IP Licenses (other than licenses for commercially available, off-the-shelf software), where “IP Licenses” are agreements pursuant to which any Seller or Foreign Subsidiary has granted any right in or to any Owned Intellectual Property to a third party (other than rights granted to consultants, contracts or vendors to use Owned Intellectual Property for the sole benefit of a Seller or Foreign Subsidiary), or uses any Intellectual Property; or (xi) which is a collective bargaining agreement (the contracts listed or required to be listed on Seller Disclosure Schedule 5.10(a) are referred to herein as, collectively, the “Material Contracts”). The Sellers have made available to the Buyers true and correct copies of each written Material Contract or, to the extent any such Material Contract is unwritten, a summary description of the material terms thereof is set forth on Seller Disclosure Schedule 5.10(a).
(b)    Each Material Contract is valid and binding on the applicable Seller or Foreign Subsidiary, as the case may be, and, to the knowledge of the Sellers, the counterparties thereto, and is in full force and effect, except (i) to the extent that the enforceability thereof may be limited by the Equitable Exceptions or (ii) as would not, individually or in the aggregate, reasonably be expected to be material to the Sellers and the Foreign Subsidiaries, taken as a whole. With respect to all Material Contracts, no Seller or Foreign Subsidiary or, to the knowledge of the Sellers, any other party to any such contract is in breach thereof or default thereunder and there does not exist under any Material Contract any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by any Seller or Foreign Subsidiary or, to the knowledge of the Sellers, any other party to such Material Contract, in each case except for such breaches, defaults and events as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, reasonably be expected to be material to the Sellers and the Foreign Subsidiaries, taken as a whole.
(c)    Seller Disclosure Schedule 5.10(c) sets forth a list of the top ten (10) customers (determined by the amount of total invoiced sales) of the Sellers and the Foreign Subsidiaries for the fiscal year ended December 31, 2016 (each, a “Material Customer”). No such Material Customer, during the last twelve (12) months, has (i) cancelled, terminated or materially and adversely (from the Sellers’ and the Foreign Subsidiaries’ perspective) altered its relationship with any of the Sellers or Foreign Subsidiaries, or (ii) to the actual knowledge of the Sellers, provided written notice of the alteration of such Material Customer’s business practices in a manner that would reasonably be expected to materially and adversely (from the Sellers’ and the Foreign Subsidiaries’ perspective) alter its relationship with any of the Sellers or Foreign Subsidiaries, other than in the ordinary course of business, or threatened in writing to cancel, terminate or materially and adversely alter any of its contracts with any of the Sellers or Foreign Subsidiaries.
(d)    Seller Disclosure Schedule 5.10(d) sets forth a list of the top ten (10) suppliers (determined by the amount purchased) of the Sellers and the Foreign Subsidiaries for the fiscal year ended December 31, 2016 (each, a “Material Supplier”). No such Material Supplier, during the last twelve (12) months, has cancelled, terminated or materially and adversely (from the Sellers’ and the Foreign Subsidiaries’ perspective) altered its relationship with any of the Sellers or Foreign Subsidiaries or, to the knowledge of the Sellers, threatened to cancel, terminate or materially and adversely alter, any of its contracts with any of the Sellers or Foreign Subsidiaries. Since September 30, 2017, each Seller and each Foreign Subsidiary has acted in a commercially reasonable manner consistent with past practice with respect to payment of amounts due to material vendors and suppliers pursuant to the applicable contractual arrangements with such material vendors and suppliers.
5.11    Product Warranty. Since December 31, 2015, all products manufactured, sold or delivered by the Sellers and the Foreign Subsidiaries have been in conformity, in all material respects, with all applicable material contractual commitments and all express and implied warranties. Since January 1, 2016, none of the Sellers or Foreign Subsidiaries has been notified of any claims for, and the Sellers’ have no knowledge of any threatened claims for, any extraordinary product returns, warranty obligations or product services relating to any of its products or services, and there have been no product recalls, withdrawals or seizures with respect to any products manufactured, sold or delivered by any Seller or Foreign Subsidiary.
5.12    Litigation. Except as set forth on Seller Disclosure Schedule 5.12, as of the date hereof, (a) there are no Actions pending, or to the knowledge of the Sellers, threatened against any Seller or Foreign Subsidiary or their respective properties, assets or operations before any Governmental Authority which would, individually or in the aggregate, be material to the operation of the business of the Sellers and Foreign Subsidiaries, taken as a whole, (b) no Seller or Foreign Subsidiary is subject to any material unsatisfied order, judgment, injunction, ruling, decision, award or decree of any Governmental Authority, and (c) there is no Action pending, or, to the knowledge of the Sellers, threatened seeking to prevent, hinder, modify, delay or challenge the Transactions.
5.13    Compliance with the Laws; Permits.
(a)    Each Seller and each Foreign Subsidiary is and has been since January 1, 2014 in compliance in all material respects with all material applicable Laws. No Seller or any Foreign Subsidiary has, since January 1, 2014, received any written notice from any Governmental Authority alleging that such seller or Foreign Subsidiary is not in compliance in all material respects with any material Law applicable to the conduct of the Sellers’ and the Foreign Subsidiaries’ businesses.
(b)    Except as set forth on Seller Disclosure Schedule 5.13(b), each Seller and Foreign Subsidiary has all material consents, authorizations, registrations, qualifications, certificates, licenses, permits and rights necessary for the lawful conduct of each Sellers’ and Foreign Subsidiary’s businesses and the lawful ownership of their properties and assets (collectively, “Permits”). All such Permits are in full force and effect, and there has occurred no default or non-compliance under any Permit by any Seller or Foreign Subsidiary, except as would not, individually or in the aggregate, reasonably be expected to be material to the Sellers and the Foreign Subsidiaries, taken as a whole. There is no investigation or proceeding pending or, to the knowledge of the Sellers, threatened that would, individually or in the aggregate, reasonably be expected to result in the termination, revocation, suspension, or restriction of any Permit, or the imposition of any material fine, penalty or other sanctions for violation of any legal or regulatory requirements relating to any Permit, or that would reasonably be expected to adversely affect in any material respect the consummation of the Transactions.
(c)    No representation or warranty is given under this Section 5.13 with respect to Taxes or Environmental Laws, which matters are covered exclusively under Sections 5.16 and 5.21 respectively.
5.14    Foreign Corrupt Practices Act and Certain Payments; Export and Import Controls; Sanctions; Anti-Money Laundering Laws.
(a)    Foreign Corrupt Practices Act and Certain Payments. Neither the U.S. Government nor any other Person has notified any of the Sellers or Foreign Subsidiaries in writing of any actual or alleged violation or breach of the Foreign Corrupt Practices Act of 1977 (the “Foreign Corrupt Practices Act”). None of the Sellers and the Foreign Subsidiaries has undergone since January 1, 2014 or is undergoing any audit, review, inspection, investigation, survey or examination of records relating to the Sellers’ or any of the Foreign Subsidiaries’ compliance with the Foreign Corrupt Practices Act. The Sellers and the Foreign Subsidiaries have not been since January 1, 2014 and are not now under any administrative, civil or criminal investigation or indictment and are not party to any Action involving alleged false statements, false claims or other improprieties relating to the Sellers’ or any of the Foreign Subsidiaries’ compliance with the Foreign Corrupt Practices Act. The Sellers and the Foreign Subsidiaries have developed and implemented an anti-corruption compliance program that includes internal controls, policies, and procedures designed to ensure compliance in all material respects with any applicable national, regional or local anticorruption Law.
(b)    Export and Import Controls; Sanctions. The operations of the Sellers and the Foreign Subsidiaries are and have been conducted at all times since January 1, 2014 in compliance in all material respects with all US export control, US customs and trade laws and regulations, and with all US sanctions requirements, including, but not limited to, the requirements of the Export Administration Regulations, the International Traffic In Arms Regulations, OFAC regulations and Census Bureau regulations, in each case applicable to the Business. None of the Sellers and the Foreign Subsidiaries and, to the actual knowledge of the Sellers or the knowledge of Seller Parent, any director, officer, agent, employee, affiliate or other person acting on behalf of any of the Sellers or Foreign Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”). None of the Sellers and the Foreign Subsidiaries (i) appears on the of “Specially Designated Nationals and Blocked Persons” maintained by OFAC (the “OFAC SDN List”), (ii) is included in, owned by, controlled by, acting for or on behalf of, knowingly providing assistance, support, sponsorship or services of any kind to, or otherwise associated with, any of the Persons referred to or described in the OFAC SDN List, or (iii) to the actual knowledge of the Sellers or the knowledge of Seller Parent, has conducted business with, or engaged in any transaction in the past three (3) years with, any Person named on the OFAC SDN List or any Person included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship or services of any kind to, or otherwise associated with, any of the Persons referred to or described in the OFAC SDN List. The Sellers and the Foreign Subsidiaries have developed and implemented written export and import and sanctions compliance programs that include internal controls, policies, and procedures designed to ensure compliance in all material respects with any such US export and import and US sanctions requirements applicable to the Business.
(c)     Anti-Money Laundering Laws. The operations of the Sellers and the Foreign Subsidiaries are and have been conducted at all times in the past three (3) years in compliance in all material respects with all material applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the USA Patriot Act, and the material applicable anti-money laundering statutes of jurisdictions where the Sellers and the Foreign Subsidiaries conduct business, and the rules and regulations thereunder (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any Governmental Authority involving the Sellers and the Foreign Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Sellers, threatened in writing.
5.15    Intentionally Omitted.
5.16    Taxes.
(a)    All foreign and U.S. federal, state and local Tax Returns required to be filed by or with respect to any Foreign Subsidiary or any Seller with respect to the ownership of the Purchased Assets or the operation of the Business have been timely (within any applicable extension periods) filed, and all such Tax Returns are true, complete and correct in all material respects. No Foreign Subsidiary or Seller with respect to the ownership of the Purchased Assets or the operation of the Business is the beneficiary of any extension of time within which to file any Tax Return or has made (or had made on its behalf) any requests for any such extension.

(b)    The Foreign Subsidiaries and the Sellers with respect to the ownership of the Purchased Assets or the operation of the Business have fully and timely paid all material Taxes due and owing by the Foreign Subsidiaries and the Sellers with respect to the ownership of the Purchased Assets or the operation of the Business (whether or not such Taxes were shown as due on a Tax Return).
(c)    All deficiencies for Taxes asserted or assessed in writing against the Foreign Subsidiaries or the Sellers with respect to the ownership of the Purchased Assets or the operation of the Business have been fully and timely (within any applicable extension periods) paid or settled. There is no dispute or claim concerning any Tax Liability of any Foreign Subsidiary or any Seller with respect to the ownership of the Purchased Assets or the operation of the Business either (i) claimed or raised by any Governmental Authority in writing or (ii) of which the Sellers have knowledge based upon written contact with any agent or representative of any such Governmental Authority.
(d)    Except as set forth on Seller Disclosure Schedule 5.16(d), no examination, audit, claim or other administrative or court proceeding is pending relating to any material Taxes or Tax Returns of any Foreign Subsidiary or any Seller with respect to the ownership of the Purchased Assets or the operation of the Business, and no Foreign Subsidiary or Seller with respect to the ownership of the Purchased Assets or the operation of the Business has received written notice of any actual or threatened examinations, audits, claims or other administrative or court proceedings with respect to any Taxes.
(e)    All Taxes which the Foreign Subsidiaries or the Sellers with respect to the ownership of the Purchased Assets or the operation of the Business were required to withhold or collect have been withheld and collected and have been paid over to the proper Governmental Authorities. All Taxes and stamp duty amounts due and payable to Governmental Authorities in relation to the Foreign Securities (excluding any such Taxes becoming due and payable in connection with the transactions contemplated by this Agreement) have been duly and timely paid.
(f)    There are no Encumbrances for Taxes upon the Purchased Assets or the assets of the Foreign Subsidiaries other than Permitted Encumbrances.
(g)    There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of any Foreign Subsidiary or any Seller with respect to the ownership of the Purchased Assets or the operation of the Business for any taxable period and no request for any such waiver or extension is currently pending.
(h)    No Foreign Subsidiary has consummated or participated in, and is not currently participating in, any transaction which was or is a “listed transaction” or a “reportable transaction” as defined in Section 6707A of the Code or Treasury Regulation Section 1.6011-4(b) or any transaction requiring disclosure under a corresponding or similar provision of state, local or foreign Law.

(i)    No Foreign Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) use of an improper method of accounting for any taxable period ending on or prior to the Closing Date, (ii) agreement with any Governmental Authority entered into on or before the Closing Date, (iii) transaction occurring on or before the Closing Date reported under the installment method of accounting or the long-term contract method of accounting, (iv) transaction occurring on or before the Closing Date reported as an open transaction for U.S. federal income tax purposes (or any corresponding or similar U.S. state, local or foreign tax purposes), (b) prepaid amounts or advance payments received on or before the Closing Date, or (v) any change in method of accounting occurring or requested on or before the Closing Date. Neither any Seller nor any of the Company Subsidiaries will be required to include in any taxable period (or portion thereof) beginning after the Closing Date any item of income attributable to income accrued (or cash that was received), but was not recognized, in a Pre-Closing Taxable Period as a result of the cash method of accounting, completed contract method of accounting or percentage completion method of accounting.
(j)    No jurisdiction for which any Foreign Subsidiary or any Seller with respect to the ownership of the Purchased Assets or the operation of the Business does not file Tax Returns or pay Taxes has notified any Seller or Foreign Subsidiary in writing that it is or may be required to file Tax Returns or pay Taxes with respect to such jurisdiction.
(k)    No Foreign Subsidiary is a party to or bound by any Tax allocation or sharing agreement, other than any customary commercial agreement that may include Tax allocation or sharing provisions, but a significant purpose of which is unrelated to Taxes (such as a loan or a lease agreement).
(l)    No Foreign Subsidiary has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with this acquisition.
(m)    No Foreign Subsidiary has a “permanent establishment” in a country outside of its country of “residence,” as such terms are defined in any applicable Tax treaty or convention. No Seller has a “permanent establishment” in India, as such term is defined in any applicable Tax treaty or convention. Each Seller is, and has been since formation or incorporation, a tax resident of the country of its formation or incorporation and holds a valid tax residency certificate from the relevant Governmental Authority, and such tax residency has never been challenged by any Governmental Authorities. Each Seller has a place of effective management in the place of its incorporation, and key managerial and commercial decisions necessary for the Seller to conduct its affairs are made in the country of its incorporation.

(n)    This Section 5.16 and Section 5.19 constitute the exclusive representations and warranties of the Sellers with respect to Taxes.
5.17    Intellectual Property.
(a)    Seller Disclosure Schedule 5.17(a) sets forth all (i) Owned Intellectual Property that is registered or subject to a pending application for registration or issuance (collectively, “Registered IP”) and (ii) all unregistered Trademarks and unregistered proprietary software included in the Owned Intellectual Property that are material to the operation of the business of the Sellers and the Foreign Subsidiaries. All registrations and applications for registration for issuance of Registered IP have been duly maintained (including the payment of maintenance, application, registration and other fees) and are not expired, cancelled, lapsed or abandoned. No Registered IP is involved in any interference, reissue, reexamination, opposition or cancellation proceeding, and no such proceeding is or has been threatened in writing. All of the Owned Intellectual Property (excluding any pending applications included therein) is valid, enforceable, and subsisting.
(b)    Except as set forth on Seller Disclosure Schedule 5.17(b), to the knowledge of the Sellers, a Seller or a Foreign Subsidiary, as applicable, owns, is licensed to use or otherwise possesses adequate and enforceable rights to use all Intellectual Property necessary for the operation of the business of the Sellers and the Foreign Subsidiaries. Either a Seller or a Foreign Subsidiary solely owns all Owned Intellectual Property, free and clear of any Encumbrances other than Permitted Encumbrances and subject to IP Licenses. The Owned Intellectual Property together with all Intellectual Property licensed to the Sellers and the Foreign Subsidiaries pursuant to an IP License constitutes all Intellectual Property used in the operation of the business of the Sellers and the Foreign Subsidiaries as currently conducted.
(c)    Except as set forth on Seller Disclosure Schedule 5.17(c), (i) to the knowledge of the Sellers, neither the Owned Intellectual Property nor the conduct of the Business as currently conducted infringes, misappropriates, or otherwise violates Intellectual Property right of a third party, and (ii) no claim is pending, or has been since January 1, 2014 asserted or notified against any Seller or Foreign Subsidiary that the conduct of the Business infringes upon, misappropriates, or otherwise violates or has infringed upon, misappropriated, or otherwise violated any Intellectual Property rights of a third party. To the knowledge of the Sellers: (A) each Seller and each Foreign Subsidiary is in material compliance with the terms and conditions of all IP Licenses with third parties; (B) Seller Disclosure Schedule 5.17(c) sets forth all claims or audits pending, or that have been asserted or notified against any Seller or Foreign Subsidiary, as of the date hereof regarding the conduct of any Seller or any Foreign Subsidiary under any IP License with a third party; (C) the most recent Financial Statements reflect reserves that are required by GAAP to be reflected or reserved against in such Financial Statements with respect to any minimum royalty guarantees set forth in any IP License with a third party; and (D) there are no circumstances, events, matters or other conditions which reasonably could be expected to result in material (individually or in the aggregate) Liabilities to be charged or assessed by any third party licensor under an IP License.
(d)    To the knowledge of the Sellers, no Owned Intellectual Property is being infringed or violated by any Person in any material manner.
(e)    The Sellers and the Foreign Subsidiaries have each taken reasonable steps in accordance with reasonable or generally accepted industry practices to protect their rights in their material Intellectual Property and to maintain the confidentiality of their trade secrets and Confidential Information. Notwithstanding the generality of the foregoing, each Person who is or was involved in the creation or development of any Owned Intellectual Property or that has received trade secrets or Confidential Information of any Seller or Foreign Subsidiary (including all past and present employees, consultants and contractors) has signed a valid and enforceable agreement pursuant to which such Person has (i) agreed to hold all trade secrets and Confidential Information of the Sellers and the Foreign Subsidiaries (and trade secrets and confidential information of any Person to whom any Seller or Foreign Subsidiary has a confidentiality obligation) in confidence both during and after their employment or retention, as applicable, and (ii) assigned to a Seller or Foreign Subsidiary all of such Person’s rights, title and interest in and to all Intellectual Property rights created or developed for any Seller or Foreign Subsidiary or currently used in the business of such entity in the course of their employment or retention thereby.
(f)    To the knowledge of the Sellers, all software used internally by the Sellers and the Foreign Subsidiaries is owned by a Seller or Foreign Subsidiary or used pursuant to a valid license or other enforceable right and is not a “bootleg” version or unauthorized copy. To the knowledge of the Sellers, the software and IT assets used to operate the Business (i) are in satisfactory working order and are scalable to meet current and reasonably anticipated capacity; (ii) have appropriate security, back-ups, disaster recovery arrangements and hardware and software support and maintenance to minimize the risk of material error, breakdown, failure or security breach occurring and to ensure if such event does occur it does not cause a material disruption to the Business; (iii) are configured and maintained to minimize the effects of viruses and do not contain trojan horses, spyware, adware, malware or other malicious code; and (iv) have not suffered any material error, breakdown, failure or security breach in the last twenty-four (24) months which has caused disruption or damage to the Business. To the knowledge of the Sellers, no Seller or Foreign Subsidiary has used software licensed under an open source or similar license in a manner that would require such Seller or Foreign Subsidiary to make any software included in the Owned Intellectual Property available to any Person or otherwise license such software on a royalty-free basis, disclose any source code of such software to any Person, or prevent any Seller or Foreign Subsidiary from patenting any invention contained therein.
(g)    The Sellers and the Foreign Subsidiaries are each in compliance in all material respects with all applicable Laws and contractual obligations regarding the collection, use and protection of personally identifiable information, including

Payment Card Industry Data Security Standard (PCI DSS), the Data Protection Act 1998 (the “Data Protection Act”) and all other laws on the protection of individuals with regard to the collection, use and protection of personally identifiable data, and with the Sellers’ and the Foreign Subsidiaries’ privacy policies. Additionally, except as would not, individually or in the aggregate, reasonably be expected to be material to the Sellers and the Foreign Subsidiaries, taken as a whole, each applicable UK Foreign Subsidiary is duly registered as a data controller (or equivalent under the Data Protection Laws) for all purposes for which registration is required under the Data Protection Act in respect of the business of the Sellers and the Foreign Subsidiaries, has paid all fees payable in respect of its notifications under the Data Protection Act; has written agreements with its processors and sub-processors, subcontractors and any other vendors complying with the relevant third party processing provisions of the Data Protection Act; has informed all data subjects (as defined in the Data Protection Act) of its processing of personal data (as defined in the Data Projection Act); has in place valid and up-to-date data protection consents, data protection policies and cookie usage policies; and has complied with all requirements under the Data Protection Act relating to the transfer of personal data (as defined in the Data Projection Act) outside the European Economic Area. No claim, action or proceeding has been asserted, to the knowledge of the Sellers, threatened in writing, alleging a violation of any Person’s rights of publicity or privacy or personal information or data rights and the consummation of the transactions contemplated hereby will not breach or otherwise cause any violation of any Laws, contracts, and any policies of the Sellers and the Foreign Subsidiaries relating to privacy, data security and data protection that are binding on any Seller or Foreign Subsidiary (including the Data Protection Act).
5.18    Real Property.
(a)    Seller Disclosure Schedule 5.18(a) sets forth a true and complete list as of the date hereof of all of the real property owned by any of the Sellers or Foreign Subsidiaries (the “Owned Real Property”). The Sellers and the Foreign Subsidiaries have good and marketable fee simple title, or a local equivalent, to the Owned Real Property free and clear of any Encumbrances other than Permitted Encumbrances. Except as set forth on Seller Disclosure Schedule 5.18(a), (i) no Seller or Foreign Subsidiary has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or Leased Real Property or any portion thereof, and (ii) other than the rights of the Buyers pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase any parcel of Owned Real Property or any portion thereof or interest therein and no Seller or Foreign Subsidiary has entered into any agreement to acquire an interest in any freehold or leasehold land, buildings or property.
(b)     (i) Seller Disclosure Schedule 5.18(b)(i) contains a true and complete list as of the date hereof of all real property leased or subleased by the Sellers and the Foreign Subsidiaries (as lessees or sublessees) (the “Leased Real Property”, and together with the Owned Real Property, the “Real Property”) and (ii) Seller Disclosure Schedule 5.18(b)(ii) contains a true and complete list as of the date hereof of all leases or subleases of the Leased Real Property under which any Seller or Foreign Subsidiary leases or subleases the Leased Real Property (as lessee or sublessee), as the same may have been amended, supplemented or otherwise modified from time to time (the “Leases”). The Sellers have provided to the Buyers a complete and accurate copy of each Lease, which is valid and binding on the applicable Seller or Foreign Subsidiary party thereto and, to the knowledge of the Sellers, any other parties thereto, and is in full force and effect. With respect to each Lease:
(i)    a Seller or a Foreign Subsidiary, as applicable, has a valid leasehold interest in each Leased Real Property free and clear of any Encumbrances other than Permitted Encumbrances; and
(ii)    no Seller or Foreign Subsidiary nor, to the knowledge of the Sellers, any other party to any Lease is in material breach thereof or default thereunder and, to the knowledge of the Sellers, there does not exist under any Lease any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by any Seller or Foreign Subsidiary or, to the knowledge of the Sellers, any other party to such Lease, in each case except for such breaches, defaults and events as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, reasonably be expected to be material to the Sellers and the Foreign Subsidiaries, taken as a whole.
(c)    The Owned Real Property identified on Seller Disclosure Schedule 5.18(a) and the Leased Real Property identified on Seller Disclosure Schedule 5.18(b)(i) comprise all of the real property used or occupied by the Sellers and the Foreign Subsidiaries.
(d)    No Seller or Foreign Subsidiary has received written notice of any outstanding orders, notices, or proposals from any governmental authority of any condemnation, violation, non-compliance or like Action affecting any of the Real Property (involving compulsory acquisition or requisition or otherwise). To the knowledge of the Sellers, (i) there are no disputes relating to the Sellers or the Foreign Subsidiaries’ ownership of any of the Real Property and (ii) there are, appurtenant to each Real Property all material rights and easements necessary for their current use and occupancy.
(e)    The use and operation of the Real Property by the Sellers or the Foreign Subsidiaries, as applicable, do not violate any covenants, conditions, agreements, statutory requirements, planning consents, building regulations, orders and regulations affecting any of the Real Property except as would not, individually or in the aggregate, reasonably be expected to be material to the Sellers and the Foreign Subsidiaries, taken as a whole. No notice of any breach of any such matter has been received.
(f)    The Sellers or the Foreign Subsidiaries, as applicable, are in sole and undisputed occupation of the Leased Real Property and have valid, leasehold title to the Leased Real Property.

5.19    Employees and Employee Benefit Plans.
(a)    Seller Disclosure Schedule 5.19(a) sets forth the name of each Business Employee and, with respect to each such Business Employee, his or her: (i) employing entity; (ii) job title; (iii) current base salary or hourly rate of pay; (iv) place of residence and physical work location; (v) status as exempt or non-exempt under the FLSA (if applicable); (vi) bonus compensation and other compensation earned in 2016 and paid or payable in 2017; (vii) hire date and service date (if different); (viii) leave status (including nature and expected duration of any leave); and (ix) visa status (if not a U.S. Person). The Business Employees listed on Seller Disclosure Schedule 5.19(a) represent the entirety of the individuals whose employment involves providing or performing services with respect to the Business (except any de minimis services). The Foreign Subsidiaries do not employ any individual other than individuals whose employment involves providing or performing services with respect to the Business. No Business Employee or Former Business Employee currently or formerly located in the United States is now or has been employed by a Foreign Subsidiary.
(b)    The Sellers and Foreign Subsidiaries have in all material respects properly classified its current and former consultants, independent contractors and other non-employee service providers. All Business Employees and Former Business Employees have classified as exempt under the FLSA and state and local wage and hour laws are now and have previously been properly classified in all material respects.
(c)    Seller Disclosure Schedule 5.19(c) sets forth a complete and accurate list of the name of each current independent contractor retained with respect to the Business.
(d)    Other than as set forth on Seller Disclosure Schedule 5.19(d) with respect to its applicable U.S. Business Employees, individual consultants, and directors, the Sellers and Foreign Subsidiaries do not have any employment, service or consulting agreements with any Person that cannot be terminated by the Sellers or Foreign Subsidiaries at any time without penalty, premium or other Liability. Except as set forth on Seller Disclosure Schedule 5.19(d)2.2(b)(v), the Sellers and Foreign Subsidiaries have not made any binding, enforceable guarantees or commitments to any of their Business Employees with respect to continued employment or increased compensation after the Closing Date.
(e)    With respect to the non-US Business Employees and directors, all service and employment agreements entered into by the Sellers and Foreign Subsidiaries at the date of this agreement may be terminated by not more than 3 months' notice and without payment of compensation or damages (other than any payments arising under statute or payment for unfair dismissal in the UK or equivalent protection elsewhere).
(f)    Other than as set forth on Seller Disclosure Schedule 5.19(f), no non-US employee would be entitled to any amount other than the minimum redundancy payment required by Law in connection with the termination of employment for a reduction in force or redundancy situation.
(g)    Except as set forth on Seller Disclosure Schedule 5.19(g), no current Business Employee, consultant or director:
(i)    has given or received notice terminating his or her office or employment or engagement or altering its terms, and no such person will be entitled as a result of the consummation of the Transactions to give notice of termination or claim for any payment or benefit or treat himself as being released from any obligation;
(ii)    is on Family Medical Leave Act leave, disability leave or other sick leave which (as the date of this agreement) has continued for more than 14 consecutive days; or
(iii)    is on maternity, paternity, parental or adoption leave.
(h)    For any Business Employees, consultants and directors, no Seller or Foreign Subsidiary has in the last twelve (12) months altered any of the terms of employment or the engagement of any current director, consultant or Business Employee or offered, promised or agreed to any future variation in the terms of employment or engagement of any current director, consultant or Business Employee.
(i)    Except as set forth on Seller Disclosure Schedule 5.19(i), no disciplinary action or other adverse action has been taken against any Business Employees, Former Business Employees, consultants and directors by any Seller or Foreign Subsidiary, and no grievance or complaint of any kind of discrimination, harassment or retaliation has been raised in written notice to the Sellers or any Foreign Subsidiary or verbally to the applicable Seller’s or Foreign Subsidiary’s hotline (if such a hotline exists) or, to the knowledge of Sellers, verbally to the human resources department of such Seller or Foreign Subsidiary, by them against any Seller or any Foreign Subsidiary in the two (2) years ending on the date of this agreement.
(j)    Except as set forth on Seller Disclosure Schedule 5.19(j), no current or former director, employee or consultant has any claim against a Seller or any Foreign Subsidiary for loss of office or arising out of the termination of his office, employment or consultancy or in respect of any accident or injury or otherwise and there is no event which would or might give rise to any such claim.
(k)    Seller Disclosure Schedule 5.19(k) sets forth all employees of a Seller or a Foreign Subsidiary whose employment was terminated in the twelve (12) months ending on the date of this agreement, the reason for the termination and any payments made to the employees on or in connection with such termination.

(l)    Except as set forth on Seller Disclosure Schedule 5.19(l), Since January 1, 2014, no Business Employee has transferred to a Seller or any Foreign Subsidiary under the automatic transfer principle.
(m)    Each Person currently or formerly employed or engaged by any Seller or Foreign Subsidiary provided the Seller or such Foreign Subsidiary with the required legal authorization to work in the country in which he or she is or was employed or engaged.
(n)    Seller Disclosure Schedule 5.19(n)(i) contains a true and complete list of each US Plan. Seller Disclosure Schedule 5.19(n)(ii) contains a true and complete list of each International Plan.
(o)    With respect to each Seller Plan, Sellers have made available to the Buyers true, correct, and complete copies of all documents constituting such Seller Plan, including insurance policies, service agreements, and formal and informal amendments thereto, and, to the extent applicable, true, correct, and complete copies of: (i) any related trust agreement; (ii) the most recent IRS determination letter and all material correspondence with any Governmental Authority with respect thereto; (iii) the most recent summary plan description and any amendments or modifications thereof; (iv) for the three (3) most recent plan years (A) the Form 5500 and attached schedules, or other annual report prepared in connection with such Seller Plan and (B) audited financial statements; and (v) all employee manuals or handbooks containing personnel or employee relations policies.
(p)    Seller Disclosure Schedule 5.19(p) sets forth (i) the benefit obligations as of the end of the most recently completed plan year for the Postretirement Welfare Plan, (ii) a list of each participant in the Postretirement Welfare Plan, together with such participant’s date of birth, sex and termination date. No Business Employee or other active employee of the Sellers or any of their Affiliates participates in or may accrue benefits under, or is entitled to participate in or accrue benefits under, and the Postretirement Welfare Plan is frozen to the entry of new participants. In no case shall Liabilities under or arising out of the Postretirement Welfare Plan exceed a reimbursement payable to each participant of $90.00 and to all participants in the aggregate of $7,560.00, in each case per calendar quarter, ceasing upon the applicable participant’s death with no right of survivorship or any other rights in any beneficiary of the participant or other Person.
(q)    Seller Disclosure Schedule 5.19(q) sets forth a list of each participant in the SERP, together with such participant’s account balance as of September 30, 2017, termination date (if applicable), and election(s) with respect to the timing of payment of amounts under the SERP. In no case shall Liabilities under or arising out of the SERP exceed the aggregate account balances set forth on Seller Disclosure Schedule 5.19(q) and interest accrued on such amounts after September 30, 2017 not to exceed four percent (4%), compounded annually. The SERP is exempt from the application of Section 409A of the Code by reason of the application of Treasury Regulation Section 1.409A-6(a)(1)(i).

(r)    With respect to each of the SERP and the Postretirement Welfare Plan, the Sellers have made available to the Buyers (i) true, correct, and complete copies of all reports submitted within the preceding three (3) years by third-party administrators, actuaries, investment managers, consultants or other independent contractors; (ii) all written communications and summaries of all material non-written communications, with respect to such Seller Plan; (iii) all notices that were issued within the preceding three (3) years by the IRS, Department of Labor or any other Governmental Authority; (iv) all participant election forms and other participant notices or agreements; and (v) with respect to the SERP, the top hat plan statement filed with the Department of Labor pursuant to 29 C.F.R. Section 2520.104-23(b) and all documents and correspondence relating to such filing.
(s)    None of the Sellers or the Foreign Subsidiaries, nor any ERISA Affiliate, sponsors, maintains or contributes to, or has ever sponsored, maintained or contributed to, or had any Liability with respect to, any employee benefit plan subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA. None of the Seller Plans is a multiemployer plan (as defined in Section 3(37) of ERISA). None of the Sellers or the Foreign Subsidiaries, nor any ERISA Affiliate, contributes to or has ever contributed to or had any other Liability with respect to, a multiemployer plan.
(t)    (i)  Each US Plan has at all times been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Law; (ii) each US Plan which is intended to be qualified within the meaning of Code Section 401(a) has received a favorable determination letter from the IRS as to its qualification, which determination letter remains in effect and has not been revoked, and nothing has occurred that could reasonably be expected to cause the loss of such qualification or the imposition of any Liability, lien, penalty, or tax under ERISA or the Code; and (iii) no Seller Plan provides medical or death benefits with respect to current or former employees of the Sellers, the Foreign Subsidiaries, or any ERISA Affiliate, including any Business Employees or former employees of the Business, beyond their termination of employment (other than coverage mandated by Law).
(u)    None of the Sellers, the Foreign Subsidiaries or any ERISA Affiliate have incurred any material Liability for any excise, income or other Taxes with respect to any Seller Plan, no non-exempt prohibited transaction under ERISA or Section 4975 of the Code has occurred with respect to any Seller Plan, and there has not occurred any breach of fiduciary duty by the Sellers, the Foreign Subsidiaries or any ERISA Affiliate with respect to any Seller Plan.
(v)    Each International Plan has been maintained in material compliance with its terms and with applicable Law and has been maintained in good standing with applicable Governmental Authorities and all reporting, disclosure, and notice requirements of applicable Law have been fully and completely satisfied with respect to each International Plan. Each International Plan that is intended to be tax-qualified under applicable Law is so qualified and nothing has occurred that could cause the loss of such qualification.
(w)    With respect to each Seller Plan, no Actions (other than routine claims for benefits in the ordinary course) are pending, no written notice has been received of any Action, nor, to the knowledge of the Sellers, has any Action been threatened in writing. No matters are pending with respect to any Seller Plan under any IRS program or before any other Governmental Authority.
(x)    The consummation of the Transactions shall not, alone or together with any other event or condition, (i) result in any payment becoming due to any current or former employee, director or consultant of any Seller or Foreign Subsidiary, (ii) result in the acceleration of payment, vesting or funding of any payments or benefits under any Seller Plan or otherwise to any current or former employee, director or consultant of any Seller or Foreign Subsidiary, or (iii) result in any payment under any Seller Plan failing to be deductible by reason of Section 280G of the Code.
(y)    Each Seller Plan subject to Section 409A of the Code has complied in form and operation with the requirements of Section 409A of the Code as in effect from time-to-time.
(z)    The Buyers and their Affiliates, including, following the Closing, the Foreign Subsidiaries, do not, and shall not, either directly or indirectly, have any Liability, as a matter of Law or otherwise, with respect to any Benefit Plan (other than (i) the SERP, (ii) the Assumed Postretirement Welfare Liabilities, (iii) the International Plans and (iv) severance payments payable under the Wilton Brands Severance Program as in effect on the date hereof to the extent that such severance payments are Assumed Liabilities pursuant to Section 2.1(e)(v)), that was or is sponsored or maintained by the Sellers, the Foreign Subsidiaries, or any ERISA Affiliate, or to which the Sellers, the Foreign Subsidiaries, or any ERISA Affiliate contribute or for which the Sellers, the Foreign Subsidiaries, or any ERISA Affiliate had, or may have, any Liability, contingent or otherwise, either directly or indirectly through an ERISA Affiliate.
(aa)    All contributions and obligations under any Seller Plan which are due for any period ending on or before the Closing Date have been paid or accrued by Sellers or their Affiliates, as applicable, and all amounts withheld from employee paychecks have been properly contributed to the applicable Benefit Plan. The Sellers and the Company Subsidiaries have paid or properly accrued in the ordinary course of the Business all wages and compensation due to Business Employees and Former Business Employees, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses.
(bb)    None of the Sellers or the Foreign Subsidiaries, nor any ERISA Affiliate, has made any plan or commitment, whether or not legally binding, to create any additional Benefit Plan or to modify or change any existing Seller Plan. All International Plans, the SERP and the Postretirement Welfare Plan may be amended or terminated without penalty by the Buyers or their Affiliates at any time on or after the Closing, except to the extent any International Plan is mandated by applicable Law. No written statement has been made by a duly authorized representative of the Sellers, the Foreign Subsidiaries or any ERISA Affiliate to any Person with regard to any Seller Plan that was not in accordance with the Seller Plan and that would reasonably be likely to have an adverse economic consequence to the Buyers and their Affiliates, including, following the Closing, the Foreign Subsidiaries.
(cc)    Except as set forth on Seller Disclosure Schedule 5.19(cc), no Seller or Foreign Subsidiary has sponsored any defined benefit pension arrangements with respect to the non-US employees and directors or received in the past three (3) years any correspondence from a Governmental Authority or a third party in relation to any such Liabilities thereunder. Each Foreign Subsidiary in the UK has complied with its automatic enrollment obligations as required by the Pensions Act 2008 and the Seller’s Disclosure Schedule contains details of the staging dates for each Foreign Subsidiary.
5.20    Labor Relations.
(a) Since January 1, 2014, no Seller or Foreign Subsidiary has experienced any work stoppage, labor strike, slowdown, or other material labor disruption and, to the knowledge of the Sellers, none is threatened in writing. Since January 1, 2014, the Sellers and the Foreign Subsidiaries have complied in all material respects with all applicable Laws respecting employment practices, terms and conditions of employment, wages and hours, health and safety, and immigration, including but not limited to: (i) Title VII of the Civil Rights Act of 1964; (ii) the Equal Pay Act of 1967; (iii) the Age Discrimination in Employment Act of 1967; (iv) the Americans with Disabilities Act; (v) the Family and Medical Leave Act; (vi) the Fair Credit Reporting Act; (vii) the Employee Retirement Income Security Act of 1974; (viii) the FLSA and the related rules and regulations adopted by those federal agencies responsible for the administration of such laws; (ix) the WARN Act, and any similar state WARN Act Law, and the related rules and regulations adopted by those federal agencies responsible for the administration of such laws; (x) the Immigration Reform and Control Act of 1986, and all related regulations and all executive orders in effect regarding the employment in the U.S. of persons who are not citizens of the U.S.; (xi) United States National Labor Relations Act; (xii) Occupational Safety and Health Act; (xiii) federal and state constitutions; (xiv) federal, state, and local statutes and ordinances; and (xv) other federal, state and applicable non-U.S. laws relating to employment, employment discrimination, and employment practices, terms and conditions of employment, wages, pay equity, hours, collective bargaining, and the payment and withholding of taxes or other sums as required by the appropriate Governmental Authority, and has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from Business Employees and Former Business Employees, and there are no material arrearages or delinquencies in the payment of ages, salaries, commissions, bonuses or other direct compensation. Since January 1, 2014, there has been no (b) unfair labor practice charge or complaint against any Seller or Foreign Subsidiary pending before the National Labor Relations Board or any similar state agency; or (c) administrative charge/complaint or court complaint against a Seller or Foreign Subsidiary concerning workman’s compensation, alleged employment discrimination, terms and conditions of employment, withholding of taxes, wages, pay equity, hours of work, occupational safety and health or other employment related matters or breach of any Law or contract pending or, to the knowledge of the Sellers, threatened in writing before the U.S. Equal Employment Opportunity Commission, Department of Labor or any other Governmental Authority.
(d)    Since January 1, 2014, no Seller or Foreign Subsidiary has received written or, to the knowledge of the Sellers, other notice of the intent of any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation of a Seller or Foreign Subsidiary and to the knowledge of the Sellers no such investigation is in progress.
(e)    Except as set forth on Seller Disclosure Schedule 5.20(c), no Seller or Foreign Subsidiary is a party to or bound by any collective bargaining agreement with any labor organization. There have been no union organizing activities with respect to a Seller or Foreign Subsidiary since January 1, 2014.
(f)    Each Seller and Foreign Subsidiary has in relation to each of its current and former directors, Business Employees, Former Business Employees and individual consultants complied with all obligations imposed on it by Law and has maintained adequate and suitable records regarding their service.
(g)    The representations and warranties made by the Sellers in this Section 5.19(cc) and Section 5.19 are the exclusive representations and warranties made by the Sellers with respect to labor relations matters.
5.21    Environmental Compliance. (a) Each Seller and Foreign Subsidiary is and has been for the past five (5) years, in material compliance with all applicable Environmental Laws; (b) each Seller and Foreign Subsidiary possesses, and is and has been for the past five (5) years, in material compliance with, all Permits required under any applicable Environmental Laws for the operation of the business of the Sellers and the Foreign Subsidiaries as presently conducted; (c) there are no pending Environmental Claims against any Seller or Foreign Subsidiary and no Environmental Claim has been threatened in writing against any Seller or Foreign Subsidiary; (d) to the knowledge of the Sellers, no Hazardous Substances are present and no Release of any Hazardous Substance has occurred on, in, at, under, to or from any Site in a condition or concentration that would create an obligation under any Environmental Law to report to a governmental authority or perform an investigation or remedial or corrective action; (e) the Sellers have made available to the Buyers all correspondence, sampling data and reports in the possession, custody or control of any Seller or Foreign Subsidiary, in each case that pertain to compliance with Environmental Law or any Environmental conditions on any Site, currently owned Real Property or, to the knowledge of the Sellers, occupied Real Property; (f) to the knowledge of the Sellers, no Seller or Foreign Subsidiary, any predecessors any Seller or Foreign Subsidiary, or any entity previously owned by any Seller or Foreign Subsidiary, has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Substance to any off-Site location which has or could reasonably be expected to result in an Environmental Claim against any Seller or Foreign Subsidiary; (g) to the knowledge of the Sellers, there are no (i) polychlorinated biphenyl containing equipment, (ii) underground storage tanks, or (iii) asbestos containing material at the Real Property in a condition that could reasonably be expected to result in an Environmental Claim; (h) no Seller or Foreign Subsidiary has entered into or is subject to, any judgment, decree, order or other similar requirement of or agreement with any Governmental Authority under any Environmental Laws; (i) no Seller or Foreign Subsidiary has, expressly assumed responsibility for or agreed to indemnify or hold harmless any Person for any Liability arising under or relating to Environmental Laws, including but not limited to, any Liability for investigation, corrective or remedial action. The representations and warranties set forth in this Section 5.21 and Sections 5.5, 5.6, 5.7 and 5.9 are the exclusive representations and warranties made by the Sellers with respect to Environmental Claims and matters arising under or pursuant to Environmental Laws.
5.22    Insurance. All material insurance policies (the “Insurance Policies”) with respect to the properties, assets, or business of the Sellers and the Foreign Subsidiaries are in full force and effect and all premiums due and payable thereon have been paid in full, and no Seller or Foreign Subsidiary is in default in any material respect regarding their obligations under any such policies. No Seller or Foreign Subsidiary has received a written notice of cancellation, reduction in coverage or non-renewal of any Insurance Policy. No such Insurance Policy shall be affected in any material respect by the consummation of the Transactions.
5.23    Affiliate Transactions. Except in respect of employment relationships and compensation, benefits, travel advances and employee loans in the ordinary course of business consistent with past practice, no Seller or Foreign Subsidiary is a party to any agreement or arrangement (whether written or oral) with, or involving the making of any payment or transfer of assets to, any Affiliate of the Sellers or the Foreign Subsidiaries (other than the Sellers and the Foreign Subsidiaries).
5.24    Brokers. Except as set forth on Seller Disclosure Schedule 4.7, no broker, finder or similar intermediary has acted for or on behalf of the Sellers, the Foreign Subsidiaries, or any of their respective Affiliates in connection with the Transaction Documents or the Transactions, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission or compensation in connection therewith based on any agreement or arrangement with the Sellers, the Foreign Subsidiaries or any of their respective Affiliates or any action taken by them.
5.25    Exclusivity of Representations. (a) The representations and warranties made by the Sellers in this Article 5 (as modified by the Seller Disclosure Schedules with respect to such Sellers Representations and warranties) are the exclusive representations and warranties made by the Sellers; (b) the Sellers hereby disclaim any other express or implied representations or warranties, whether written or oral; and (c) the Sellers are not, directly or indirectly, making any representations or warranties regarding the pro-forma financial information, financial projections or other forward-looking statements of any Seller or Foreign Subsidiary.
ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF THE BUYERS
Except as set forth in the disclosure schedules delivered by the Buyers to the Seller Parties on the date hereof concurrently with the execution of this Agreement (the “Buyer Disclosure Schedules”), the Buyers hereby represent and warrant to the Seller Parties as follows:
6.1    Organization. Each Buyer is duly organized, validly existing and in good standing (or the equivalent thereof) under the laws of the jurisdiction in which it is organized, and has the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as conducted on the date hereof.
6.2    Authority; Binding Obligation. Each Buyer has full requisite organizational authority and power to execute and deliver each Transaction Document to be executed and delivered by it hereunder and to perform its obligations thereunder, including the consummation of the Transactions. The execution and delivery by each Buyer of such Transaction Documents and the consummation of the Transactions have been duly and validly authorized by all required action on the part of such Buyer and no other proceedings on the part of such Buyer are necessary to authorize the Transaction Documents or the consummation of the Transactions. Each such Transaction Document has been duly executed and delivered by each Buyer and assuming that each such Transaction Document, as applicable, constitutes the legal, valid and binding obligation of the other parties thereto, constitutes the legal, valid and binding obligation of such Buyer, enforceable against such Buyer in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions.
6.3    No Defaults or Conflicts. The execution and delivery of the Transaction Documents to be executed and delivered by each Buyer and the consummation of the Transactions by each Buyer and performance by each Buyer of its obligations under the Transaction Documents (a) do not conflict with or result in any violation of the applicable organizational documents of such Buyer, (b) do not conflict with, or result in a material breach of any of the terms or provisions of, or constitute a material default (with or without notice or lapse of time or both) under any indenture, mortgage or loan or any other material agreement or instrument to which such Buyer is a party or by which it is bound or to which such Buyer’s properties may be subject, and (c) do not violate any existing applicable Law, judgment, order or decree or any Governmental Authority having jurisdiction over such Buyer or any of its properties.

6.4    No Authorization or Consents Required. Except as set forth on Buyer Disclosure Schedule 6.4, no material authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person will be required to be obtained or made by a Buyer in connection with the due execution, delivery and performance by each Buyer of the applicable Transaction Documents and the consummation by each Buyer of the Transactions.
6.5    Sufficient Funds. The Buyers have sufficient funds to consummate the Transactions, including the payment by Buyers of all amounts to be delivered by it pursuant to Section 2.2 and Section 2.3 hereof, and to pay all of the Buyers’ fees and expenses related to the Transaction Documents and the Transactions.
6.6    Solvency. Immediately after giving effect to the Transactions, assuming the accuracy of the representations and warranties in Article 4 and Article 5 and the Seller Parties’ and the Company Subsidiaries’ compliance in all material respects with the covenants to be performed at the Closing, the Buyers will (a) be able to pay their respective debts (including a reasonable estimate of the amount of all contingent Liabilities) and (b) have adequate capital to carry on their respective businesses.  No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of the Buyers and/or the Company Subsidiaries.
6.7    Litigation. There is no Action pending or, to the knowledge of the Buyers, threatened against a Buyer or any portion of its properties or assets before any Governmental Authority which questions the validity or legality of the Transaction Documents or the Transactions or which seeks to prevent the Transactions or otherwise would reasonably be expected, individually or in the aggregate, to materially impair or delay the Buyers’ ability to effect the Transactions.
6.8    Buyers’ Reliance. Each Buyer acknowledges that it has conducted, to its satisfaction, its own independent investigation of the condition, operations, business and assets of the Sellers and the Company Subsidiaries and, in making its determination to proceed with the Transactions, has relied solely on the results of its own independent investigation and the representations, warranties, covenants and other terms and conditions expressly set forth in this Agreement. Each Buyer acknowledges that none of the Seller Parties, the Company Subsidiaries or any other Person has made any representation or warranty, express or implied, written or oral, as to the accuracy or completeness of any information that the Sellers and the Company Subsidiaries furnished or made available to such Buyer and its Representatives, except as expressly set forth in this Agreement (as modified by the Seller Disclosure Schedules hereto). Each Buyer acknowledges that, except for the representations and warranties contained in this Agreement (as modified by the Seller Disclosure Schedules hereto), neither Seller Parent, the Sellers nor any other Person has made, and such Buyer has not relied on, any other express or implied representation or warranty by or on behalf of the Sellers. Each Buyer acknowledges that neither Seller Parent, the Sellers, nor any other Person, directly or indirectly, has made, and such Buyer has not relied on, any representation or warranty regarding the pro-forma financial information, budgets, estimates, projections, business plans, forecasts or other forward-looking statements of the any Seller Party or Company Subsidiary (including the reasonableness of the assumptions underlying such information, budgets, estimates, projections, business plans, forecasts or forward-looking statements), and such Buyer will not make or have any claim with respect thereto.
6.9    Brokers. Other than D.A. Davidson & Co., no broker, finder or similar intermediary has acted for or on behalf of the Buyers in connection with the Transaction Documents or the Transactions, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with the Buyers or any action taken by the Buyers.
6.10    Exclusivity of Representations. The representations and warranties made by the Buyers in this Agreement (as modified by the Buyer Disclosure Schedules hereto) are the exclusive representations and warranties made by the Buyers and the Buyers hereby disclaim any other express or implied representations or warranties.
ARTICLE 7

COVENANTS
7.1    Access to Information; Confidentiality; Public Announcements.
(a)    Subject to Section 7.7(f) with respect to Tax records, each Buyer acknowledges and agrees that it shall, from and after the Closing, preserve and keep, or cause to be preserved and kept, all books and records in respect of the Sellers and the Company Subsidiaries in the possession of such Buyer or its Affiliates for the longer of (i) any applicable statute of limitations and (ii) a period of five (5) years from the Closing Date. Subject to Section 7.7(f) with respect to Tax records and matters, as long as any claims for indemnification may be brought or are pending pursuant to Article 8, each Buyer shall, upon reasonable notice, only to the extent reasonably necessary in connection with audit, accounting or Tax matters and subject to any applicable privilege (including the attorney-client privilege), give the Seller Parties and their authorized Representatives reasonable access during normal business hours to examine, inspect and copy such books and records; provided, that any such access shall be conducted in a manner so as to not unreasonably interfere with the businesses or operations of the Sellers and the Company Subsidiaries.
(b)    Following the Closing, subject to that certain Audit Expense Sharing Agreement, dated as of October 2, 2017, by and between Buyer Parent and Wilton Brands LLC, the Seller Parties shall use their commercially reasonable efforts to, and shall cause their Affiliates to use their commercially reasonable efforts to, and shall use commercially reasonable efforts to cause their Representatives to, (i) provide all financial and other information required for the completion by the Buyers of all filing requirements with respect to the filing with the United States Securities and Exchange Commission of audited abbreviated statements of Purchased Assets acquired and Assumed Liabilities assumed and of revenues and direct expenses, in each case on a Current Report on Form 8-K in satisfaction of the requirements of Rule 3-05 of Regulation S-X in connection with the Transactions, and (ii) reasonably cooperate in connection with the preparation of such financial or other information reasonably required in connection with such filing requirements
(c)    No party will issue or cause the publication of any press release or other public announcement with respect to the Transaction Documents or the Transactions without the prior written consent of the other parties hereto; provided, however, that nothing herein will prohibit any party from issuing or causing publication of any such press release or public announcement to the extent that such disclosure is upon advice of counsel required by Law, in which case the party making such determination will, if practicable in the circumstances, use reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of its issuance; provided, further, that the foregoing shall not restrict disclosures of information made by or on behalf of (i) the Seller Parties and/or their Affiliates or successors, or (ii) the Buyers and/or their Affiliates or successors, in each case, to their respective direct and indirect Affiliates, financing sources, counsel, accountants, consultants and other advisors (so long as, in each case, such disclosure has a valid business purpose and is effected in a manner consistent with customary practices (including with respect to confidentiality)). Notwithstanding the foregoing, the parties shall issue a joint press release in connection with the consummation of the Transactions on the Closing Date in form and substance mutually satisfactory to the parties.
7.2    Officer and Director Indemnification and Insurance.
(a)    The Buyers agree (and shall cause each Foreign Subsidiary to ensure) that all rights to indemnification, advancement of expenses and exculpation from Liability for acts or omissions occurring on or prior to the Closing Date now existing in favor of the current or former directors or officers of the Foreign Subsidiaries (the “Indemnified Parties”), as provided in the respective organizational documents or pursuant to applicable Law, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms for a period of not less than six (6) years after the Closing Date.
(b)    If any Indemnified Party is or becomes involved in any Action in connection with any matter subject to indemnification hereunder, then the Buyers shall cause the applicable Foreign Subsidiary to advance as incurred any costs or expenses (including reasonable legal fees and disbursements), judgments, fines, losses, damages or Liabilities (“Director and Officer Losses”) arising out of or incurred in connection with such Action, subject to the Buyers’ receipt of an undertaking by or on behalf of such Indemnified Party to repay such Losses if it is ultimately determined under applicable Law that such Indemnified Party is not entitled to be indemnified. In the event of any such Action, (i) the Buyers shall and shall, if applicable, cause the applicable Foreign Subsidiary to, cooperate with the Indemnified Party in the defense of any such Action and (ii) the Buyers shall not, and shall cause the applicable Foreign Subsidiary not to, settle, compromise or consent to the entry of any judgment in any Action pending or threatened in writing to which an Indemnified Party is a party (and in respect of which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all Liability arising out of such Action.
(c)    The Buyers acknowledge that the Indemnified Parties may have certain rights to indemnification, advancement of expenses and/or insurance provided by other Persons. Each Buyer hereby (on its own behalf and, as of the Closing, on behalf of each Foreign Subsidiary) agrees that, with respect to any claims relating to the Business, (i) the applicable Foreign Subsidiary is the indemnitor of first resort (i.e., its obligations to the Indemnified Parties are primary and any obligation of such other Persons to advance expenses or to provide indemnification for the same expenses or Liabilities incurred by any such Indemnified Party are secondary), (ii) the Foreign Subsidiary shall be required to advance the full amount of expenses incurred by any such Indemnified Party and shall be liable for the full indemnifiable amounts, without regard to any rights any such Indemnified Party may have against any such other Person and (iii) such Buyer irrevocably waives, relinquishes and releases such other Persons from any and all claims against any such other Persons for contribution, subrogation or any other recovery of any kind in respect thereof. Each Buyer further agrees that no advancement or payment by any of such other Persons on behalf of any such Indemnified Party with respect to any claim for which such Indemnified Party has sought indemnification from such Buyer shall affect the foregoing and such other Persons shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnified Party against such Buyer.
(d)    On the Closing Date, the Buyers, on the one hand, and the Seller Parties, on the other hand, shall procure and each be responsible for and pay fifty percent (50%) of the cost of a non-cancelable run-off insurance policy (the “D&O Run-Off Policy”) (subject to a cap of $25,000.00 on the Buyers’ portion of such expenses and with the Seller Parties paying any portion of such procurement costs in excess of such cap), for a period of six (6) years after the Closing Date to provide insurance coverage satisfactory to the Seller Parties but not in a face amount in excess of existing coverage, for events, acts or omissions occurring on or prior to the Closing Date for all persons who were directors, managers or officers of any Seller or Company Subsidiary or Plan on or prior to the Closing Date, which policy shall contain terms and conditions no less favorable to the insured persons than the directors’, managers’ or officers’ liability coverage presently maintained by a Seller or Company Subsidiary, as applicable.
(e)    The covenants contained in this Section 7.2 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.
(f)    In the event that the Buyers or the Foreign Subsidiaries (following the Closing) or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Buyers shall take all reasonable and necessary action so that the successors or assigns of the Buyers or the Foreign Subsidiaries (following the Closing), as the case may be, shall succeed to the obligations set forth in this Section 7.2.
7.3    Termination of Affiliate Liabilities. On or before the Closing Date, except for Liabilities under this Agreement (including the indemnification obligations hereunder) and any other Transaction Document and for Liabilities relating to employment relationships and the payment of compensation and benefits in the ordinary course of business and other than ordinary course commercial arrangements on arms-length terms, all Liabilities between a Foreign Subsidiary, on the one hand, and a Seller Party or its Affiliates (other than the Foreign Subsidiaries), on the other hand (each, an “Affiliate Liability”), shall be terminated in full as of the completion of the Closing without Liability, and, from and after the completion of the Closing, (a) the Foreign Subsidiaries shall have no surviving Liabilities to Seller Parties or their Affiliates (other than the Foreign Subsidiaries) whatsoever, and (b) Seller Parties and their Affiliates (other than the Foreign Subsidiaries) shall have no surviving Liabilities to any Foreign Subsidiary whatsoever.
7.4    Waiver of Conflicts Regarding Representation. Recognizing that Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Sellers’ Counsel”) has acted as legal counsel to the Seller Parties and their Affiliates, and may be deemed to have acted as legal counsel to the Company Subsidiaries prior to the Closing, and that Sellers’ Counsel intends to act as legal counsel to the Seller Parties and their Affiliates after the Closing, (i) each of the Buyers and Buyer Parent hereby waives on its own behalf and agrees to cause its Affiliates (including, after the Closing, the Foreign Subsidiaries) to waive, any conflicts that may arise in connection with any of Sellers’ Counsel representing the Seller Parties and their Affiliates after the Closing, and (ii) each of the Buyers and Buyer Parent hereby agrees that, in the event that a dispute arises between or among any of the Buyers, Buyer Parent or any of their respective Affiliates (including, after the Closing, the Foreign Subsidiaries), on the one hand, and the Seller Parties or any of their Affiliates (including, prior to the Closing, the Foreign Subsidiaries), on the other hand, each of the parties hereto agree that Sellers’ Counsel may represent the Seller Parties or any of their Affiliates in such dispute even though the interests of the Seller Parties or such Affiliate may be directly adverse to the Buyers, Buyer Parent or any of their respective Affiliates (including, after the Closing, the Foreign Subsidiaries), and even though Sellers’ Counsel may have represented the Foreign Subsidiaries in a matter substantially related to such dispute, or may be handling ongoing matters for the Seller Parties, the Buyers and Buyer Parent hereby waive, on behalf of themselves and each of their respective Affiliates (including, after the Closing, the Foreign Subsidiaries), any conflict of interest in connection with such representation by any of Sellers’ Counsel. The Buyers and Buyer Parent further agree that, as to all communications among any of Sellers’ Counsel, the Seller Parties and/or the Company Subsidiaries that directly and specifically relate to the Transactions, the attorney-client privilege, the expectation of client confidence belong to the Seller Parties and their Affiliates in any dispute with the Buyers, Buyer Parent or their Affiliates (including, after the Closing, the Foreign Subsidiaries) and may be controlled by the Seller Parties in any dispute with the Buyers, Buyer Parent or their Affiliates (including, after the Closing, the Foreign Subsidiaries). The parties hereto agree to take, and to cause their respective Affiliates to take, all steps necessary to implement the intent of this Section 7.4. This Section 7.4 is for the benefit of the Seller Parties, their Affiliates, and Sellers’ Counsel (including its partners and employees), each of which are intended third-party beneficiaries of this Section 7.4.
7.5    Employee Matters.
(a)    Prior to the Closing, the Buyers shall have, or shall have caused an Affiliate or Affiliates to, make an offer of employment, to be effective as of the Closing Date, to each Business Employee located in the United States, conditioned on (i) the occurrence of the Closing and (ii) conditioned upon such Business Employee satisfactorily completing the customary onboarding process and standards of the Buyers or their Affiliate, as applicable.
(b)    From and after the Closing Date until the first (1st) anniversary thereof, the Buyers shall, or shall cause their Affiliates (including the Foreign Subsidiaries) to, provide (i) a base salary or base wages to each Business Employee employed by a Foreign Subsidiary as of the Closing Date and each Business Employee located in the United States that accepts an offer of employment pursuant to Section 7.5(a) (each, a “Transferred Employee”) at a rate that is not materially less than the rate of the base salary or base wages that is provided to such Transferred Employee immediately prior to the Closing and (ii) employee benefits for each Transferred Employee in the aggregate substantially comparable to the employee benefits made available to similarly situated employees of the Buyers and their Affiliates; provided, however, that nothing herein shall preclude the Buyers or their Affiliates (including the Foreign Subsidiaries) from terminating any Benefit Plan or terminating the employment of any employee at any time on or after the Closing.
(c)    The Buyers shall cause service rendered by each Transferred Employee prior to the Closing Date to be taken into account for purposes of participation and coverage (but not for purposes of benefit accruals under any defined benefit pension plan, for purposes of equity incentive or bonus plans, or for purposes of any post-retirement welfare benefits), as applicable, under any Benefit Plan of the Buyers or their Affiliates (a “Buyer Plan”) for which such Transferred Employee is eligible pursuant to the terms of such Buyer Plan from and after the Closing Date; provided, however, that nothing herein shall result in the duplication of any benefits. Without limiting the foregoing, the Buyers shall take commercially reasonable steps to provide that, if permitted under the terms of the applicable Buyer Plan, Transferred Employees will not be subject to any pre-existing condition limitation under any Buyer Plan that is a health or welfare plan for which such Transferred Employee is eligible and in which such Transferred Employee participants for any condition for which such Transferred Employee would have been entitled to coverage under the corresponding Seller Plan in which such Transferred Employee participated immediately prior to the Closing Date. The Buyers shall take commercially reasonable steps to provide that, if permitted under the terms of the applicable Buyer Plan, any such Transferred Employees who are employed by a Foreign Subsidiary shall be given credit under such Buyer Plans for co-payments made, and deductibles satisfied, prior to the Closing Date in the plan year in which the Closing Date occurs.
(d)    Schedule 7.5(d) sets forth each Business Employee’s accrued vacation time and sick leave time as of the date hereof. The Buyers shall credit to each Transferred Employee, following the Closing Date, such amount of accrued vacation time and sick leave time as such Transferred Employee would have been permitted to accrue pursuant to the terms and conditions of the applicable Buyer Plan, and from and after the closing each Transferred Employee shall be subject to the Buyers’ policies and procedures regarding vacation time and sick leave time as in effect from time to time.
(e)    From and after the Closing Date, the Buyers shall indemnify and hold harmless the Sellers, their Affiliates and their respective officers, directors, employees, shareholders, partners, and members from and against any and all Losses relating to or arising out of the employment or service, or termination of employment or service, with any of the Sellers or their Affiliates (including, without limitation, as a result of the Transactions or as a result of declining an offer pursuant to Section 7.5(a)), of any Business Employee or former employee of the Business located in the United States, whether or not such Person becomes a Transferred Employee, including any COBRA costs pursuant to Section 7.5(f) below and any costs as a result of declining an offer pursuant to Section 7.5(a), but excluding, for the avoidance of doubt, any Excluded Liabilities (including Liabilities described in Section 2.12.1(f)(vi)).
(f)    The Sellers shall offer continuation coverage pursuant to COBRA to all employees or former employees (including Transferred Employees and other Business Employees), and beneficiaries of such employees, of the Sellers and their Affiliates who are “M&A qualified beneficiaries” (as such term is defined in Q&A 4 of Treasury Regulation Section 54.4980B-9) as a result of the Transactions and the Sellers shall continue offering such coverage to such Persons for as long as such Persons are eligible to receive such continuation coverage under COBRA.
(g)    This Section 7.5 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 7.5, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.5. Nothing contained here, express or implied, shall be construed to establish, amend or modify any Benefit Plan. The Parties acknowledge and agree that the terms set forth in this Section 7.5 shall not create any right in any employee or any other Person to any continued employment with the Sellers, the Buyers or any of their respective Affiliates (including the Foreign Subsidiaries) or compensation or benefits of any nature or kind whatsoever.
7.6    Escrow Agreement. On or prior to the Closing Date, Seller Parent, US Buyer and Citibank N.A. (the “Escrow Agent”) shall enter into an escrow agreement in respect of the Adjustment Escrow Amount and the Indemnity Escrow Amount, substantially in the form attached hereto as Exhibit F (the “Escrow Agreement”).
7.7    Tax Matters.
(a)    Tax Return Preparation.
(i)    The Buyers will prepare, or cause to be prepared, and timely file, or cause to be timely filed, all Tax Returns of the Foreign Subsidiaries or that relate to Purchased Assets that are filed after the Closing Date. With respect to any such Tax Returns for a Pre-Closing Taxable Period ending on or before the Closing Date or a Straddle Period (“Pre-Closing Tax Returns” and “Straddle Returns,” respectively), all such Tax Returns shall be prepared in accordance with past practice, except as required by applicable Law. The Buyers shall provide Seller Parent with a copy of completed Pre-Closing Tax Returns and Straddle Returns and a statement setting forth the amount of Tax shown on any such Tax Return that is allocable to a Pre-Closing Taxable Period (including the portion of the Straddle Period ending on the Closing Date, as determined under Section 7.7(c) hereof), as applicable, together with appropriate supporting information and schedules, at least thirty (30) days (in the case of a Tax Return for Income Taxes) or ten (10) days (in the case of other Tax Returns) prior to the due date (including any extension thereof) for the filing of such Tax Return, and Seller Parent shall have the right to review and comment on such Pre-Closing Tax Return or Straddle Return and statement within fifteen (15) days of receipt (or within five (5) days of receipt in the case Tax Returns that do not relate to Income Taxes). The Buyers and Seller Parent shall attempt to resolve in good faith any disputes with respect to any Pre-Closing Tax Returns and Straddle Returns. If the parties are unable to resolve a dispute within a five (5)-day period, the parties shall submit such dispute to the Independent Accountant, with such resolution being final and binding on the parties. The cost of such Independent Accountant shall be borne by the Buyers and the Seller Parties in the same manner as described in Section 2.3(c). The Seller Parties shall pay to the Buyers the amount of Taxes shown to be due and payable on such Pre Closing Tax Returns or the amount of Taxes shown to be due and payable on such Straddle Returns that is allocable to the portion of the Straddle Period ending on the Closing Date, as applicable, to the extent that such Taxes have not previously been taken into account as Current Liabilities in determining Closing Working Capital, no later than five (5) days prior to the relevant due date (taking into account extensions). The Seller Parties, on the one hand, and the Buyer, on the other hand, shall each bear fifty percent (50%) of the cost and expense for the preparation and filing of any Pre-Closing Tax Return.

(ii)    Notwithstanding the provisions of clause (i) above, the Seller Parties shall be responsible for filing the (A) UK corporation tax returns (including any claims, elections or other filings give effect to a surrender or transfer of losses or other amounts eligible for group relief in accordance with Part 5 of the UK Corporation Tax Act 2010) (“UK CT Returns”) of any Foreign Subsidiary that is resident for UK tax purposes in the UK for the Pre-Closing Taxable Period that ends on the Closing Date; and (B) Australian Tax Returns (“Australian Tax Returns”) of any Foreign Subsidiary that is resident of Australia for income tax purposes in Australia for the Pre-Closing Taxable Period that ends on the Closing Date . The Seller Parties shall provide the Buyers with a copy of the completed UK CT Returns and Australian Tax Returns and a statement setting forth the amount of Tax shown on any such Tax Return that is allocable to a Post-Closing Taxable Period (including the portion of the Straddle Period beginning on the day after the Closing Date, as determined under Section 7.7(c) hereof), as applicable, together with appropriate supporting information and schedules, at least thirty (30) days prior to the due date (including any extension thereof) for the filing of such Tax Return, and the Buyers shall have the right to review and comment on such UK CT Returns or Australian Tax Returns, as applicable, within fifteen (15) days of receipt.  The Seller Parties and the Buyers shall attempt to resolve in good faith any disputes with respect to any UK CT Returns or Australian Tax Returns, as applicable.  If the parties are unable to resolve a dispute within a five (5)-day period, the parties shall submit such dispute to the Independent Accountant, with such resolution being final and binding on the parties.  The cost of such Independent Accountant shall be borne by the Buyers and the Seller Parties in the same manner as described in Section 2.3(c).
(b)    Intentionally Omitted.
(c)    Straddle Periods. For purposes of this Agreement, in the case of any taxable year or period that begins on or before and ends after the Closing Date (a “Straddle Period”), the amount of (i) any Income Taxes, sales Taxes, or other transaction-based Taxes of the Foreign Subsidiaries or attributable to the ownership or operation of the Purchased Assets or the Business, as applicable, allocable to the Pre-Closing Taxable Period shall be computed as if such taxable year or period (and the taxable year or period of any entity in which the Sellers or the Foreign Subsidiaries, as applicable, owns a direct or indirect interest) ended as of the close of business on the Closing Date, and (ii) any other Taxes of the Foreign Subsidiaries or attributable to the ownership or operation of the Purchased Assets or the Business, as applicable, for a Straddle Period allocable to the Pre-Closing Taxable Period shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the total number of days in such Straddle Period. For purposes of clause (i) of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis determined by multiplying the total amount of such item allocated to the Straddle Period times a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date, and the denominator of which is the number of days in the entire Straddle Period. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 7.7(c) shall be computed by reference to the level of such items on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with the past practice of the Sellers and the Foreign Subsidiaries to the extent permitted by applicable Law. The Buyers and the Seller Parties shall, to the extent permitted by applicable Law, elect with the relevant Governmental Authority to treat a portion of any Straddle Period as a short taxable period ending as of the close of business on the Closing Date.
(d)    For the avoidance of doubt, any degrouping or other exit Tax charges that arise to a Foreign Subsidiary as a result of or in connection with the execution of this Agreement or the completion of the Transactions shall be treated as being Taxes that arise in a Pre-Closing Taxable Period.
(e)    Without the prior written consent of the Seller Parties (not to be unreasonably withheld, conditioned or delayed), Buyers and their Affiliates shall not (i) extend or waive, or cause to be extended or waived, or permit a Foreign Subsidiary to extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency for a Pre-Closing Taxable Period, (ii) make or change any Tax election or accounting method or practice that has retroactive effect to any Pre‑Closing Taxable Period with respect to any Foreign Subsidiary, (iii) initiate any voluntary disclosure or other communication with any Governmental Authority relating to any actual or potential Tax payment or Tax Return filing obligation of any Foreign Subsidiary for any Pre-Closing Taxable Period, (iv) permit any of the Foreign Subsidiaries to amend or modify any Tax Return for any Pre-Closing Taxable Period, or (v) unless otherwise expressly required by this Agreement, take any action on the Closing Date with respect to any of the Foreign Subsidiaries outside of the ordinary course of business consistent with the past custom and practice that would result in any Liability with respect to Taxes to the Sellers under this Agreement or otherwise.
(f)    Tax Indemnification.
(i)    Without duplication of any right to recovery herein, the Seller Parties shall indemnify the Buyers and their Affiliates (including the Foreign Subsidiaries) (a “Tax Indemnified Buyer”) and hold them harmless from all Liability for (1) Taxes of any Foreign Subsidiary for all Pre-Closing Taxable Periods (including the portion of the Straddle Period ending on the Closing Date), (2) without duplication, Taxes imposed on a Tax Indemnified Buyer arising out of a breach of representation or warranty set forth in Section 5.16, or a failure of any such representation or warranty to be true, or breach of a covenant or agreement set forth in this Section 7.7, (3) without duplication, any Liability for Taxes of any member of any consolidated, combined or unitary or aggregate group of which any Foreign Subsidiary is or has been a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign Tax Law), (4) any Taxes of any other Person imposed on any Foreign Subsidiary as a transferee or successor, by contract or otherwise, (5) any breach by the Seller Parties of the covenant set forth in Section 9.14, (6) without duplication, the India Tax Liability, (7) any Liability resulting from the failure by the Sellers or their Affiliates to comply with any bulk sales, bulk transfer or similar Laws with respect to the operation of the Business during any Pre-Closing Taxable Period (but specifically excluding any such Liability relating to the Transactions), (8) without duplication, any Taxes that are Excluded Liabilities, (9) without duplication, any Taxes resulting from any Affiliate Liability described in Section 7.3, including any Taxes attributable to the actions or arrangements effecting the transfer, extinguishment or termination of any Affiliate Liability as contemplated by Section 7.3, whether such actions or arrangements are undertaken prior to, on, or subsequent to, the Closing Date, but not including Taxes resulting from such actions or arrangements taken by the Buyers or their Affiliates which are not pursuant to a written request of, or consent by, a Seller Party or other Wilton Company, which consent shall not be unreasonably withheld, (10) without duplication, any taxes that are the responsibility of the Sellers pursuant to Section 2.4, and (11) all Liability for reasonable legal fees and expenses attributable to any item in clauses (1) through (10) of this paragraph (f); in each case, in excess of the amount of the Liability for Taxes that was included as a Current Liability in Closing Working Capital. Indemnification pursuant to this Section 7.7(f) shall be subject to the limitations set forth in Sections 8.3, 8.6 and 8.7 which are, by their terms, applicable to this Section 7.7(f), but shall not, for the avoidance of doubt, be subject to any other limitations set forth in Article 8.
(ii)    Without duplication of any right to recovery herein, the Buyers shall indemnify the Seller Parties and their Affiliates (a “Tax Indemnified Seller”) and hold them harmless from all Liability for (1) Taxes of the Foreign Subsidiaries for all Post-Closing Taxable Periods (including the portion of the Straddle Period beginning after the Closing Date) other than with respect to a breach of any representation or warranty set forth in Sections 5.16(i), 5.16(k) or 5.16(l), or any claim arising under Sections 7.7(f)(i)(3), 7.7(f)(i)(4), 7.7(f)(i)(6), 7.7(f)(i)(8), 7.7(f)(i)(9), or 7.7(f)(i)(10), (2) any Taxes that are Assumed Liabilities, (3) without duplication, Taxes imposed on a Tax Indemnified Seller arising out of a breach of a covenants or agreement set forth in this Section 7.7, (4) any breach by the Buyers of the covenant set forth in Section 9.14, and (5) all Liability for reasonable legal fees and expenses attributable to any item in clauses (1) through (4) of this paragraph (f)(ii). Indemnification pursuant to this Section 7.7(f)(ii) shall be subject to the limitations set forth in Sections 8.3, 8.6 and 8.7 but shall not, for the avoidance of doubt, be subject to any other limitations set forth in Article 8.
(g)    Notwithstanding anything to the contrary contained in this Agreement, a Foreign Buyer may make an election under Section 338(g) of the Code (and any corresponding elections under state, local or foreign Tax Law) (collectively, the “Section 338(g) Elections”) with respect to the purchase of the Foreign Securities pursuant to this Agreement; provided, that¸ the Buyers shall indemnify each Seller Party for any Incremental Section 338 Liability incurred by such Seller Party as a result of such election.

(h)    Tax Allocation Matters.
(i)    The parties hereto agree to allocate the Estimated Purchase Price and the Assumed Liabilities (and any Liabilities considered assumed by the Buyers treated as purchase consideration for Tax purposes) as among the Sellers and (1) as apportioned between the Purchased Assets, on the one hand, and the Foreign Securities, on the other, with (2) the amount so apportioned to the Foreign Securities further allocated among the Foreign Subsidiaries, as set forth in Exhibit G (the “Seller Level Allocation”).
(ii)    Furthermore, the parties hereto also acknowledge and agree that Estimated Purchase Price and the Assumed Liabilities (and any Liabilities considered assumed by the Buyers treated as purchase consideration for Tax purposes) allocated to the Purchased Assets on Exhibit G shall be further allocated among such Purchased Assets, for the purposes of determining the Tax consequences of the transactions contemplated by this Agreement (including the application of Sections 1001 and 1060 of the Code to such transactions) as determined jointly by the Buyers and the Selling Parent as provided in this Section 7.7(h) (the “Asset Allocation”). The Asset Allocation shall be prepared in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder as determined pursuant to the following procedures. The Buyers shall prepare and deliver the Asset Allocation to Seller Parent within one hundred twenty (120) days after the Closing Date. The Buyers shall permit Seller Parent thirty (30) days to review and comment on such draft Asset Allocation and the Buyers shall consider in good faith such revisions to such draft Asset Allocation as are reasonably requested by Seller Parent within such thirty (30) day period, with any failure by Seller Parent to provide comments during this time period being considered consent to such Asset Allocation prepared by the Buyers. If the Buyers and Seller Parent cannot reach agreement on a final Asset Allocation, the matter shall be resolved by the Independent Accountant in accordance with the dispute resolution procedures set forth in Section 2.3(c). Any subsequent adjustments to the purchase consideration for tax purposes shall be reflected in amendments to the Asset Allocation prepared by the Buyers and submitted to Seller Parent subject to the review, comment and dispute resolution procedures set forth in the prior sentences of this Section 7.7(h)(ii). The Buyers and the Seller Parties shall file all Tax Returns (including IRS Form 8594) in a manner consistent with the Seller Level Allocation and the Asset Allocation (as finalized), and will not take any position contrary thereto unless otherwise required by applicable Law. If any Governmental Authority disputes the Tax treatment pertaining to the Seller Level Allocation or the Asset Allocation, the party receiving notice of the dispute shall promptly notify the other party of such dispute and the parties shall cooperate in good faith in responding to such dispute in order to preserve the effectiveness of such allocation.
(iii)    In the event that Foreign Buyers elect to make the Section 338(g) Elections with respect to the purchase of the Foreign Securities pursuant to this Agreement, the Buyers shall provide to Seller Parent, no later than sixty (60) days prior to the due date for filing the Section 338 Elections, a schedule that provides for the allocation of the “aggregate deemed sale price” (as defined in Treasury Regulations Section 1.338-4) among the assets of each of the Foreign Subsidiaries, which allocation schedule shall be consistent with the Seller Level Allocation and in accordance with Section 338 of the Code and applicable Treasury Regulations thereunder or comparable provisions of state or local Law as determined pursuant to the following procedures (such schedule, the “Section 338 Allocation”). The Buyers shall permit Seller Parent thirty (30) days to review and comment on such draft Section 338 Allocation and the Buyers shall consider in good faith such revisions to such draft Section 338 Allocation as are reasonably requested by Seller Parent within such thirty (30) day period, with any failure by Seller Parent to provide comments during this time period being considered consent to such Section 338 Allocation prepared by the Buyers. If the Buyers and Seller Parent cannot reach agreement on a final Section 338 Allocation, the matter shall be resolved by the Independent Accountant in accordance with the dispute resolution procedures set forth in Section 2.3(c). Any subsequent adjustments to the purchase consideration for tax purposes shall be reflected in amendments to the Section 338 Allocation prepared by the Buyers and submitted to Seller Parent subject to the review, comment and dispute resolution procedures set forth in the prior sentences of this Section 7.7(h)(iii). The Buyers and the Seller Parties shall file all Tax Returns (including IRS Form 8883) in a manner consistent with the Section 338 Allocation (as finalized), and will not take any position contrary thereto unless otherwise required by applicable Law. If any Governmental Authority disputes the Tax treatment pertaining to the Section 338 Allocation, the party receiving notice of the dispute shall promptly notify the other party of such dispute and the parties shall cooperate in good faith in responding to such dispute in order to preserve the effectiveness of such allocation.
(i)    Cooperation on Tax Matters.
(i)    The Seller Parties and the Buyers agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Purchased Assets, the Business and the Foreign Subsidiaries as is reasonably requested for the filing of any Tax Returns and the preparation, prosecution, defense or conduct of any Tax Contest. The Seller Parties and the Buyers shall reasonably cooperate with each other in the conduct of any Tax Contest or other proceeding involving or otherwise relating to the Purchased Assets, the Business or the Foreign Subsidiaries (or their income or assets) with respect to any Tax and each shall execute and deliver such powers of attorney and other documents as are reasonably necessary to carry out the intent of this Section 7.7(i).
(ii)    Each of the Seller Parties, the Buyers, each Foreign Subsidiary shall (A) use its best efforts to properly retain and maintain the Tax and accounting records relating to the Purchased Assets and of the Foreign Subsidiaries that relate to Pre-Closing Taxable Periods for seven (7) years and shall thereafter provide the other party with written notice prior to any destruction, abandonment or disposition of all or any portions of such records, (B) transfer such records to the other party upon its written request prior to any such destruction, abandonment or disposition and (C) allow the other party and its

Affiliates and their respective agents and representatives, at times and dates reasonably and mutually acceptable to the parties, to from time to time inspect and review such records as is reasonably necessary or appropriate; provided, however, that in all cases, such activities are to be conducted during normal business hours and at such other party’s sole expense.
(j)    Tax Contests.
(i)    The Buyers shall promptly notify the Seller Parties in writing upon receipt by any Foreign Subsidiary of any written notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments which reasonably might affect the Tax Liabilities of the Seller Parties or any Foreign Subsidiary for a Pre-Closing Taxable Period (“Tax Contest”), provided that failure to provide notice of a Tax Contest shall not relieve the Seller Parties of their obligations pursuant to this Agreement, except to the extent the Seller Parties were materially prejudiced by such failure.
(ii)    The Buyers and their Affiliates shall afford the Seller Parties, at the Seller Parties’ expense, the right to control a Tax Contest if such Tax Contest relates to Taxes for a Pre-Closing Taxable Period (other than a Straddle Period); provided, that the Seller Parties shall consult in good faith with the Buyers regarding any such Tax Contest.  In the event that the Seller Parties do not assume control of any such Tax Contest, the Buyers may assume control of such Tax Contest; provided, that the Buyers shall keep the Seller Parties reasonably informed of the details and status of such Tax Contest (including providing the Seller Parties with copies of all written correspondence regarding such Tax Contest). Neither the Buyers nor the Seller Parties shall settle, compromise or concede any such Tax Contest without the written consent of the other, which such written consent shall not be unreasonably withheld, delayed or conditioned.
(iii)    In the case of a Tax Contest that relates to any Straddle Period, the Buyers shall control such Tax Contest; provided, that the Buyers shall keep the Seller Parties reasonably informed with respect to such Tax Contest, and the Seller Parties shall have the right to attend or participate in any such Tax Contest at the Seller Parties’ expense.  The Buyers shall not settle, compromise or concede any such Tax Contest without the written consent of the Seller Parties, which written consent shall not be unreasonably withheld, delayed or conditioned.
(k)    Tax Refunds. Any refunds or credits in lieu of refunds of Taxes paid by the Foreign Subsidiaries, or with respect to the Purchased Assets, with respect to Pre-Closing Taxable Periods, including the portion of any Straddle Period ending on the Closing Date, (including any interest in respect thereof, but excluding any refunds or credits to the extent treated as Current Assets in Closing Working Capital) that are received by the Buyers, or any Foreign Subsidiaries, but excluding any such refund or credit that arises as the result of a carryback of a loss or other Tax benefit from a Post-Closing Taxable Period (a “Tax Refund”) shall be property of the Seller Parties. The Buyers shall (i) in the case of a Tax Refund, pay or cause to be paid to the appropriate Seller Party any such Tax Refund within fifteen (15) days after receipt or entitlement thereto, and (ii) in the case of a credit of Taxes, pay or cause to be paid to the appropriate Seller Party the amount of such credit within fifteen (15) days after such credit actually reduces the amount of Taxes that the Buyers would otherwise be required to pay, in each case, reduced by any Tax costs incurred by the Buyers or their Affiliates in connection with obtaining such Tax Refund or Tax credit. To the extent permitted by applicable Law, the Buyers shall not, and shall cause their Affiliates not to, carry back to any Pre-Closing Taxable Period of a Foreign Subsidiary any operating losses, net operating losses, capital losses, tax credits or similar items arising in, resulting from or generated in a Post-Closing Taxable Period.
(l)    FIRPTA Certificate. On or prior to the Closing Date, the Seller Parties shall deliver to the Buyers a certificate or certificates in compliance with Treasury Regulation Section 1.1445-2, certifying that the Transactions are exempt from withholding under Section 1445 of the Code; provided, that, notwithstanding anything in this Agreement to the contrary, the Buyers’ sole right if the Seller Parties fail to provide such certificate(s) shall be to make an appropriate withholding under Sections 897 and 1445 of the Code.
(m)    Prohibited Actions. None of the Buyers nor any of their Affiliates (including any Foreign Subsidiary) shall, without the prior written consent of Seller Parent (which may, in its sole and absolute discretion, withhold such consent) undertake, or cause to be undertaken, any action on or after the Closing Date through the end of the current taxable year of any Foreign Subsidiary that would be reasonably expected to generate an amount that is includible by any Seller Party (or any direct or indirect owner of any Seller Party) under Section 951 of the Code.
(n)    Conflicts with Article 8. In the event of any conflict between the provisions of this Section 7.7 and the provisions set forth in Article 8, the provisions of this Section 7.7 shall prevail.
(o)    Parachute Payments. The Sellers will (to the extent the requisite waivers described below are obtained) seek the approval by such number of stockholders of the Sellers as is required by the terms of Section 280G(b)(5)(B) of the Code so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all accelerated vesting, payments, benefits, options, or stock provided pursuant to agreements, contracts, or arrangements that might otherwise result from Transactions, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G of the Code, with such stockholder vote to be obtained in a manner that satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder (the “280G Stockholder Vote”). In connection therewith, the Sellers shall take commercially reasonable efforts (which shall not include the payment of any additional compensation) to obtain, prior to the initiation of the 280G Stockholder Vote, a parachute payment waiver agreement from each Person whom the Sellers reasonably believe is a “disqualified individual” (within the meaning of Section 280G(c) of the Code and the Treasury Regulations promulgated thereunder), and who might otherwise have, receive or have the right or entitlement to receive any payments or benefits from the Transactions that would be subject to treatment as parachute payments within the meaning of Section 280G of the Code. Pursuant to such parachute payment waiver agreements, each such Person shall agree to waive any and all right or entitlement to receive payments or benefits to the extent the value thereof would result in the imposition of an excise tax on such Person pursuant to Section 4999 of the Code, assuming such Person is subject to U.S. tax jurisdiction, unless the requisite stockholder approval of such payments or benefits is obtained pursuant to the 280G Stockholder Vote. The Sellers agree to provide the Buyers with the form of waiver of any payment or benefit, and the disclosure documentation relating to stockholder approval, within a reasonable period of time in advance of the execution or submission of such waiver and disclosure, and to allow the Buyers a reasonable opportunity to provide comments on such documents.
7.8    Non-Compete; Non-Solicitation
(a)    The Seller Parties will, and will cause the Wilton Companies to, refrain from, either alone or in conjunction with any other Person, and either directly or indirectly through any other Person, including any Representative of either or both of them acting on their behalf:
(i)    for a period of five (5) years from the Closing Date, employing, engaging or seeking to employ or engage any Person who is a Transferred Employee and within the prior six (6) months had been a senior management employee or key independent contractor of the Sellers or Company Subsidiaries, unless such Person (i) resigns voluntarily (without any solicitation or inducement by, from or on behalf of the Seller Parties or the Wilton Companies), or (ii) is terminated by the Buyers or any of their Affiliates (including the Foreign Subsidiaries) after the Closing Date; provided, that generalized advertisements of employment not focused on or directed in any way at employees of the Buyers or any of the Foreign Subsidiaries with respect to the Business shall not be deemed to constitute a breach of this Section 7.8(a)(i) and there shall be no restriction hereunder on employing or engaging with any restricted Person who responds to any such general advertisement;
(ii)    for a period of five (5) years from the Closing Date, participating, engaging or having an ownership interest in, directly or indirectly (other than through the ownership of five percent (5%) or less of any class of securities registered under the Securities Exchange Act of 1934), any business that competes with the Business (as such business exists on the date of this Agreement) within any geographical area globally in which the Business is engaged during such restricted period; provided, however, that the foregoing shall not apply to or in any way limit the activities or operations of the Retained Business; or
(iii)    subject to Section 7.1(a), for a period of five (5) years from the Closing Date disclosing any confidential or proprietary information concerning the Business of the Sellers and the Company Subsidiaries (including information concerning customers and suppliers) (the “Confidential Information”), except for making disclosure (w) as permitted by this Agreement, any other Transaction Document or as necessary in compliance with applicable Law, (x) to such Person’s Representatives that need to know such information, (y) to the extent requested pursuant to, or required by, applicable Law or legal process or regulatory body, subject to the obligations set forth in the immediately following sentence, or (z) in connection with any Tax Returns. In the event that either the Seller Parties or any of their Affiliates is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information in any proceeding other than a dispute between the Seller Parties and the Buyers, such Person (to the extent legally permitted to do so) shall notify the Buyers promptly of the request or requirement so that the Buyers may seek at their sole cost and expense an appropriate protective order or waive compliance with the provisions of this Section. If, in the absence of a protective order or the receipt of a waiver hereunder, either the Seller Party or such Affiliate is, upon the advice of such Person’s counsel, compelled or required to disclose any Confidential Information to any tribunal or Governmental Authority, such Person may disclose the Confidential Information to the tribunal or Governmental Authority (to the extent so required). Notwithstanding the foregoing or anything to the contrary herein, the term “Confidential Information” does not include information that (A) becomes generally available to the public other than as a result of a disclosure by a Seller Party or its Representatives or any of its Affiliates in violation or breach of this Agreement, (B) becomes available to a Seller Party or its Representatives from a source other than the Foreign Subsidiaries or the Buyers; provided, that the disclosure of such information by such source is not known by the applicable Seller Party or its Representatives to be bound by any obligation of confidentiality with respect to such information, (C) is independently developed after the Closing by or on behalf of a Seller Party or any of its Affiliates without use of or reliance on such Confidential Information or (D) is used by the Seller Parties or their Affiliates in connection with the operation of other aspects of its business following the Closing, or such information that the Seller Parties or their Affiliates possess as a result of such Person’s participation in the industry which includes the Business.
(b)    Notwithstanding the generality of the foregoing, it is hereby acknowledged and agreed by the Parties that the covenants, agreements and restrictions set forth in this Section 7.8 shall not be applicable to any acquiror of the Seller Parties or the Wilton Companies where such acquiror at the time of such acquisition is in any business that competes with the Business, or if such acquiror after the time of such acquisition engages in a business that competes with the Business as long as any such competing activity is not done directly through the Seller or the Wilton Companies.
7.9    Use of Names.

(a)    The Seller Parties shall, and shall cause their Affiliates to, use commercially reasonable efforts to: (i) from and after the Closing cease use of any Trademark contained in the Owned Intellectual Property, including any word, logo or expression comprising or containing the name “Simplicity,” “Wm Wright,” “British Trimmings,” “Wendy Cushing,” “Conso,” or any other identifier of source that is confusingly similar to, or constituting an abbreviation, derivation or extension of any of the foregoing (the “Seller Marks”), in each case in any commercial manner other than in order to comply with any applicable obligations under a Transaction Document, and (ii) by no later than March 31, 2018, (x) remove, or cause to be removed, all such Seller Marks from wherever they may appear on a Seller Party’s or its Affiliates’ assets, including disposal of any unused stationery and literature of the Seller Parties or their Affiliates bearing the Seller Marks, and (y) amend their organizational documents, as applicable, to change any legal or business name (including “doing business as” or “DBA”) of the Seller Parties or any of their Affiliates that contains a Seller Mark in its name to a name that does not include a Seller Mark; provided, in each case, that the Seller Parties and their Affiliates shall be permitted to use the Seller Marks as described above and to describe the transactions contemplated herein as a factual matter.
(b)    The Buyers shall, and shall cause their Affiliates to, use commercially reasonable efforts to, except with respect to inventory included in the Purchased Assets: (i) from and after the Closing cease use of any Trademark comprising or containing the name “Wilton” or any other identifier of source that is confusingly similar thereto, or constituting an abbreviation, derivation or extension thereof (the “Wilton Marks”), in each case in any commercial manner other than in order to comply with any applicable obligations under a Transaction Document, and (ii) by no later than March 31, 2018, (x) remove, or cause to be removed, all such Wilton Marks from wherever they may appear on a Buyer’s, a Foreign Subsidiary’s or any other Affiliate of the Buyers’ assets, including disposal of any unused stationery and literature of any such parties bearing the Wilton Marks, and (y) amend their organizational documents, as applicable, to change any legal or business name (including “doing business as” or “DBA”) of any of the Foreign Subsidiaries (including Wilton Asia Limited) or any other Affiliate of the Buyers that contains a Wilton Mark in its name to a name that does not include a Wilton Mark; provided, in each case, that the Buyers and their Affiliates shall be permitted to use the Wilton Marks as described above and to describe the transactions contemplated herein as a factual matter.
7.10    Further Assurances.
(a)    The parties hereto agree that, for a reasonable period of time following the Closing, upon the reasonable request of one party, the other applicable parties shall, without further consideration, execute, deliver, acknowledge, file and record, or cause to be executed, delivered, acknowledged, filed and recorded all such further acts, assurances, deeds, assignments, transfers, conveyances, assumption contracts and other documents, instruments and papers and take such other action as may be required (i) to sell, assign, transfer, convey and deliver to and vest in Buyers full unrestricted and unencumbered record and beneficial right, title and ownership in and to the Purchased Assets or the Foreign Securities, (ii) to effectuate the assumption by Buyers of the Assumed Liabilities, (iii) or as otherwise may be appropriate to carry out the agreements and Transactions contemplated by the Transaction Documents upon the terms and conditions set forth herein or therein, including execution and delivery of any additional applicable IP Assignment Agreements and delivery of any documentation with respect to the SERP, the Postretirement Welfare Plan or the International Plans in the possession of the Sellers or their Affiliates.
(b)    In furtherance of the foregoing, from and after the Closing, the Seller Parties shall deliver to the Buyers, as applicable, promptly upon receipt, any cash, checks, mail, packages, notices and other similar communications it receives pertaining to the Business and the Purchased Assets, including any accounts receivable included in the Purchased Assets, relating to the period following Closing and the contracts constituting Purchased Assets (but, for the avoidance of doubt, excluding the Excluded Assets), and any other matter properly belonging to the Buyers as a result of the Transactions, this Agreement or the other Transaction Documents. From and after the Closing, the Buyers shall deliver to the Seller Parties, promptly after receipt, any cash, checks, mail, packages, notices and other similar communications it receives pertaining to the Excluded Assets or Excluded Liabilities and any other matter properly belonging to the Seller Parties after the Transactions. The Seller Parties shall endorse in favor of the Buyers any checks or other instruments of payment payable to the Seller Parties but acquired by the Buyers hereunder, and the Buyers shall endorse in favor of the Seller Parties any checks or other instruments of payment payable to the Buyers but retained by the Seller Parties hereunder. The Seller Parties shall promptly provide notice to the Buyers of any significant telephone calls and promptly forward to the Buyers any communications that the Seller Parties receive in respect of the Purchased Assets or the Business, and the Buyers shall provide notice to the Seller Parties of any significant telephone calls and promptly forward to the Seller Parties any communications that the Buyers receive in respect of the Excluded Liabilities of the Seller Parties or the Excluded Assets held by the Sellers.
(c)    Nothing in this Agreement nor the consummation of the Transactions shall be construed as an attempt or agreement to assign any Purchased Asset, including any contract, Permit, certificate, approval, authorization or other right, that by its terms or by Law is nonassignable without the consent of a third party or a Governmental Authority or is cancelable by a third party in the event of an assignment (“Nonassignable Assets”) unless and until such consent shall have been obtained. The Seller Parties shall, and shall cause their Affiliates to, use their commercially reasonable efforts to cooperate with Buyers, at Buyers’ reasonable request and at Buyers’ sole cost and expense with respect to all relevant reasonable and documented out-of-pocket costs and expenses, in endeavoring to obtain such consents after Closing; provided, that the Sellers shall not be required to commence or threaten to commence any litigation in the course of such efforts. Unless and until any such consent that may be required is obtained or legal requirement satisfied, the Sellers shall use commercially reasonable effort to establish an arrangement reasonably satisfactory to the Buyers under which the Buyers would obtain the claims, rights and benefits and assume the corresponding Liabilities and obligations under such Nonassignable Asset (including by means of any subcontracting, sublicensing or subleasing arrangement) or under which the Sellers would enforce for the benefit of the Buyers, with the Buyers assuming and agreeing to pay the Sellers’ obligations, any and all claims, rights and benefits of the Sellers against a third party thereto. As of and from the Closing Date, each Seller Party, on behalf of itself and its Affiliates, authorizes the Buyers, to the extent permitted by applicable Law and the terms of the Nonassignable Assets, at the Buyers’ sole cost and expense, to perform all the obligations and receive all the benefits of the Sellers under the Nonassignable Assets. If and when the applicable consents, the absence of which caused the deferral of transfer of any Nonassignable Asset pursuant to this Section 7.10(c), are obtained, the transfer of the applicable Nonassignable Asset to Buyers shall automatically and without further action or consideration be effected in accordance with the terms of this Agreement. A Nonassignable Asset shall also have been deemed to be effectively transferred to Buyers if such Nonassignable Asset is a contract that has been replaced or superseded by a new contract between any Buyer and the counterparty to such contract that constituted a Nonassignable Asset on substantially the same terms and conditions as such contract constituting a Nonassignable Asset.
7.11    Shared Contracts. The Buyers and the Sellers expressly agree and acknowledge that the Shared Contracts shall be Excluded Assets and shall not be assigned by any Seller to any Buyer. With respect to any Shared Contract, the Sellers shall cooperate, at the sole cost and expense of the Buyers, with the Buyers in any reasonable manner in connection with the Buyers’ efforts to obtain the agreement of the other party or parties to any such Shared Contract to enter into a separate agreement with a Buyer with respect to the matters covered by such Shared Contract as they relate to the Business; provided, however, that such cooperation shall not require any Seller or any of its Affiliates to expend money, commence any legal action, suit or proceeding or offer or grant any accommodation (financial or otherwise) to any third party. The Buyers agree that none of the Sellers or their Affiliates shall have any Liability whatsoever to the Buyers or any of their Affiliates arising out of or relating to the failure to obtain any such separate agreement. The Buyers further agree that no representation, warranty, covenant or agreement of any Seller contained herein shall be breached or deemed breached as a result of the failure to obtain any such separate agreement.
7.12    Record Title of Registered Intellectual Property. The Seller Parties shall, at their sole expense, as promptly as practicable and in any event within thirty (30) days following the Closing, take all actions necessary to fully update the record title for each item of Registered IP such that record title for each item of Registered IP identifies the owner as the applicable Seller or Foreign Subsidiary; provided, that, for the avoidance of doubt, the Seller Parties shall not be deemed in breach of this Section 7.12 if the Seller Parties have taken all such necessary actions with respect to each item of Registered IP within thirty (30) days following Closing and any necessary Governmental Authority approval or other action by a Governmental Authority with respect to the updating of the record title for each such item of Registered IP remains pending after such thirty (30) day period.
7.13    Replacement and Support for Lease Guarantees. The Buyers shall and shall cause their Affiliates to use commercially reasonable efforts to procure the full release of any Wilton Company of any surviving obligations under the Leases, such that each Seller Party and the applicable Wilton Company shall be released and have no further Liability (primary, secondary, contingent or otherwise) under such Leases from and after the Closing Date.  The Buyers acknowledge and agree that such commercially reasonable efforts include, but are not limited to, offering the applicable landlord reasonable credit support to secure any such release.  Until such time as the applicable Wilton Company is released from its obligations and Liabilities under a Lease, each Buyer hereby agrees that it will not and it will cause its Affiliates not to, for so long as such guaranty remains in force and effect, amend, modify, renew or extend the applicable Lease in a manner that increases or extends the applicable Wilton Company’s guaranty thereunder.
7.14    Replacement of Credit Support Obligations. From and after Closing, the Buyers shall use commercially reasonable efforts to replace the non-cash credit support obligations (including, without limitation, letters of credit) provided with respect to the Leases (the “Non-Cash Credit Support Obligations”). The Buyers shall use commercially reasonable efforts to procure that the applicable Seller or the applicable Affiliate (other than the Foreign Subsidiaries) (any such Person, including a Seller, a “Non-Company Affiliate”) and, where applicable, their sureties or letter of credit issuers, are fully and unconditionally released from their respective obligations under the Non-Cash Credit Support Obligations, which releases shall be in form and substance reasonably satisfactory to Seller, and in the case of any letters of credit, shall include the return to any Non-Company Affiliate of the original of such letter of credit. Unless and until such time as Buyers have obtained the release of a Non-Company Affiliate from any Non-Cash Credit Support Obligations and the return of such letters of credit (each such Non-Cash Credit Support Obligation, until such time as such Non-Cash Credit Support Obligation is released in accordance with this Section 7.14, a “Continuing Support Obligation”), then, from and after the Closing: (i) the Buyers shall deliver to the Sellers at Closing, and maintain at all times until the release of such Continuing Support Obligation in accordance with this Section 7.14, either (A) cash, (B) a letter of credit reasonably satisfactory to Sellers from a bank reasonably acceptable to Sellers or (C) a guarantee from a creditworthy Person reasonably satisfactory to Sellers, in either case in an amount equal to the maximum amount of the applicable Non-Company Affiliate’s Liability in respect of such Continuing Support Obligation, which cash deposit, letter of credit or guarantee shall be released when such Continuing Support Obligation is released or expires by its terms; (ii) Buyers shall indemnify, defend and hold each Non-Company Affiliate harmless from and against any Losses incurred with respect to such Non-Cash Credit Support Obligations after Closing; (iii) Buyers shall not amend, modify, renew or extend any of the underlying Contracts with respect to (or requiring) such Continuing

Support Obligations in any manner that increases or extends any Non-Company Affiliate’s exposure thereunder; and (iv) Sellers shall have no obligation to amend, modify or extend any letter of credit which remains in place after Closing (and may cause the termination of any “evergreen” letters of credit prior to the automatic renewal thereof).
7.15    Specified Litigation Matter Letter of Credit.
(a)    Seller Parent shall, or shall cause a Wilton Company to, within thirty (30) days following the Closing Date, procure and deliver, at the sole cost and expense of Seller Parent, to and in the name of US Buyer, an irrevocable standby letter of credit having a face amount equal to $1,000,000.00 and issued by either (x) Wells Fargo Bank, National Association, under the ABL Credit Agreement referenced in the Credit Facilities, or (y) a U.S. financial institution (or a U.S. branch of a foreign bank) having a senior unsecured debt rating by S&P of not less than “A-” and by Moody’s of not less than “A3” (such letter of credit, including any replacement letter of credit contemplated hereby, the “Letter of Credit”) to support the indemnification obligations of the Seller Parties solely with respect to the Excluded Liability set forth under item 3 on Schedule 2.1(f)(v) (the “Specified Litigation Matter”). Seller Parent shall, or shall cause a Wilton Company to, cause the Letter of Credit to remain in full force and effect until, and the Letter of Credit will be immediately returned to Seller Parent upon, the earlier of (the “LC Stated Maturity Date”): (i) the settlement by all of the applicable parties thereto of the Specified Litigation Matter, which settlement resolves such matter in its entirety and does not require any admission or acknowledgement of, or impose, any Liability or fault of or on US Buyer or any of its Affiliates and (ii) a final non-appealable judgment in favor of the relevant Seller Parties and their Affiliates in the Specified Litigation Matter, which final judgment and resolution is as to such matter in its entirety and does not require any admission or acknowledgement of, or impose, any Liability or fault of or on US Buyer or any of its Affiliates. US Buyer shall, within five (5) Business Days after being notified by Seller Parent that the LC Stated Maturity Date has occurred, which notice shall, in the case of an LC Stated Maturity Date described in clause (i) or (ii) above contain a reasonably detailed description of the events causing the LC Stated Maturity Date, return the Letter of Credit to Seller Parent for delivery to and cancellation by the applicable issuing bank, and US Buyer hereby covenants and agrees that it will not and will not permit any of its Affiliates to draw on the Letter of Credit at any time following receipt of such notice and prior to delivery of the Letter of Credit pursuant to this Section 7.15.
(b)    US Buyer shall have the right, prior to the LC Stated Maturity Date, to immediately draw upon the Letter of Credit at such time as is necessary to satisfy any indemnification obligation of the Seller Parties due and owing and relating to any Loss suffered by US Buyer in connection with the Specified Litigation Matter. Any such Loss shall be deemed for the purposes of this Section 7.15 to consist of the amounts of the unsatisfied indemnification obligation due and owing, including without limitation the fees and expenses, including those of counsel, relating to the Specified litigation Matter. US Buyer shall be entitled to effect such draw by (i) with respect to any judgment or settlement related to the Specified Litigation Matter paid by US Buyer in compliance with Article 8 of this Agreement, certifying that US Buyer paid a judgment or settlement related to the Specified Litigation Matter in compliance with Article 8 of this Agreement and (ii) with respect to fees and expenses, certifying that US Buyer incurred such amount and such amount constitutes indemnifiable Losses for purposes of Article 8 of this Agreement.
(c)    Notwithstanding anything to the contrary herein, Seller Parent shall be permitted at any time prior to the LC Stated Maturity Date to provide to US Buyer a substitute letter of credit (i) containing a face amount equal to $1,000,000.00, less such amounts previously drawn on the Letter of Credit pursuant to this Section 7.15 and the terms and conditions of the Letter of Credit to satisfy a relevant payment obligation of the Seller Parties as of such replacement date, and (ii) otherwise on substantially identical terms to the Letter of Credit, which substitute letter of credit will be issued by a U.S. financial institution (or a U.S. branch of a foreign bank) having a senior unsecured debt rating by S&P of not less than “A-” and by Moody’s of not less than “A3”. Upon issuance of any such substitute letter of credit, the Letter of Credit shall be promptly returned to Seller Parent for delivery to and cancellation by the applicable issuing bank. Notwithstanding anything to the contrary herein, including anything in Section 7.14 hereof, until such time as the Letter of Credit is issued to US Buyer, (A) the Buyers shall have no obligation under this Agreement to cause the replacement of the Non-Cash Credit Support Obligations of the relevant Seller Parties and their Affiliates for the Lease for the property located at 1411 Broadway, New York, NY; provided, however, that for the avoidance of doubt, upon issuance and delivery of the Letter of Credit the replacement obligations of the Buyers with respect to the Non-Cash Credit Support Obligations of the aforementioned Lease in New York, NY shall be immediately reinstated in accordance with the terms and conditions of Section 7.14 and (B) Seller Parent shall cause any letter of credit currently in place in connection with such Non-Cash Credit Support Obligations to be maintained in effect.
(d)    The parties hereto acknowledge and agree that Seller Parent may, at any time prior to the LC Stated Maturity Date, either provide (i) a cash escrow deposit with an escrow agent, as creditworthy as the Escrow Agent, reasonably satisfactory to US Buyer or (ii) a guarantee from a creditworthy Person reasonably satisfactory to US Buyer, in either case in to support the obligations subject to the Letter of Credit and in an amount equal to $1,000,000 less such amounts previously drawn on the Letter of Credit pursuant to this Section 7.15 and the terms and conditions of the Letter of Credit to satisfy a relevant payment obligation of the Seller Parties as of such replacement date, which cash escrow deposit or guarantee shall be held in lieu of the Letter of Credit pursuant to this Section 7.15 and shall be released in full upon the LC Stated Maturity Date in accordance with the terms and conditions of this Section 7.15. Upon delivery of any such replacement cash escrow deposit or guarantee, the Letter of Credit shall be promptly returned to Seller Parent for delivery to and cancellation by the applicable issuing bank, and US Buyer hereby covenants and agrees that it will not and will not permit any of its Affiliates to draw on the Letter of Credit at any time following procurement of any such replacement cash escrow deposit or guarantee and prior to delivery of the Letter of Credit pursuant to this Section 7.15.

ARTICLE 8

INDEMNIFICATION
8.1    Survival. Each of the representations and warranties of Seller Parent contained in Article 4 or any certificate delivered pursuant hereto to the extent related to such representations and warranties (together, the “Seller Parent Representations”), of the Sellers contained in Article 5 or any certificate delivered pursuant hereto to the extent related to such representations and warranties (together, the “Sellers Representations”), of the relevant Seller contained in the India Share Transfer Agreement or any certificate delivered pursuant thereto to the extent related to such representations and warranties (together, the “India Seller Representations”), of the Buyers contained in Article 6 or any certificate delivered pursuant hereto to the extent related to such representations and warranties (together, the “Buyer Representations”), and of the relevant Buyer contained in the India Share Transfer Agreement or any certificate delivered pursuant thereto to the extent related to such representations and warranties (the “India Buyer Representations”), in each case shall survive the Closing and continue in full force and effect until 11:59 pm (Eastern Time) on the date that is eighteen (18) months following the Closing Date (the “Cut-Off Date”); provided, that, (a) each of the covenants and agreements contained herein requiring performance after the Closing Date shall survive in accordance with their terms and (b) the Fundamental Representations and the representations and warranties set forth in Section 5.16 (Tax) shall survive until the fifth (5th) anniversary of the Closing Date. If any Claims Notice is given in good faith in accordance with the terms of Section 8.4(b) on or prior to the Cut-Off Date in respect of a breach of the Seller Parent Representations, the Sellers Representations, the India Seller Representations, the Buyers Representations, the India Buyer Representations or the covenants and agreements of the parties set forth in this Agreement, then the claims set forth in such Claims Notice in accordance with Section 8.4(b) shall survive until such time as each such claim is finally resolved.
8.2    Indemnification by the Seller; Indemnification by the Buyer.
(a)    Subject to the limitations set forth herein, from and after the Closing Date, the Seller Parties shall, jointly and severally, indemnify and hold harmless the Buyers, their Affiliates and their respective officers, directors, employees, shareholders, partners, and members (each, a “Buyer Indemnitee”) from and against any and all losses, Liabilities, expenses, Actions (including reasonable expenses incurred in connection therewith), taxes, penalties and damages (collectively, “Losses”) arising from, or in connection with, (i) any failure of any of the Seller Parent Representations made by Seller Parent to be true and correct as of the date of this Agreement (except to the extent that such Seller Parent Representation speaks only as of a particular date, in which case, as of such date), (i) any failure of any of the Sellers Representations made by the Sellers to be true and correct as of the date of this Agreement (except to the extent that such Sellers Representation speaks only as of a particular date, in which case, as of such date), (i) any failure of any of the India Seller Representations made by the relevant Seller to be true and correct as of the date of the India Share Transfer Agreement (except to the extent that such India Seller

Representation speaks only as of a particular date, in which case, as of such date) or any breach of any covenant or agreement made by the relevant Seller under the India Share Transfer Agreement, (iv) any breach of any covenant or agreement made hereunder by the Seller Parties (the “Seller Covenants”), (v) the Excluded Liabilities, and (vi) any Losses arising out of the matters set forth on Schedule 8.2(a)(vi) (the “Environmental Liability”). Notwithstanding the foregoing, the Buyer Indemnitees shall be entitled to indemnification for Losses relating to Taxes only as provided in Section 7.7(f).
(b)    Subject to the limitations set forth herein, the Buyers shall, jointly and severally, indemnify and hold harmless the Seller Parties, their Affiliates and their respective officers, directors, employees, shareholders, partners and members (each, a “Seller Indemnitee,” and together with the Buyer Indemnitees, the “Indemnitees” and each an “Indemnitee”), from and against any Losses arising from or in connection with (i) failure of any of the Buyers Representations to be true and correct as of the date of this Agreement (except to the extent that such Buyers Representation speaks only as of a particular date, in which case, as of such date), (ii) failure of any of the India Buyer Representations to be true and correct as of the date of the India Share Transfer Agreement (except to the extent that such India Buyer Representation speaks only as of a particular date, in which case, as of such date), (iii) any breach of any covenant or agreement made hereunder by the Buyers (the “Buyer Covenants”), and (iv) the Assumed Liabilities.
8.3    Limitations on Indemnification.
(a)    Notwithstanding anything in this Agreement to the contrary and subject to Section 8.6, (i) in no event shall the cumulative indemnification obligations of the Seller Parties under Section 8.2(a) exceed an aggregate amount equal to the Indemnity Escrow Amount (the “Cap”), and (ii) in no event shall the cumulative indemnification obligations of the Buyers under Section 8.2(b) exceed an aggregate amount equal to the Cap; provided, that, in the case of claims based on Fraud, breach of a Fundamental Representation (other than Section 5.19 (Employees and Employee Benefit Plans) or Section 5.20 (Labor Relations)), Excluded Liabilities, breach of any Seller Covenant, Section 7.7(f) (except for this purposes, Section 7.7(f)(i)(2)), or the Environmental Liability, in the case of the Seller Parties, or any Assumed Liability or breach of any Buyer Covenant, in the case of the Buyers, the cumulative indemnification obligations of the Seller Parties under Section 8.2(a), on the one hand, or the Buyers under Section 8.2(b), on the other hand, shall in no event in the aggregate exceed the Closing Purchase Price (the “Proceeds Cap”) and, in each case, the Cap and Proceeds Cap, as applicable to each party hereto, shall be reduced from time to time to reflect payments for indemnification with respect to Buyers, on the one hand, and Sellers, on the other hand.
(b)    Notwithstanding anything in this Agreement to the contrary, and subject to Section 8.6, other than in connection with any claims based on (i) Fraud, (ii) breach of any Seller Covenant, (iii) breach of any Fundamental Representation (other than Section 5.19 (Employees and Employee Benefit Plans) or Section 5.20 (Labor Relations)), or (iv) Section 7.7(f) or breach of any representation or warranty with respect to Taxes in

Section 5.16, (v) the Environmental Liability, or (vi) the Specified Litigation Matter, no indemnification claims for Losses shall be asserted by the Buyer Indemnitees under Article 8 unless (x) any individual Loss or group or series of related Losses under Article 8 exceeds $50,000.00, and (y) the aggregate amount of Losses that would otherwise be payable under Section 8.2(a) exceeds $640,000.00 (the “Deductible”), whereupon the Buyer Indemnitees shall be entitled to receive any amounts for Losses in excess of the Deductible up to the Cap or Proceeds Cap, as applicable.
(c)    No party hereto shall be obligated to indemnify any other Person for (i) any representation, warranty, covenant or condition specifically waived in writing by the other party on or prior to the Closing, (ii) any Losses with respect to any matter if such matter was included in the calculation of the adjustment to the Estimated Purchase Price pursuant to Section 2.3 (to the extent so included) and (iii) any Losses for which a Claims Notice was not duly delivered prior to the Cut-Off Date, as applicable.
(d)    Notwithstanding anything in this Agreement to the contrary, for the avoidance of doubt, the limitations, if any, on the Buyers’ right to recover under the R&W Insurance Policy shall be solely as set forth therein and nothing in this Agreement shall impact the Buyers’ right to recover under the R&W Insurance Policy.
8.4    Indemnification Claim Process.
(a)    All claims for indemnification by either a Seller Indemnitee or Buyer Indemnitee under this Article 8 shall be asserted and resolved in accordance with Sections 8.4 and 8.5.
(b)    If a Buyer Indemnitee intends to seek indemnification pursuant to this Article 8 in respect of a Third Party Claim, the Buyer Indemnitee shall promptly, but in no event more than thirty (30) days following such Buyer Indemnitee’s knowledge of the basis for making a claim hereunder, notify the Seller Parties in writing of such claim, describing such claim in reasonable detail in light of the information available to or reasonably ascertainable by such Buyer Indemnitee and the amount or estimated amount of Losses (a “Claims Notice”); provided that failure to give such notification on a timely basis will not affect the indemnification provided hereunder except to the extent that such failure to give such notification results in (i) the forfeiture by the Indemnitor of rights and defenses otherwise available to the Indemnitor with respect to such claim or (ii) prejudice to the Indemnitor with respect to such claim.
(c)    If a Seller Indemnitee intends to seek indemnification pursuant to this Article 8 in respect of a Third Party Claim, the Seller Parties shall promptly, but in no event more than fifteen (15) Business Days following the Seller Indemnitee’s knowledge of the basis for making a claim hereunder, deliver a Claims Notice to the Buyers; provided that failure to give such notification on a timely basis will not affect the indemnification provided hereunder except to the extent that such failure to give such notification results in (i) the forfeiture by the Indemnitor of rights and defenses otherwise available to the Indemnitor with respect to such claim or (ii) prejudice to the Indemnitor with respect to such claim.
(d)    The Indemnitor shall have thirty (30) days from the date on which the Indemnitor received the Claims Notice to notify the Indemnitee that the Indemnitor desires to control the defense or prosecution of the Third Party Claim and any litigation resulting therefrom with counsel of its choice at the Indemnitor’s sole cost and expense; provided, however, that the Indemnitor will not be entitled to assume or continue the defense thereof if the Third Party Claim (i) seeks, in addition to or lieu of monetary damages, any injunctive or other equitable relief, (ii) presents, under applicable standards of professional conduct, a conflict on any significant issue between the Indemnitee and the Indemnitor, or (iii) relates to or arises in connection with any criminal Action, indictment, allegation or investigation (such Third Party Claim in the case of the foregoing clauses (i), (ii) or (iii), an “Excluded Third Party Claim”). If the Indemnitor assumes the defense of such claim in accordance herewith: (x) the Indemnitee may retain separate co‑counsel at its sole cost and expense and participate in the defense of such Third Party Claim, but the Indemnitor shall control the investigation, defense and settlement (subject to the other restrictions set forth herein) thereof; (y) the Indemnitee shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnitor (not to be unreasonably withheld, conditioned or delayed); and (z) the Indemnitor shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnitee unless the judgment or settlement provides solely for the payment of money by the Indemnitor (or, in the case of the Seller Parties, the Escrow Agent from the Indemnity Escrow Account) and the Indemnitor (or Escrow Agent) makes such payment (subject to the applicable limitations contained herein), the Indemnitee receives an unconditional release with respect to such Third Party Claim, and such settlement does not require any admission or acknowledgment of Liability or fault of the Indemnitee. Whether or not the Indemnitor has assumed the defense of such Third Party Claim, the Indemnitor will not be obligated to indemnify the Indemnitee hereunder with respect to any settlement entered into or any judgment consented to without the Indemnitor’s prior written consent (not to be unreasonably withheld, conditioned or delayed).
(e)    If the Indemnitor does not assume the defense of such Third Party Claim within thirty (30) days of receipt of the Claims Notice, the Indemnitee will be entitled to assume such defense, at its sole cost and expense (or, if the Indemnitee incurs a Loss with respect to the matter in question for which the Indemnitee is entitled to indemnification pursuant to Article 8, at the expense of the Indemnitor), upon delivery of notice to such effect to the Indemnitor; provided, however, that the Indemnitor (i) shall have the right to participate in the defense of the Third Party Claim at its sole cost and expense; (ii) may at any time thereafter assume defense of the Third Party Claim (provided that it is not an Excluded Third Party Claim), in which event the Indemnitor shall bear all reasonable fees, costs and expenses of the Indemnitee’s counsel incurred prior to the assumption by the Indemnitor of defense of the Third Party Claim; and (iii) shall not be obligated to indemnify the Indemnitee hereunder for any settlement entered into or any judgment consented to without the Indemnitor’s prior written consent.
(f)    The parties shall act in good faith in responding to, defending against, settling or otherwise dealing with any claims for indemnification under this Article 8, and reasonably cooperate in any such defense. Each Indemnitee shall provide at the Indemnitor’s sole cost and expense reasonable cooperation to the Indemnitor in the investigation, defense, pretrial activities, trial, compromise, settlement or discharge of any claim in respect of which a Indemnitee is seeking indemnification pursuant to this Article 8 that the Indemnitor has elected to control, including, by providing the Indemnitor with reasonable access to books, records, employees and officers (including as witnesses) of the other parties hereto (subject to preservation of attorney-client or similar privileges); provided, that any such access shall be limited to the extent it does not unreasonably interfere with the daily operation of the Indemnitee or its Affiliates (including, after Closing, with respect to any Buyer Indemnitee, the operation of the Business and of the Foreign Subsidiaries).
8.5    Indemnification Procedures for Non-Third Party Claims. The Indemnitee will deliver a Claims Notice to the Indemnitor promptly upon its discovery of any matter for which the Indemnitor may be liable to the Indemnitee hereunder that does not involve a Third Party Claim; provided that failure to promptly give such notification will not affect the indemnification provided hereunder except to the extent that such failure to give such notification results in (a) the forfeiture by the Indemnitor of rights and defenses otherwise available to the Indemnitor with respect to such claim or (b) prejudice to the Indemnitor with respect to such claim. The Indemnitee and the Indemnitor shall reasonably cooperate with each other in good faith (i) in determining the validity of any claim for indemnity by the Indemnitee and in otherwise resolving such matters and (ii) to settle (without an obligation to settle) such claim for indemnification. If the Indemnitor and the Indemnitee do not settle such dispute within thirty (30) days after the Indemnifying Party’s receipt of the Notice of Loss, the Indemnifying Party and the Indemnified Party shall be entitled to seek enforcement of their respective rights under Section 7.7(f) or this Article 8, as the case may be.
8.6    Exclusive Remedy. Notwithstanding anything to the contrary herein, except in connection with a dispute under Section 2.3 (which shall be governed exclusively by Section 2.3), the enforcement of any covenant requiring performance following the Closing or claims for equitable relief or that are based on Fraud, and subject to the rights of the Buyers under the R&W Insurance Policy, the indemnification provisions of Section 7.7(f) and this Article 8, shall be the sole and exclusive remedy of parties following the Closing for any and all breaches or alleged breaches of any representations, warranties, covenants or agreements of the parties, or any other provision of the Transaction Documents or the Transactions. For the avoidance of doubt, the Buyers hereby acknowledge and agree that all Losses of the Business, including of the Foreign Subsidiaries, other than those for which a Buyer Indemnitee recovers Losses in accordance with Article 8 or that are governed by Section 7.7(f) or the terms of the R&W Insurance Policy, shall be the sole responsibility of the Buyers, and after the Closing, the Foreign Subsidiaries. In furtherance of the foregoing, the Buyers’ and the Buyer Indemnitees’ recourse for indemnification for Losses pursuant to this Article 8 shall be paid and satisfied in the following manner, subject to the limitations set forth in this Article 8: (i) first, from the Indemnity Escrow Amount in the Indemnity Escrow Account until the earlier to occur of (x) the Indemnity Escrow Amount in the Indemnity Escrow Account is exhausted and (y) all or any part of such claim is recoverable pursuant to the R&W Insurance Policy, under and in accordance with the terms of the R&W Insurance Policy, (ii) second, if and to the extent that all or any part of such claim is recoverable pursuant to the R&W Insurance Policy, under and in accordance with the terms of the R&W Insurance Policy until the policy limit is reached, and (iii) third, if applicable and subject to the limitations set forth herein, from the Seller Indemnitor.
8.7    Calculation of Losses; Limitations.
(a)    Notwithstanding anything to the contrary contained in this Agreement, for purposes of determining any breach or inaccuracy of any representation or warranty or any nonfulfillment or breach of any covenant or agreement of as well as the amount of any Losses that in each case are the subject matter of a claim for indemnification hereunder, each representation, warranty, covenant and agreement (other than (x) the term “Material Contract” in the representations and warranties set forth in Article 4 and Article 5 and (y) the representations and warranties set forth in Sections 5.7(a)-(b), the last sentence of Section 5.7(d), Section 5.9(a), Sections 5.10(b)-(d) and Section 5.17(a)(ii)) shall be read without regard and without giving effect to the term(s) “material” or “Material Adverse Effect” or similar qualifiers as if such words were deleted from such representation, warranty, covenant or agreement.
(b)    The amount of any Loss for which indemnification is provided under Section 7.7(f) or this Article 8 shall be (i) net of any reserves, Liability accruals or other provisions for such Losses on the Financial Statements or the unaudited trial balance accounts with respect to the Business set forth on, and determined in accordance with, Seller Disclosure Schedule 5.7(a), (ii) net of any amounts actually recovered by any Indemnitee from third parties under insurance policies or otherwise (which the Indemnitees shall use commercially reasonable efforts to recover) with respect to such Loss and net of amounts accrued on the Financial Statements or the unaudited trial balance accounts with respect to the Business as set forth on, and determined in accordance with, Seller Disclosure Schedule 5.7(a) and/or (without duplication) included in Closing Working Capital with respect to such Loss, and (iii) (x) increased to take account of any additional Tax cost incurred by the Indemnitee arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (y) reduced to take account of any additional Tax deduction, credit or benefit actually realized by the Indemnitee arising from the incurrence or payment of any such Loss prior to the end of the taxable year following the year in which such Loss was incurred. If the Indemnitee subsequently recovers any such amounts which, taken together with all other amounts actually recovered or deemed recovered by such Indemnitee under this Article 8 (including any reduction or increase of the amount of any Loss for which indemnification is provided under this Article 8 or under Section 7.7(f) in connection with any Tax cost or Tax deduction, credit or benefit), exceeds the actual Losses suffered by such Indemnitee with respect to such claim for indemnification, the Indemnitee shall promptly pay such excess amount to the Indemnitor.
(c)    Under no circumstances shall any Indemnitee be entitled to be indemnified for (i) special, punitive or other similar damages, or (ii) consequential, multiple, indirect or other similar damages, including lost profits, lost revenues, business interruptions, or loss of business opportunity or reputation, except (A) in the case of the foregoing clause (ii), to the extent such Losses are a reasonably foreseeable result of the event that gave rise thereto or the matter for which indemnification is sought hereunder and (B) in each case of the foregoing clauses (i) and (ii), to the extent any such Losses are finally determined to be payable as part of any Third Party Claim for which such Indemnitee is entitled to indemnification under this Agreement. The party seeking indemnification under this Article 8 or under Section 7.7(f) shall use its reasonable best efforts to mitigate any Loss which forms the basis of an indemnification claim hereunder.
8.8    Tax Treatment of Indemnity Payments. Unless otherwise required by applicable Law, any indemnity payment made under this Agreement (including any indemnity payment made pursuant to Section 7.7(f)) shall be treated by all parties as an adjustment to the purchase price hereunder for all federal, state, local and foreign Tax purposes, and the parties shall file their Tax Returns accordingly.
8.9    Subrogation. The parties acknowledge and agree that the Seller and its Affiliates shall not be liable to the R&W Insurer under subrogation claims pursuant to the R&W Insurance Policy, and the Buyers covenant and agree that the R&W Insurance Policy will include a waiver of such subrogation claims for the benefit of the Seller and its Affiliates; provided, that, such waiver shall not extend to subrogation claims resulting from or arising out of Fraud on the part of the Seller Parties or their Affiliates (including, prior to Closing, the Company Subsidiaries). In the event of payment by or on behalf of any Indemnitor to any Indemnitee pursuant to this Article 8, such Indemnitor shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such claim or demand against any claimant or plaintiff asserting such claim or demand. Such Indemnitee shall cooperate with such Indemnitor in a reasonable manner, and at the cost of such Indemnitor, in presenting any subrogated right, defense or claim.
8.10    Escrow.
(a)    If any Buyer Indemnitee shall have, prior to the Cut-Off Date, delivered a Claims Notice to the Seller Parties in respect of indemnification under this Agreement, such Buyer Indemnitee and the Seller Parties shall negotiate in good faith to reach an agreement upon (i) the Buyer Indemnitee’s right for indemnification under this Agreement and the amount of such Buyer Indemnitee’s Losses and (ii) the amount on deposit in the Indemnity Escrow Account that should be reserved (the “Reserved Amount”) in respect of such Claims Notice. If such Persons are unable to reach agreement, then any such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction in accordance with Article 9. Pending a resolution of the Reserved Amount in respect of any Claims Notice, the Reserved Amount therefor shall be the amount reasonably estimated in good faith by the Buyer Indemnitee based on back-up documentation containing such detail as is reasonable under the circumstances.
(b)    Upon the agreement by the Seller Parties and the Buyer Indemnitee or as finally determined by a court of competent jurisdiction in respect of any Claims Notice, Seller Parent and US Buyer shall jointly instruct the Escrow Agent under the Escrow Agreement to pay to the Buyer Indemnitee the lesser of (i) the amount of the Losses in respect of such Claims Notice and (ii) the balance then on deposit in the Indemnity Escrow Account.
(c)    On the Cut-Off-Date, Seller Parent and US Buyer shall jointly instruct the Escrow Agent under the Escrow Agreement to pay to the Seller Parties an amount equal to the excess (if any) of the balance then on deposit in the Indemnity Escrow Account over the aggregate Reserved Amount in respect of all unresolved claims for indemnification properly made by the Buyer Indemnitees prior to the Cut-Off Date, if any.
(d)    Following the Cut-Off-Date, from time to time, upon resolution of any Claims Notice in respect of any individual claim for indemnification made by the Buyer Indemnitees and the appropriate amount, if any, from the Indemnity Escrow Account having been paid to the Buyer Indemnitees in respect of such Claims Notice, Seller Parent and US Buyer shall jointly instruct the Escrow Agent to release to the Seller Parties the excess of the balance then on deposit in the Indemnity Escrow Account over the aggregate Reserved Amount in respect of all remaining unresolved claims for indemnification properly made by the Buyer Indemnitees prior to the Cut-Off Date, in each case, if any.
ARTICLE 9

MISCELLANEOUS
9.1    Expenses. Except as expressly provided herein, all costs and expenses incurred in connection with the Transaction Documents and the Transactions shall be paid by the party incurring such costs and expenses.
9.2    Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
9.3    Entire Agreement. This Agreement, including the Exhibits, Schedules, Seller Disclosure Schedules and Buyer Disclosure Schedules attached hereto, which are deemed for all purposes to be part of this Agreement pursuant to Section 9.6, and the other Transaction Documents delivered pursuant to this Agreement and the

Confidentiality Agreement contain all of the terms, conditions and representations and warranties agreed upon or made by the parties relating to the subject matter of this Agreement and the businesses and operations of the Business as conducted by the Sellers and the Company Subsidiaries and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties or their representatives, oral or written, respecting such subject matter. The parties hereto acknowledge and agree that the India Share Transfer Agreement and the other Transaction Documents are intended to implement certain of the provisions of this Agreement and shall not be construed to enhance, extend or limit the rights or obligations of any of the parties hereto under this Agreement, and no provision of the India Share Transfer Agreement or the other Transaction Documents shall in any way modify the express provisions (including, without limitation, the warranties, representations, covenants, agreements, conditions, or any of the obligations and indemnifications of the parties hereto) set forth in this Agreement. To the extent any provision of the India Share Transfer Agreement or other Transaction Document is inconsistent with this Agreement, the provisions of this Agreement shall control.
9.4    Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.
9.5    Notices. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given and made if (i) in writing and served by personal delivery upon the party for whom it is intended, (ii) if delivered by facsimile or electronic mail with receipt confirmed (including by receipt of confirmatory electronic mail from recipient), or (iii) if delivered by certified mail, registered mail, courier service, return-receipt received to the party at the address set forth below, with copies sent to the Persons indicated:
If to any Seller Party:
Wilton Properties Inc.
535 E. Diehl Road, Suite 300
Naperville, IL 60563
Attention: General Counsel
Telephone: (630) 810-2695
Facsimile: (630) 810-2714
E-mail: aseverts@wilton.com
With a copy (which shall not constitute notice) to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention: Ariel J. Deckelbaum, Esq.
Telephone: (212) 373-3546

Facsimile: (212) 757-3990
Email: ajdeckelbaum@paulweiss.com
If to any Buyer or Buyer Parent:
c/o CSS Industries, Inc.
450 Plymouth Road, Suite 300
Plymouth Meeting, PA 19462
Attention: William G. Kiesling
Telephone: (610) 729-3743
Facsimile: (610) 729-3958
Email: bill.kiesling@cssindustries.com

With a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19101
Attention: Justin W. Chairman
Telephone: (215) 963-5061
Facsimile (215) 963-5001
Email: justin.chairman@morganlewis.com

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 9.5.
9.6    Exhibits, Schedules, Seller Disclosure Schedules and Buyer Disclosure Schedules.
(a)    Any matter, information or item disclosed in the Seller Disclosure Schedules delivered under any specific representation, warranty or covenant or Seller Disclosure Schedule number hereof, shall be deemed to have been disclosed for all purposes of this Agreement in response to every representation, warranty or covenant in this Agreement in respect of which such disclosure is readily apparent on its face without further investigation. The inclusion of any matter, information or item in any Seller Disclosure Schedule to this Agreement shall not be deemed to constitute an admission of any Liability by the Seller Parties to any third party or otherwise imply, that any such matter, information or item is material or creates a measure for materiality for the purposes of this Agreement, including that consent or notice is required in connection with the Transactions. The specification of any dollar amount in the representations or warranties contained in this Agreement is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no party hereto shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Seller Disclosure Schedule is or is not material for purposes of this Agreement.
(b)    The Exhibits, Schedules, Seller Disclosure Schedules and Buyer Disclosure Schedules hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.
9.7    Waiver. Waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.
9.8    Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights or Liabilities under this Agreement without the prior written consent of Seller Parent, in the case of an assignment by a Buyer or Buyer Parent, or Buyer Parent, in the case of an assignment by a Seller Party, which consent Seller Parent or Buyer Parent, as applicable, may withhold in its absolute discretion. Any purported assignment without such prior written consents shall be void.
9.9    No Third Party Beneficiary. Nothing in this Agreement shall confer any rights, remedies or claims upon any Person or entity not a party or a permitted assignee of a party to this Agreement, except for the current and former officers, directors and employees of the Sellers and the Company Subsidiaries as specifically set forth in Section 7.2 and Article 8 and Sellers’ Counsel as set forth in Section 7.4.
9.1    Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument. Facsimile signatures or signatures received as a .pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories.
9.2    Governing Law and Jurisdiction. This Agreement and any claim or controversy hereunder shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to the principles of conflict of laws thereof.
9.3    Consent to Jurisdiction and Service of Process. Any legal action, suit or proceeding arising out of or relating to the Transaction Documents or the Transactions may only be instituted in any state or federal court in the State of Delaware, and each party waives any objection which such party may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding.

9.4    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
9.5    Conveyance Taxes. The Buyers, on the one hand, and the Seller Parties, on the other hand, shall each be responsible for and pay fifty percent (50%) of any and all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred as a result of the Transactions. The Seller Parties and the Buyers shall jointly file all required change of ownership and similar statements, and each party shall bear its own costs and expenses incurred in connection with the foregoing.
9.6    Bulk Sales Laws. The parties hereto hereby waive compliance by the Buyers and the Seller Parties with the bulk sales Law and any other similar Laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement.
9.7    Specific Performance. The parties agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, the parties hereto hereby acknowledge and agree that, in the event of any breach or threatened breach by any party hereto of any covenant or obligation in this Agreement, the non-breaching party shall be entitled to an injunction, specific performance and other equitable relief and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which it is entitled at law or in equity. The Seller Parties, on the one hand, and the Buyers, on the other hand, agree that they will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (i) the other party hereto has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each party hereto further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement. In seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, the Seller Parties, on the one hand, and the Buyers, on the other hand, shall not be required to provide any bond or other security in connection with any such order or injunction.

9.8    Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the Transactions may be consummated as originally contemplated to the fullest extent possible.
9.9    Interpretation. The parties have been represented by counsel during the negotiation and execution of this Agreement and have participated in the drafting and negotiation of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties thereto and no presumption of burden of proof shall arise favoring or burdening either party by virtue of the authorship or drafting history of any provision in this Agreement.
9.10    Release. Except as provided in Article 8, and except with respect to Fraud, the Buyers agree (and shall following the Closing cause each Foreign Subsidiary to agree) that none of the Seller Parties, or any of their Affiliates, current or former officers, directors, employees, partners, members, managers or Representatives of any Seller Party or Foreign Subsidiary or any of their respective Affiliates as of or prior to the Closing Date shall have any Liability or responsibility to the Business or any Buyer, Buyer Parent or Foreign Subsidiary for (and the Buyers hereby unconditionally releases (and shall cause the Business and each Foreign Subsidiary to unconditionally release) such Persons from) any obligations or Liability arising out of, or relating to, the organization, management or operation of the Business of the Sellers and the Foreign Subsidiaries relating to any matter, occurrence, action or activity on or prior to the Closing Date.
9.11    Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
9.12    Buyer Parent Guarantee.
(a)    In consideration of, and as an inducement to the Seller Parties entering into this Agreement and performing their respective obligations hereunder, Buyer Parent hereby irrevocably, absolutely and unconditionally guarantees to the Seller Parties the full performance and payment by each Buyer of the covenants, obligations, monetary or otherwise, and undertakings of each Buyer pursuant to or otherwise in connection with the Transaction Documents and the Transactions (the “Buyer Guaranteed Obligations”). In the event of any breach of, or other failure to perform, any representation, warranty, covenant, obligation, agreement or undertaking of each Buyer, such breach or other failure to perform shall also be deemed to be a breach or failure to perform by Buyer Parent and the Seller Parties shall have the right, exercisable in their sole discretion, to pursue any and all available remedies the Seller Parties may have arising out of any such breach or nonperformance directly against any or each of the Buyers and Buyer Parent in the first instance. In this respect, for the avoidance of doubt, Buyer Parent confirms that it is bound by the provisions of this Article 9. This guarantee is a guarantee of performance and not exclusively of collection. Without limiting any rights or defenses that would be available to Buyer Parent if it were a direct obligor hereunder or any rights or defenses that each Buyer has hereunder, (x) to the fullest extent permitted by Law, Buyer Parent hereby expressly waives any and all rights or defenses arising by reason of any Law that would otherwise require any election of remedies by any of Seller Parties and (y) Buyer Parent waives promptness, diligence, notice of the acceptance of this guaranty and of the Buyer Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Buyer Guaranteed Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of any Buyer, and all suretyship defenses generally; provided, that, notwithstanding the foregoing or any provision of any Transaction Document, (i) Buyer Parent shall have the full benefit of all defenses, counterclaims, reductions, diminutions or limitations available to the Buyers pursuant to or arising from any Transaction Document, except for those arising out of (A) any legal limitation, disability or incapacity of a Buyer, (B) any bankruptcy, insolvency, reorganization, moratorium, dissolution or liquidation of a Buyer and similar applicable Laws affecting the enforcement of creditors’ rights or remedies in general as from time to time in effect, (C) the exercise by courts of equity powers, or (D) any unenforceability or invalidity of any of the Buyer Guaranteed Obligations, and (ii) Buyer Parent shall have the full benefit of, and does not waive or relinquish its rights and remedies accorded under, applicable statutes of limitation and repose. Buyer Parent acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement and the Transaction Documents and that the waivers set forth in this Section 9.21 are knowingly made in contemplation of such benefits.
(b)    Buyer Parent represents and warrants to Seller Parties that: (i) Buyer Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware; (ii) Buyer Parent has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby; (iii) the execution, delivery and performance by Buyer Parent of this Agreement and the obligations by Buyer Parent contemplated by this Section 9.21 have been duly and validly authorized by all requisite corporate action on the part of Buyer Parent, and no other proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement; (iv) the guarantee in this Section 9.21 constitutes the valid and legally binding obligation of Buyer Parent, enforceable against Buyer Parent in accordance with the terms of this Section 9.21, except as the same may be limited by Equitable Exceptions; and (v) Buyer Parent has available funds in excess of Buyer Parent’s obligations under this Section 9.21. Buyer Parent’s obligations under this Section 9.21 shall not be assignable to any other Person without the prior written consent of the Seller, and any attempted assignment without such consent shall be null and void and of no force and effect.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Asset and Securities Purchase Agreement as of the date first above written.
SELLER PARENT:
WILTON PROPERTIES INC.

By:	/s/ Sue Buchta Name: Sue Buchta
Title: President and Chief Executive Officer

SIMPLICITY CREATIVE:
SIMPLICITY CREATIVE GROUP, INC.

By:	/s/ Sue Buchta Name: Sue Buchta
Title: President and Chief Executive Officer

SIMPLICITY PATTERN:

SIMPLICITY PATTERN CO. INC.

By:	/s/ Sue Buchta

Name: Sue Buchta
Title: President and Chief Executive Officer

LENDING TEXTILE:

LENDING TEXTILE CO., INC.

By:	/s/ Sue Buchta
Name: Sue Buchta
Title: President and Chief Executive Officer

[Signature Page – Asset and Securities Purchase Agreement]

WM WRIGHT:

WM WRIGHT CO.

By:	/s/ Sue Buchta Name: Sue Buchta
Title: President and Chief Executive Officer

WILTON ASIA:

WILTON ASIA LIMITED

By: /s/ Sue Buchta

Name: Sue Buchta

Title: President and Chief Executive Officer

DIMENSIONS CRAFTS:

DIMENSIONS CRAFTS LLC

By:	/s/ Sue Buchta
Name: Sue Buchta
Title: President and Chief Executive Officer

US BUYER:
STITCH ACQUISITION CORP.

By:	/s/ John M. Roselli Name: John M. Roselli Title: Executive Vice President - Finance

[Signature Page – Asset and Securities Purchase Agreement]

FOREIGN BUYERS:

PAPER MAGIC GROUP (HONG KONG) LIMITED

By:	/s/ John M. Roselli Name: John M. Roselli Title: Director

MCCALL PATTERN SERVICE PTY LIMITED

By: /s/ William G. Kiesling
Name: William G. Kiesling
Title: Director

MCCALL PATTERN COMPANY LIMITED

By:	/s/ William G. Kiesling
Name: William G. Kiesling
Title: Director

BUYER PARENT:

CSS INDUSTRIES, INC.

By:	/s/ John M. Roselli Name: John M. Roselli Title: Executive Vice President - Finance and
Chief Financial Officer

[Signature Page – Asset and Securities Purchase Agreement]

Exhibit A
Form of Antioch Sublease Agreement
[See attached]

AGREEMENT OF SUBLEASE
THIS AGREEMENT OF SUBLEASE (this “Sublease”) is dated as of November ___, 2017 (the “Sublease Commencement Date”) by and between WM WRIGHT CO., a Delaware corporation, having an address at 535 E. Diehl Road, Suite 300, Naperville, IL 60563, as sublandlord (“Sublandlord”) and STITCH ACQUISITION CORP., a Delaware corporation, having an address at c/o CSS Industries, Inc., 450 Plymouth Road, Suite 300, Plymouth Meeting, PA 19462, as subtenant (“Subtenant”).
W I T N E S S E T H:
WHEREAS, by that certain Lease Agreement, dated as of April 1, 2006, between Lexington Antioch LLC (in such capacity, together with its successors and assigns in such capacity, “Prime Landlord”), as landlord, and Sublandlord, as tenant, as amended by that certain First Amendment to Lease, dated as of November 1, 2009 and that certain Confidential Settlement Agreement, dated as of August 24, 2016 (collectively, the “Prime Lease”), Prime Landlord leases to Sublandlord certain premises, as more fully described in the Prime Lease, at the location known as 6050 Dana Way, Antioch, TN. A portion of the premises demised under the Prime Lease is subleased to Ingram Hosting Holdings Inc. pursuant to that certain Sublease Agreement, dated as of March 11, 2015, by and between Sublandlord and Ingram Hosting Holdings Inc.;

WHEREAS, capitalized terms used in this Sublease without definition shall have the respective meanings assigned thereto in the Prime Lease; and
WHEREAS, Sublandlord desires to sublease to Subtenant, and Subtenant desires to sublease from Sublandlord, a portion of the premises demised under the Prime Lease, on the terms and conditions hereinafter set forth;
WHEREAS, a portion of the premises demised under the Prime Lease, more particularly described as the “Data Center Space” on the floor plan attached as Exhibit B, is currently used by Sublandlord as a data center (the “Data Center Space”).
NOW, THEREFORE, in consideration of the mutual covenants contained herein, it is hereby agreed as follows:

Exhibit A – Page 1

1.DEMISE. Effective as of the Sublease Commencement Date, Sublandlord hereby subleases to Subtenant, and Subtenant hereby hires from Sublandlord, a portion of the premises demised under the Prime Lease consisting of approximately 21,645 square feet on the 2nd floor, as designated within the floor plan attached as Exhibit B (the “Premises”), on the terms and conditions set forth in this Sublease; provided, however, that the portion of the Premises consisting of the Data Center Space shall not be demised to Subtenant or otherwise be deemed to be part of the Premises unless and until the same is incorporated into the Premises as provided in Section 5A of this Sublease.

2.TERM.
A.    The term of this Sublease shall commence as of the Sublease Commencement Date and shall end on March 31, 2021, or on such earlier date upon which the term of the Prime Lease or this Sublease may expire or be terminated pursuant to any of the conditions of limitation or other provisions of the Prime Lease or this Sublease or pursuant to law.
B.    Subtenant shall not be entitled to exercise any options to extend or renew the term of the Prime Lease. These options are expressly retained by Sublandlord and may be exercised or waived by Sublandlord in its sole and absolute discretion.
C.    If, at Sublandlord’s election, the term of the Prime Lease is extended, (a) Sublandlord shall notify Subtenant of the extended term of the Prime Lease within ten (10) days of the effective date of such extension and (b) Subtenant shall have the option to extend the term of this Sublease for an additional term which shall be coterminous with the extension term of the Prime Lease. Such option may be exercised by delivery of written notice from Subtenant to Sublandlord not less than thirty (30) days prior to the expiration of the initial term.

Exhibit A – Page 2

3.SUBORDINATE TO PRIME LEASE. This Sublease shall be subject to and subordinate to the Prime Lease in all respects. A true, correct and complete copy of the Prime Lease has been delivered to and examined by Subtenant. If, for any reason, the term of the Prime Lease shall terminate prior to the expiration date of this Sublease, including, without limitation, a termination caused by any party’s exercise of any right under the Prime Lease to terminate the Prime Lease by reason of fire, casualty or condemnation, this Sublease shall thereupon be terminated and Sublandlord shall not be liable to Subtenant by reason thereof unless both (a) Subtenant shall not then be in monetary or material non-monetary default hereunder beyond the expiration of the applicable grace, notice and cure periods and (b) said termination shall have been effected because of the voluntary surrender or breach or default of Sublandlord under the Prime Lease or any action or inaction by Sublandlord under or in connection with, the Prime Lease. Sublandlord represents and warrants to Subtenant that a true, correct and complete copy of the Prime Lease (including all amendments and modifications thereto) is attached hereto as Exhibit A.
4.RENT AND OTHER PAYMENTS.
A.    Fixed Rent. During the term of this Sublease, Subtenant shall pay to Sublandlord fixed rent commencing on the Sublease Commencement Date at a rate of Seventy-Seven Thousand and Fifty-Two and No/Dollars ($77,052.00) per year, payable in monthly installments of Six Thousand Four Hundred and Twenty-One and No/Dollars ($6,421.00) per month (the “Sublease Fixed Rent”). If the Sublease Commencement Date is not the first day of a calendar month, the Sublease Fixed Rent for such month shall be prorated on a per diem basis.
B.    Additional Rent. In addition to Sublease Fixed Rent, Subtenant shall pay, in monthly installments, as described in the Prime Lease, Subtenant’s Share (defined below) of the additional rent charged to Sublandlord by the Prime Landlord (the “Additional Sublease Rent”). “Subtenant’s Share” shall be equal to 21,645 (representing the square footage occupied exclusively by Subtenant) divided by 335,499 (representing the square footage leased by Tenant under the Prime Lease), or 6.45%. Notwithstanding any of the foregoing, with respect to any item of additional rent that is incurred solely on the account of the activities of Subtenant (such as overtime charges), Subtenant shall be fully responsible for the payment of such costs. Subtenant shall not be responsible for any item of additional rent that is incurred solely on the account of the activities of Ingram Hosting Holdings Inc., Sublandlord, or any subsequent user of the portion of the premises currently subleased to Ingram Hosting Holdings, Inc.
C.    Payment. Rent payments will be delivered to Sublandlord’s office at Wilton Brands LLC, Attention: Terry Wagner, 535 E. Diehl Road, Suite 300, Naperville, IL 60563, or such other place as Sublandlord may designate. If any installment of Sublease Fixed Rent or Additional Sublease Rent shall not be paid within five (5) business days after such installment shall have first become due, Subtenant shall also pay to Sublandlord interest on the overdue payment calculated at a rate equal to the lesser of (i) five percent (5%) per month or (ii) the maximum amount permitted by law, which administrative late charge and

Exhibit A – Page 3

interest payment shall be due and payable with the next monthly installment of Additional Sublease Rent.
D.    Electricity. Subtenant shall pay for all electricity used at the Premises, as determined by separate meter. Sublandlord will send to Subtenant periodic statements detailing Subtenant’s usage of electricity for such period and the charges to Subtenant for such electricity usage, which amounts Subtenant shall pay to Sublandlord within ten (10) business days of receipt of invoice therefor from Sublandlord.
5.DATA CENTER.
A.    Delay in Delivery of Possession. Subtenant acknowledges that Sublandlord currently maintains a data center in the Data Center Space which contains server equipment, computer equipment, network equipment and related items containing confidential information related to Sublandlord’s business. Sublandlord shall use its good faith efforts to remove its server equipment, computer equipment, network equipment and related items and all other property of Sublandlord from the Data Center Space promptly, and in no event later than July 31, 2018 (the date that Sublandlord actually removes all of such equipment and other property from the Data Center Space and notifies Subtenant as provided in subsection C, the “Data Center Commencement Date”). Such removal shall be performed in a manner reasonably intended to minimize interference with Subtenant’s operations, and Sublandlord shall keep Subtenant apprised as to the status of Sublandlord surrendering and vacating the Data Center Space. Until the Data Center Commencement Date, Sublandlord shall be permitted to enter the Premises in order to access the Data Center Space during commercially reasonable hours (except that Sublandlord may access the Data Center Space at any time in the case of emergency relating to the operation of Sublandlord’s business) for maintenance, repairs and removal of any and all equipment, fixtures and personal property located therein.
B.    Security Measures. Subtenant acknowledges that Sublandlord maintains restricted access to the Data Center Space, and Subtenant shall take reasonable steps to protect the confidentiality, integrity and security of the Data Center Space and all equipment and information stored or contained therein from potential unauthorized use, access, interruption or modification by any person (including, but not limited to, any employee, invitee or contractor of Subtenant) entering the Premises, which steps shall include, but are not limited to, complying with the Data Center Rules and Regulations attached as Exhibit C hereto.
C.    Data Center Commencement Date. Upon delivery of vacant possession of the Data Center Space by Sublandlord to Subtenant, together with notice of such delivery to Subtenant, the Data Center Commencement Date shall have occurred and Sublandlord shall be deemed to have demised the Data Center Space to Subtenant and Subtenant shall be deemed to have accepted such demise. From and after the Data Center Commencement Date, the Premises shall be deemed to include the Data Center Space for all purposes of this Sublease.

Exhibit A – Page 4

6.INCORPORATION BY REFERENCE.
A.    Subject to the further provisions of this Section 6, all of the terms, covenants and conditions of the Prime Lease are hereby incorporated by reference so that, except to the extent they are inapplicable or expressly modified or superseded by the provisions of this Sublease, each and every term, covenant and condition of the Prime Lease binding or inuring to the benefit of the landlord thereunder shall, in respect of this Sublease, bind or inure to the benefit of Sublandlord, and each and every term, covenant and condition of the Prime Lease binding upon or inuring to the benefit of the tenant thereunder shall, in respect of this Sublease, bind or inure to the benefit of Subtenant, with the same force and effect as if such terms, covenants and conditions were completely set forth in this Sublease, and as if the words “Landlord” and “Tenant” or words of similar import, wherever the same appear in the Prime Lease, were construed to mean, respectively, “Sublandlord” and “Subtenant” in this Sublease, and as if the word “Lease”, wherever appearing in the Prime Lease, were construed to mean this Sublease. If any of the express provisions of this Sublease shall conflict with any of the provisions incorporated by reference, such conflict shall be resolved in every instance in favor of the express provisions of this Sublease. In the event that any provision of the Prime Lease requires the consent or approval of Prime Landlord, then for purposes of incorporation of such provision into this Sublease, the consent or approval of both Prime Landlord and Sublandlord shall be required (it being expressly understood and agreed, however, that if Prime Landlord shall provide such consent or approval then Sublandlord’s consent or approval shall be automatically granted).
B.    Sublandlord shall have the same rights and remedies with respect to a breach of this Sublease by Subtenant as Prime Landlord have with respect to a breach of the Prime Lease, as if the same were more fully set forth at length herein, and Sublandlord shall have, with respect to Subtenant, this Sublease and the Premises, all of the rights, powers, privileges and immunities as are had by the Prime Landlord under the Prime Lease.
C.    Without limiting the foregoing, the following parts, provisions and schedules of the Prime Lease are not incorporated herein by reference: Section 4 (Fixed Rent); Section 5 (Additional Rent), Section 19 (Assignment and Subletting); Section 20 (Indemnification; Subrogation); Section 25 (Security Deposit) and Schedule C (Fixed Rent during Remainder of Primary Term).
7.PERFORMANCE BY SUBLANDLORD.
A.    Upon the request of Subtenant, Sublandlord, at Subtenant’s sole cost and expense, shall use reasonable efforts to cause the Prime Landlord to observe and/or perform the obligations of the Prime Landlord under the Prime Lease which relate to the Premises, and Sublandlord shall have a reasonable time to enforce its rights to cause such observance or performance after request for such enforcement has been made by Sublandlord; provided, however, that Sublandlord shall not be required to incur any expense or expend any sums to obtain such enforcement, except to the extent of funds advanced by Subtenant to Sublandlord for such purpose.

Exhibit A – Page 5

B.    Subtenant shall not in any event have any rights in respect of the Premises greater than Sublandlord’s rights under the Prime Lease, and notwithstanding any provision to the contrary, as to obligations contained in this Sublease by the incorporation by reference of the provisions of the Prime Lease or as to any obligation of the Prime Landlord, Sublandlord shall not be required to provide any services or perform any obligation, and Sublandlord shall have no liability to Subtenant for any matter whatsoever, except for Sublandlord’s obligation to use reasonable efforts, upon request of Subtenant and at Subtenant’s sole cost and expense, to cause the lessor under the Prime Lease to observe and/or perform its obligations under the Prime Lease. Unless due to the negligence or willful misconduct of Sublandlord or its agents, servants, employees or contractors, Sublandlord shall not be responsible for any failure or interruption, for any reason whatsoever, of the services or facilities that may be appurtenant to or supplied at the Building, including, without limitation, heat, air conditioning, water, elevator service and cleaning service, if any; and no failure to furnish, or interruption of, any service or facilities shall give rise to any (a) abatement, diminution, or reduction of Subtenant’s obligations under this Sublease; (b) constructive eviction, whether in whole or part, or (c) liability on the part of Sublandlord.
C.    Nothing contained in this Sublease shall be construed to create privity of estate or of contract between Subtenant and the Prime Landlord.
8.NO BREACH OF PRIME LEASE. Neither Sublandlord nor Subtenant shall do, omit to do, or permit to be done any act or thing which may constitute a breach or violation of any term, covenant or condition of the Prime Lease by the tenant thereunder, whether or not such act or thing is permitted under the provisions of this Sublease. Sublandlord hereby covenants to Subtenant (a) to comply with the Prime Lease (except to the extent such compliance is the responsibility of Subtenant under this Sublease) and (b) not to amend, modify, supplement, grant any waiver under, terminate or cancel the Prime Lease at any time during the term of this Sublease (in each case without Subtenant’s prior written approval, which shall be in Subtenant’s sole discretion).
9.INDEMNITIES.
A.    Subtenant shall indemnify, defend and hold harmless Sublandlord from and against all losses, costs, damages, expenses and liabilities, including, without limitation, reasonable attorneys’ fees, but excluding consequential damages, which Sublandlord may incur or pay out by reason of (a) any accidents, damages or injuries to persons or property occurring in, on or about the Premises, (b) any breach or default under this Sublease on Subtenant’s part, (c) any work done in or to the Premises, or (d) any act, omission or negligence on the part of Subtenant and/or its officers, employees, agents, customers and/or invitees, or any person claiming through or under Subtenant, except (in any case under this Section 9(A)) to the extent that the applicable losses, costs, damages, expenses and liabilities shall have been caused by the negligence or willful misconduct of Sublandlord or its employees, agents or representatives. Whenever, pursuant to the terms of this Sublease, Subtenant is required to indemnify Sublandlord, Subtenant shall also

Exhibit A – Page 6

indemnify Landlord and the other parties required to be indemnified by Sublandlord under the Lease.
B.    Sublandlord shall indemnify, defend and hold harmless Subtenant from and against all losses, costs, damages, expenses and liabilities, including, without limitation, reasonable attorneys’ fees, but excluding consequential damages, which Subtenant may incur or pay out by reason of any breach or default under this Sublease (or breach of a representation under this Sublease) on Sublandlord’s part, except to the extent that the applicable losses, costs, damages, expenses and liabilities shall have been caused by the negligence or willful misconduct of Subtenant or its employees, agents or representatives.
10.CONDITION OF PREMISES. Subtenant is leasing the Premises “as is” and Sublandlord shall have no obligation to furnish, render or supply any work, labor, services, material, fixtures, equipment or decorations to make the Premises ready for Subtenant’s occupancy. In making and executing this Sublease, Subtenant has relied solely on such investigations, examinations and inspections as Subtenant has chosen the make or has made. Subtenant acknowledges that Sublandlord has afforded Subtenant the opportunity for full and complete investigations, examinations and inspections.
11.ASSIGNMENT AND SUBLETTING.
A.    Subject to the further provisions of this Section 11, Subtenant shall not, by operation of law or otherwise, assign, sell, mortgage, pledge or in any manner transfer this Sublease or any interest therein, or sublet the Premises or any part or parts thereof, or grant any concession or license or otherwise permit occupancy of all or any part of the Premises by any person, without the consent of Sublandlord and Prime Landlord, if required by the Prime Lease.
B.    Subtenant shall have the right, upon prior notice to Sublandlord, but without Sublandlord’s prior written consent unless such notice is prohibited under applicable securities laws or other laws, assign this Sublease to a corporation or other business entity into or with which Subtenant shall be merged or consolidated, or to which substantially all of Subtenant’s assets may be transferred, or to which a controlling interest in Subtenant is being transferred (any of the foregoing, a “successor corporation”), provided that the successor corporation shall have effectively assumed all of Subtenant’s obligations and liabilities under this Sublease by operation of law or appropriate instruments of merger, consolidation or transfer.
C.    Subtenant shall have the right, upon prior notice to Sublandlord, to sub-sublease or license all or any portion of the Premises to (or otherwise permit the use or occupancy of all or any portion of the Premises by) entities controlling, controlled by or under common control with Subtenant.

Exhibit A – Page 7

12.ALTERATIONS. Except to the extent the same are purely decorative (such as painting and wall hangings), Subtenant shall not make or cause, suffer or permit the making of any alteration, addition, change, replacement, installation or addition in or to the Premises (collectively “Alterations”) including, but not limited to, exterior signs, without obtaining the prior consent of Sublandlord in each instance and the consent of the Prime Landlord if its consent thereto is required by the terms of the Prime Lease. Sublandlord shall not unreasonably withhold, delay or condition or charge for its consent to Subtenant’s request to make interior, non-structural alterations in the Subleased Premises provided that (i) such Alterations do not involve structural changes and do not materially adversely affect any of the service systems of the Building and (ii) such Alterations shall have been consented to by the Prime Landlord if its consent thereto is required by the terms of the Prime Lease.
13.NOTICES. All notices, consents, approvals, demands and requests which are required or desired to be given by either party to the other hereunder (collectively, “Notices”) shall be in writing and shall be sent by United States registered or certified mail and deposited in a United States post office, return receipt requested and postage prepaid or by nationally recognized overnight courier service. Any notice with respect to a breach or default on the part of Sublandlord or Subtenant shall also be sent to Prime Landlord. Notices shall be deemed given on the third (3rd) business day after such Notice has been mailed if sent by registered or certified mail, return receipt requested, postage prepaid, or on the next business day if sent by a recognized overnight courier service that provides proof of delivery to the courier service and proof of receipt: (a) to Sublandlord, at the address of Sublandlord hereinabove set forth or such other address as Sublandlord may designate by Notice to Subtenant or (b) to Subtenant, at the address of Subtenant hereinabove set forth or such other address as Subtenant may designate by Notice to Sublandlord.
14.RIGHT TO CURE SUBTENANT’S DEFAULTS. If Subtenant shall at any time fail to make any payment or perform any other obligations of Subtenant hereunder, then Sublandlord shall have the right, but not the obligation, after five (5) days’ notice to Subtenant, or without notice to Subtenant in the case of any emergency, and without waiving or releasing Subtenant from the obligations of Subtenant hereunder, to make such payment or perform such other obligation of Subtenant in such manner and to such extent as Sublandlord shall deem reasonably necessary, and in exercising any such right, to pay any reasonable incidental costs and expenses, employ attorneys, and incur and pay reasonable attorneys’ fees. Subtenant shall pay to Sublandlord upon demand all sums so paid by Sublandlord and all incidental costs and expenses of Sublandlord in connection therewith.
15.COMPLETE AGREEMENT. There are no representations, agreements, arrangements or understandings, oral or written, between the parties relating to the subject matter of this Sublease which are not fully expressed in this Sublease. This sublease cannot be changed or terminated orally or in any manner other than by a written agreement executed by both parties.

Exhibit A – Page 8

16.SUCCESSORS AND ASSIGNS. The provisions of this Sublease, except as herein otherwise specifically provided, shall extend to, bind and inure to the benefit of the parties hereto and their respective personal representatives, heirs, successors and permitted assigns. In the event of any assignment or transfer of the leasehold estate under the Prime Lease, the transferor or assignor, as the case may be, shall be and hereby is entirely relieved and freed of all further obligations under this Sublease.
17.INTERPRETATION.
A.    Irrespective of the place of execution or performance, this Sublease shall be governed by and construed in accordance with the laws of the State of Tennessee (without reference to its principles of conflicts of laws).
B.    In any provision of this Sublease or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Sublease and the application of that provision to other persons or circumstances shall not be affected but rather shall be enforced to the extent permitted by law.
C.    The captions, headings and titles, if any, in this Sublease are solely for convenience of reference and shall not affect its interpretation.
D.    This Sublease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Sublease to be drafted.
E.    Each covenant, agreement, obligation or other provision of this Sublease shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making same, not dependent on any other provision of this Sublease unless expressly provided.
F.    All terms and words used in this Sublease, regardless of the number or gender in which they are to be used, shall be deemed to include any other number and any other gender as the context may require.
G.    The word “person” as used in this Sublease shall mean a natural person or persons, a partnership, a corporation, or any other form of business or legal association or entity.
[SIGNATURE PAGE FOLLOWS.]

Exhibit A – Page 9

IN WITNESS WHEREOF, Sublandlord and Subtenant have duly executed this Sublease as of the day and year first above written.
Sublandlord:
WM WRIGHT CO., a Delaware corporation
By: _________________________
Name:
Title:
Subtenant:
STITCH ACQUISITION CORP., a Delaware corporation
By: _________________________
Name:
Title:

Exhibit A – Page 10

EXHIBIT A
Prime Lease
[ATTACHED BEHIND]

EXHIBIT B
Floor Plan
[ATTACHED BEHIND]

Exhibit A – Page 12

EXHIBIT C
Data Center Rules and Regulations

•	Subtenant shall allow the Data Center Space to have continued access to generator power in the event of a primary power outage.

Exhibit A– Page 1

Exhibit B
Form of Bill of Sale; Assignment and Assumption Agreement
[See attached]

BILL OF SALE; ASSIGNMENT AND ASSUMPTION AGREEMENT
THIS BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Agreement”) is made effective as of November 3, 2017, by and among (a) Dimensions Crafts LLC, a Delaware limited liability company (“Dimensions Crafts”), Simplicity Creative Group, Inc., a Delaware corporation (“Simplicity Creative”), Simplicity Pattern Co. Inc., a Delaware corporation (“Simplicity Pattern”), Lending Textile Co., Inc., a Pennsylvania corporation (“Lending Textile”), Wilton Asia Limited, a company organized under the laws of Hong Kong (“Wilton Asia”), Wm. Wright Co., a Delaware corporation (“WM Wright” and, together with Dimensions Crafts, Simplicity Creative, Simplicity Pattern, Lending Textile and Wilton Asia, the “Sellers”), Wilton Properties Inc., a Delaware corporation (“Seller Parent” and, together with the Sellers, the “Seller Parties”), and (b) Stitch Acquisition Corp., a Delaware corporation (“US Buyer”).
WITNESSETH:
WHEREAS, (i) the Seller Parties, and (ii) Paper Magic Group (Hong Kong) Limited, a Hong Kong limited company, McCall Pattern Service Pty Limited, an Australia limited company, McCall Pattern Company Limited, a United Kingdom limited company, US Buyer and, solely for purposes of and in accordance with Section 7.4 and Article 9 thereof, CSS Industries, Inc., a Delaware corporation, have entered into that certain Asset and Securities Purchase Agreement (the “Purchase Agreement”) on or about the date hereof, whereby the Seller Parties have agreed to, among other transactions and as applicable, sell, transfer, contribute and assign, and US Buyer has agreed to accept and assume, in each case as set forth more fully in, and subject to the terms and conditions of, the Purchase Agreement, all of their right, title and interest in and to (i) the Purchased Assets, (ii) the Assumed Liabilities and (iii) the Shorewood Assets & Liabilities; and
WHEREAS, all capitalized items in this Agreement, to the extent not otherwise expressly defined herein, shall have the same meanings ascribed to such terms in the Purchase Agreement.
NOW THEREFORE, in consideration of the agreements and covenants set forth herein and in the Purchase Agreement and such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged:

1.On the terms and conditions and subject to the exceptions and qualifications set forth in the Purchase Agreement, (i) each Seller hereby sells, transfers, conveys, assigns, contributes and delivers all of such Seller’s right, title and interest in and to the Purchased Assets and Assumed Liabilities and (ii) Seller Parent hereby sells, transfers, conveys, assigns, contributes and delivers all of Seller Parent’s right, title and interest in and to the Shorewood Assets & Liabilities, to US Buyer, and US Buyer hereby accepts the foregoing sale and assignment and assumes and agrees to perform and comply with all of the terms, covenants, conditions and agreements thereof, and US

Exhibit B – Page 1

Buyer further agrees to timely discharge and perform all obligations and liabilities assumed hereunder.
2.All of the covenants, terms and conditions set forth herein shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.
3.This Agreement is subject to all of the terms, conditions and limitations set forth in the Purchase Agreement. Nothing contained in this Agreement shall release either the Seller Parties or US Buyer from any of their respective obligations under the Purchase Agreement or in any way diminish, limit, enlarge or modify any of the representations, warranties, indemnities, covenants, agreements or in general, any rights and remedies, and any of the obligations of such parties set forth in the Purchase Agreement. Solely between the Seller Parties and US Buyer, in the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.
4.This Agreement and any claim or controversy hereunder shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to the principles of conflict of laws thereof.
5.This Agreement may be executed in any number of counterparts, each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument. Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories.

[Signature page follows]

Exhibit B – Page 2

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date and year first above written.
SELLER PARENT:
WILTON PROPERTIES INC.

By:

Name:

Title:
SIMPLICITY CREATIVE:
SIMPLICITY CREATIVE GROUP, INC.
By:

Name:

Title:
SIMPLICITY PATTERN:
SIMPLICITY PATTERN CO. INC.
By:

Name:

Title:

Exhibit B – Page 3

LENDING TEXTILE:
LENDING TEXTILE CO., INC.
By:

Name:

Title:
WM WRIGHT:
WM WRIGHT CO.
By:

Name:

Title:
WILTON ASIA:
WILTON ASIA LIMITED
By:

Name:

Title:
DIMENSIONS CRAFTS:
DIMENSIONS CRAFTS LLC

Exhibit B – Page 4

By:

Name:

Title:
US BUYER:
STITCH ACQUISITION CORP.
By:

Name:

Title:

Exhibit B – Page 5

Exhibit C
Current Assets and Current Liabilities

[The information set forth in this exhibit is confidential, and has been omitted and separately filed with the Securities and Exchange Commission.]

Exhibit D
Form of Shorewood Sublease Agreement
[See attached]

AGREEMENT OF SUBLEASE
THIS AGREEMENT OF SUBLEASE (this “Sublease”) is dated as of November __, 2017 (the “Sublease Commencement Date”) by and between and STITCH ACQUISITION CORP., a Delaware corporation, having an address at c/o CSS Industries, Inc., 450 Plymouth Road, Suite 300, Plymouth Meeting, PA 19462, as sublandlord (“Sublandlord”), and WILTON INDUSTRIES, INC., a Delaware corporation, having an address at 535 E. Diehl Road, Suite 300, Naperville, IL 60563, as subtenant (“Subtenant”).
W I T N E S S E T H:
WHEREAS, by that certain Lease Agreement, dated as of January 31, 2012, between LIT Industrial Limited Partnership (in such capacity, together with its successors and assigns in such capacity, “Prime Landlord”), as landlord, and Sublandlord (as successor-in-interest to Subtenant), as tenant, as amended by that certain First Amendment to Lease Agreement, dated April 30, 2012, and that certain Second Amendment to Lease Agreement, dated January __, 2016 (collectively, the “Prime Lease”), Prime Landlord leases to Sublandlord certain premises (the “Premises”), as more fully described in the Prime Lease, at the location known as 21228 S. Frontage Road, Shorewood, IL 60431;

WHEREAS, capitalized terms used in this Sublease without definition shall have the respective meanings assigned thereto in the Prime Lease; and
WHEREAS, Sublandlord desires to sublease to Subtenant, and Subtenant desires to sublease from Sublandlord, the entirety of the Premises, on the terms and conditions hereinafter set forth;
NOW, THEREFORE, in consideration of the mutual covenants contained herein, it is hereby agreed as follows:

Exhibit D – Page 1

1.    DEMISE. Effective as of the Sublease Commencement Date, Sublandlord hereby subleases to Subtenant, and Subtenant hereby hires from Sublandlord, the entirety of the Premises consisting of approximately 492,866 square feet, as designated within the floor plan attached as Exhibit B (“Premises”), on the terms and conditions set forth in this Sublease.
2.    TERM. The term of this Sublease shall commence as of the Sublease Commencement Date and shall end on March 31, 2018, or on such earlier date upon which the term of the Prime Lease or this Sublease may expire or be terminated pursuant to any of the conditions of limitation or other provisions of the Prime Lease or this Sublease or pursuant to law. Subtenant shall have the option to extend the term for one (1) additional period of three (3) months. Such option may be exercised by delivery of written notice from Subtenant to Sublandlord not less than thirty (30) days prior to the expiration of the initial term.
3.    SUBORDINATE TO PRIME LEASE. This Sublease shall be subject to and subordinate to the Prime Lease in all respects. A true, correct and complete copy of the Prime Lease has been delivered to and examined by Subtenant. If, for any reason, the term of the Prime Lease shall terminate prior to the expiration date of this Sublease, including, without limitation, a termination caused by any party’s exercise of any right under the Prime Lease to terminate the Prime Lease by reason of fire, casualty or condemnation, this Sublease shall thereupon be terminated and Sublandlord shall not be liable to Subtenant by reason thereof unless both (a) Subtenant shall not then be in monetary or material non-monetary default hereunder beyond the expiration of the applicable grace, notice and cure periods and (b) said termination shall have been effected because of the voluntary surrender or breach or default of Sublandlord under the Prime Lease or any action or inaction by Sublandlord under or in connection with, the Prime Lease. Sublandlord represents and warrants to Subtenant that a true, correct and complete copy of the Prime Lease (including all amendments and modifications thereto) is attached hereto as Exhibit A.
4.    RENT AND OTHER PAYMENTS. Subtenant shall have no liability or responsibility for any rent, utilities, taxes, insurance, operating expenses, taxes, maintenance, repairs or liability for any other payment obligations under the Prime Lease with respect to the Premises.
5.    INCORPORATION BY REFERENCE.
A.    Subject to the further provisions of this Section 5, all of the terms, covenants and conditions of the Prime Lease are hereby incorporated by reference so that, except to the extent they are inapplicable or expressly modified or superseded by the provisions of this Sublease, each and every term, covenant and condition of the Prime Lease binding or inuring to the benefit of the landlord thereunder shall, in respect of this Sublease, bind or inure to the benefit of Sublandlord, and each and every term, covenant and condition of the Prime Lease binding upon or inuring to the benefit of the tenant thereunder shall, in respect of this Sublease, bind or inure to the benefit of Subtenant, with the same force and effect as if such terms, covenants and conditions were completely set forth in this Sublease,

Exhibit D – Page 2

and as if the words “Landlord” and “Tenant” or words of similar import, wherever the same appear in the Prime Lease, were construed to mean, respectively, “Sublandlord” and “Subtenant” in this Sublease, and as if the word “Lease”, wherever appearing in the Prime Lease, were construed to mean this Sublease. If any of the express provisions of this Sublease shall conflict with any of the provisions incorporated by reference, such conflict shall be resolved in every instance in favor of the express provisions of this Sublease. In the event that any provision of the Prime Lease requires the consent or approval of Prime Landlord, then for purposes of incorporation of such provision into this Sublease, the consent or approval of both Prime Landlord and Sublandlord shall be required (it being expressly understood and agreed, however, that if Prime Landlord shall provide such consent or approval then Sublandlord’s consent or approval shall be automatically granted).
B.    Sublandlord shall have the same rights and remedies with respect to a breach of this Sublease by Subtenant as Prime Landlord have with respect to a breach of the Prime Lease, as if the same were more fully set forth at length herein, and Sublandlord shall have, with respect to Subtenant, this Sublease and the Premises, all of the rights, powers, privileges and immunities as are had by the Prime Landlord under the Prime Lease.
C.    Without limiting the foregoing, the following parts, provisions and exhibits of the Prime Lease are not incorporated herein by reference: Section 4 (Base Rent); Section 6 (Operating Expense Payments); Section 5 (Security Deposit); Section 7 (Utilities); Section 8 (Taxes); Section 17 (Assignment and Subletting); Section 40 (Rooftop Rights) and all exhibits to the Prime Lease.
6.    PERFORMANCE BY SUBLANDLORD.
A.    Upon the request of Subtenant, Sublandlord, at Subtenant’s sole cost and expense, shall use reasonable efforts to cause the Prime Landlord to observe and/or perform the obligations of the Prime Landlord under the Prime Lease which relate to the Premises, and Sublandlord shall have a reasonable time to enforce its rights to cause such observance or performance after request for such enforcement has been made by Sublandlord; provided, however, that Sublandlord shall not be required to incur any expense or expend any sums to obtain such enforcement, except to the extent of funds advanced by Subtenant to Sublandlord for such purpose. From time to time, and at any time during the term of this Sublease, Sublandlord, at its sole discretion and at its sole option, upon written notice to Subtenant may, but shall not be obligated to, grant to Subtenant the right (the “Direct Right”), at Subtenant’s sole cost and expense and in the name of Sublandlord, to make, demand or institute any appropriate action or proceeding against the Prime Landlord for enforcement of the obligations of the Prime Landlord in respect of the Premises of which Subtenant has requested enforcement from Sublandlord, and if Sublandlord shall grant the Direct Right to Subtenant and Prime Landlord has consented to the granting of such Direct Right, Sublandlord thereupon shall be relieved of its obligation to exercise any efforts to cause the Prime Landlord to perform the obligations of which Subtenant shall have enforcement. If Sublandlord elects to grant the Direct Right, (i) Sublandlord shall sign such demands, pleadings and/or other papers that may be reasonably required and shall otherwise

Exhibit D – Page 3

cooperate with Subtenant as may be reasonably necessary to enable Subtenant to proceed in Sublandlord’s name to enforce such obligations of the Prime Landlord, and (ii) Subtenant shall indemnify Sublandlord against, and hold Sublandlord harmless from, any and all loss, cost, damage, expense and liability (including, but not limited to attorneys’ fees and disbursements) incurred by Sublandlord by reason of the Subtenant’s exercise of the Direct Right or prosecution of any action or proceeding in connection therewith.
B.    Subtenant shall not in any event have any rights in respect of the Premises greater than Sublandlord’s rights under the Prime Lease, and notwithstanding any provision to the contrary, as to obligations contained in this Sublease by the incorporation by reference of the provisions of the Prime Lease or as to any obligation of the Prime Landlord, Sublandlord shall not be required to provide any services or perform any obligation, and Sublandlord shall have no liability to Subtenant for any matter whatsoever, except for Sublandlord’s obligation to use reasonable efforts, upon request of Subtenant and at Subtenant’s sole cost and expense, to cause the lessor under the Prime Lease to observe and/or perform its obligations under the Prime Lease (unless Sublandlord grants the Direct Right to Subtenant and Prime Landlord has consented to the granting of such Direct Right). Unless due to the negligence or willful misconduct of Sublandlord or its agents, servants, employees or contractors, Sublandlord shall not be responsible for any failure or interruption, for any reason whatsoever, of the services or facilities that may be appurtenant to or supplied at the Building, including, without limitation, heat, air conditioning, water, elevator service and cleaning service, if any; and no failure to furnish, or interruption of, any service or facilities shall give rise to any (a) abatement, diminution, or reduction of Subtenant’s obligations under this Sublease; (b) constructive eviction, whether in whole or part, or (c) liability on the part of Sublandlord.
C.    Nothing contained in this Sublease shall be construed to create privity of estate or of contract between Subtenant and the Prime Landlord.
7.    NO BREACH OF PRIME LEASE. Neither Sublandlord nor Subtenant shall do, omit to do, or permit to be done any act or thing which may constitute a breach or violation of any term, covenant or condition of the Prime Lease by the tenant thereunder, whether or not such act or thing is permitted under the provisions of this Sublease. Sublandlord hereby covenants to Subtenant (a) to comply with the Prime Lease (except to the extent such compliance is the responsibility of Subtenant under this Sublease) and (b) not to amend, modify, supplement, grant any waiver under, terminate or cancel the Prime Lease at any time during the term of this Sublease (in each case without Subtenant’s prior written approval, which shall be in Subtenant’s sole discretion).
8.    INDEMNITIES.
A.    Subtenant shall indemnify, defend and hold harmless Sublandlord from and against all losses, costs, damages, expenses and liabilities, including, without limitation, reasonable attorneys’ fees, but excluding consequential damages, which Sublandlord may incur or pay out by reason of (a) any accidents, damages or injuries to persons or property occurring in, on or about the Premises, (b) any breach or default under

Exhibit D – Page 4

this Sublease on Subtenant’s part, (c) any work done in or to the Premises, or (d) any act, omission or negligence on the part of Subtenant and/or its officers, employees, agents, customers and/or invitees, or any person claiming through or under Subtenant, except (in any case under this Section 8(A)) to the extent that the applicable losses, costs, damages, expenses and liabilities shall have been caused by the negligence or willful misconduct of Sublandlord or its employees, agents or representatives.
B.    Sublandlord shall indemnify, defend and hold harmless Subtenant from and against all losses, costs, damages, expenses and liabilities, including, without limitation, reasonable attorneys’ fees, but excluding consequential damages, which Subtenant may incur or pay out by reason of any breach or default under this Sublease (or breach of a representation under this Sublease) on Sublandlord’s part, except to the extent that the applicable losses, costs, damages, expenses and liabilities shall have been caused by the negligence or willful misconduct of Subtenant or its employees, agents or representatives.
9.    CONDITION OF PREMISES. Subtenant is leasing the Premises “as is” and Sublandlord shall have no obligation to furnish, render or supply any work, labor, services, material, fixtures, equipment or decorations to make the Premises ready for Subtenant’s occupancy. In making and executing this Sublease, Subtenant has relied solely on such investigations, examinations and inspections as Subtenant has chosen the make or has made. Subtenant acknowledges that Sublandlord has afforded Subtenant the opportunity for full and complete investigations, examinations and inspections.
10.    ASSIGNMENT AND SUBLETTING.
A.    Subject to the further provisions of this Section 10, Subtenant shall not, by operation of law or otherwise, assign, sell, mortgage, pledge or in any manner transfer this Sublease or any interest therein, or sublet the Premises or any part or parts thereof, or grant any concession or license or otherwise permit occupancy of all or any part of the Premises by any person, without the consent of Sublandlord and Prime Landlord, if required by the Prime Lease.
B.    Subtenant shall have the right, upon prior notice to Sublandlord, but without Sublandlord’s prior written consent unless such notice is prohibited under applicable securities laws or other laws, assign this Sublease to a corporation or other business entity into or with which Subtenant shall be merged or consolidated, or to which substantially all of Subtenant’s assets may be transferred, or to which a controlling interest in Subtenant is being transferred (any of the foregoing, a “successor corporation”), provided that the successor corporation shall have effectively assumed all of Subtenant’s obligations and liabilities under this Sublease by operation of law or appropriate instruments of merger, consolidation or transfer.
C.    Subtenant shall have the right, upon prior notice to Sublandlord, to sub-sublease or license all or any portion of the Premises to (or otherwise permit the use or

Exhibit D – Page 5

occupancy of all or any portion of the Premises by) entities controlling, controlled by or under common control with Subtenant.

Exhibit D – Page 6

11.    ALTERATIONS. Except to the extent the same are purely decorative (such as painting and wall hangings), Subtenant shall not make or cause, suffer or permit the making of any alteration, addition, change, replacement, installation or addition in or to the Premises (collectively “Alterations”) including, but not limited to, exterior signs, without obtaining the prior consent of Sublandlord in each instance and the consent of the Prime Landlord if its consent thereto is required by the terms of the Prime Lease. Sublandlord shall not unreasonably withhold, delay or condition or charge for its consent to Subtenant’s request to make interior, non-structural alterations in the Subleased Premises provided that (i) such Alterations do not involve structural changes and do not materially adversely affect any of the service systems of the Building and (ii) such Alterations shall have been consented to by the Prime Landlord if its consent thereto is required by the terms of the Prime Lease.
12.    NOTICES. All notices, consents, approvals, demands and requests which are required or desired to be given by either party to the other hereunder (collectively, “Notices”) shall be in writing and shall be sent by United States registered or certified mail and deposited in a United States post office, return receipt requested and postage prepaid or by nationally recognized overnight courier service. Notices shall be deemed given on the third (3rd) business day after such Notice has been mailed if sent by registered or certified mail, return receipt requested, postage prepaid, or on the next business day if sent by a recognized overnight courier service that provides proof of delivery to the courier service and proof of receipt: (a) to Sublandlord, at the address of Sublandlord hereinabove set forth or such other address as Sublandlord may designate by Notice to Subtenant or (b) to Subtenant, at the address of Subtenant hereinabove set forth or such other address as Subtenant may designate by Notice to Sublandlord.
13.    RIGHT TO CURE SUBTENANT’S DEFAULTS. If Subtenant shall at any time fail to make any payment or perform any other obligations of Subtenant hereunder, then Sublandlord shall have the right, but not the obligation, after five (5) days’ notice to Subtenant, or without notice to Subtenant in the case of any emergency, and without waiving or releasing Subtenant from the obligations of Subtenant hereunder, to make such payment or perform such other obligation of Subtenant in such manner and to such extent as Sublandlord shall deem reasonably necessary, and in exercising any such right, to pay any reasonable incidental costs and expenses, employ attorneys, and incur and pay reasonable attorneys’ fees. Subtenant shall pay to Sublandlord upon demand all sums so paid by Sublandlord and all incidental costs and expenses of Sublandlord in connection therewith.
14.    COMPLETE AGREEMENT. There are no representations, agreements, arrangements or understandings, oral or written, between the parties relating to the subject matter of this Sublease which are not fully expressed in this Sublease. This sublease cannot be changed or terminated orally or in any manner other than by a written agreement executed by both parties.

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15.    SUCCESSORS AND ASSIGNS. The provisions of this Sublease, except as herein otherwise specifically provided, shall extend to, bind and inure to the benefit of the parties hereto and their respective personal representatives, heirs, successors and permitted assigns. In the event of any assignment or transfer of the leasehold estate under the Prime Lease, the transferor or assignor, as the case may be, shall be and hereby is entirely relieved and freed of all further obligations under this Sublease.
16.    INTERPRETATION.
A.    Irrespective of the place of execution or performance, this Sublease shall be governed by and construed in accordance with the laws of the State of Illinois (without reference to its principles of conflicts of laws).
B.    In any provision of this Sublease or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Sublease and the application of that provision to other persons or circumstances shall not be affected but rather shall be enforced to the extent permitted by law.
C.    The captions, headings and titles, if any, in this Sublease are solely for convenience of reference and shall not affect its interpretation.
D.    This Sublease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Sublease to be drafted.
E.    Each covenant, agreement, obligation or other provision of this Sublease shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making same, not dependent on any other provision of this Sublease unless expressly provided.
F.    All terms and words used in this Sublease, regardless of the number or gender in which they are to be used, shall be deemed to include any other number and any other gender as the context may require.
G.    The word “person” as used in this Sublease shall mean a natural person or persons, a partnership, a corporation, or any other form of business or legal association or entity.
[BALANCE OF PAGE INTENTIONALLY LEFT BLANK.]

Exhibit D – Page 8

IN WITNESS WHEREOF, Sublandlord and Subtenant have duly executed this Sublease as of the day and year first above written.
Sublandlord:
[●], a [__________ _____________]
By: _________________________
Name:
Title:
Subtenant:
WILTON INDUSTRIES, INC., a Delaware corporation
By: _________________________
Name:
Title:

Exhibit D – Page 9

EXHIBIT A
Prime Lease
[ATTACHED BEHIND]

Exhibit D – Page 10

EXHIBIT B
Floor Plan
[ATTACHED BEHIND]

Exhibit D – Page 11

Exhibit E
Form of Transition Services Agreement
[See attached]

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT, dated as of November 3, 2017 (this “Agreement”), is made by and between Wilton Brands LLC, a Delaware limited liability company (“Service Provider”), and Stitch Acquisition Corp., a Delaware corporation (“Buyer”). Service Provider and Buyer may each be referred to as a “Party” and collectively as the “Parties”.
BACKGROUND
A.    Buyer is a party to that certain Asset and Securities Purchase Agreement, dated as of the date hereof, by and among (a) Dimensions Crafts LLC, a Delaware limited liability company, Simplicity Creative Group, Inc., a Delaware corporation (“Company”), Simplicity Pattern Co. Inc., a Delaware corporation, Lending Textile Co., Inc., a Pennsylvania corporation, Wm. Wright Co., a Delaware corporation, Wilton Properties Inc., a Delaware corporation, and (b) Paper Magic Group (Hong Kong) Limited, a Hong Kong company, McCall Pattern Company Limited, an English company, and McCall Pattern Service Pty Limited, an Australian company, Buyer, and CSS Industries, Inc., a Delaware corporation (the “Purchase Agreement”), relating to the purchase and sale of (i) substantially all of the U.S. assets and liabilities of the Sellers, and (ii) the securities of the Company’s non-U.S. Subsidiaries.
B.    In connection with, and following the transactions contemplated by, the Purchase Agreement, Buyer and Service Provider desire that Service Provider provide Buyer with certain transition services on the terms set forth herein.
C.    Capitalized terms used herein and not otherwise defined herein have the meanings given to such terms in the Purchase Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Service Provider and Buyer agree as follows:
1.    Transition Services and Third Party Agreements.

(a)    Upon the terms and conditions contained in this Agreement (including any Schedules attached hereto), during the Term, Service Provider shall, or shall cause one or more of its Affiliates or Third Party Providers to, provide to Buyer, or, at Buyer’s request, any Affiliate of Buyer operating the Business (as such Business existed immediately prior to the Closing) (each Person to whom services are provided, a “Service Recipient”) those services listed on one or more Schedules 1(a) attached hereto (each such service, a “Service”, and, collectively, the “Services”), and Service Recipient shall pay for the Services in accordance with the terms of this Agreement.

(b)    The list of third-party service providers that Service Provider, or any of its Affiliates providing Services at any time, may hire or engage (the “Third Party Providers”) to perform any or all of its obligations (the “Third Party Services”) under this Agreement pursuant to licenses or other contractual arrangements (the “Third Party Provider

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Agreements”) is set forth in Annex A. If, after the date hereof, Service Provider reasonably determines that it requires the use of a third party provider that is not listed in Annex A to provide a Service, the use of such third party provider shall require the prior written consent of Buyer, which consent shall not be unreasonably delayed or withheld. To the extent Buyer withholds its consent to such additional third party provider, the Parties acknowledge that Service Provider shall not be obligated to provide, or make any other arrangement for the provision of, the applicable Service which was to be performed by such additional third party provider. Failure to provide such Service shall not be deemed a breach of this Agreement and Service Provider will have no liability as a result of the failure to provide such Service. Any obligation of Service Provider to any Service Recipient under this Agreement, that is performed, satisfied or fulfilled by an Affiliate of Service Provider or a Third Party Provider shall be deemed to have been performed, satisfied or fulfilled by Service Provider, and Service Provider shall remain responsible to Buyer for the performance of its Affiliates and the Third Party Services by any such Third Party Provider to the extent such Third Party Services have not been performed in accordance with the terms and conditions of this Agreement.

(c)    The Parties understand, acknowledge and agree that certain third party consents, approvals or licenses (excluding pursuant to the Third Party Provider Agreements and also excluding any consent of Buyer or a Service Recipient hereunder) (collectively, “Authorizations”) may be required for Service Provider to provide the Services pursuant to this Agreement, and that obtaining the foregoing Authorizations may involve additional costs, expenses, fees, charges or commissions (“Authorization Expenses”). Any such consents, approvals or licenses under a Third Party Provider Agreement shall be obtained as a condition to the commencement of the applicable Third Party Service. Service Provider acknowledges and agrees that as of the commencement of this Agreement, Service Provider has all material Authorizations required to provide the Services as set forth in Schedule 1(a), and that all Authorization Expenses associated with providing such Services are included as part of the fees set forth therein. The Parties agree to cooperate to obtain all future Authorizations sufficient to enable Service Provider to perform the Services in accordance with this Agreement. Any future incremental, reasonable and necessary Authorization Expenses that Service Provider incurs in connection with the provision of the Services shall be borne by Buyer or Service Recipient, as applicable, other than any such expenses under any Third Party Provider Agreement, which shall be the sole responsibility of Service Provider. Service Provider shall obtain Buyer’s prior written approval before incurring any such Authorization Expense, which approval shall not be unreasonably conditioned, withheld or delayed. Subject to Section 10 and each Party’s agreement of cooperation set forth in this Section 1(c), if a third party refuses to provide an Authorization, then the Parties shall use commercially reasonable efforts to cooperate to determine and adopt, subject to both Parties’ prior written approval, commercially reasonable alternative approaches that may be necessary to provide the Services without such Authorization. Any fees or other charges related to such alternative approaches shall be borne by Buyer. Subject to Section 10 and each Party’s agreement of cooperation as set forth in this Section 1(c), failure to obtain an Authorization or agree to an alternative arrangement, and resulting failure to provide a Service hereunder, shall not be deemed a breach of this Agreement and Service

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Provider will be under no obligation to provide such Service hereunder and have no liability as a result of the failure to provide such Service.

(d)    Service Provider grants to Buyer a limited license to certain trademarks and tradenames, pursuant to the terms of and as further specified in Schedule 1(d).

(e)    Buyer grants to Service Provider a limited license to certain trademarks and tradenames, pursuant to the terms of and as further specified in Schedule 1(e).

2.    Change Control Process. Unless otherwise provided herein, all proposed changes, additions or modifications by either Party to the Services, including all proposals by Service Recipient for additional Services (such changes, additions, modifications and additional Services, collectively, “Changes”) shall be subject to the formal change control process set forth in this Section 2 (the “Change Control Process”). The Party seeking a Change will document the proposed Change in writing, deliver such writing to the other Party, and specify a desired implementation date. The Party receiving the proposal for a Change shall evaluate the proposed change in good faith. No Change shall be effective unless and until the Parties in their own discretion, mutually agree on the Changes and reflect such agreed upon Changes on an amended Schedule 1(a) which shall include the following information, as applicable: (i) the date and term of effectiveness of the Changes, (ii) a description of the Changes, (iii) the applicable Charges, if any, for such Changes, and (iv) any additional provisions applicable to the Changes that are not otherwise set forth in this Agreement or that are exceptions to the provisions set forth in this Agreement. An amended Schedule 1(a) reflecting Changes made pursuant to this Section 2 shall become effective only when executed in writing by each of the Parties.

3.    Standard of Performance; Limitations on Providing Services.

(a)    Service Provider covenants that it will perform, and will cause to be performed, the Services, including the maintenance of any systems and platforms used in connection with the provision of the Services, in a timely, workmanlike manner, in good faith, and in any event (a) in accordance with the applicable service levels set forth in Schedule 1(a) and (b) to the extent not covered by a service level in Schedule 1(a), within the scope and in a manner and at a level of quality and service substantially consistent, in all material respects, with that performed or provided by Service Provider, its Affiliates and Third Party Providers, taken together, to and for the Business during the one year period preceding the date hereof (the terms “past practice”, “past practices and processes”, “historically”, “historically provided”, or similar terms, as used herein, shall refer to such one‑year period). Without limiting the generality of the foregoing, Service Provider acknowledges that any customer-facing Service is critical to Buyer, the Service Recipients and the operation of the Business and, when performing any such Service, Service Provider shall, and shall cause its Affiliates, Third Party Providers, employees, representatives and agents, in each case acting on its behalf, to, interact with and treat Buyer’s and any Service

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Recipient’s customers in a manner and at a level of quality and service at least as high as that historically provided by Service Provider, its Affiliates, Third Party Providers, employees, representatives and agents, when interacting with and treating its or their own customers when delivering similar services under its past practices.

(b)    Service Provider shall not be required to provide any Service to the extent performance of such Service by Service Provider is prohibited by, or would require Service Provider to violate, any applicable Laws.

4.    Payment of Fees and Charges.

(a)    In consideration for the Services provided hereunder, Buyer shall pay to Service Provider the fee for the applicable Service as set forth in Schedule 1(a) (the “Charges”). In the event any Service begins on any day other than the first day of a week or is terminated on any other day other than the last day of the week, the Charges for Services performed in any such week shall be accordingly prorated. In the event a Service is terminated, the Charges shall be prorated for the number of days of Service received in the week in which the Service is terminated.

(b)    Service Provider shall be entitled to reimbursement from Buyer for reasonable, customary and documented out-of-pocket costs and expenses incurred by Service Provider in connection with the provision of the Services; provided, however, that any costs or expenses which exceed $25,000 in any calendar month in the aggregate shall require the applicable Service Recipient’s prior written approval before such cost or expense is incurred.  The term “out-of-pocket costs and expenses” shall mean the actual out-of-pocket amounts paid by Service Provider to any third party in connection with the provision of the Services, including any in-bound freight and duty costs incurred in connection with the provision of the Services and any commissions to brokers or sales representatives arising out of agreements between a broker or sales representative, on the one hand, and Service Provider or one if its Affiliates, on the other hand, but shall not mean amounts paid by Service Provider to a third party for which such payments are included as part of the fixed fee component of the Charges.

(c)    Each month, Service Provider shall submit to Buyer a monthly invoice with reasonable detail of such prior calendar month’s Services, if any, and any Charges, out-of-pocket costs and expenses and taxes. All amounts shall be due and payable within thirty (30) days following the date the invoice is delivered to Buyer. Service Provider shall provide supporting information and documentation as reasonably requested by Buyer to validate any amounts payable by Buyer pursuant to this Section 4 and Section 5.

(d)    If any costs charged by unaffiliated third parties for goods, software, services, technology or proprietary rights associated with the provision of Services shall increase, Service Provider shall be entitled to increase the Charges to reflect such increase.

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(e)    Interest shall be payable on any invoiced amounts which are not paid by the due date for payment. Interest shall accrue and be calculated on a daily basis (both before and after any judgment to collect the same) at an annual rate equal to the prime rate (which shall mean the “prime rate” published in the “Money Rates” section of The Wall Street Journal) plus 1.5% or, if less, the maximum rate allowed by applicable Law.

(f)    Except as set forth in Section 3(b), neither Party shall be entitled to set off or reduce payments of the amounts or Charges payable by it by an amount that it claims is owed to it by the other Party under this Agreement.

(g)    Unless expressly specified in this Agreement, there are no additional or other fees or expenses to be paid by Buyer that are applicable to the performance of Service Provider’s obligations and the provision of the Services under this Agreement.
5.    Taxes on Services.

(a)Buyer shall be responsible for all sales, use, excise, services and other similar taxes, levies and charges not otherwise included in the Charges (other than taxes based, in whole or in part, on the net income, profits or employees of Service Provider) imposed by applicable Law on the provision of Services to any Service Recipient hereunder. If Service Provider is required to pay any such taxes, levies or charges in connection with its provision of Services under this Agreement, Service Provider shall invoice Buyer for such taxes levies or charges and Buyer shall promptly reimburse Service Provider therefor in accordance with Section 4(c).

(b)Service Provider will use commercially reasonable efforts to cooperate with Buyer in filing any reasonably requested documentation and certificates that would reduce any taxes on Services under Section 5(a) or result in a refund of such taxes.

6.    Term; Termination; Survival.

(a)Unless otherwise noted in a Schedule 1(a), the term of this Agreement shall commence on the date hereof and shall remain in effect until July 31, 2018 (the “Term”) unless terminated earlier (i) by Buyer upon at least thirty (30) days prior written notice to Service Provider; (ii) pursuant to Section 6(b); or (iii) or as may be agreed to in writing by the Parties. The last day of the Term is referred to herein as the “Expiration Date.”

(b)Either Party may terminate this Agreement if the other Party commits a material breach hereof, (including any failure by the Service Recipient to pay for Charges within thirty (30) days of the date the invoice was delivered to Buyer), and such breaching party fails to cure said breach in all material respects within twenty (20) days (or two (2) business days for a failure to timely pay Charges) after being given written notice of the breach.

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(c)Buyer may terminate a Service upon at least thirty (30) days prior written notice to Service Provider. Upon termination of a Service by Buyer, the relevant Schedule 1(a) shall be deemed amended to delete such Service as of the effective date of termination of the Service, and this Agreement shall be of no further force and effect with respect to such Service, other than those provisions which survive termination as set forth in Section 6(e).

(d)For a period of thirty (30) days after the termination of this Agreement or a Service, Service Provider shall cooperate in good faith with Buyer and its Affiliates to take actions reasonably requested by Buyer, solely at Buyer’s cost and expense (unless the Buyer terminates this Agreement pursuant to Section 6(b) hereof, but then subject to all of the limitations on liability set forth herein), to enable it to make alternative arrangements for the provision of services substantially consistent with or replacing the Services provided pursuant to this Agreement. Upon termination of a Service with respect to which Service Provider, its Affiliates or Third Party Providers holds books, records or files, including current or archived copies of computer files, owned by Buyer or its Affiliates and used by Service Provider, its Affiliates or its Third Party Providers in connection with the provision of a Service to a Service Recipient, Service Provider will return all of such books, records or files as soon as reasonably practicable. Service Provider may retain books, records and files (i) as necessary to comply with applicable Laws or court orders and (ii) to the extent they are not accessible in the ordinary course and have become included in automatic “backups” by routine procedures or by electronic communication or information management systems without the requirement to “scrub” such systems or its backup servers. Any books, records or files retained by Service Provider pursuant to the preceding sentence shall remain subject to the use and confidentiality restrictions in this Agreement until such books, records or files are destroyed by Service Provider in accordance with its own information technology and record retention policies and applicable Law.

(e)The following Sections shall survive any termination, cancellation or expiration of this Agreement or a particular Service: Section 4 and Section 5 (in each case, to the extent of Charges and taxes accrued prior to termination, cancellation or expiration), Section 6(d), this Section 6(e), Section 7(e), Sections 7(f) – 7(h), and Sections 8 through 27. For clarity and avoidance of doubt, in the event of termination with respect to one or more but less than all Services, this Agreement shall continue in full force and effect with respect to any Services not terminated thereby.

7.    Administration of Services; Certain Service Provider Employees.

(a)    Each of Buyer and Service Provider shall designate one (1) or more persons who are authorized to bind all Service Recipients (in the case of Buyer) and Service Provider, respectively (each, a “Representative”), with respect to matters contemplated by this Agreement, including the facilitation and administration of this Agreement and resolution of any disputes arising hereunder. The Representatives shall meet from time to time, in person or via teleconference, during normal business hours in the United States (each such meeting, a “Meeting”), to discuss the Services generally and any issues relating

Exhibit E – Page 6

thereto. Each Party may treat an act of a Representative of the other Party as being authorized by such other Party without inquiring about such act or ascertaining whether such Representative had authority to so act. Each Party shall have the right at any time and from time to time to replace its Representative by giving notice in writing to the other Party setting forth the name of (i) the Representative to be replaced and (ii) the replacement person, and certifying that the replacement Representative is authorized to act for the Party in respect of the matters contemplated by this Agreement.

(b)    Both parties acknowledge and agree that on and after the date hereof, it may own or control certain properties and premises to which the other party may need access in connection with some or all of the Services. Subject to reasonably imposed standards, policies, security procedures and limitations and Section 11, in order for Services to be provided, supervised and monitored under this Agreement, each party agrees to provide reasonable access to such properties and premises to the other party, with reasonable prior notice and during ordinary business hours (unless approved by the other party), to enable Service Provider to furnish the Services and to enable Buyer and the Service Recipients to supervise and monitor Service Provider’s provision of the Services.

(c)    Within sixty (60) days following the date hereof, Buyer shall have developed and presented to Service Provider a transition plan indicating how Buyer intends to cease use of the Services. The transition plan shall contain a timeline of Buyer’s plan to discontinue use of the Services, which ultimately shall occur no later than the Expiration Date.

(d)    Each Party shall notify the other Party of any written complaint made by Buyer’s customers where such complaint comes to the attention of the first Party during the course of Service Provider providing the Services, in each case regarding matters supported by, or relating to, the Services.  Such notice shall include, to the extent permitted by Law, the nature of the complaint, the name of the complainant and, where available to the Party becoming aware of such compliant, the contact information of the complainant.

(e)    Service Provider shall provide any information as Buyer may reasonably request (including information and copies of any records relating to headcount, salary and benefit levels, or length of service) relating to the employees of Service Provider that are based out of the Shorewood, Illinois facility (the “Warehouse Employees”), except to the extent prohibited by applicable Law. Service Provider shall not reassign (other than promotional changes consistent with Service Provider’s past practices) or terminate the employment or engagement contract (other than for cause) of any Warehouse Employees, without Buyer’s prior written consent. Service Provider shall not make any material changes to the terms and conditions of employment or engagement of the Warehouse Employees, other than compensation changes consistent with Service Provider’s past practices. Buyer acknowledges and agrees that, during the Term, such Warehouse Employees shall also continue to operate and transition the Service Provider’s retained businesses. For the avoidance of doubt, during the Term, such Warehouse Employees shall be considered employees or agents of the Service Provider (and not the Buyer), in all respects.

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Notwithstanding the foregoing, during the Term, Service Provider shall use commercially reasonable efforts to ensure continuity of the key personnel providing the Services, with the intent to avoid disruption or unnecessary inefficiency. For purposes of this Agreement, the “key personnel” are personnel that maintain a skill set or knowledge of the Business that are critical to Service Provider’s ability to provide the Services.

(f)    In connection with and effective as of the conclusion of the Term, Service Provider shall provide Buyer with a certificate in writing, executed by a duly authorized officer of Service Provider, in his or her capacity as such, providing Buyer with a copy of the severance plan for Service Provider and its Affiliates in effect as of such time and representations and warranties consistent with the representations and warranties set forth in Section 5.19 of the Purchase Agreement and a schedule of accrued vacation time and sick leave for the Warehouse Employees consistent with Schedule 7.5(d) of the Purchase Agreement, in each case as of such date of the conclusion of the Term; provided, however, that for purposes of providing such representations and warranties and such schedule of accrued vacation time and sick leave all references to “Business Employees” or “Transferred Employees” set forth in such Sections of the Purchase Agreement shall be deemed for purposes hereof to be the “Warehouse Employees”. The representations and warranties and additional disclosure covered by the certificate referenced in this Section 7(f) shall survive for eighteen (18) months following delivery of the certificate and shall otherwise be subject to the limitations on and procedures governing indemnification set forth in Article 8 of the Purchase Agreement.

(g)    Effective as of the conclusion of the Term, Buyer shall provide offers to all of the Warehouse Employees other than those employees scheduled on Schedule 7(g) hereto, in each case on terms consistent with the obligations of the Buyer relating to Business Employees under Section 7.5 of the Purchase Agreement, which shall be incorporated in its entirety herein by reference, including for the avoidance of doubt, Sections 7.5(d) through (f) therein; provided, however, that all references in Section 7.5 to the “Closing” or “Closing Date” shall be deemed for purposes hereof to be the actual date of the expiration or termination of the Term, all references to a Seller shall be deemed for purposes hereof to be the Service Provider, and all references to “Business Employees” or “Transferred Employees” shall be deemed for purposes hereof to be the “Warehouse Employees”.  Service Provider shall provide Buyer with reasonable access to the Warehouse Employees and shall not interfere with the Buyer’s efforts to hire such Warehouse Employees (e.g., by making counteroffers). With respect to the Warehouse Employees who accept employment with Buyer effective as of the conclusion of the Term, Service Provider shall waive any noncompetition or other restrictive provisions in the Warehouse Employees’ employment contracts (if applicable) and shall use commercially reasonable efforts to cooperate with the transition of any such Warehouse Employees to Buyer, including by providing the employee files of any such Warehouse Employees.

(h)    All Liabilities resulting from any Warehouse Employee not accepting his or her offer under Section 7(g) and relating to or arising out of his or her employment or service with Service Provider, or termination of employment or service with Service

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Provider, shall be assumed and discharged by Buyer from and after the expiration or termination of the Term, in each case wherever located and whether or not reflected on the books and records of the Sellers, as the same shall exist on the conclusion date of the Term, and in accordance with their respective terms and subject to the respective conditions thereof; provided, that the assumption of such Liabilities with respect to any severance obligations shall be conditioned on there being no changes in any material respect to the severance plan of Service Provider and its Affiliates between the date hereof and the date of the conclusion of the Term hereunder that would increase the Liability of Buyer assumed hereunder with respect to severance obligations for the Warehouse Employees who do not accept offers under Section 7(g).

8.    Relationship of the Parties. In providing Services hereunder, Service Provider and any third parties acting on behalf of Service Provider shall act solely as independent contractors. Nothing herein shall constitute, be construed as, or create in any way or for any purpose a partnership, joint venture or principal‑agent relationship between Service Provider and Service Recipient. No Party shall have any power to control the activities and/or operations of the other Party. No Party shall have any power or authority to bind, commit or act as agent for the other Party. In providing the Services hereunder, all employees and agents of Service Provider, its Affiliates and Third Party Providers shall be deemed to be employees and agents of Service Provider, its Affiliates or Third Party Providers, as applicable, and shall not be considered employees or agents of Service Recipient, nor shall Service Provider’s employees or agents be eligible or entitled to any compensation, benefits, perquisites or privileges (including severance) given or extended to any of Service Recipient’s employees, in each case unless the applicable agent or employee is actually hired or retained by Buyer. In performing the Services, all employees and agents of Service Provider, its Affiliates and Third Party Providers shall be under the direction, control and supervision of Seller, its Affiliates or Third Party Providers (and not Buyer) and Seller, its Affiliates and Third Party Providers shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such employees and agents.

9.    Intellectual Property and Data.

(a)    Service Provider and Service Recipient shall each retain ownership of their respective intellectual property and data existing as of the date hereof except as may otherwise be provided for in the Purchase Agreement. Unless otherwise agreed in writing and subject to Section 9(b), each Party agrees that any intellectual property or data of the other Party or its licensors made available to such Party in connection with the provision of Services, and any derivative works, additions, modifications, translations or enhancements thereof created by a Party pursuant to this Agreement, are and shall remain the sole property of the Party that is the owner of such intellectual property or data; provided, that Service Recipient shall exclusively own any and all data generated exclusively with respect to, and in the course of, the provision of the Services by Service Provider.

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(b)    Service Provider acknowledges that any and all software, writings, documents, reports, designs, specifications, data and other materials that Service Provider makes, conceives or develops during the Term that are specifically and expressly either requested by Buyer or Service Recipient in a written request, or reflected in Schedule 1(a) hereto, in each case related to the Services performed by Service Provider hereunder, together with any associated patent, copyright, trade secret and other intellectual property rights therein (collectively, “Deliverables”), shall be deemed “works made for hire” and shall be the sole and exclusive property of Buyer. In the event that for any reason the Deliverables are not deemed “works made for hire,” then Service Provider agrees to (and shall cause any of Service Provider’s employees (if any) to) use commercially reasonable efforts to assign and transfer, and does hereby assign and transfer, to Buyer any and all of the Service Provider’s rights, title and interest in and to the Deliverables. Service Provider shall execute and deliver any and all instruments and other documents and take such other actions as may be reasonably necessary or reasonably requested by Buyer to document the aforesaid assignment and transfer of the Deliverables to Buyer, or to enable Buyer to secure, register, maintain, enforce or otherwise fully protect its rights in and to the Deliverables. Service Provider hereby waives any and all of its moral rights that Service Provider may have in any Deliverables.

10.    Good‑Faith Cooperation; Further Assurances. Each Party shall cooperate with the other in good faith and regarding the performance of its obligations hereunder. Such cooperation shall include exchanging information, providing electronic access to systems and platforms used in connection with the Services, and, subject to the terms hereof, using commercially reasonable efforts to obtain all consents, licenses, sublicenses or approvals necessary to permit each Party to perform its obligations hereunder. The Representatives of each Party shall consult with each other from time to time and the Parties shall cooperate with each other in all reasonable respects in order to effect an efficient transition and to minimize the expense thereof and the disruption of the business of the Parties. Without limiting the foregoing, such cooperation shall include the execution and delivery of such further instruments or documents as may be reasonably requested by the other Party to enable the full performance of each Party’s obligations hereunder.

11.    Confidentiality.

(a)    Each Party (in such capacity the “receiving Party”) agrees that any confidential or proprietary information of the other Party (in such capacity the “disclosing Party”), its Affiliates, employees, agents, subcontractors or vendors, including any such information relating to customer information, trade data, trade secrets, or business practices of the disclosing Party (collectively, “Confidential Information”), that the receiving Party or its Affiliates, or their respective employees, agents or subcontractors (each, a “Group”), obtain prior to, on, or after the date hereof from the disclosing Party or its Group shall not be disclosed to any third party or to any other member of the receiving Party’s Group who does not need such Confidential Information in connection with performing or receiving Services or operating the Business, unless (and then only to the extent that) the recipient is legally required, by order of a court of competent jurisdiction or other Governmental

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Authority, to disclose such Confidential Information and the recipient complies with the provisions of this Section 11(a). The Parties agree that Confidential Information of Buyer includes (1) Deliverables and (2) data and information acquired by Buyer under the Purchase Agreement. No receiving Party shall use Confidential Information for any purpose other than to operate the Business or as necessary to perform its obligations or exercise its rights under this Agreement. If a receiving Party or one of its Group members is legally required to disclose Confidential Information, such Group member shall, if legally permitted to do so, provide the disclosing Party with prior written notice of such legal requirement or request to disclose and, if the disclosing Party so requests, cooperate at the expense of the disclosing Party in seeking any protective arrangements reasonably requested by the disclosing Party. If a protective arrangement is not obtained, the Party that received such request (i) may thereafter disclose or provide such Confidential Information to the extent required by applicable Law (as so advised by counsel), lawful process or Governmental Authority, without liability therefor and (ii) shall exercise commercially reasonable efforts to have confidential treatment accorded to any such Confidential Information so provided or furnished.

(b)    It is expressly understood that no information (other than the information described in Section 11(c) which nevertheless shall be considered as Confidential Information) shall be subject to these confidentiality provisions, or otherwise deemed to be Confidential Information, to the extent: (i) the receiving Party legally learned of such Confidential Information from a third party (so long as (A) under the circumstances of disclosure, the receiving Party or Group does not owe a duty of nondisclosure to such third party, (B) to the knowledge of such receiving Party or Group, the third party’s disclosure does not violate a duty of nondisclosure owed to any Person, including the disclosing Party, and (C) to the knowledge of such receiving Party or Group, the disclosure by the third party is not otherwise unlawful), (ii) the receiving Party or Group independently had knowledge of such Confidential Information prior to the date hereof and without a duty of confidentiality to any Person, provided, that, for purposes of this clause (ii), Section 7.8 of the Purchase Agreement shall dictate and control the obligations of Service Provider and the members of its respective Group with respect to maintaining the confidentiality of Confidential Information obtained as a result of, in connection with, or arising from, the operation of the Business by the Company prior to the Closing Date (including in such Person’s capacity as a director, officer, employee or consultant to the Company or the Business), or (iii) such Confidential Information is available through the public domain other than through improper disclosure by the recipient or its Group.

(c)    The Parties mutually acknowledge that, in the course of obtaining or rendering the Services contemplated by this Agreement, (i) Service Recipient and its Group may obtain access to certain confidential records of Service Provider and its Group or receive originals or copies of documents containing customer data of Service Provider or its Group or otherwise receive access to confidential customer information (“Service Provider Customer Information”), and (ii) Service Provider and its Group may obtain access to certain confidential records of Service Recipient and its Group or receive originals or copies of documents containing customer data of Service Recipient or its Group or otherwise receive

Exhibit E – Page 11

access to confidential customer information (“Service Recipient Customer Information” and, together with Service Provider Customer Information, “Customer Information”). Since access, use and disclosure of Customer Information is subject to applicable Laws and corporate policies intended to protect the privacy of such Customer Information, Service Recipient shall be entitled to use the Service Provider Customer Information and Service Provider shall be entitled to use the Service Recipient Customer Information in the provision of Services or the sharing of information to obtain Services, as applicable, subject to the requirement to establish the necessary procedures and take appropriate actions to protect all Customer Information from improper access, use and disclosure by the receiving Party and its Group. Except to the extent permitted by this Section 11(c), neither Party nor its Group shall permit any member of its Group (A) to intentionally access any Customer Information, or (B) to use or disclose any Customer Information.

(d)    Subject to Section 6(e), when Confidential Information is no longer needed for the purposes of this Agreement, and any legal retention period therefor has expired, Service Recipient and Service Provider shall, promptly following the written request of the other Party, each ensure that all such Confidential Information of the other Party, in any form, is permanently removed or destroyed, and shall certify in writing to the other Party that such action has taken place.

12.    Warranties.

(a)EXCEPT AS SPECIFICALLY PROVIDED HEREIN, THERE ARE NO WARRANTIES OR REPRESENTATIONS WITH RESPECT TO THE PROVISION OF SERVICES HEREUNDER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, QUIET ENJOYMENT, QUALITY OF INFORMATION, OR TITLE/NONINFRINGEMENT.

(b)SERVICE PROVIDER WILL PROVIDE THE SERVICES IN ACCORDANCE WITH THE STANDARDS DESCRIBED IN SECTION 3, BUT SERVICE PROVIDER EXPRESSLY DISCLAIMS ANY WARRANTIES RELATING TO THE SERVICES, EXPRESS OR IMPLIED, AND MAKES NO GUARANTEE WITH RESPECT TO THE SERVICES EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT. SERVICE RECIPIENT EXPRESSLY UNDERSTANDS AND AGREES THAT THE SUCCESS OF THE BUSINESS IS DEPENDENT ON NUMEROUS FACTORS IN ADDITION TO THE SERVICES, ALL OF WHICH FACTORS ARE BEYOND THE CONTROL OF SERVICE PROVIDER. SERVICE PROVIDER EXPRESSLY DISCLAIMS, AND SERVICE RECIPIENT EXPRESSLY RENOUNCES, ANY GUARANTEE OR REPRESENTATION BY SERVICE PROVIDER WITH REGARD TO THE PERFORMANCE OF THE BUSINESS OF SERVICE RECIPIENT AS A RESULT OF UTILIZING THE SERVICES, INCLUDING ARISING OUT OF OR IN CONNECTION WITH THE ERP AND WAREHOUSE MANAGEMENT SYSTEMS IMPLEMENTED BY BUYER, ITS AFFILIATES OR SERVICE RECIPIENT IN CONNECTION WITH THE OPERATION OF THE BUSINESS.

Exhibit E – Page 12

13.    Indemnity.

(a)    Service Provider shall be solely responsible for, and shall indemnify, defend and hold harmless Buyer and each Service Recipient (including directors, officers, agents, employees, and Representatives thereof) from and against any claim, action or demand by a third party and all associated losses, damages, liabilities, and expenses (together, “Losses”) suffered or incurred by Buyer or such Service Recipient in connection with (1) Service Provider’s provision of Services hereunder or otherwise arising as a result of the performance by Service Provider of its obligations under this Agreement (excluding those described in the following clause (2)) in each case to the extent such Losses are caused by or arise from Service Provider’s breach of its obligations hereunder or the gross negligence or willful misconduct of Service Provider, (2) bodily injury or death of Service Provider’s Representatives suffered or incurred in connection with the performance of the Services and (3) breach or inaccuracy of the representations and warranties set forth in the certificate delivered by Service Provider pursuant to Section 7(f) following delivery thereof, except in all cases to the extent such Losses are caused by or arise from:

(i)    any Service Recipient’s gross negligence or willful misconduct;

(ii)    any Service Recipient’s breach of this Agreement;

(iii)    any misconduct or failure to act by Service Provider at the express written instruction of an authorized representative of the Service Recipient; or

(iv)    any matter for which a Service Recipient is required to indemnify, defend and hold harmless Service Provider under Section 13(b) of this Agreement.

(b)    Buyer and the Service Recipient shall, on a joint and several basis, be solely responsible for, and shall, on a joint and several basis, indemnify, defend and hold harmless Service Provider (including any Affiliate providing Services, and the directors, officers, agents, employees, and Representatives thereof) from and against all Losses suffered or incurred by Service Provider in connection with (1) Service Provider’s provision of Services hereunder or otherwise arising under this Agreement, or (2) the operation of the Business by Buyer or its Affiliates following the Closing, except in all cases to the extent such Losses are caused by or arise from:

(i)    Service Provider’s breach of this Agreement; or

(ii)    any matter for which Service Provider is required to indemnify, defend and hold harmless Buyer or a Service Recipient under Section 13(a) of this Agreement.

Exhibit E – Page 13

(c)Notwithstanding anything to the contrary contained herein, to the extent Service Provider utilizes a Third Party Provider to provide any of the Services, Service Provider and its Affiliates shall be responsible for the provision of such Services and for the acts and omissions of such Third Party Provider. To the extent permitted under Service Provider’s contract with such Third Party Provider, Service Provider will present a claim to the Third Party Provider on behalf of the Buyer or the Service Recipient and pursue the claim in the same manner as Service Provider would pursue such claim with respect to its other businesses and any recovery shall be remitted to the Buyer or the affected Service Recipient. Nothing set forth herein shall require Service Provider to institute any Proceeding against a Third Party Provider. Service Provider will use commercially reasonable efforts to obtain third party beneficiary rights for the Buyer and the affected Service Recipient under contracts that Service Provider may have with Third Party Providers providing Services on behalf of Service Provider hereunder.

(d)The indemnification procedures set forth in the Purchase Agreement shall apply to any indemnification claim brought pursuant to this Section 13.

14.    Limitation of Liability.

(a)     IN NO EVENT SHALL ANY PARTY OR SUCH PARTY’S AFFILIATES, OR ANY OF ITS OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, REPRESENTATIVES OR AGENTS, BE LIABLE, WHETHER IN CONTRACT, IN TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY), OR OTHERWISE, FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL OR PUNITIVE DAMAGES, DIMINUTION IN VALUE, OR LOST PROFITS THAT ARISE OUT OF THIS AGREEMENT OR THE PERFORMANCE OR BREACH HEREOF (EXCEPT TO THE EXTENT SUCH EXCLUDED DAMAGES ARE AWARDED TO A THIRD PARTY IN CONNECTION WITH A THIRD PARTY CLAIM).

(b)     SERVICE PROVIDER, BUYER AND SERVICE RECIPIENT SHALL NOT BE LIABLE WITH RESPECT TO ANY AND ALL CLAIMS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF THE THEORY UPON WHICH SUCH LIABILITY IS PREMISED, TO THE EXTENT THAT SUCH LOSSES EXCEED $4,000,000 IN THE AGGREGATE.

(c)SERVICE PROVIDER SHALL NOT BE LIABLE WITH RESPECT TO ANY AND ALL CLAIMS ARISING OUT OF OR IN CONNECTION WITH THE ERP AND WAREHOUSE MANAGEMENT SYSTEMS IMPLEMENTED BY BUYER, ITS AFFILIATES OR SERVICE RECIPIENT IN CONNECTION WITH THE OPERATION OF THE BUSINESS.

(d)Notwithstanding anything herein to the contrary, Buyer, on behalf of itself and any Service Recipient, hereby waives any and all rights of recovery, claims, actions

Exhibit E – Page 14

or causes of action for any and all Losses to the extent insurance proceeds are received with respect thereto.

15.    Assignment. Neither this Agreement nor any right or obligation hereunder will be assigned, delegated or otherwise transferred by either Party without the prior written consent of the other Party. This Agreement will be binding on and inure to the benefit of the respective permitted successors and assigns of the Parties. Any purported assignment, delegation or other transfer not permitted by this Section is void.
16.    Parties in Interest; Third‑Party Beneficiaries. Other than parties covered by the indemnification obligations of Section 13, there is no third party beneficiary hereof and nothing in this Agreement (whether express or implied) will or is intended to confer any right or remedy under or by reason of this Agreement on any Person, except each Party and their respective permitted successors and assigns.
17.    Force Majeure. No Party shall be liable for any failure or delay in performing any of its obligations under this Agreement so long as and to the extent that such failure or delay is due to fire, flood, earthquake, act of God or a public enemy, terrorism, war, or any other event of a similar nature beyond the reasonable control of such Party; provided, however, that such failure or delay could not have been prevented by commercially reasonable precautions (“Force Majeure”). The Party affected by the Force Majeure shall use commercially reasonable efforts to remove such cause or causes and shall give the other Party prompt notice, written or oral (but if oral, promptly confirmed in writing) of the existence of such Force Majeure, the reasons therefor and its probable duration. In the event of a delay in Service Provider’s performance hereunder caused by Force Majeure which continues for ten (10) days or more, Buyer may terminate this Agreement or any affected Service immediately upon written notice of termination to Service Provider. The occurrence of a Force Majeure does not excuse, limit or otherwise relieve Service Provider from using commercially reasonable efforts to implement its disaster recovery or business continuity plans.

18.    Governing Law. This Agreement will be construed and enforced in accordance with the substantive Laws of the State of Delaware without reference to principles of conflicts of law.
19.    Jurisdiction, Venue and Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN WILMINGTON, DELAWARE IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND TO THE RESPECTIVE COURT TO WHICH AN APPEAL OF THE DECISIONS OF ANY SUCH COURT MAY BE TAKEN, AND EACH PARTY AGREES NOT TO COMMENCE, OR COOPERATE IN OR ENCOURAGE THE COMMENCEMENT OF, ANY SUCH PROCEEDING, EXCEPT IN SUCH A COURT. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE THEREIN OF SUCH A PROCEEDING. EACH

Exhibit E – Page 15

PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF A COPY OF THE SUMMONS AND COMPLAINT, AND ANY OTHER PROCESS WITH RESPECT TO ANY SUCH PROCEEDING THAT MAY BE SERVED IN ANY SUCH PROCEEDING, BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, BY DELIVERING A COPY THEREOF TO SUCH PARTY AT ITS RESPECTIVE ADDRESS SPECIFIED THEREFOR IN SECTION 21, BY THE REQUIREMENTS OF SECTION 21 OR BY ANY OTHER METHOD PROVIDED BY APPLICABLE LAW. EACH PARTY HEREBY AGREES THAT A FINAL JUDGMENT IN ANY SUCH PROCEEDING WILL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY JURISDICTION BY SUIT ON THE JUDGMENT OR BY ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL IN ANY SUCH PROCEEDING.
20.    Entire Agreement; Amendment; Waiver. This Agreement, including the Schedules, constitutes the entire Agreement among the Parties pertaining to the subject matter herein and there is no other representation, warranty, covenant, agreement or similar assurance of any Party regarding such subject matter. The Schedules attached hereto shall be incorporated herein and shall be understood to be a part hereof as though included in the body of this Agreement. No supplement, modification or amendment hereof will be binding unless expressed as such and executed in writing by each Party (except as contemplated in Section 22). Except to the extent as may otherwise be stated herein, no waiver of any term hereof will be binding unless expressed as such in a document executed by the Party making such waiver and then only to the extent so expressed. No waiver of any term hereof will be a waiver of any other term hereof, whether or not similar, nor will any such waiver be a continuing waiver beyond its stated terms. Except to the extent as may otherwise be stated herein, failure to enforce strict compliance with any term hereof will not be a waiver of, or estoppel with respect to, any existing or subsequent failure to comply.

21.    Notices. All notices or other communications required or permitted to be given hereunder will be in writing and will be (a) delivered by hand, (b) sent by United States registered or certified mail, (c) sent by nationally recognized overnight delivery service for next Business Day delivery or (d) sent by facsimile or electronic mail, in each case as follows:

If to Service Provider:    c/o Wilton Brands LLC
535 E. Diehl Road, Suite 300
Naperville, IL 60563
Attention: Ahna Severts
Fax: (630) 810-2714
Email: aseverts@wilton.com

Exhibit E – Page 16

With a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention: Ariel J. Deckelbaum
Fax: (212) 757-3990
Email: ajdeckelbaum@paulweiss.com

If to Service Recipient:            c/o CSS Industries, Inc.
450 Plymouth Road, Suite 300
Plymouth Meeting, PA 19462
Attention: William G. Kiesling
Telephone: (610) 729-3743
Facsimile: (610) 729-3958
Email: bill.kiesling@cssindustries.com

With a copy to (which shall not constitute notice):

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19101
Attention: Justin W. Chairman
Telephone: (215) 963-5061
Facsimile (215) 963-5001
Email: justin.chairman@morganlewis.com

Such notices or communications will be deemed given (A) if so delivered by hand, when so delivered, (B) if so sent by mail, three Business Days after mailing, (C) if so sent by overnight delivery service, one Business Day after delivery to such service, or (D) when transmitted by facsimile (with confirmation of transmission) or by electronic mail (upon confirmation of receipt). A Party may change the address to which such notices and other communications are to be given by giving the other Party notice in the foregoing manner.
22.    Severability; Blue-Pencil. The terms of this Agreement will, where possible, be interpreted and enforced so as to sustain their legality and enforceability, read as if they cover only the specific situation to which they are being applied and enforced to the fullest extent permissible under applicable Law. If any term of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced, then all other terms of this Agreement will nevertheless remain in full force and effect, and such term automatically will be amended so that it is valid, legal and enforceable to the maximum extent permitted by applicable Law, but as close to the Parties’ original intent as is permissible.

Exhibit E – Page 17

23.    Expenses. Except as is expressly stated otherwise herein, each Party will bear its own costs and expenses incurred in connection with the transactions contemplated by this Agreement.
24.    Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Such counterparts may be executed and delivered by facsimile or other electronic means by any of the Parties, and the receiving Party may rely on the receipt of such document so executed and delivered as if the original had been received.
25.    Purchase Agreement. Except as specifically agreed herein, nothing contained in this Agreement is intended, or shall be construed, to amend, modify, augment or decrease in any respect, or constitute a waiver of, any of the rights and obligations of the Parties under the Purchase Agreement.

27.    Interpretation; Construction. In this Agreement:
(a)    the headings are for convenience of reference only and will not affect the meaning or interpretation of this Agreement;
(b)    the words “herein,” “hereunder,” “hereby” and similar words refer to this Agreement as a whole (and not to the particular sentence, paragraph or Section where they appear);
(c)    terms used in the plural include the singular, and vice versa, unless the context clearly requires otherwise;
(d)    unless expressly stated herein to the contrary, reference to any document means such document as amended or modified and as in effect from time to time in accordance with the terms thereof;
(e)    unless expressly stated herein to the contrary, reference to any applicable Law means such applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and as in effect from time to time, including any rule or regulation promulgated thereunder;
(f)    the words “including,” “include” and variations thereof are deemed to be followed by the words “without limitation”;
(g)    “or” is used in the sense of “and/or”; “any” is used in the sense of “any or all”; and “with respect to” any item includes the concept “of,” “under” or “regarding” such item or any similar relationship regarding such item;
(h)    unless expressly stated herein to the contrary, reference to a document, including this Agreement, will be deemed to also refer to each annex, addendum, exhibit, schedule or other attachment thereto;

Exhibit E – Page 18

(i)    unless expressly stated herein to the contrary, reference to an Article, Section, Schedule or Exhibit is to an article, section, schedule or exhibit, respectively, of this Agreement;
(j)    all dollar amounts are expressed in United States dollars and will be paid in cash (unless expressly stated herein to the contrary) in United States currency;
(k)    when calculating a period of time, the day that is the initial reference day in calculating such period will be excluded and, if the last day of such period is not a Business Day, such period will end on the next day that is a Business Day;
(l)    with respect to all dates and time periods in or referred to in this Agreement, time is of the essence;
(m)    the phrase “the date hereof” means the date of this Agreement, as stated in the first paragraph hereof; and
(n)    the Parties participated jointly in the negotiation and drafting of this Agreement and the documents relating hereto, and each Party was (or had ample opportunity to be) represented by legal counsel in connection with this Agreement and such other documents and each Party and each Party’s counsel has reviewed and revised (or had ample opportunity to review and revise) this Agreement and such other documents; therefore, if an ambiguity or question of intent or interpretation arises, then this Agreement and such other documents will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the terms hereof or thereof.

[Signature Page Follows]

Exhibit E – Page 19

IN WITNESS WHEREOF, the Parties have executed this Transition Services Agreement as of the date first set forth above.

SERVICE PROVIDER:

WILTON BRANDS LLC

By:
Name:
Title:

BUYER:

STITCH ACQUISITION CORP.

By:
Name:
Title:

Exhibit E – Page 20

Exhibit F
Form of Escrow Agreement
[See attached]

ESCROW AGREEMENT
THIS ESCROW AGREEMENT (this “Agreement”) is made and entered into as of November 3, 2017, by and among Citibank, N.A., as escrow agent (the “Escrow Agent”), Wilton Properties Inc., a Delaware corporation (the “Seller Parent”), and Stitch Acquisition Corp., a Delaware corporation (“Buyer”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement (as defined below).
R E C I T A L S:
A.    Simultaneously with the execution of this Agreement, Seller Parent and Buyer have entered into that certain Asset and Securities Purchase Agreement, dated as of the date hereof (as amended, restated, modified or supplemented from time to time pursuant to the terms thereof, the “Purchase Agreement”), by and among (a) Dimensions Crafts LLC, a Delaware limited liability company, Simplicity Creative Group, Inc., a Delaware corporation (“Company”), Simplicity Pattern Co. Inc., a Delaware corporation, Lending Textile Co., Inc., a Pennsylvania corporation, Wm. Wright Co., a Delaware corporation, Wilton Properties Inc., a Delaware corporation, and (b) Paper Magic Group (Hong Kong) Limited, a Hong Kong limited company, Mccall Pattern Service Pty Limited, an Australia limited company, and Mccall Pattern Company Limited, a United Kingdom limited company, Buyer, and CSS Industries, Inc., a Delaware corporation (the “Purchase Agreement”), relating to the purchase and sale of (i) substantially all of the U.S. assets and liabilities of Sellers, and (ii) the securities of the Company’s non-U.S. Subsidiaries.
B.    Pursuant to Section 2.2(a)(ii) of the Purchase Agreement, at the Closing, Buyer shall deliver or caused to be delivered to the Escrow Agent, for deposit into two segregated escrow accounts, (i) Six Hundred Forty Thousand Dollars ($640,000) (the “Indemnity Escrow Amount”), which Indemnity Escrow Amount the Escrow Agent shall deposit into an escrow account (the “Indemnity Escrow Account”), and (ii) Two Hundred Fifty Thousand Dollars ($250,000) (the “Adjustment Escrow Amount”) (the sum of the Indemnity Escrow Amount and the Adjustment Escrow Amount, the “Escrow Amount”), which Adjustment Escrow Amount the Escrow Agent shall deposit into an escrow account (the “Adjustment Escrow Account” and, together with the Indemnity Escrow Account, each, an “Escrow Account”, and collectively, the “Escrow Accounts”), with the Escrow Amount to be held and distributed by the Escrow Agent pursuant to the terms hereof and the Purchase Agreement. The Escrow Amount, plus all earnings thereon (the “Escrow Interest”), less any distributions made pursuant to the terms hereof, is referred to as the “Escrow Fund.”
C.    In connection with the execution and delivery of this Agreement, Buyer and Seller Parent desire to create the Indemnity Escrow Account to hold the Indemnity Escrow Amount and the Adjustment Escrow Account to hold the Adjustment Escrow Amount and to appoint the Escrow Agent as the escrow agent for such accounts upon the

Exhibit F – Page 1

terms and conditions set forth below and subject to the terms and provisions of the Purchase Agreement.
D.    The parties hereto wish to specify their respective rights and obligations with respect to the Escrow Fund.
NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:
1.Appointment of Escrow Agent.
(a)    Seller Parent and Buyer hereby appoint the Escrow Agent as escrow agent pursuant to the Purchase Agreement to hold the Escrow Fund in accordance with the terms, conditions and provisions of this Agreement and the Purchase Agreement, and the Escrow Agent hereby accepts such appointment in accordance with the terms, conditions and provisions of this Agreement. The Escrow Fund shall (i) be held by the Escrow Agent, (ii) not be subject to offset by the Escrow Agent or any of its Affiliates, (iii) not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto and (iv) be held and disbursed solely for the purposes and in accordance with the terms of this Agreement and the Purchase Agreement.
(b)    The Escrow Agent shall hold the Escrow Fund and shall invest and reinvest the Escrow Fund in any one of the following: (i) interest bearing transaction account, insured up to the applicable limits by the Federal Deposit Insurance Corporation (“FDIC”), or (ii) a “noninterest-bearing deposit account” insured up to the applicable limits by the FDIC, or similar investment offered by the Escrow Agent, unless otherwise instructed in writing executed by an Authorized Representative of each of Buyer and Seller Parent, and as shall be reasonably acceptable to the Escrow Agent. In the absence of written instructions from the parties hereto, the Escrow Fund shall be invested in option (ii) as listed herein. Interest bearing deposit accounts have rates of compensation that may vary from time to time based upon market conditions. The parties hereto recognize and agree that instructions to make any other investment (“Alternative Investment”) must be in writing and executed by an Authorized Representative of each of Buyer and Seller Parent, and shall specify the type and identity of the investments to be purchased and/or sold but shall only be permitted if the Escrow Agent can accommodate such Alternative Investment. The Escrow Agent is authorized to establish an interest-bearing deposit account for the Escrow Fund. If all or a portion of the Escrow Fund is deposited with the Escrow Agent after 12:00 p.m. New York City time on any given day, the Escrow Agent shall have no obligation to invest or reinvest the Escrow Fund held in the Escrow Accounts until the following Business Day (as hereinafter defined). Requests or instructions received after 12:00 p.m. New York City time

Exhibit F – Page 2

by the Escrow Agent to liquidate all or any portion of the Escrow Fund will be treated as if received on the following Business Day. Subject to the other provisions of this paragraph, the Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity of the Escrow Agent. The Escrow Agent or any of its affiliates may receive compensation with respect to any Alternative Investment directed hereunder including, without limitation, charging any applicable agency fee in connection with each transaction. The Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Escrow Accounts or the purchase, sale, retention or other disposition of any investment described herein. Market values, exchange rates and other valuation information (including, without limitation, market value, current value or notional value) of any Alternative Investment furnished in any report or statement may be obtained from third party sources and is furnished for the exclusive use of the parties hereto. The Escrow Agent has no responsibility whatsoever to determine the market or other value of any Alternative Investment and makes no representation or warranty, express or implied, as to the accuracy of any such valuations or that any values necessarily reflect the proceeds that may be received on the sale of an Alternative Investment. The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Agreement. For purposes of this Agreement, “Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law or executive order to close.
(c)    The parties to this Agreement acknowledge that non-deposit investment products are not obligations of, or guaranteed by, the Escrow Agent nor any of its Affiliates, are not FDIC insured, and are subject to investment risks, including the possible loss of principal amount invested. Only deposits in the United States are subject to FDIC insurance. The Escrow Agent is authorized, for any securities at any time held hereunder, to register such securities in the name of its nominee(s) or the nominees of any securities depository, and such nominee(s) may sign the name of any party hereto to whom or to which such securities belong and guarantee such signature in order to transfer securities or certify ownership thereof to tax authorities or other Governmental Authorities.
(d)    All investments of the Escrow Fund shall be registered and held in the name of the Escrow Agent, as Escrow Agent for Seller Parent and Buyer. Although the parties hereto each recognize that they may obtain a broker confirmation or written statement containing comparable information at no additional cost, the parties hereto hereby agree that confirmations of permitted investment transactions are not required to be issued by the Escrow Agent for each month in which a monthly account statement is rendered. Seller Parent and Buyer agree to use all reasonable efforts to notify the Escrow Agent of any errors, delays or other problems within thirty (30) days of receipt of such account statement, but

Exhibit F – Page 3

the failure to so notify the Escrow Agent will not constitute waiver of any such error, delay or other problem.
2.Escrow Fund. Except as otherwise provided in Section 3, the Escrow Fund shall be held and released by the Escrow Agent solely as follows:
(a)    Adjustment Escrow Amount. Pursuant to Section 2.3(d) of the Purchase Agreement, no later than three (3) Business Days after the Final Adjustment Date, Buyer and Seller Parent shall deliver a joint written instruction executed by an Authorized Representative of each of Buyer and Seller Parent specifying as follows:
(i)    if the Closing Purchase Price exceeds the Estimated Purchase Price, Seller Parent and Buyer shall jointly instruct the Escrow Agent to distribute to Seller Parent the entire Adjustment Escrow Amount to the account designated by Seller Parent; and
(ii)    if the Estimated Purchase Price exceeds the Closing Purchase Price, Seller Parent and Buyer shall jointly instruct the Escrow Agent to make payment to the extent possible from the Adjustment Escrow Account to the account designated by Buyer in the aggregate amount of any such excess (such excess, the “Buyer Adjustment Excess Amount”), with the balance of the Adjustment Escrow Account after such payment is made to Buyer, if any, distributed to Seller Parent to the account designated by Seller Parent.
(b)    Indemnity Escrow Amount.
(i)    If any Buyer Indemnitee shall have, prior to 11:59pm Eastern Time on the date that is eighteen (18) months following the Closing Date (the “Cut-Off Date”), delivered a Claims Notice to Seller Parent in respect of indemnification under the Purchase Agreement, such Buyer Indemnitee and Seller Parent shall negotiate in good faith to reach an agreement upon (A) the Buyer Indemnitee’s right for indemnification under the Purchase Agreement and the amount of such Buyer Indemnitee’s Losses and (B) the amount on deposit in the Indemnity Escrow Account that should be reserved (the “Reserved Amount”) in respect of such Claims Notice. If such Persons are unable to reach agreement, then, subject to Section 3(a), any such dispute shall be resolved by mutual agreement by the parties or by litigation in an appropriate court of competent jurisdiction in accordance with Article 8 and Article 9 of the Purchase Agreement. Pending a resolution of the Reserved Amount in respect of any Claims Notice, the Reserved Amount therefor shall be the amount estimated in good faith by the Buyer Indemnitee based on back-up documentation containing such detail as is reasonable under the circumstances.
(ii)    Upon the agreement by Seller Parent and the Buyer Indemnitee or as finally determined by a court of competent jurisdiction in respect of any Claims Notice,

Exhibit F – Page 4

Seller Parent and Buyer shall jointly instruct the Escrow Agent hereunder to pay to the Buyer Indemnitee the lesser of (A) the amount of the Losses in respect of such Claims Notice and (B) the balance then on deposit in the Indemnity Escrow Account, with such distribution to the applicable Buyer Indemnitee to occur within three (3) Business Days after the joint instruction is received by the Escrow Agent to such account as designated by Buyer in such joint written instruction.
(iii)    On the Cut-Off Date, Seller Parent and Buyer shall jointly instruct the Escrow Agent hereunder to pay to Seller Parent an amount equal to the excess (if any) of the balance then on deposit in the Indemnity Escrow Account over the aggregate Reserved Amount in respect of all unresolved claims for indemnification properly made by the Buyer Indemnitees prior to the Cut-Off Date, if any. The distribution by the Escrow Agent pursuant to this Section 2(b)(iii) shall be to such accounts designated by Seller Parent in writing to the Escrow Agent.
(iv)    Following the Cut-Off Date, from time to time, upon resolution of any Claims Notice in respect of any individual claim for indemnification made by the Buyer Indemnitees and the appropriate amount, if any, from the Indemnity Escrow Account having been paid to the Buyer Indemnitees in respect of such Claims Notice, Seller Parent and Buyer shall jointly instruct the Escrow Agent to release to Seller Parent the excess of the balance then on deposit in the Indemnity Escrow Account over the aggregate Reserved Amount in respect of all remaining unresolved claims for indemnification properly made by the Buyer Indemnitees prior to the Cut-Off Date, in each case, if any, with such distribution to Seller Parent to occur within three (3) Business Days after the joint instruction is received by the Escrow Agent to such accounts designated by Seller Parent in such joint written instruction.
(c)    Each distribution pursuant to this Section 2 shall occur within three (3) Business Days after the Escrow Agent’s receipt of such joint written instructions. The Escrow Agent shall be entitled to conclusively rely on a joint written instruction duly executed by an Authorized Representative of each of Seller Parent and Buyer. All distributions made to Buyer pursuant to this Section 2 shall be made by wire transfer of immediately available funds sent to the bank account of Buyer or to such other account(s) as Buyer may designate to the Escrow Agent in writing. All distributions made to Seller Parent pursuant to this Section 2 shall be made by wire transfer of immediately available funds to the bank accounts designated by Seller Parent in writing.

Exhibit F – Page 5

3.Other Instructions Received By Escrow Agent.
(a)    Notwithstanding anything to the contrary herein, the Escrow Agent shall dispose of the Escrow Fund in each Escrow Account in accordance with the joint written instructions given to the Escrow Agent at any time; provided, that such joint written instruction is duly executed by an authorized representative of each of Buyer and Seller Parent listed on Schedule 1 (each such person, an “Authorized Representative”). The Escrow Agent shall confirm each funds transfer instruction received in the name of a party by means of a telephone call back to the person or persons designated in Schedule 1 attached hereto and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated. Once delivered to the Escrow Agent, Schedule 1 may be revised or rescinded by Buyer and Seller Parent only by a writing signed by an Authorized Representative of Buyer or Seller Parent, as applicable. Such revisions or rescissions shall be effective only after actual receipt by the Escrow Agent (with a concurrent copy to Buyer or Seller Parent, as applicable) and following such period of time as may be necessary to afford the Escrow Agent a reasonable opportunity to act. If a revised Schedule 1 or a rescission of an existing Schedule 1 is delivered to the Escrow Agent by an entity or person that is a successor-in-interest to Buyer or Seller Parent, such document shall be accompanied by additional documentation satisfactory to the Escrow Agent showing that such entity or person has succeeded to the rights and responsibilities of Buyer or Seller Parent under this Agreement.
(b)    The parties understand that the Escrow Agent’s inability to receive or confirm funds transfer instructions may result in a delay in accomplishing such funds transfer, and agree that the Escrow Agent shall not be liable for any loss caused by any such delay. It is understood between Buyer and Seller Parent that any joint written instruction or written direction from either Buyer or Seller Parent shall contain the IRS Form W-9 or applicable IRS Form W-8 as appropriate for such beneficiary of funds (unless an IRS Form W-9 or applicable IRS Form W-8 has previously been provided to the Escrow Agent with respect to such beneficiary of funds).

Exhibit F – Page 6

4.Statements. Within ten (10) days after the end of each calendar month during the term of this Agreement, the Escrow Agent shall deliver to Buyer and Seller Parent a statement reflecting the investment activity and month-end balance with respect to the Escrow Fund in the Escrow Account during the prior month.
5.Fees and Expenses. Concurrently with the execution and delivery of this Agreement, the initial fees and charges of the Escrow Agent payable to the Escrow Agent as set forth on Schedule 2 have been paid. One half (½) of any subsequent reasonable fees, expenses and charges of the Escrow Agent shall be paid by Buyer and one half (½) of any subsequent reasonable fees, expenses and charges of the Escrow Agent shall be paid by Seller Parent.
6.Limitations on Duties of Escrow Agent.
(a)    All parties hereto acknowledge that the duties of the Escrow Agent hereunder are solely ministerial in nature and have been requested for the parties’ convenience. The Escrow Agent shall not be deemed to be the fiduciary for any party hereto, or to have any legal or beneficial interest in the Escrow Fund. The parties hereto agree that the Escrow Agent (i) is a party to this Agreement only and has no duties or responsibilities in connection with, and shall not be charged with knowledge of, the Purchase Agreement and (ii) shall not be liable for any act or omission taken or suffered with respect to this Agreement unless such act or omission is the result of the fraud, gross negligence or willful misconduct of the Escrow Agent. In no event shall the Escrow Agent be liable for indirect, punitive, consequential or incidental losses or damages (including, without limitation, lost profits), even if the Escrow Agent has been advised of the possibility of such losses or damages and regardless of the form of action.
(b)    The Escrow Agent may consult with legal counsel in connection with its duties hereunder and shall be fully protected and incur no liability relative to any action or inaction taken in good faith in accordance with the reasonable advice of such legal counsel. The Escrow Agent shall have no responsibility for determining the genuineness or validity of any certificate, document, notice or other instrument or item presented to or deposited with it and shall be fully protected in acting in accordance with any joint written instruction executed by Authorized Representatives of both Buyer and Seller Parent given to it by any party hereto and reasonably believed by the Escrow Agent to have been signed by an Authorized Representative of each of Buyer and Seller Parent.
(c)    The Escrow Agent shall not be responsible for any losses or breakage fees (except as provided herein) relative to the investment or liquidation of the Escrow Fund; provided, that the Escrow Fund is invested and held in accordance with Section 1. In

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addition, the Escrow Agent shall not be responsible for assuring that the Escrow Fund is sufficient for the disbursements contemplated under Section 2 or under the Purchase Agreement. The Escrow Agent shall under no circumstances be required to risk or advance its own funds or to incur any financial liability in the performance of its duties or the exercise of its rights hereunder. The Escrow Agent shall be entitled to break or cancel any investment to the extent necessary to make any payment required hereby, and shall not be responsible for any costs or penalties associated therewith. The Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include, but not be limited to, acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations imposed after the fact, fire, communications line failures, computer viruses, power failures, earthquakes, the unavailability of the Federal Reserve Bank wire services or other disasters it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.
(d)    The Escrow Agent shall not be required to institute legal proceedings of any kind. The Escrow Agent shall not be required to defend any legal proceedings which may be instituted against it with respect to this Agreement unless requested to do so in writing by any of the parties hereto, and unless and until it is indemnified by the requesting party to the reasonable satisfaction of the Escrow Agent, against the cost and expense of such defense, including, without limitation, the reasonable fees and expenses of its legal counsel. If any conflicting demand shall be made upon the Escrow Agent, it shall not be required to determine the same or take any action thereon and may await settlement of the controversy by appropriate and non-appealable legal proceedings; provided, that the Escrow Agent shall promptly notify Buyer and Seller Parent, as applicable, of such uncertainty or apparent conflict. Upon the commencement of any action against or otherwise involving the Escrow Agent with respect to this Agreement, or in any event where the Escrow Agent is in doubt as to the action to be taken hereunder and has used its reasonable efforts to obtain a joint written instruction from Buyer and Seller Parent with respect to such action, the Escrow Agent shall be entitled to interplead the matter of this Agreement in any state or federal court in the State of Delaware in accordance with Section 15 and, in such event, the Escrow Agent shall be relieved of and discharged from any and all obligations and liabilities under this Agreement with respect to the matters at issue in such proceeding. In any such action, the Escrow Agent shall be entitled to the indemnities provided in Section 7.

Exhibit F – Page 8

7.Indemnification. Buyer and Seller Parent shall jointly and severally reimburse and indemnify the Escrow Agent for, and hold the Escrow Agent harmless against, any loss, liability or reasonable and documented out-of-pocket expense, including, but not limited to, reasonable attorneys’ fees, incurred without fraud, gross negligence or willful misconduct on the part of the Escrow Agent, arising out of or in connection with the acceptance or performance of its duties and obligations under this Agreement, as well as the reasonable and documented costs and expenses (including, without limitation, reasonable attorneys’ fees) of defending against any claims or liabilities arising out of or relating to this Agreement. The Escrow Agent shall be fully protected in acting in reliance upon any written notice, direction, request, waiver, consent, receipt or other paper or document which the Escrow Agent reasonably believes to be genuine and duly authorized and to have been signed and presented by the proper party or parties. The Escrow Agent shall not be liable for any error of judgment, or for any action taken or omitted by the Escrow Agent, or for any mistake in fact or law, or for anything which the Escrow Agent may do or refrain from doing in connection with this Agreement, except for its own fraud, willful misconduct or gross negligence. The Escrow Agent may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or the duties and obligations of the Escrow Agent hereunder, and the Escrow Agent shall incur no liability and shall be fully protected with respect to any action taken, omitted or suffered by the Escrow Agent in good faith and in accordance with the opinion of such counsel. Notwithstanding anything to the contrary herein, Buyer and Seller Parent agree, solely as between themselves, any obligation to indemnify the Escrow Agent as provided for herein, and reimbursement for any fees of counsel reasonably incurred by the Escrow Agent when the Escrow Agent is seeking advice as contemplated hereby, shall be borne by the party or parties determined by a court of competent jurisdiction to be responsible for causing the loss, damage, liability, cost or expense against which the Escrow Agent is entitled to indemnification or, if no such determination is made, then (a) one-half (½) by Buyer and (b) one-half (½) by Seller Parent. The obligations set forth in this Section 7 shall survive the resignation, replacement or removal of the Escrow Agent or the termination of this Agreement.
8.Resignation of Escrow Agent; Appointment of Successor Escrow Agent.
(a)    Buyer and Seller Parent may remove the Escrow Agent at any time by delivering joint written notice executed by an Authorized Representative of each of Buyer and Seller Parent to the Escrow Agent and the Escrow Agent shall be discharged of its duties hereunder in accordance with any such notice and the terms hereof. The Escrow Agent may resign as escrow agent at any time and be discharged of its duties hereunder after thirty (30) days’ written notice to Buyer and Seller Parent, but only if a successor escrow agent has

Exhibit F – Page 9

been jointly appointed by Buyer and Seller Parent prior to the effective date of the Escrow Agent’s resignation. Upon receipt of notice of resignation, Buyer and Seller Parent shall promptly use their commercially reasonable efforts to designate a successor escrow agent to serve in accordance with the terms of this Agreement. If Buyer and Seller Parent cannot agree on a successor escrow agent during such thirty (30)-day period, the Escrow Agent shall have the right to petition a court of competent jurisdiction to appoint a successor escrow agent to serve in accordance with the terms of this Agreement. The Escrow Agent shall, within three (3) Business Days after its removal or resignation from such position, transfer any portion of the Escrow Fund then being held by the Escrow Agent hereunder to the successor escrow agent by wire transfer of immediately available funds.
(b)    Unless otherwise agreed in writing by Buyer and Seller Parent, any successor escrow agent shall be a banking corporation or trust company having total assets in excess of Five Billion Dollars ($5,000,000,000), which shall agree in writing to be bound by the provisions hereof. Upon the appointment of a successor escrow agent by the parties hereunder, the Escrow Agent’s duties and responsibilities under this Agreement (other than the transfer of any portion of the Escrow Fund then being held by the Escrow Agent hereunder to the successor escrow agent pursuant to Section 8(a)) shall terminate; provided that the successor escrow agent has accepted its appointment and agreed to the terms of this Agreement. If the Escrow Agent (i) shall merge or consolidate with another Person or shall sell all or substantially all of its escrow business to another Person and (ii) such surviving corporation or transferee is a banking corporation or trust company having total assets in excess of Five Billion Dollars ($5,000,000,000), the surviving corporation or transferee, as applicable, shall be the escrow agent hereunder without any further act on the part of any of the parties to this Agreement, and shall be bound by the terms of this Agreement.

Exhibit F – Page 10

9.Amendment; Waiver. This Agreement cannot be changed or terminated orally and may be changed only by written consent of Buyer, Seller Parent and the Escrow Agent which states that it constitutes an amendment hereto, which consent, in the case of the Escrow Agent, shall not be unreasonably withheld, delayed or conditioned. No waiver of any provision of this Agreement will be valid unless the waiver is in writing and signed by the waiving parties. The failure of a party at any time to require performance of any provision of this Agreement will not affect such party’s rights at a later time to enforce such provision. No waiver by any party of any breach of this Agreement will be deemed to extend to any other breach hereunder or affect in any way any rights arising by virtue of any other breach.
10.Termination. This Agreement and the duties of the Escrow Agent hereunder shall terminate (a) when all amounts of the Escrow Fund have been paid to the Persons entitled to receive such funds in accordance with Section 2 or Section 3, or (b) upon delivery to the Escrow Agent of a written notice of termination executed by an Authorized Representative of each of Buyer and Seller Parent.
11.Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally or sent by nationally recognized overnight courier service (providing proof of delivery), or by facsimile or by PDF sent by electronic mail, and shall be deemed given when so delivered in the case of personal or overnight delivery (or upon receipt of fax confirmation when sent by facsimile, or upon sending if sent by PDF sent by electronic mail), as follows:
(i)    If to Seller Parent:
Wilton Properties Inc.
535 E. Diehl Road, Suite 300
Naperville, IL 60563
Attention: General Counsel
Fax: (630) 810-2714
E-mail: aseverts@wilton.com
with a required copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention: Ariel J. Deckelbaum, Esq.
Fax: (212) 757-3990
Email: ajdeckelbaum@paulweiss.com

Exhibit F – Page 11

(ii)    If to Buyer:
c/o CSS Industries, Inc.
450 Plymouth Road, Suite 300
Plymouth Meeting, PA 19462
Attention: William G. Kiesling
Fax: (610) 729-3958
Email: bill.kiesling@cssindustries.com
with a required copy (which shall not constitute notice) to:
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19101
Attention: Justin W. Chairman
Fax: (215) 963-5001
Email: justin.chairman@morganlewis.com
(iii)    If to the Escrow Agent:
Citibank, N.A.
Citi Private Bank
153 East 53rd Street, 18th Floor
New York, NY 10022
Attention: Kerry M. McDonough, Director

Exhibit F – Page 12

Fax: (212) 783-7110
Email: kerry.mcdonough@citi.com

12.Governing Law. This Agreement and any claim or controversy hereunder shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflict of laws thereof that would apply the laws of another jurisdiction.
13.Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.
14.WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Exhibit F – Page 13

15.Consent to Jurisdiction and Service of Process. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the state and federal courts sitting in the State of Delaware, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (a) agrees that any claim in respect of any such action or proceeding shall only be heard and determined in such courts, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such, and (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such courts. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
16.Payment Dates. Whenever any payment under this Agreement shall be due on a day other than a Business Day, that payment shall be made on the next succeeding Business Day.
17.Binding Effect; Assignment. This Agreement shall be binding upon the respective parties hereto and their successors and permitted assigns. Except as otherwise provided herein, no assignment of any rights or delegation of any obligations provided for herein may be made by any party hereto without the express written consent of all other parties hereto and any purported assignment in violation hereof shall be void. To comply with Federal law including USA Patriot Act requirements, assignees shall provide to the Escrow Agent the appropriate form W-9 or W-8 as applicable and such other forms and documentation that the Escrow Agent may request to verify identification and authorization to act.

Exhibit F – Page 14

18.Certain Tax Matters. The parties hereto agree that Seller Parent shall be treated as the owner of the Escrow Fund for income tax purposes. All income, if any, that is earned on, or derived from, the Escrow Fund shall be treated as the income of Seller Parent, and shall be reported on an annual basis by the Escrow Agent on the appropriate IRS Form 1099 (or IRS Form 1042-S), as required pursuant to the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations thereunder. An IRS Form W-9 or appropriate IRS Form W-8, as applicable, for Buyer and Seller Parent will be provided to the Escrow Agent at the Closing. The Escrow Agent shall distribute, on or before the tenth (10th) calendar day of each calendar year, so long as any portion of the Escrow Amount remains in the Escrow Fund, to an account or accounts designated by Seller Parent for the benefit of Seller Parent in writing, an amount equal to fifty percent (50%) of the income earned on the investment of the Escrow Fund during the preceding calendar year. The Escrow Agent shall be responsible only for income reporting to the IRS with respect to income earned on the Escrow Fund as described above. In the event valid U.S. tax forms or other supporting documentation required to be provided under applicable Law are not provided to the Escrow Agent, the Escrow Agent shall be entitled to withhold taxes on payments from the Escrow Amount (or any portion thereof) to the extent required by the Code and other applicable Law.
19.Use of Citibank Name. No printed or other material in any language, including prospectuses, notices, reports, and promotional material that mentions “Citibank” by name or the rights, powers, or duties of the Escrow Agent under this Agreement shall be issued by any party hereto, or on such party’s behalf, without the prior written consent of the Escrow Agent.
20.Specific Performance. Each party agrees that the other parties will be entitled to an injunction to prevent any breach of any provision of this Agreement and to seek to enforce specifically any provision of this Agreement, in addition to any other remedy to which they may be entitled.
21.No Third Party Beneficiaries. This Agreement does not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

Exhibit F – Page 15

22.Entire Agreement. This Agreement (and, solely between Buyer and Seller Parent, the Purchase Agreement (including the Seller Disclosure Schedules, Buyer Disclosure Schedules and Exhibits attached thereto) and any other agreements or instruments delivered thereunder) shall constitute the entire agreement among the parties hereto with respect to the subject matter of this Agreement and supersede all prior agreements (whether written or oral and whether express or implied) among any parties to the extent related to the subject matter of this Agreement (including any letter of intent) (other than the Purchase Agreement and any other agreements or instruments delivered thereunder).
23.Construction. The article and section headings in this Agreement are inserted for convenience only and are not intended to affect the interpretation of this Agreement. Unless the context otherwise requires, any reference in this Agreement to any Section refers to the corresponding Section of this Agreement. Any reference in this Agreement to any Schedule refers to the corresponding Schedule attached to this Agreement and all such Schedules are incorporated herein by reference. The word “including” in this Agreement means “including without limitation.” This Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision in this Agreement. Unless the context requires otherwise, any reference to any Law will be deemed also to refer to all amendments thereto, in each case as in effect as of the date hereof. The word “or” in this Agreement is disjunctive but not necessarily exclusive. All words in this Agreement will be construed to be of such gender or number as the circumstances require. References in this Agreement to time periods in terms of a certain number of days mean calendar days unless expressly stated herein to be Business Days. The terms “Dollars” and “$” mean United States Dollars.
24.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. This Agreement may be executed by facsimile signature pages or other electronic transmission method (including PDF), which shall have the same force and effect as original executed signature pages.
25    Compliance with Federal Law. To help the U.S. Government fight the funding of terrorism and money laundering activities and to comply with Federal law requiring financial institutions to obtain, verify and record information on the source of funds deposited to an account, the parties hereto agree to provide the Escrow Agent with the name, address, taxpayer identification number and remitting bank for all parties depositing funds pursuant to the terms and conditions of this Agreement. For a non-individual person such as a business entity, a charity, a trust or other legal entity, the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. The Escrow Agent may also ask to see financial statements, licenses, identification and

Exhibit F – Page 16

authorization documents from individuals claiming authority to represent the entity or other relevant documentation.
[Remainder of page intentionally left blank]

Exhibit F – Page 17

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

BUYER:
STITCH ACQUISITION CORP.

By:	Name: Title:

Exhibit F – Page 18

SELLER PARENT:
WILTON PROPERTIES INC.

By:	Name: Title:

Exhibit F – Page 19

ESCROW AGENT:

CITIBANK, N.A.

By:	Name: Title:

Exhibit F – Page 20

SCHEDULE 1

SCHEDULE OF AUTHORIZED REPRESENTATIVES
Telephone Numbers and Authorized Signatures for
Person(s) Designated to Execute the Escrow Agreement, Give Joint Instruction and Confirm Funds Transfer Instructions

BUYER:

Name	Cell/Business Telephone Numbers	Signature

SELLER PARENT:

Name	Cell/Business Telephone Numbers	Signature

All instructions by a party hereto (including but not limited to funds transfer instructions), whether transmitted by facsimile or set forth in a PDF attached to an email, must include the signature of the Authorized Representative authorizing such funds transfer on behalf of such party.

Exhibit F – Page 21

SCHEDULE 2

ESCROW AGENT FEE SCHEDULE
Citibank, N.A., Escrow Agent

Acceptance Fee

To cover the acceptance of the escrow agency appointment, the study of the Escrow Agreement, and supporting documents submitted in connection with the execution and delivery thereof, and communication with other members of the working group:

Fee: WAIVED

Administration Fee

The annual administration fee covers maintenance of the Escrow Accounts including safekeeping of assets in the Escrow Accounts, normal administrative functions of the Escrow Agent, including maintenance of the Escrow Agent’s records, follow-up of the Escrow Agreement’s provisions, and any other safekeeping duties required by the Escrow Agent under the terms of the Escrow Agreement. Fee is based on Escrow Amount being deposited in a non-interest bearing deposit account, FDIC insured to the applicable limits.

Fee: WAIVED

Tax Preparation Fee

To cover preparation and mailing of Forms 1099-INT, if applicable, for the escrow parties for each calendar year:

Fee: WAIVED

Transaction Fees

To oversee all required disbursements or release of property from the Escrow Accounts to any escrow party, including cash disbursements made via check and/or wire transfer, fees associated with postage and overnight delivery charges incurred by the Escrow Agent as required under the terms and conditions of the Escrow Agreement:

Fee: WAIVED

Other Fees

Material amendments to the Escrow Agreement: additional fee(s), if any, to be discussed at time of amendment.

Exhibit F – Page 22

Any out-of-pocket expenses, or extraordinary fees or expenses such as attorney’s fees or messenger costs, are additional and are not included in the above schedule. Additional fees may be charged if Alternative Investments are elected by the parties hereto.

Exhibit F – Page 23

Exhibit G
Seller Level Allocation
[The information set forth in this exhibit is confidential, and has been omitted and separately filed with the Securities and Exchange Commission.]

Exhibit H
Form of IP Assignment Agreements
[See attached]

TRADEMARK ASSIGNMENT

THIS TRADEMARK ASSIGNMENT (the “Assignment”) is made and entered into this third day of November, 2017 by __________________________________ (“Assignor”) in favor of Stitch Acquisition Corp., a Delaware Corporation (“Assignee”).

W I T N E S S E T H :
WHEREAS, Assignor is the sole and exclusive owner of all right, title and interest in and to the trademarks identified in Schedule A (hereinafter the “Trademarks”);
WHEREAS, Assignor and Assignee are parties to an Asset and Securities Purchase Agreement, dated as of November __, 2017 (the “ASPA”), by and among Assignor, Assignee and the other parties listed thereto, pursuant to which Assignor agrees to assign to Assignee its title, rights and interest in and to certain assets, including the Trademarks; and
WHEREAS, Assignor and Assignee wish to document the formal assignment to Assignee of Assignor’s title, interest and rights in and to the Trademarks.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Assignor and Assignee hereby agree as follows:
1.    Assignor does hereby assign and transfer to Assignee, its successors and assigns the entire right, title and interest in and to the Trademarks, together with the goodwill of the business which is symbolized by the Trademarks and the right to sue and recover any damages and profits and all other remedies for past, present and future infringements or violations thereof, if there may be any.
2.    Assignor shall cooperate with Assignee at Assignee’s expense in any action Assignee reasonably requests that Assignor take in order to effectuate, carry out, or fulfill Assignor’s obligations hereunder, including, without limitation, the execution of any instruments and papers that are necessary or desirable, in Assignee’s reasonable discretion, to consolidate, confirm, vest and/or record Assignee’s full and complete ownership of the Trademarks with, for example, the U.S. Patent and Trademark Office or equivalent foreign offices, or with domain name registrars.
3.    This Assignment shall inure to the benefit of Assignee and its successors and assigns and shall be binding upon Assignor and its successors and assigns.
4.    This Assignment and any claim or controversy hereunder shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflict of laws thereof. If any provision of this Assignment shall be deemed invalid or unenforceable by any court of competent jurisdiction, then such

Exhibit H – Page 1

portion shall be deemed severed, and the remainder thereof shall be enforceable in accordance with its terms.

Exhibit H – Page 2

5.    This Assignment, together with the ASPA, contains the entire undertaking of Assignor with respect to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of Assignor and Assignee relating to the subject matter hereof. In the event of any conflict between the terms of this Assignment and the terms of the ASPA, the terms of the ASPA shall control.
[Signature page follows.]

Exhibit H – Page 3

IN WITNESS WHEREOF, Assignor has duly executed this Assignment as of the date first above-written.
[[ASSIGNOR ENTITY]]

By:__________________________
                        Name:
                        Title:

ACKNOWLEDGMENT
STATE OF                    :
: ss.
COUNTY OF                    :

____________________, being duly sworn, says that [s]he is the ___________of [[ASSIGNOR ENTITY]], a [__________], and acknowledges that [s]he did sign said instrument on behalf of [[ASSIGNOR ENTITY]] pursuant to due authority.

Sworn to and subscribed
before me this ____ day
of November, 2017.                ________________________
Notary Public
My commission expires:_______________
(SEAL)

Exhibit H – Page 4

SCHEDULE A

TRADEMARKS

COUNTRY	MARK	REG. / APP. NO.	REG. / FILING DATE	STATUS

Exhibit H – Page 5

COPYRIGHT ASSIGNMENT

THIS COPYRIGHT ASSIGNMENT (the “Assignment”) is made and entered into this third day of November, 2017 by __________________________________ (“Assignor”) in favor of Stitch Acquisition Corp., a Delaware Corporation (“Assignee”).

W I T N E S S E T H:
WHEREAS, Assignor is the sole and exclusive owner of all right, title and interest in and to the copyright registrations and applications identified in Schedule A (hereinafter the “Copyrights”);
WHEREAS, Assignor and Assignee are parties to an Asset and Securities Purchase Agreement, dated as of November __, 2017 (the “ASPA”), by and among Assignor, Assignee and the other parties listed thereto, pursuant to which Assignor agrees to assign to Assignee its title, rights and interest in and to certain assets, including the Copyrights; and
WHEREAS, Assignor and Assignee wish to document the formal assignment to Assignee of Assignor’s title, interest and rights in and to the Copyrights.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Assignor and Assignee hereby agree as follows:
1.    Assignor does hereby assign and transfer to Assignee, its successors and assigns the entire right, title and interest in and to the Copyrights and any renewals and extensions thereof, and in and to all income, royalties, damages, claims and payments now or hereafter due or payable with respect thereto, and in and to all causes of action, either in law or in equity for past, present, or future infringement based on the Copyrights, and in and to all rights corresponding to the foregoing throughout the world.
2.    Assignor shall cooperate with Assignee at Assignee’s expense in any action Assignee reasonably requests that Assignor take in order to effectuate, carry out, or fulfill Assignor’s obligations hereunder, including, without limitation, the execution of any instruments and papers that are necessary or desirable, in Assignee’s reasonable discretion, to consolidate, confirm, vest and/or record Assignee’s full and complete ownership of the Copyrights with, for example, the U.S. Copyright Office or equivalent foreign offices.
3.    This Assignment shall inure to the benefit of Assignee and its successors and assigns and shall be binding upon Assignor and its successors and assigns.
4.    This Assignment and any claim or controversy hereunder shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflict of laws thereof. If any provision of this Assignment shall be deemed invalid or unenforceable by any court of competent jurisdiction, then such

Exhibit H – Page 6

portion shall be deemed severed, and the remainder thereof shall be enforceable in accordance with its terms.
5.    This Assignment, together with the ASPA, contains the entire undertaking of Assignor with respect to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of Assignor and Assignee relating to the subject matter hereof. In the event of any conflict between the terms of this Assignment and the terms of the ASPA, the terms of the ASPA shall control.
[Signature page follows.]

Exhibit H – Page 7

IN WITNESS WHEREOF, Assignor has duly executed this Assignment as of the date first above-written.

[[ASSIGNOR ENTITY]]

By:__________________________
Name:
Title:

ACKNOWLEDGMENT
STATE OF                    :
: ss.
COUNTY OF                    :

____________________, being duly sworn, says that [s]he is the ___________of [[ASSIGNOR ENTITY]], a [__________], and acknowledges that [s]he did sign said instrument on behalf of [[ASSIGNOR ENTITY]] pursuant to due authority.

Sworn to and subscribed
before me this ____ day
of November, 2017.                ________________________
Notary Public
My commission expires:_______________
(SEAL)

Exhibit H – Page 8

SCHEDULE A

COPYRIGHTS

Name	Full Title	Copyright Number	Date

Exhibit H – Page 9

PATENT ASSIGNMENT

THIS PATENT ASSIGNMENT (the “Assignment”) is made and entered into this third day of November, 2017 by __________________________________ (“Assignor”) in favor of Stitch Acquisition Corp., a Delaware Corporation (“Assignee”).

W I T N E S S E T H:
WHEREAS, Assignor is the sole and exclusive owner of all right, title and interest in and to the patents and patent applications identified in Schedule A (hereinafter, the “Patents”);
WHEREAS, Assignor and Assignee are parties to an Asset and Securities Purchase Agreement, dated as of November __, 2017 (the “ASPA”), by and among Assignor, Assignee and the other parties listed thereto, pursuant to which Assignor agrees to assign to Assignee its title, rights and interest in and to certain assets, including the Patents; and
WHEREAS, Assignor and Assignee wish to document the formal assignment to Assignee of Assignor’s title, interest and rights in and to the Patents.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Assignor and Assignee hereby agree as follows:
1.    Assignor does hereby assign and transfer to Assignee, its successors and assigns, the entire right, title and interest in and to the Patents and to the inventions disclosed therein, including all divisions, continuations, reissues, re-examinations and extensions of the Patents, and all causes of action relating to enforcement of any of the Patents, including with respect to claims or causes of action arising from activities which precede the date of this assignment.
2.    Assignor shall cooperate with Assignee at Assignee’s expense in any action Assignee reasonably requests that Assignor take in order to effectuate, carry out, or fulfill Assignor’s obligations hereunder, including, without limitation, the execution of any instruments and papers that are necessary or desirable, in Assignee’s reasonable discretion, to consolidate, confirm, vest and/or record Assignee’s full and complete ownership of the Patents with, for example, any inventor, or with the U.S. Patent and Trademark Office or equivalent foreign offices.
3.    This Assignment shall inure to the benefit of Assignee and its successors and assigns and shall be binding upon Assignor and its successors and assigns.
4.    This Assignment and any claim or controversy hereunder shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflict of laws thereof. If any provision of this Assignment shall be deemed invalid or unenforceable by any court of competent jurisdiction, then such

Exhibit H – Page 10

portion shall be deemed severed, and the remainder thereof shall be enforceable in accordance with its terms.
5.    This Assignment, together with the ASPA, contains the entire undertaking of Assignor with respect to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of Assignor and Assignee relating to the subject matter hereof. In the event of any conflict between the terms of this Assignment and the terms of the ASPA, the terms of the ASPA shall control.
[Signature page follows.]

Exhibit H – Page 11

IN WITNESS WHEREOF, Assignor has duly executed this Assignment as of the date first above-written.
[[ASSIGNOR ENTITY]]

By:__________________________
                        Name:
                        Title:

ACKNOWLEDGMENT
STATE OF                    :
: ss.
COUNTY OF                    :

____________________, being duly sworn, says that [s]he is the ___________of [[ASSIGNOR ENTITY]], a [__________], and acknowledges that [s]he did sign said instrument on behalf of [[ASSIGNOR ENTITY]] pursuant to due authority.

Sworn to and subscribed
before me this ____ day
of November, 2017.                ________________________
Notary Public
My commission expires:_______________
(SEAL)

Exhibit H – Page 12

SCHEDULE A

PATENTS

COUNTRY	PATENT	FILING DATE	SERIAL#	PATENT#

Exhibit H – Page 13

DOMAIN NAME AND SOCIAL MEDIA TRANSFER AGREEMENT

This DOMAIN NAME AND SOCIAL MEDIA TRANSFER AGREEMENT (this “Agreement”) is made as of this third day of November, 2017, by and between __________________________ (“Assignor”) and Stitch Acquisition Corp., a Delaware Corporation (“Assignee”).
W I T N E S S E T H :
WHEREAS, Assignor is the registrant of the Internet domain names identified in Schedule A (the “Domain Names”) and has registered or controls the social media accounts identified in Schedule B (the “Social Media Assets”);
WHEREAS, Assignor and Assignee are parties to an Asset and Securities Purchase Agreement, dated as of November __, 2017 (the “ASPA”), by and among Assignor, Assignee and the other parties listed thereto, pursuant to which Assignor agrees to transfer and assign to Assignee its title, rights and interest in and to certain assets, including the Domain Names and the Social Media Assets; and
WHEREAS, Assignor and Assignee wish to document the formal transfer and assignment to Assignee of Assignor’s title, interest and rights in and to the Domain Names and the Social Media Assets.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Assignor and Assignee hereby agree as follows:
1.Assignor does hereby assign and transfer to Assignee, its successors and assigns Assignor’s entire rights, title and interest in and to the Domain Names, together with any goodwill associated therewith and symbolized thereby.
2.Assignor shall cooperate with Assignee at Assignee’s expense in any action Assignee reasonably requests that Assignor take in order to effectuate, carry out, or fulfill Assignor’s obligations hereunder, including, without limitation, the execution of any instruments and papers that are necessary or desirable, in Assignee’s reasonable discretion, to consolidate, confirm, vest and/or record Assignee’s full and complete ownership of the Domain Names with, for example, the appropriate domain name registrar, including, without limitation, electronically transferring all administrative and other rights in the Domain Names all at the expense of Assignee.

Exhibit H – Page 14

3.To the extent possible under the relevant terms of service applicable thereto, Assignor agrees to turn over control and maintenance of the Social Media Assets to Assignee, and shall provide all information, passwords, login-ins or other validators to access and take full ownership and control of the Social Media Assets. Assignor agrees to provide all reasonably requested documentation, validation or other assistance, at Assignee’s expense, as may be necessary or desirable to facilitate the transition of the control of the Social Media Assets to Assignee. In the event that the relevant terms of service prevent the transfer of control as to any or all of the Social Media Assets to Assignee, Assignor agrees to cooperate with Assignee, at Assignee’s expense, with respect to the disposition of such assets.
4.This Agreement shall inure to the benefit of Assignee and its successors and assigns and shall be binding upon Assignor and its successors and assigns.
5.This Agreement and any claim or controversy hereunder shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflict of laws thereof. If any provision of this Agreement shall be deemed invalid or unenforceable by any court of competent jurisdiction, then such portion shall be deemed severed, and the remainder thereof shall be enforceable in accordance with its terms.
6.This Agreement, together with the ASPA, contains the entire undertaking of Assignor with respect to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of Assignor and Assignee relating to the subject matter hereof. In the event of any conflict between the terms of this Agreement and the terms of the ASPA, the terms of the ASPA shall control.
[Signature pages follow.]

Exhibit H – Page 15

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

[[ASSIGNOR ENTITY]] By: Name: _____________________________ Title: ______________________________

Exhibit H – Page 16

Stitch Acquisition Corp.

By:

Name: _____________________________

Title: ______________________________

Exhibit H – Page 17

SCHEDULE A

DOMAIN NAMES

Domain Name	Expiration Date

Exhibit H – Page 18

SCHEDULE B

SOCIAL MEDIA ASSETS

[[LIST OF SOCIAL MEDIA ACCOUNTS]]

Exhibit H – Page 19

Exhibit H – Page 20

Exhibit I
Form of India Share Transfer Agreement
[See attached]

SHARE PURCHASE AGREEMENT
This share purchase agreement is executed on this day of November, 2017 by and amongst:

1.
INDIA TRIMMINGS PRIVATE LIMITED, a private company incorporated under the Companies Act, 1956 and having its registered office at 6/636 Pilliappan Palayam, Thengupalayam, Annur, Coimbatore, Tamil Nadu 641653 India (hereinafter referred to as the “Company”, which expression shall, unless repugnant to the context or meaning thereof, be deemed to include its successors and permitted assigns);

2.
PAPER MAGIC GROUP (HONG KONG) LIMITED, a company incorporated in Hong Kong, having its registered office at 31/F, 148 Electric Road, North Point, Hong Kong (hereinafter referred to as “Purchaser”, which expression shall, unless repugnant to the context or meaning thereof, be deemed to include its successors and permitted assigns); and

3.
SIMPLICITY CREATIVE GROUP INC., a Delaware corporation, having its registered office at 261, Madison Avenue, New York, NY 10016, United States of America (hereinafter referred to as “Seller”, which expression shall, unless repugnant to the context or meaning thereof, be deemed to include its successors and permitted assigns).

The Company, the Seller and the Purchaser shall collectively be referred to as the “Parties” and individually as a “Party”.
WHEREAS:

A.
The authorised share capital of the Company is INR 40,000,000 divided into 4,000,000 Equity Shares (as defined herein). The total issued, subscribed and fully paid-up share capital of the Company is INR 31,000,000 divided into 3,100,000 Equity Shares. As of the date of this Agreement, the Seller is the legal and beneficial owner of 3,099,999 Equity Shares (the “Sale Shares”) constituting 99.99% of the present issued, subscribed and fully-paid up equity share capital of the Company.

B.
The Seller has agreed to sell, and the Purchaser has agreed to purchase and acquire from the Seller, the Sale Shares, together with all rights, title and interest therein, free from all Encumbrances (as defined herein) other than Encumbrances relating to the transferability of securities under applicable securities Laws (as defined herein) (except as a result of a violation of the applicable securities Laws by the Seller) and Encumbrances created by Purchaser’s or its Affiliate(s)’ acts, on the terms and conditions set out in this Agreement. In addition, the Seller has agreed to procure the transfer of the BTL Share (as defined herein) in favour of British Trimmings Limited.

C.
The Parties are now desirous of entering into this Agreement to set forth the terms and conditions agreed between them for the sale of the Sale Shares by the Seller and purchase of the Sale Shares by the Purchaser.

NOW, THEREFORE, in consideration of the Purchase Consideration (as defined herein) and mutual covenants and agreements set forth in this Agreement, and for other good and valuable

Exhibit I – Page 1

consideration, the sufficiency of which is acknowledged by the Parties, the Parties hereby agree as follows:

1.	DEFINITIONS

1.1	In this Agreement (including the recitals above and the Schedules hereto), except where the context otherwise requires, the following words and expressions shall have the following meanings:

1.1.1
“Affiliate” means with respect to any other Person (a) any Person which, directly or indirectly, controls, is controlled by, or is under common control with such Person, and (b) any Person who is a director, officer, partner or principal of such Person or of any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by ownership of voting securities, by contract or otherwise;

1.1.2	“Agreement” means this share purchase agreement, together with the Schedules, as may be amended, modified or supplemented from time to time, in accordance with its terms;

1.1.3	“Board” means the board of directors of the Company;

1.1.4	“BTL Share” shall mean the one (1) Equity Share, jointly held by British Trimmings Limited and the Seller;

1.1.5	“Closing” means the completion of the transfer of the Sale Shares contemplated hereby;

1.1.6	“Closing Date” means the date of execution of this Agreement;

1.1.7	“Encumbrance” means any and all liens, encumbrances, charges, mortgages, pledges, security interests, hypothecations, easements, rights-of-way, encroachments or other similar encumbrances;

1.1.8	“Equity Share(s)” means the equity share(s) of the Company having par value of INR 10 per equity share;

1.1.9
“Governmental Authority” means any instrumentality, subdivision, court, tribunal, administrative agency, commission, official or other authority in the United States of America, United Kingdom or India or any other country or any state, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority, which is applicable to any of the Parties, and “Governmental Authorities” shall be construed accordingly;

Exhibit I – Page 2

1.1.10
“Laws” any law, statute, regulation, code, ordinance, rule or other requirement of any Governmental Authority. It is hereby clarified that Laws for the purpose of the Company shall mean the laws of India;

1.1.11
“Person” means any natural person, sole proprietorship, unincorporated association, unincorporated organization, firm, company, body corporate, corporation, Governmental Authority, joint venture, partnership, limited liability partnership, trust, association or other entity (whether or not having separate legal personality);

1.1.12	“Purchase Consideration” means an aggregate of United States Dollars One Million, Two Hundred and Seventy Six Thousand (USD 1,276,000), payable by the Purchaser to the Seller on Closing;

1.1.13	“Purchaser Warranties” means the representations, warranties and undertakings of the Purchaser set forth in Clause 4.3;

1.1.14	“Rs.” or “INR” means the lawful currency of the Republic of India;

1.1.15	“Seller Warranties” means the representations, warranties and undertakings of the Seller set forth in Clause 4.1; and

1.1.16	“USD” means the lawful currency of the United States of America.

2.	SALE AND PURCHASE

2.1
Subject to the terms and conditions of this Agreement, the Seller, relying upon the representations, warranties and undertakings as provided by the Purchaser under this Agreement, hereby sells to the Purchaser, and the Purchaser, relying upon the representations, warranties and undertakings as provided by the Seller under this Agreement, hereby purchases from the Seller, the Sale Shares, free and clear from all Encumbrances other than Encumbrances relating to the transferability of securities under applicable securities Laws (except as a result of a violation of the applicable securities Laws by the Seller) and Encumbrances created by Purchaser’s or its Affiliate(s)’ acts, and with all rights, title and interest now or hereafter attaching to it, for the Purchase Consideration to be paid by the Purchaser to the Seller in accordance with the terms of this Agreement.

2.2
Notwithstanding anything contained in this Agreement, to the extent that any amounts are required to be withheld by the Purchaser under the (Indian) Income-tax Act, 1961 towards withholding income tax payable to the Income-tax authorities in India, the Purchaser shall make all payments to the Seller after withholding such amounts.

2.3
The Seller hereby agrees that the Purchaser shall have fully satisfied and discharged its obligation to pay the Purchase Consideration on the Closing Date by making payments in the manner specified in this Clause 2 and Clause 3, including by withholding a portion of the Purchase Consideration for withholding income-tax and delivering to the Seller within forty five (45) days after Closing, evidence of such withholding income-tax having been

Exhibit I – Page 3

paid to the Income-tax authorities in India as prescribed under the (Indian) Income-tax Act, 1961

3.	CLOSING

3.1	The sale and purchase of the Sale Shares shall take place on the Closing Date at such place as mutually agreed between the Parties.

3.2	On the Closing Date, the following events shall take place simultaneously:

3.2.1	The Purchaser shall:

i.	remit the Purchase Consideration, less any amounts withheld for taxes in terms of Clause 2, to the bank account notified by the Seller;

ii.	arrange for, and deliver validly executed and duly stamped share transfer forms in respect of the Sale Shares to the Seller; and

iii.	arrange for, and deliver duly stamped share transfer forms in respect of the BTL Share to the Seller.

3.2.2	The Seller shall:

i.
execute the duly stamped and signed share transfer forms provided by the Purchaser in respect of the Sale Shares; and thereafter deliver such duly stamped and fully executed share transfer forms to the Company;

ii.
execute the duly stamped share transfer forms provided by the Purchaser in respect of the BTL Share and get the same executed by British Trimmings Limited; and thereafter deliver such duly stamped and fully executed share transfer forms to the Company; and

iii.	deliver to the Company, the original share certificates evidencing the Sale Shares and the BTL Share.

3.2.3	The Company shall, and the Seller shall cause the Company to, hold a meeting of its Board at which meeting appropriate resolutions shall be passed for the following:

(a)
approving and recording the transfer of: (i) the Sale Shares from the Seller to the Purchaser, and (ii) the BTL Share from the joint ownership of British Trimmings Limited and the Seller to British Trimmings Limited;

(b)
endorsing the original share certificates evidencing: (i) the Sale Shares to reflect the Purchaser as the owner of the Sale Shares, and (ii) the BTL Share to reflect British Trimmings Limited as the owner of the BTL Share;

Exhibit I – Page 4

(c)
approving change of authorised signatories of certain bank accounts maintained by the Company and revoking all authorisations and powers of attorney granted to employees of the Company prior to the Closing Date; and

(d)
authorizing necessary entries in its statutory registers (including the register of members and security holders and register of share transfers) to record the sale and purchase of: (i) the Sale Shares from the Seller to the Purchaser, and (ii) the BTL Share from British Trimmings Limited and the Seller to British Trimmings Limited.

3.2.4	The Company shall:

(a)
deliver the original share certificates in respect of: (i) the Sale Shares to the Purchaser, duly endorsed to reflect the Purchaser as the owner of the Sale Shares, (ii) the BTL Share to British Trimmings Limited, duly endorsed to reflect British Trimmings Limited as the owner of the BTL Share;

(b)	update its statutory registers as set out in Clause 3.2.3(d); and

(c)
provide the Seller with certified true copies of the updated statutory registers and the extracts of the Board resolutions set out in this Clause 3.2; provided that the Seller may retain a copy of such records for its files.

3.2.5
All transactions contemplated by this Agreement to be consummated at Closing shall be deemed to occur simultaneously and Closing shall not be deemed to have occurred and no such transaction shall be consummated unless all such transactions are consummated.

4.	REPRESENTATIONS AND WARRANTIES

4.1
Seller Warranties. The Seller hereby represents and warrants to the Purchaser in the following terms and acknowledges that the Purchaser, in entering into this Agreement, is relying on such representations and warranties:

4.1.1
the Company is duly organised and validly existing under the Laws. The Company has the power and authority to execute, deliver and perform this Agreement to which it is a party and to consummate the transactions contemplated by this Agreement;

4.1.2
the Seller has the power and capacity required under the Laws to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereunder. This Agreement has been duly and validly executed by the Seller and constitutes, upon the execution and delivery by the Seller, legal, valid and binding obligations of the Seller, enforceable against it in accordance with its respective terms, except to the extent that the enforceability thereof may be limited by: (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar

Exhibit I – Page 5

laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (b) general principles of equity;

4.1.3	the execution, delivery and performance by the Seller of this Agreement will not:

(a)	conflict with or result in any material breach or violation of any of the terms and conditions of, or constitute a default under, any agreement to which the Seller is a party;

(b)	violate any court order, judgment, injunction, award, decree or writ against, or binding upon, the Seller; or

(c)	violate any Laws by which the Seller is bound;

4.1.4
the Seller is a corporation duly organised and validly existing under the laws of its place of incorporation and is and has been a non-resident entity for the purposes of the (Indian) Foreign Exchange Management Act, 1999;

4.1.5
the Seller is the legal and beneficial owner and registered holders of the Sale Shares. All the rights attached to the Sale Shares are exclusively exercised and exercisable by the Seller. The Seller has on the Closing Date good and marketable title to the Sale Shares, free and clear of any and all Encumbrances other than Encumbrances relating to the transferability of securities under applicable securities Laws (except as a result of a violation of the applicable securities Laws by the Seller) and Encumbrances created by Purchaser’s or its Affiliate(s)’ acts, with full right and authority to sell and deliver the same to the Purchaser under this Agreement, and upon delivery of the Sale Shares as contemplated in this Agreement shall convey to the Purchaser good and marketable title to the Sale Shares free and clear of all Encumbrances other than Encumbrances relating to the transferability of securities under applicable securities Laws (except as a result of a violation of the applicable securities Laws by the Seller) and Encumbrances created by Purchaser’s or its Affiliate(s)’ acts; and

4.1.6	the Sale Shares have been duly authorized, legally and validly issued and allotted and fully paid-up.

4.2	Each of the Seller Warranties is separate and independent and will not be limited by reference to any other representations and warranties made by the Seller.

4.3
Purchaser Warranties. The Purchaser hereby represents and warrants to the Seller in the following terms and acknowledges that the Seller, in entering into this Agreement, is relying on such representations and warranties:

4.3.1	the Purchaser has full power and authority to enter into, and comply with its obligations under this Agreement and this Agreement constitutes valid and

Exhibit I – Page 6

legally binding obligations of the Purchaser enforceable in accordance with its terms. The execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorised by all necessary actions of the Purchaser;

4.3.2
this Agreement has been duly and validly executed by the Purchaser and constitutes, upon the execution and delivery by the Purchaser, legal, valid and binding obligations of the Purchaser, enforceable against it in accordance with its respective terms, except to the extent that the enforceability thereof may be limited by: (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (b) general principles of equity;

4.3.3	the execution, delivery and performance by the Purchaser of this Agreement will not:

(d)	conflict with or result in any material breach or violation of any of the terms and conditions of, or constitute a default under, any agreement to which the Purchaser is a party;

(e)	violate any court order, judgment, injunction, award, decree or writ against, or binding upon, the Purchaser; or

(f)	violate any Laws by which the Purchaser is bound; and

4.3.4
The Purchaser is a corporation duly organised and validly existing under the laws of its place of incorporation and is and has been a non-resident entity for the purposes of the (Indian) Foreign Exchange Management Act, 1999.

4.4	Each of the Purchaser Warranties is separate and independent and will not be limited by reference to any other representations and warranties made by the Purchaser.

5.	NOTICES
Unless otherwise stated, all notices, approvals, instructions, demand and other communication given or made under this Agreement shall be in writing and may be given by electronic mail, facsimile, by personal delivery or by sending the same by pre-paid registered mail addressed to the relevant Party at its address stated or fax number set out below (or such other address or fax number as the addressee has by five (5) days’ prior written notice specified to the other Parties)

Seller and Company

c/o Wilton Properties Inc.
535 E. Diehl Road, Suite 300

Exhibit I – Page 7

Naperville, IL 60563
Attention: General Counsel
Telephone: (630) 810-2695
Facsimile: (630) 810-2714
E-mail: aseverts@wilton.com
With a copy (which shall not constitute notice) to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention: Ariel J. Deckelbaum, Esq.
Telephone: (212) 373-3546
Facsimile: (212) 757-3990
Email: ajdeckelbaum@paulweiss.com
Purchaser:

c/o CSS Industries, Inc.
450 Plymouth Road, Suite 300
Plymouth Meeting, PA 19462
Attention: William G. Kiesling
Telephone: (610) 729-3743
Facsimile: (610) 729-3958
Email: bill.kiesling@cssindustries.com

With a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19101
Attention: Justin W. Chairman
Telephone: (215) 963-5061
Facsimile (215) 963-5001
Email: justin.chairman@morganlewis.com

6.	GOVERNING LAW AND DISPUTE RESOLUTION

6.1
This Agreement and any claim or controversy hereunder shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflict of laws thereof.

6.2
Any legal action, suit or proceeding arising out of or relating to this Agreement may only be instituted in any state or federal court in the State of Delaware, and each Party waives any objection which such Party may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding.

Exhibit I – Page 8

6.3	WAIVER OF JURY TRIAL

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

7.	MISCELLANEOUS

7.1	No Partnership. Neither the Purchaser nor the Seller shall act as agents of each other or have any authority to act for or to bind each other, except as provided in this Agreement.

7.2
Waiver. No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by the Parties hereto. No waiver shall be valid unless given in writing by the Party or Parties from whom such waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any of the Parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

7.3
Independent Rights. Each of the rights of the Parties hereto under this Agreement are independent, cumulative and without prejudice to all other rights available to them, and the exercise or non-exercise of any such rights shall not prejudice or constitute a waiver of any other right of the Party, whether under this Agreement or otherwise.

7.4
Severability. Each and every obligation under this Agreement shall be treated as a separate obligation and shall be severally enforceable as such and in the event of any obligation or obligations being or becoming unenforceable in whole or in part. To the extent that any provision or provisions of this Agreement are unenforceable such provision or provisions shall be deemed to be deleted from this Agreement and any such deletion shall not affect the enforceability of the remainder of this Agreement not so deleted provided the fundamental terms of the Agreement are not altered.

Exhibit I – Page 9

7.5
Assignment. The Parties shall not be entitled to assign any of their rights or obligations under this Agreement to a third party, whether voluntarily or by operation of law, without the prior written consent of the other Parties.

7.6
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument and any Party may execute this Agreement by signing any one or more of such originals or counterparts. Delivery of an executed counterpart of the signature page to the Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of the Agreement.

7.7	Amendments. This Agreement may be amended only by an instrument in writing signed by duly authorised representatives of each of the Parties.

[Remainder of this page is intentionally left blank. Signature page follows.]

Exhibit I – Page 10

Signature page to the share purchase agreement dated November 2017 by and between India Trimmings Private Limited, Paper Magic Group (Hong Kong) Limited and Simplicity Creative Group Inc.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement on the day and year first above written.
THE COMPANY

Signed and delivered for and on behalf of
INDIA TRIMMINGS PRIVATE LIMITED

___________________________
By:

Title: Director

THE PURCHASER

Signed and delivered for and on behalf of
PAPER MAGIC GROUP (HONG KONG) LIMITED

___________________________
By:

Title:

Exhibit I – Page 11

Signature page to the share purchase agreement dated November 2017 by and between India Trimmings Private Limited, Paper Magic Group (Hong Kong) Limited and Simplicity Creative Group Inc.

THE SELLER
Signed and delivered for and on behalf of
SIMPLICITY CREATIVE GROUP INC.

___________________________
By:

Title:

Exhibit I – Page 12

Exhibit J
Form of Software License Agreement
[See attached]

INTELLECTUAL PROPERTY LICENSE AGREEMENT
THIS INTELLECTUAL PROPERTY LICENSE AGREEMENT (the “Agreement”) is made and entered into as of November 3, 2017 (the “Effective Date”), by and between Wilton Brands LLC, a Delaware limited liability company (the “Licensor”), and Stitch Acquisition Corp., a Delaware corporation (the “Licensee”). Licensor and Licensee are sometimes collectively referred to herein as the “Parties” and individually referred to herein as a “Party”.
WHEREAS, pursuant to that certain Asset and Securities Purchase Agreement, dated as of the Effective Date (the “Purchase Agreement”), by and among (a) Dimensions Crafts LLC, a Delaware limited liability company (“Dimensions Crafts”), Simplicity Creative Group, Inc., a Delaware corporation (“Simplicity Creative”), Simplicity Pattern Co. Inc., a Delaware corporation (“Simplicity Pattern”), Lending Textile Co., Inc., a Pennsylvania corporation (“Lending Textile”), Wilton Asia Limited, a company organized under the laws of Hong Kong (“Wilton Asia”), Wm. Wright Co., a Delaware corporation (“WM Wright” and, together with Dimensions Crafts, Simplicity Creative, Simplicity Pattern, Lending Textile and Wilton Asia, the “Sellers”), Wilton Properties Inc., a Delaware corporation, and (b) Paper Magic Group (Hong Kong) Limited, a Hong Kong limited company, McCall Pattern Service Pty Limited, an Australia limited company and McCall Pattern Company Limited, a United Kingdom limited company (collectively, the “Foreign Buyers”), Licensee (together with the Foreign Buyers, the “Buyers”) and, solely for purposes of Section 7.4 and Article 9 thereof, CSS Industries, Inc., a Delaware corporation, the Buyers have, effective as of the Effective Date, among other transactions, purchased from the Sellers the equity interests and the assets described more fully therein;
WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, Licensor and Licensee have entered into that certain Transition Services Agreement, dated as of the Effective Date (as amended, modified, restated, supplemented or otherwise modified from time to time, the “TSA”), pursuant to which Licensor has agreed to provide Buyer with certain transition services; and
WHEREAS, in connection with the transactions contemplated by the Purchase Agreement and the TSA, Licensee desires to obtain from Licensor, and Licensor desires to grant to Licensee, licensed rights in and to certain intellectual property and other proprietary rights as further provided for herein.
NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS

Exhibit J - Page 1

Section 1.1    For the purposes of this Agreement, the terms set forth below shall have the following meanings:
“Change of Control” means any transaction or series of related transactions (whether by way of share or asset sale (including any public offering of shares), merger, consolidation, combination, recapitalization, or reorganization, by operation of law or otherwise) (other than the Transactions): (a) after which the holders of voting equity securities of Licensee immediately prior to such transaction(s) no longer directly or indirectly (i) beneficially own fifty percent (50%) or more of the voting equity securities of the surviving entity in such transaction(s), or (ii) have the right to appoint the majority of the directors of the surviving entity in such transaction(s); or (b) that results in the sale of all or substantially all of the business or assets of Licensee to another person or entity.
“Contractor” means, with respect to a Party, any Person (including original equipment manufacturers and distributors) engaged by such Party or any of its Affiliates to perform a service for or on behalf of such Party or such Party’s Affiliate.
“Improvement” means any improvement, enhancement, modification, derivative work or upgrade to the Licensed Software after the Effective Date, including all intellectual property rights therein.
“Infringement” means any direct or indirect infringement, including contributory infringement, induced infringement, secondary liability, implied infringement and vicarious infringement.
“Licensed Software” means the Software consisting of custom programs augmenting functionality in the JD Edwards, Logistics Pro and Demantra systems to support required business needs that (i) was created by Licensor prior to the Effective Date and (ii) is owned or controlled by Licensor or any of its Affiliates as of the Effective Date, and is contained on the compact disc or other tangible material delivered by Licensor pursuant to Section 2.4.
“Software” means computer software programs, including all source code, object code, specifications, designs and documentation related thereto.
Section 1.2    Capitalized terms used herein but not defined herein shall have the respective meanings assigned to such terms in the TSA, and capitalized terms used herein but not defined herein or in the TSA shall have the respective meanings assigned to such terms in the Purchase Agreement.

ARTICLE II
GRANT OF RIGHTS

Exhibit J - Page 2

Section 2.1    Licensed Rights.
(a)    Subject to Section 2.4, Licensor hereby grants to Licensee a perpetual (subject to Section 4.1), non-exclusive, royalty-free, fully-paid up, worldwide right and license to use, copy, modify and create Improvements, including derivative works, of and otherwise exploit the Licensed Software, solely in connection with Licensee’s or its Affiliates’ internal purposes.
(b)    The licensed rights granted to Licensee in this Section 2.1 include the right to perform any activity that, in the absence of such license, would constitute an Infringement.
Section 2.2    Right to Sublicense. The license granted in Section 2.1 to Licensee: (a) includes the right to grant sublicenses to Licensee’s (i) Affiliates and, (ii) solely for Licensee’s internal business purposes, Contractors; and (b) does not include the right of sublicensees to grant further sublicenses.
Section 2.3    Ownership of Improvements. As between the Parties, all right, title and interest in or to all Improvements made by or on behalf of such Party, together with all intellectual property and other proprietary rights arising therefrom, shall be owned solely and exclusively by the developing Party. Upon request, each Party shall provide the other Party with assistance as may be reasonably necessary to perfect, confirm, or register such Party’s rights to any Improvements in accordance with this Section 2.3.
Section 2.4    Delivery of Licensed Software. On or about the date hereof, Licensor shall provide the most recent copy used by Licensor of all Licensed Software (in source code format), on compact disc or other tangible material mutually agreed to by the Parties, to Licensee by delivery to Licensee.
ARTICLE III
REPRESENTATIONS AND LIABILITIES
Section 3.1    Representations and Warranties. Each Party hereby represents and warrants to the other Party that: (a) it is duly organized and validly existing under the Laws of its state of organization; (b) it has all requisite power and authority to execute, deliver and perform its obligations under this Agreement; (c) its execution and performance of this Agreement does not and shall not violate any applicable Law, rule, regulation or judicial order, or violate any contractual obligations which it may have with any third party; and (d) it shall comply with all Laws applicable to its exercise of rights and performance of obligations hereunder. Licensor further represents and warrants to Licensee that it has all rights necessary to make the grants set forth in ARTICLE II hereof.
Section 3.2    No other Representations or Warranties. Licensee hereby acknowledges and agrees that the Licensed Software is licensed to Licensee by Licensor solely on an “as is, where is” basis. THE LICENSED SOFTWARE IS PROVIDED BY LICENSOR WITH ALL FAULTS, AND THE ENTIRE RISK AS TO THE

Exhibit J - Page 3

SATISFACTORY QUALITY, PERFORMANCE, ACCURACY, AND EFFORT THEREOF IS WITH LICENSEE. LICENSOR DISCLAIMS ALL IMPLIED WARRANTIES WITH RESPECT TO THE LICENSED SOFTWARE, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. LICENSEE ACKNOWLEDGES AND AGREES THAT NEITHER LICENSOR NOR ANY OF ITS AFFILIATES SHALL BE RESPONSIBLE FOR ANY WORK PERFORMED OR SOFTWARE OR HARDWARE PROVIDED BY LICENSEE, ANY OF LICENSEE’S SUBLICENSEES OR ANY OTHER PERSON. LICENSOR AND ITS AFFILIATES SHALL NOT BE RESPONSIBLE OR LIABLE FOR ANY LOSS OR DAMAGE RESULTING FROM ANY USE OF THE LICENSED SOFTWARE BY LICENSEE, ANY OF LICENSEE’S SUBLICENSEES OR ANY OTHER PERSON.
ARTICLE IV
TERM AND TERMINATION
Section 4.1    Term. This Agreement and the rights and licenses granted and retained hereunder will become effective on the Effective Date, and will continue perpetually thereafter unless and until terminated pursuant to Section 4.2 hereof.
Section 4.2    Termination. Licensor may terminate this Agreement, in whole or in part, upon the occurrence of any of the following:
(a)    a material breach of this Agreement by Licensee that is not cured to Licensor’s satisfaction within sixty (60) days after Licensor provides notice to Licensee specifying the nature of the material breach; provided, that the Parties shall work together in good faith to remedy any such material breach during such sixty (60) day period; or
(b)    Licensee is unable to pay its debts when due, makes an assignment for the benefit of creditors, files a petition under the bankruptcy or insolvency laws of any jurisdiction, appoints, or has appointed, a receiver or trustee for its business or property, or is adjudicated bankrupt or insolvent.
Section 4.3    Survival. The provisions of ARTICLE I (Definitions), Section 2.3 (Ownership of Improvements), ARTICLE III (Representations and Liabilities), ARTICLE IV (Term), ARTICLE V (Miscellaneous) and the Parties’ respective obligations thereunder shall survive any termination of this Agreement pursuant to Section 4.1(a).
ARTICLE V
MISCELLANEOUS

Exhibit J - Page 4

Section 5.1    Reservation of Rights. Notwithstanding the terms and conditions of the Purchase Agreement, the TSA, or anything contrary herein, the Parties acknowledge and agree that Licensor is not granting to Licensee any ownership or similar rights to any intellectual property or other proprietary rights owned, licensed to or controlled by Licensor, any of its Affiliates or any other Person.
Section 5.2    Expenses. Except as expressly provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such costs and expenses.
Section 5.3    Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.
Section 5.4    Entire Agreement. This Agreement, together with the Purchase Agreement and the TSA, including all schedules and exhibits hereto and thereto, contain all of the terms, conditions and representations and warranties agreed upon or made by the Parties relating to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the Parties or their representatives, oral or written, respecting such subject matter. In the event of a conflict between this Agreement and the Purchase Agreement, the terms of the Purchase Agreement shall govern.
Section 5.5    Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties.
Section 5.6    Notices. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given and made (a) if in writing and served by personal delivery upon the party for whom it is intended, (b) if delivered by facsimile or electronic mail with receipt confirmed (including by receipt of confirmatory electronic mail from recipient), or (c) if delivered by certified mail, registered mail, courier service, return-receipt received to the party at the address set forth below, with copies sent to the Persons indicated:

If to Licensor:

Wilton Brands LLC
535 E. Diehl Road, Suite 300
Naperville, IL 60563
Attention: General Counsel
Telephone: (630) 810-2695
Facsimile: (630) 810-2714
E-mail: aseverts@wilton.com

With a copy (which shall not constitute notice) to:

Exhibit J - Page 5

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention: Ariel J. Deckelbaum, Esq.
Telephone: (212) 373-3546
Facsimile: (212) 757-3990
E-mail: ajdeckelbaum@paulweiss.com

If to Licensee:
Stitch Acquisition Corp.
c/o CSS Industries, Inc.
450 Plymouth Road, Suite 300
Plymouth Meeting, PA 19462
Attention: William G. Kiesling
Telephone: (610) 729-3743
Facsimile: (610) 729-3958
Email: bill.kiesling@cssindustries.com

With a copy (which shall not constitute notice) to:
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19101
Attention: Justin W. Chairman
Telephone: (215) 963-5061
Facsimile (215) 963-5001
Email: justin.chairman@morganlewis.com

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 5.7.
Section 5.7    Waiver. Waiver of any term or condition of this Agreement by any Party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

Exhibit J - Page 6

Section 5.8    Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their permitted successors and assigns. Licensee may not assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of Licensor, which Licensor may withhold in its absolute discretion; provided, however, that Licensee may, without consent, assign or delegate this Agreement (by operation of law or otherwise) to an Affiliate of Licensee, upon written notice to Licensor. Any Change of Control of Licensee shall be deemed an assignment of this Agreement which shall require Licensor’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Any purported assignment in violation of this Section 5.9 shall be void.
Section 5.9    No Third Party Beneficiary. Nothing in this Agreement shall confer any rights, remedies or claims upon any Person or entity not a Party or a permitted assignee of a Party to this Agreement
Section 5.10    Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument. Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories.
Section 5.11    Governing Law; Jurisdiction and Venue. This Agreement and any claim or controversy hereunder shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to the principles of conflict of laws thereof. Any legal action, suit or proceeding arising out of or relating to this Agreement may only be instituted in any state or federal court in the State of Delaware, and each Party waives any objection which it may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding.
Section 5.12    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Exhibit J - Page 7

Section 5.13    Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party hereto. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner so that the Transactions may be consummated as originally contemplated to the fullest extent possible.
Section 5.14    Confidentiality. The terms and conditions of this Agreement shall be deemed confidential and may not be disclosed by Licensee to any third party without the prior written consent of Licensor or as may be required by Law or to report to Licensee’s legal and financial advisors or to fulfill Licensee’s obligations under this Agreement, the Purchase Agreement or the TSA.
Section 5.15    Usage. Unless the express context otherwise requires: (a) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa; (c) references herein to a specific Section or Schedule shall refer, respectively, to Sections or Schedules of this Agreement; (d) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (e) the word “or” shall not be exclusive; (f) references to “written” or “in writing” include in electronic form; (g) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause is intended to authorize any assignment or transfer not otherwise permitted by this Agreement; (h) any reference to “days” shall mean calendar days unless Business Days are expressly specified; (i) references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, restated, supplemented or modified from time to time in accordance with the terms thereof; (j) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (k) references herein to any Law means such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; and (l) references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

[Signature Pages Follows]

Exhibit J - Page 8

IN WITNESS WHEREOF, the Parties hereto have signed and executed this Agreement on the date first above mentioned.
LICENSOR:
WILTON BRANDS LLC

By:	Name: Title:

Exhibit J - Page 9

LICENSEE:
STITCH ACQUISITION CORP.

By:	Name: Title:

Exhibit J - Page 10

Exhibit K
Form of Trademark License Agreement
[See attached]

TRADEMARK LICENSE AGREEMENT
This TRADEMARK LICENSE AGREEMENT (this “Agreement”), is made and entered into as of November 3, 2017 (the “Effective Date”), by and between Wilton Industries, Inc., a Delaware corporation (“Licensor”), and Stitch Acquisition Corp., a Delaware corporation (“Licensee”) (each, a “Party” and collectively, the “Parties”).
W I T N E S S E T H:
WHEREAS, pursuant to that certain Asset and Securities Purchase Agreement, dated as of the Effective Date (the “Purchase Agreement”), by and among (a) Dimensions Crafts LLC, a Delaware limited liability company (“Dimensions Crafts”), Simplicity Creative Group, Inc., a Delaware corporation (“Simplicity Creative”), Simplicity Pattern Co. Inc., a Delaware corporation (“Simplicity Pattern”), Lending Textile Co., Inc., a Pennsylvania corporation (“Lending Textile”), Wilton Asia Limited, a company organized under the laws of Hong Kong (“Wilton Asia”), Wm. Wright Co., a Delaware corporation (“WM Wright” and, together with Dimensions Crafts, Simplicity Creative, Simplicity Pattern, Lending Textile and Wilton Asia, the “Sellers”), Wilton Properties Inc., a Delaware corporation, and (b) Paper Magic Group (Hong Kong) Limited, a Hong Kong limited company, McCall Pattern Service Pty Limited, an Australia limited company and McCall Pattern Company Limited, a United Kingdom limited company (collectively, the “Foreign Buyers”), Licensee (together with the Foreign Buyers, the “Buyers”) and, solely for purposes of Section 7.4 and Article 9 thereof, CSS Industries, Inc., a Delaware corporation, the Buyers have, effective as of the Effective Date, among other transactions, purchased from the Sellers the equity interests and the assets described more fully therein;
WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, Licensor has agreed to grant to Licensee a license to use the Licensed Trademarks in connection with the Licensed Products, subject to the terms and conditions of this Agreement; and
WHEREAS, capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement.
NOW THEREFORE, in consideration of the foregoing, in reliance upon the respective covenants, agreements, representations and warranties of the Parties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be bound legally, hereby agree as follows:
Article I
DEFINITIONS
As used herein, the following terms shall have the meanings ascribed to them below:

Exhibit K – Page 1

“Business” means the business of manufacturing, marketing or selling, in each case anywhere in the world where the Sellers or Company Subsidiaries operate, (i) sewing patterns, (ii) sewing tools, (iii) needlecraft products, (iv) quilting tools, (v) knitting tools, (vi)  tapes, trim and ribbon, (vii) tools for crocheting, (viii) kits relating to the clauses (i)—(vi), (ix) educational programs relating to clauses (i)—(viii), (x) paint by number kits, (xi) stamp and ink kits, (xii) craft beads and bead kits, (xiii) tie backs, tassels, fringe and cord used in the home decorating markets, (xiv) wedding and baby products sold by the Sellers and Foreign Subsidiaries as of the Closing Date and (xv) private label products primarily relating to the foregoing clauses (i) through (xiv) sold by the Sellers and Foreign Subsidiaries as of the Closing Date.
“Change of Control” means any transaction or series of related transactions (whether by way of share or asset sale (including any public offering of shares), merger, consolidation, combination, recapitalization, or reorganization, by operation of law or otherwise) (other than the Transactions): (a) after which the holders of voting equity securities of Licensee immediately prior to such transaction(s) no longer directly or indirectly (i) beneficially own fifty percent (50%) or more of the voting equity securities of the surviving entity in such transaction(s), or (ii) have the right to appoint the majority of the directors of the surviving entity in such transaction(s); or (b) that results in the sale of all or substantially all of the business or assets of Licensee to another person or entity.
“Licensed Products” means the following products: (a) sewing patterns, (b) sewing tools, (c) needlecraft products, (d) quilting tools, (e) knitting tools, (f) tapes, trim and ribbon, (g) tools for crocheting, (h) kits relating to the clauses (a) – (g), and (i) any components or ancillary parts of any of the foregoing products in clauses (a) – (h). Upon Licensee’s written request, any other product primarily related to the Business (but excluding private label products) not otherwise enumerated herein may be added as a Licensed Product (a “New Licensed Product”), subject to Licensor’s prior written approval, such approval not to be unreasonably delayed or withheld; provided, that it is understood that the use of the Licensed Trademarks in connection with any such New Licensed Products may be approved solely on a non-exclusive basis.
“Licensed Trademarks” means the trademark registrations and applications set forth on Schedule A hereto.
Article II
GRANT OF LICENSE
2.1.    Grant of License. Subject to the terms and provisions set forth in this Agreement, Licensor hereby grants to Licensee, and Licensee hereby accepts from Licensor, an exclusive (subject to Section 2.2(a)), perpetual (subject to Section 6.2), worldwide, non-transferable (except as permitted by Sections 2.3 and 9.7), royalty-free, fully-paid right and license to use the Licensed Trademarks in connection with the manufacture, advertising, promotion and sale of the Licensed Products and services necessary for such manufacture, advertising, promotion and sale of the Licensed Products.

Exhibit K – Page 2

2.2.    Usage Restrictions.
(a)    Licensee acknowledges that Licensor reserves the right to use any trademarks that include the phrase “I Taught Myself”, alone or in combination with any other words or designs, in connection with any and all products, other than the Licensed Products, and any and all services necessary for the manufacture, advertising, promotion and sale of such products.
(b)    Licensee shall not pledge, hypothecate, convey, grant or attempt to grant a security interest in, or otherwise encumber, the Licensed Trademarks or record, directly or indirectly, any such security interest or encumbrance against any application or registration regarding the Licensed Trademarks in the United States Patent and Trademark Office or elsewhere.
2.3.    Sublicenses. Licensee shall have the right to sublicense the rights granted to Licensee under Section 2.1 solely as necessary to manufacture the Licensed Products (any sublicensee, a “Permitted Sublicensee”); provided, however, that Licensee: (a) shall remain responsible for any such Permitted Sublicensee’s performance, including such Permitted Sublicensee’s compliance with the quality control provisions and other restrictions on Licensee set forth herein; and (b) Licensor shall be deemed a third party beneficiary of any such sublicense with the right to enforce the terms and conditions of this Agreement against such Permitted Sublicensee.
2.4.    Reservation of Rights. All rights not expressly granted herein are reserved by Licensor. Without limiting the foregoing, Licensee shall have no right to use any other trademark or intellectual property of Licensor or its Affiliates except as may be granted pursuant to a separate, written agreement.
Article III
QUALITY CONTROL
3.1.    Preservation of Quality. Licensee agrees that Licensor has a reputation for high quality products and services and that all of Licensee’s uses of the Licensed Trademarks, and all Licensed Products offered by or on behalf of Licensee, shall comply with all applicable Laws, industry regulations and with Licensor’s own quality standards and, in any event, shall be of a quality at least as high as those standards and reputation for quality of those comparable products being offered under the Licensed Trademarks as of the Effective Date, unless otherwise approved or directed by Licensor in writing.
3.2.    Samples. For the purpose of verifying compliance with Section 3.1, Licensee shall (a) seek Licensor’s prior written approval for any proposed uses of the Licensed Trademarks that are not qualitatively similar to the manner of use of the Licensed Trademarks by Licensor and its Affiliates as of the Effective Date (the “New Uses”), and (b) upon the written request of Licensor, provide or make available to Licensor reasonable quantities of representative samples of the Licensed Products, marketing and promotional

Exhibit K – Page 3

materials bearing the Licensed Trademarks and any other further information reasonably requested by Licensor for that purpose (the “Samples”). Licensor shall provide its approval, communicate its disapproval or request changes to be made to the New Uses or the Licensed Products and other materials represented by the Samples within ten (10) Business Days of submission by Licensee. If Licensor does not communicate its approval, disapproval or requests for changes to Licensee within ten (10) Business Days, (i) Licensee’s submission of New Uses or Samples, as applicable, shall be deemed disapproved, and (ii) Licensee may provide Licensor written notice of Licensor’s failure to respond (a “Reminder Notice”). If Licensor subsequently does not communicate its approval, disapproval or request for changes to Licensee within five (5) Business Days of receipt of such Reminder Notice, Licensee’s submission of New Uses or Samples, as applicable, shall be deemed approved. For the avoidance of doubt, the approval procedures set forth in this Section 3.2 shall not apply with respect to requests for New Licensed Products.
3.3.    Cessation of Injurious Activity. If Licensor determines, in its reasonable judgment, that any use of a Licensed Trademark in connection with a Licensed Product, service, advertising or promotional program or material used or planned to be used by Licensee is or would be directly or indirectly injurious or prejudicial to, or would reasonably be expected to tarnish the image of or disparage, the Licensed Trademarks or Licensor’s rights thereto, or otherwise does not meet the standards described in Section 3.1 (an “Injurious Activity”), then Licensee shall cease such Injurious Activity within a reasonable period of time following the receipt of notice from Licensor. Licensee acknowledges that its failure to adhere to the quality standards as required by this Agreement in any material respect is a material breach of this Agreement and shall, in addition to any other remedies and termination rights, entitle Licensor to injunctive relief against Licensee and other equitable remedies as contemplated in Section 9.12. Licensor hereby acknowledges that uses of the Licensed Trademarks that are qualitatively similar to the manner of use of the Licensed Trademarks by Licensor and its Affiliates as of the Effective Date shall be deemed to meet the standards described in Section 3.1 and shall not constitute an Injurious Activity under this Section 3.3.
Article IV
OWNERSHIP; prosecution and enforcement
4.1.    Ownership. Licensee acknowledges and agrees that: (a) except for the licensed rights granted herein, as between the Parties, Licensor is the exclusive owner of all right, title and interest in and to the Licensed Trademarks and the “I Taught Myself” trademark, and all such right, title and interest shall remain exclusively with Licensor; (b) Licensee shall not acquire any ownership rights to any of the Licensed Trademarks or the “I Taught Myself” trademark by virtue of this Agreement or otherwise; (c) all uses by Licensee of the Licensed Trademarks and all goodwill and improved reputation generated thereby shall inure solely to the benefit of Licensor; and (d) Licensee will execute all documents reasonably requested by Licensor to evidence such ownership rights. Licensee shall not: (i) use, adopt or file applications in any jurisdiction to register any trademarks that consist of, in whole or part, or are confusingly similar to, or are derivations or variations of,

Exhibit K – Page 4

any of the Licensed Trademarks, including, for the avoidance of doubt, any such trademarks that use or incorporate the phrase “I Taught Myself”, whether alone or in combination with other words or phrases, other than use of the Licensed Trademarks in connection with the Licensed Products as permitted hereunder; or (ii) directly or indirectly contest, challenge or otherwise make any claim or take any action adverse to Licensor’s ownership of or interest in, or the validity of, the Licensed Trademarks, the “I Taught Myself” trademark or any other trademarks owned by Licensor or any of its Affiliates, or assist third parties in doing so.
4.2.    Prosecution and Maintenance. Licensor shall prosecute, obtain, maintain, renew and protect applications and registrations for the Licensed Trademarks in existence as of the Effective Date, as Licensor, in its good faith business judgment, deems necessary and appropriate; provided, that Licensor shall maintain the registrations for the Licensed Trademarks in existence as of the Effective Date (subject to applicable Law). Licensee shall, upon Licensor’s request and at Licensor’s expense, cooperate and provide assistance in connection with such prosecution and maintenance, including by supplying specimens and other samples of use of the Licensed Trademarks. Licensor shall, at Licensee’s expense, file, prosecute, and maintain (or shall permit Licensee to do so in Licensor’s name) new applications for the Licensed Trademarks as reasonably requested by Licensee.
4.3.    Enforcement.
(a)    Each Party shall promptly notify the other Party in writing and provide all relevant background facts and information upon becoming aware of: (i) any use of, application for or registration of, any trademark that does or is reasonably likely to conflict with any of the Licensed Trademarks; (ii) any actual or alleged misuse or infringement of the Licensed Trademarks by a third party; or (iii) any other lawsuit, action, legal proceeding, claim or demand concerning the Licensed Trademarks (each, a “Conflicting Use”).
(b)    Following notice of a Conflicting Use pursuant to Section 4.3(a), Licensor shall have the initial right, but not the obligation, to (i) determine what, if any, actions should be taken on account of any Conflicting Use, and (ii) take action against any third party in the courts, administrative agencies or otherwise, at Licensor’s cost and expense, to enforce and defend the Licensed Trademarks, including to prevent or terminate misuse, infringement, dilution, misappropriation, imitation or illegal use of the Licensed Trademarks, and including by settling disputes regarding such Licensed Trademarks on any terms not inconsistent with this Agreement, or in any manner that would limit the rights granted to Licensee under this Agreement, at Licensor’s discretion, taking into account the reasonable recommendations of Licensee (each, a “Licensor Enforcement Action”). Licensor shall notify Licensee of its decision as to whether or not to take a Licensor Enforcement Action within thirty (30) days following notice of a Conflicting Use pursuant to Section 4.3(a).
(c)    In the event that Licensor notifies Licensee of its intent not to take a Licensor Enforcement Action pursuant to Section 4.3(b), or in the event that Licensor fails

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to notify Licensee of its intentions within the applicable thirty (30) day period pursuant to Section 4.3(b), Licensee shall have the right, but not the obligation, to (i) determine what, if any, actions should be taken on account of any Conflicting Use, and (ii) take action against any third party in the courts, administrative agencies or otherwise, in Licensor’s name, if required, at Licensee’s cost and expense, to enforce and defend the Licensed Trademarks, including to prevent or terminate misuse, infringement, dilution, misappropriation, imitation or illegal use of the Licensed Trademarks, at Licensee’s discretion, taking into account the reasonable recommendations of Licensor (each, a “Licensee Enforcement Action”); provided, that Licensee may not, without Licensor’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), (x) settle any dispute regarding such Licensed Trademarks or (y) take any Licensee Enforcement Action that would in any manner limit, impair or otherwise impact Licensor’s rights in the “I Taught Myself” trademarks or any trademarks confusingly similar thereto.
(d)    Each Party shall reasonably cooperate with the other Party in any action, suit or proceeding undertaken under this Section 4.3 (including by executing, filing and delivering all documents and evidence reasonably requested by the other Party) and shall lend its name to such action, suit or proceeding if reasonably requested by the other Party or required by Law. All reasonable and documented out-of-pocket expenses incurred by Licensee in connection with a Licensor Enforcement Action shall be reimbursed by Licensor. All reasonable and documented out-of-pocket expenses incurred by Licensor in connection with a Licensee Enforcement Action shall be reimbursed by Licensee.
(e)    Any award, settlement, damages or recovery obtained from any Licensor Enforcement Action contemplated under this Section 4.3 shall be retained by Licensor. Any award, settlement, damages or recovery obtained from any Licensee Enforcement Action contemplated under this Section 4.3 shall be retained by Licensee.
Article V
TRADEMARK NOTICES AND USAGE
5.1.    Notices. Licensee shall use such trademark notices as shall be reasonably required by Licensor in connection with Licensee’s use of the Licensed Trademarks, including the use of such notices on Licensed Products and other materials. Notwithstanding anything to the contrary herein, Licensee shall apply to the applicable Licensed Products and other materials such notices and identifications as are required by applicable law.
5.2.    Usage. Licensee agrees not to: (a) use the Licensed Trademarks in a descriptive or generic manner so as to undermine the validity or enforceability of such Licensed Trademarks; (b) use distinctive features of any Licensed Trademarks (including the phrase “I Taught Myself”) separate and apart from such Licensed Trademarks in a manner that would be confusingly similar to, or disparaging or dilutive of, the Licensed Trademarks; (c) combine any Licensed Trademarks with any third-party trademark; (d) use any Licensed Trademarks in conjunction with any third-party trademark so as to create an association with such third-party trademark; or (e) intentionally tarnish, dilute, disparage or harm the

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goodwill associated with the Licensed Trademarks or take any action which it knows, or has reason to know, would injure the image or reputation of the Licensed Trademarks, including advertising in any way which could reasonably be determined to damage the goodwill of the Licensed Trademarks.
Article VI
TERM AND TERMINATION
6.1.    Term. The term of this Agreement will commence on the Effective Date and will continue in perpetuity, unless and until terminated pursuant to Section 6.2 hereof.
6.2.    Termination. Licensor may terminate this Agreement, in whole or in part, upon the occurrence of any of the following:
(a)    a material breach of this Agreement by Licensee that is not cured to Licensor’s satisfaction within sixty (60) days after Licensor provides notice to Licensee specifying the nature of the material breach; provided, that the Parties shall work together in good faith to remedy any such material breach during such sixty (60) day period; or
(b)    Licensee is unable to pay its debts when due, makes an assignment for the benefit of creditors, files a petition under the bankruptcy or insolvency laws of any jurisdiction, appoints, or has appointed, a receiver or trustee for its business or property, or is adjudicated bankrupt or insolvent.
6.3.    Effect of Termination. Upon termination of this Agreement for any reason, subject to Section 6.4: (a) all rights granted to Licensee hereunder shall immediately cease and revert to Licensor; (b) Licensee shall immediately discontinue all use of the Licensed Trademarks; and (c) Licensee shall promptly return, remove or securely destroy (as requested by Licensor) all instances of the Licensed Trademarks from all Licensed Products, displays and digital or printed materials in Licensee’s ownership, possession or reasonable control; provided, that this Section 6.3 shall not obligate or require Licensee to recall, remove, alter, revise or obliterate the Licensed Trademarks from (x) any archival materials or documents or materials that are not consumer-facing or (y) any Licensed Products distributed, sold, or disseminated in accordance with this Agreement prior to its termination.
6.4.    Sell-Off Period. Upon termination of this Agreement for any reason, Licensee shall have the non-exclusive right, for a period of ninety (90) days following such termination, to market and sell all inventory of the Licensed Products bearing the Licensed Trademarks in existence as of the termination date.
6.5.    Survival. The duties and obligations of the Parties under Section 6.4, this Section 6.5, Article VIII and Article IX of this Agreement shall survive any termination or expiration of this Agreement.

Exhibit K – Page 7

Article VII
REPRESENTATIONS AND WARRANTIES
7.1.    Representations and Warranties. Each Party hereby represents and warrants to the other Party that: (a) it is duly organized and validly existing under the Laws of its state of organization; (b) it has all requisite power and authority to execute, deliver and perform its obligations under this Agreement; (c) its execution and performance of this Agreement does not and shall not violate any applicable Law, rule, regulation or judicial order, or violate any contractual obligations which it may have with any third party; and (d) it shall comply with all Laws applicable to its exercise of rights and performance of obligations hereunder.
7.2.    Disclaimer. EACH PARTY HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE WARRANTIES EXPRESSLY SET FORTH HEREIN OR IN THE PURCHASE AGREEMENT, NEITHER PARTY MAKES ANY OTHER WARRANTY OF ANY KIND, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR TITLE/NON-INFRINGEMENT, AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ANY AND ALL SUCH OTHER WARRANTIES.
Article VIII
INDEMNITY
8.1.    Indemnification.
(a)    Licensee shall defend, indemnify and hold harmless Licensor, its Affiliates, and their respective officers, directors, employees, agents, shareholders, partners, members, successors and assigns (collectively, the “Licensor Indemnified Parties”), from and against any and all losses, liabilities, expenses, claims, suits, actions and damages arising from, or in connection with, (i) any third party claims or actions related to Licensee’s use of the Licensed Trademarks, (ii) any actual or alleged defects in any of the Licensed Products or other claim related to any of the Licensed Products not related to the Licensed Trademarks, (iii) any violation by Licensee of any applicable Law or regulation in connection with the operation of the Business, the use of the Licensed Trademarks or the use, manufacture, marketing, promotion, distribution or sale of any Licensed Products or other materials bearing the Licensed Trademarks, other than that which Licensee can demonstrate was pursuant to Licensor’s instructions, (iv) any use of any of the Licensed Trademarks by Licensee in a manner not authorized by this Agreement or other breach by Licensee of any provision of this Agreement, or (v) the gross negligence or willful misconduct of Licensee, or any employee, contractor or agent of Licensee, except to the extent directly or indirectly caused by any act or omission of Licensor.
(b)    Licensor shall defend, indemnify and hold harmless Licensee, its Affiliates, and their respective officers, directors, employees, agents, shareholders, partners, members, successors and assigns (collectively, the “Licensee Indemnified Parties”), from and against any and all losses, liabilities, expenses, claims, suits, actions

Exhibit K – Page 8

and damages arising from, or in connection with, (i) any third party claims that use of the Licensed Trademarks, as authorized pursuant to the terms of this Agreement and consistent with the uses made by the Sellers as of the Effective Date, in connection with the manufacture, advertising, promotion and sale of those Licensed Products that are manufactured, advertised, promoted or sold by the Sellers as of the Effective Date and solely in those jurisdictions where such Licensed Products are being manufactured, advertised, promoted or sold as of the Effective Date, infringes or misappropriates the trademark rights of such third parties, or (ii) the gross negligence or willful misconduct of Licensor, or any employee, contractor or agent of Licensor, except to the extent directly or indirectly caused by any act or omission of Licensee.
(c)    The Licensor Indemnified Party under Section 8.1(a) or Licensee Indemnified Party under Section 8.1(b), as the case may be, shall promptly notify Licensee (if a Licensor Indemnified Party) or Licensor (if a Licensee Indemnified Party) upon becoming aware of any claim or action which may be made against such indemnified party. The indemnified party shall provide Licensor or Licensee, as applicable, with reasonable assistance to settle or defend such claim, at the indemnifying party’s sole expense, and may, but is not obligated to, grant to the indemnifying party the right to control the defense and/or settlement of such claim, at the indemnifying party’s sole expense; provided, however, that: (i) the indemnified party’s failure to so notify, provide assistance and grant authority and control shall only relieve the indemnifying party of its obligation to the indemnified party to the extent that the indemnifying party is prejudiced thereby; (ii) the indemnifying party shall not, without the indemnified party’s consent, agree to any settlement; and (iii) in the event that the indemnified party permits the indemnifying party to control the defense or settlement of such claim, the indemnified party shall have the right to participate in the defense or settlement of such claim with its own counsel at its own expense.
Article IX
MISCELLANEOUS
9.1.    Expenses. Except as expressly provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such costs and expenses.
9.2.    Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.
9.3.    Entire Agreement. This Agreement, together with the Purchase Agreement, including all schedules and exhibits hereto and thereto, contain all of the terms, conditions and representations and warranties agreed upon or made by the Parties relating to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the Parties or their representatives, oral or written, respecting such subject matter. In the event of a conflict between this Agreement and the Purchase Agreement, the terms of the Purchase Agreement shall govern.

Exhibit K – Page 9

9.4.    Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties.
9.5.    Notices. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given and made (a) if in writing and served by personal delivery upon the party for whom it is intended, (b) if delivered by facsimile or electronic mail with receipt confirmed (including by receipt of confirmatory electronic mail from recipient), or (c) if delivered by certified mail, registered mail, courier service, return-receipt received to the party at the address set forth below, with copies sent to the Persons indicated:
If to Licensor:

Wilton Industries, Inc.
535 E. Diehl Road, Suite 300
Naperville, IL 60563
Attention: General Counsel
Telephone: (630) 810-2695
Facsimile: (630) 810-2714
E-mail: aseverts@wilton.com

With a copy (which shall not constitute notice) to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention: Ariel J. Deckelbaum, Esq.
Telephone: (212) 373-3546
Facsimile: (212) 757-3990
E-mail: ajdeckelbaum@paulweiss.com

If to Licensee:
Stitch Acquisition Corp.
c/o CSS Industries, Inc.
450 Plymouth Road, Suite 300
Plymouth Meeting, PA 19462
Attention: William G. Kiesling
Telephone: (610) 729-3743
Facsimile: (610) 729-3958
Email: bill.kiesling@cssindustries.com

With a copy (which shall not constitute notice) to:
Morgan, Lewis & Bockius LLP
1701 Market Street

Exhibit K – Page 10

Philadelphia, PA 19101
Attention: Justin W. Chairman
Telephone: (215) 963-5061
Facsimile (215) 963-5001
Email: justin.chairman@morganlewis.com

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 9.5.

9.6.    Waiver. Waiver of any term or condition of this Agreement by any Party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.
9.7.    Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their permitted successors and assigns. Licensee may not assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of Licensor, which Licensor may withhold in its absolute discretion; provided, however, that Licensee may, without consent, assign or delegate this Agreement (by operation of law or otherwise) to an Affiliate of Licensee, upon written notice to Licensor. Any Change of Control of Licensee shall be deemed an assignment of this Agreement which shall require Licensor’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Any purported assignment in violation of this Section 9.7 shall be void.
9.8.    No Third Party Beneficiary. Nothing in this Agreement shall confer any rights, remedies or claims upon any Person or entity not a Party or a permitted assignee of a Party to this Agreement, except for the Licensor Indemnified Parties and Licensee Indemnified Parties as set forth in Article VIII.
9.9.    Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument. Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories.
9.10.    Governing Law; Jurisdiction and Venue. This Agreement and any claim or controversy hereunder shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to the principles of conflict of laws thereof. Any legal action, suit or proceeding arising out of or relating to this Agreement may only be instituted in any state or federal court in the State of Delaware, and each Party waives any objection which it may now or hereafter have to the laying of the venue of any

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such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding.
9.11.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
9.12.    Specific Performance. Licensee acknowledges and agrees that any unauthorized use of the Licensed Trademarks by Licensee may result in irreparable harm to Licensor for which remedies other than injunctive relief may be inadequate, and that Licensor may be entitled to receive from a court of competent jurisdiction injunctive or other equitable relief to restrain such unauthorized acts and to enforce specifically the terms and provisions of this Agreement, in addition to other remedy to which it is entitled at law or in equity. Licensee agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (a) Licensor has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity. Licensee further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement. In seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, Licensor shall not be required to provide any bond or other security in connection with any such order or injunction.
9.13.    Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party hereto. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner so that the Transactions may be consummated as originally contemplated to the fullest extent possible.
9.14.    Confidentiality. The terms and conditions of this Agreement shall be deemed confidential and may not be disclosed by Licensee to any third party without the

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prior written consent of Licensor or as may be required by Law or to report to Licensee’s legal and financial advisors or to fulfill Licensee’s obligations under this Agreement or the Purchase Agreement.
9.15.    Usage. Unless the express context otherwise requires: (a) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa; (c) references herein to a specific Section or Schedule shall refer, respectively, to Sections or Schedules of this Agreement; (d) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (e) the word “or” shall not be exclusive; (f) references to “written” or “in writing” include in electronic form; (g) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause is intended to authorize any assignment or transfer not otherwise permitted by this Agreement; (h) any reference to “days” shall mean calendar days unless Business Days are expressly specified; (i) references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, restated, supplemented or modified from time to time in accordance with the terms thereof; (j) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (k) references herein to any Law means such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; and (l) references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.
[Signature Pages Follow]

Exhibit K – Page 13

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

LICENSOR:
WILTON INDUSTRIES, INC.

By:	Name: Title:

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LICENSEE:
STITCH ACQUISITION CORP.

By:	Name: Title:

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SCHEDULE A
LICENSED TRADEMARKS

Exhibit K – Page 16